Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2012

Registration No. 333-184551

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Starz, LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7010 (Primary Standard Industrial Classification Code Number)	20-8988475 (I.R.S. Employer Identification No.)

Starz Finance Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7010 (Primary Standard Industrial Classification Code Number)	38-3885500 (I.R.S. Employer Identification No.)

Starz Entertainment, LLC
(Exact Name of Registrant of Guarantee as Specified in Its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification Code Number)	20-8988475 (I.R.S. Employer Identification No.)

8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Scott Macdonald
Starz, LLC
8900 Liberty Circle
Englewood, Colorado 80112
(720) 852-7700
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

COPIES OF ALL COMMUNICATIONS TO:

Steven D. Miller, Esq.
Jeffrey R. Kesselman, Esq.
Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
(303) 297-2900

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not commence the exchange offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2012

PROSPECTUS

$500,000,000

Starz, LLC

Starz Finance Corp.

Exchange Offer for 5.00% Senior Notes due 2019

        We are offering to exchange up to $500,000,000 aggregate principal amount of our registered 5.00% Senior Notes due 2019, or the "exchange notes," for any and all of the unregistered 5.00% Senior Notes due 2019, or the "original notes," that we issued in a private offering on September 13, 2012. We refer to the original notes and the exchange notes together in this prospectus as the "notes." We refer to this exchange as the "exchange offer." The exchange notes are substantially identical to the original notes, except the exchange notes are registered under the Securities Act of 1933, as amended, or the "Securities Act," and the transfer restrictions and registration rights, and related special interest provisions applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture used in issuing the original notes. If you fail to tender your original notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

        No public market currently exists for the original notes or the exchange notes.

Terms of the exchange offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on [            ], 2012, unless we extend it.

  •
  We will exchange all outstanding original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the original notes will become due on the same terms under the exchange notes.

  •
  You may withdraw your tender of original notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is subject to customary conditions, which we may waive.

  •
  The exchange of exchange notes for original notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "United States Federal Income Tax Consequences" on page 154 for more information.

        See "Risk Factors" beginning on page 12 for a discussion of risks you should consider in connection with the exchange offer and an investment in the exchange notes.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [            ], 2012.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL ACCOMPANYING THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION OR REPRESENT ANYTHING ABOUT US, OUR PARENT, LIBERTY MEDIA CORPORATION, OR THIS PROSPECTUS THAT IS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE ACCURACY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. WE ARE NOT MAKING AN OFFER TO EXCHANGE THESE NOTES IN ANY JURISDICTION WHERE SUCH OFFER IS NOT PERMITTED, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THAT DATE.

        Each broker-dealer that receives exchange notes in exchange for original notes acquired for its own account as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with such resales. We have agreed to make this prospectus available for a period ending on the earlier of 180 days from the effective date of the registration statement of which this prospectus forms a part and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. In addition, until [                        ], 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. See "Plan of Distribution."

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as forward-looking statements. All statements included in this prospectus, other than statements of historical fact or current fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "could," "expect," or the negative thereof or other words of similar meaning. In particular, these include, but are not limited to, statements of our current views and estimates of future economic circumstances, industry conditions in domestic and international markets, our proposed separation from Liberty Media Corporation and our future performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

        Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following:

  •
  changes in the nature of key strategic relationships with multichannel video distributors and content providers; and our ability to maintain and renew affiliation agreements with multichannel video distributors and programming output agreements with content providers on terms acceptable to us;

  •
  distributor demand for our products and services and our ability to adapt to changes in demand;

  •
  customer demand for our products and services, including changes resulting from the unwillingness of certain distributors to allow us to participate in cooperative marketing campaigns, and our ability to adapt to changes in demand;

  •
  competitor responses to our products and services;

  •
  the cost of, and our ability to acquire or produce desirable original programming and to acquire theatrical movie content for our networks and film distribution business;

  •
  disruption in the production of theatrical films or television programs due to strikes by unions representing writers, directors or actors;

  •
  changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand, and IP television and their impact on media content consumption;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

  •
  our future financial performance, including availability, terms and deployment of capital;

  •
  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation, including matters described in the notes to our consolidated financial statements;

  •
  availability of qualified personnel;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

  •
  changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

  •
  the satisfaction or, if applicable, waiver of the conditions to our proposed separation from Liberty Media Corporation;

  •
  general economic and business conditions and industry trends including the current economic downturn;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  continued consolidation of the broadband distribution and movie studio industries;

  •
  rapid technological changes;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world; and

  •
  fluctuations in foreign currency exchange rates and political unrest in international markets.

        Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control, including those set forth under "Risk Factors."

        In addition, there may be other factors that could cause our actual results to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

        All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement.

PRESENTATION OF FINANCIAL INFORMATION

        Starz, LLC operates, directly and through its subsidiaries: Starz Entertainment, LLC, Film Roman, LLC, Starz Media Group, LLC, Starz Media, LLC, Anchor Bay Entertainment, LLC, Overture Films, LLC and certain other immaterial subsidiaries. Starz, LLC is primarily a holding company with limited operating activities. Starz Entertainment, LLC is a wholly-owned restricted subsidiary of Starz, LLC and the sole guarantor of the notes. All of our subsidiaries other than Starz

Entertainment, LLC and Starz Finance Corp. are unrestricted subsidiaries that will not guarantee the notes (such subsidiaries are collectively referred to herein as the "Unrestricted Group"). The Unrestricted Group will not be subject to the covenants in the indenture governing the notes. You should not rely on the assets or cash flow of the Unrestricted Group to pay principal or interest on the notes. We have presented financial information in this prospectus showing Starz, LLC and its subsidiaries on a consolidated basis. See audited and unaudited consolidated financial statements of Starz, LLC for unaudited consolidating financial information of the sole guarantor, Starz Entertainment, LLC.

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

        The body of generally accepted accounting principles in the United States ("U.S.") is commonly referred to as GAAP. A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that could not be so adjusted in the most comparable GAAP measure. Adjusted OIBDA, as presented in this prospectus, is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP.

        We define Adjusted OIBDA as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, advertising and marketing costs and general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate our operating segments and make decisions about allocating resources among our operating segments. We believe that Adjusted OIBDA is an important indicator of the operational strength and performance of our operating segments, including each operating segment's ability to service debt and fund investments in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes phantom stock appreciation rights, long-term incentive plan and stock compensation and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income (loss) from continuing operations before income taxes, net income (loss), net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted OIBDA has several limitations that are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)," which section also provides for a quantitative reconciliation of Adjusted OIBDA to income from continuing operations before income taxes.

INDUSTRY AND MARKET DATA

        Market data and other statistical data regarding us and our subsidiaries, and used throughout this prospectus, are based on independent industry publications, government publications, reports by market research firms, including Rentrak, Three, Inc., Kadence International, Nielsen and SNL Kagan, or other published independent sources, as well as management's knowledge of, experience in and estimates about the industry and markets in which we operate. Although we believe the third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions and such information has not been verified by any independent sources. Although we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

 NON-RELIANCE ON LIBERTY MEDIA CORPORATION

        We are a wholly-owned subsidiary of Liberty Media Corporation, which we refer to as "LMC" in this prospectus. LMC is a company whose securities are registered under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and is therefore required to file periodic and current reports and other materials with the SEC. While such information is available, investors are cautioned that LMC is not the issuer of the notes and is not otherwise a guarantor or obligor (contingent or otherwise) with respect to the notes, and will not otherwise provide credit support for the notes. Therefore, you are directed to rely solely on this prospectus in making your decision with respect to the exchange offer.

v

SUMMARY

        This summary contains a general summary of the information contained in this prospectus. The following information is qualified in its entirety by the more detailed information and financial statements and the notes related thereto appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. Investing in the notes involves significant risks, including those described herein under "Risk Factors." In this prospectus unless otherwise indicated or the context otherwise requires, the terms "Starz, LLC," the "Company," "we," "us" and "our" refer to Starz, LLC, the co-issuer of the notes and its subsidiaries; the term "Finance Corp." refers to Starz Finance Corp., the co-issuer of the notes; the term "LMC" refers to Liberty Media Corporation, the parent corporation of Starz, LLC (which will be renamed Starz after the reorganization described below under "LMC Relationship and Recent Developments"); the term "Starz Entertainment" refers to Starz Entertainment, LLC, a wholly-owned restricted subsidiary of Starz, LLC and the sole guarantor of the notes; the term "Film Roman" refers to Film Roman, LLC, a wholly-owned unrestricted and non-guarantor subsidiary; the term "Starz Media" refers to Starz Media Group, LLC, a majority-owned unrestricted and non-guarantor subsidiary which is 25% owned by The Weinstein Company LLC ("TWC") and 75% owned by Starz, LLC; the terms "Starz Media, LLC," "Anchor Bay Entertainment," and "Overture Films" refer to indirect, majority-owned unrestricted and non-guarantor subsidiaries of Starz, LLC. Unless otherwise specified, the operations and financial information in this prospectus (including the Consolidated Financial Statements) includes the Unrestricted Group.

COMPANY OVERVIEW

        Starz, LLC's principal businesses are conducted by our wholly-owned subsidiaries Starz Entertainment and Film Roman and by our majority-owned subsidiary Starz Media. Our operations are managed by and organized around our Starz Channels, Starz Distribution and Starz Animation operating segments.

Starz Entertainment

        Starz Entertainment's principal business includes the operations of our Starz Channels' operating segment. Starz Channels is a leading provider of premium subscription video programming to U.S. multichannel video distributors, including cable operators (such as Comcast and Time Warner Cable), satellite television providers (such as DIRECTV and Dish Network), and telecommunications companies (such as AT&T and Verizon). Starz Channels' flagship premium networks are Starz and Encore. As of September 30, 2012, these networks were available for subscription in approximately 100 million U.S. multichannel households, defined as households subscribing to services offered by multichannel video distributors, as well as over the internet. As of September 30, 2012, Starz Channels had 20.8 million Starz subscribers and 34.3 million Encore subscribers. Starz Channels' subscriber numbers do not include subscribers who receive Starz programming over the internet or who receive our programming free as part of a promotional offer. Our third network, MoviePlex, offers a variety of library content, art house, independent films and classic movies. Starz and Encore, along with MoviePlex, air over 1,000 movies monthly across 17 linear channels complemented by On Demand and internet services.

        Starz Entertainment's financial results also include the ancillary revenue and expenses related to Starz Channels' original programming content that is managed within our Starz Media subsidiary. Starz Entertainment pays Starz Media a distribution fee for managing its original content.

Starz Media and Other Businesses

        Starz Media and Other Businesses include the operations of our Starz Distribution and Starz Animation operating segments. As discussed above, the ancillary revenue and expenses of the Starz

Channels' original programming content is managed by Starz Media through the Starz Distribution operating segment for a distribution fee. Starz Distribution includes our Home Video, Digital Media and Worldwide Distribution businesses. A summary of the businesses included within Starz Media and Other Businesses are as follows:

  •
  Home Video.  Through our majority-owned subsidiary Anchor Bay Entertainment, our Home Video business unit sells or rents DVDs (standard definition and Blu-ray) under the Anchor Bay and Manga brands, in the United States, Canada, the United Kingdom, Australia and other international territories to the extent we have rights to such content in international territories. Anchor Bay Entertainment develops and produces certain of its content and also acquires and licenses various titles from third parties. Anchor Bay Entertainment also distributes other titles acquired or produced by us including the Starz Channels' original programming content, Overture Films' titles (as discussed below), and TWC's titles. These titles are sold to and distributed by regional and national retailers and other distributors, including Wal-Mart, Target, Best Buy, Ingram Entertainment, Amazon and Netflix.

  •
  Digital Media.  Our Digital Media business unit performs digital distribution, licensing, syndication, content and vendor partnerships for our owned content and content for which we have licensed the digital ancillary rights (including Overture Films' titles) in the United States and throughout the world to the extent we have rights to such content in international territories. Digital Media receives fees for such services from a wide array of partners and distributors. These range from traditional multichannel video distributors, internet/mobile distributors, game developers/publishers and consumer electronics companies. Digital Media also distributes Starz Channels' original programming content and TWC's titles.

  •
  Worldwide Distribution.  Our Worldwide Distribution business unit exploits our owned content and content for which we have licensed ancillary rights (including Overture Films' titles) on free or pay television in the United States and throughout the world on free or pay television and other media to the extent that we have rights to such content in international territories. Worldwide Distribution also distributes Starz Channels' original programming content.

  •
  Animation.  Our Animation operating segment, through our wholly-owned subsidiary Film Roman, develops and produces two-dimensional animated content on a for-hire basis for distribution theatrically and on television for various third party entertainment companies.

        Prior to July 2010, Starz Media also produced and acquired live action theatrical motion pictures for release domestically and throughout the world through our subsidiary Overture Films. In July 2010, we shut down Overture Films' theatrical production and distribution operations. Overture Films' library of 19 released films was retained and continues to be exploited by Starz Distribution.

ORGANIZATIONAL STRUCTURE

        The following chart represents a summary of our current legal structure, excluding certain third tier subsidiaries:

(1)
LMC is not a guarantor of the notes. LMC will be renamed Starz following the separation of LMC and Starz, LLC described in "LMC Relationship and Recent Developments."

LMC RELATIONSHIP AND RECENT DEVELOPMENTS

        We are a wholly-owned subsidiary of LMC (NASDAQ: LMCA, LMCB). LMC is not a guarantor and has no obligations under the notes. Prior to September 23, 2011, we were an indirect subsidiary of Liberty Interactive Corporation (then known as Liberty Media Corporation) and attributed to its Liberty Starz tracking stock. Pursuant to a corporate restructuring, on September 23, 2011, LMC (formerly known as Liberty CapStarz, Inc.), our direct parent, split-off from Liberty Interactive Corporation and we were then attributed to the Liberty Starz tracking stock of LMC. As a tracking stock, Liberty Starz did not represent a separate legal entity; rather it represented those businesses, assets and liabilities which LMC attributed to that group. Effective November 28, 2011, LMC eliminated its tracking stock structure and converted shares of the Liberty Starz tracking stock into shares of common stock of LMC.

        During August 2012, LMC's Board of Directors authorized a plan to distribute to the stockholders of LMC shares of a wholly-owned subsidiary, Liberty Spinco, Inc. ("Liberty Spinco"), that will hold all of the businesses, assets and liabilities of LMC not associated with Starz, LLC (with the exception of the Starz, LLC Englewood, Colorado corporate office building) (the "Spin-Off"). The transaction will be effected as a pro-rata dividend of shares of Liberty Spinco to the stockholders of LMC. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. In connection with the reorganization transaction, LMC currently contemplates that the Company will distribute approximately $1.8 billion to LMC (inclusive of distributions in the aggregate of $600.0 million already paid as follows: $100.0 million on July 9, 2012, $250.0 million on August 17, 2012, $50.0 million on September 4, 2012 and $200.0 million on November 16, 2012), funded by a combination of cash on hand and borrowings under our senior secured revolving credit facility (under which $995.0 million was available to be drawn as of September 30, 2012), and such distributed cash will be contributed to Liberty Spinco. The total amount of the distribution will depend on the financial performance and net cash provided by operating activities generated by Starz, LLC prior to the reorganization transaction, as well as the undrawn amount under our senior secured revolving credit facility at that time. An evaluation of such measures will be performed by LMC's treasury department in connection with the determination of the total amount of cash to be distributed. The distribution of a minimum amount of cash by Starz, LLC to LMC is not a condition to the Spin-Off. Additionally, in connection with the reorganization transaction, the Company will distribute its Englewood, Colorado corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and then lease back the use of such facilities from such Liberty Spinco subsidiary. Although the terms of such lease are still being negotiated, we anticipate that the lease agreement will be completed prior to the Spin-Off. As such, we have estimated the amount of the future capital lease to be $50.0 million, which approximates the net book value of the building and building improvements at September 30, 2012. The Spin-Off is intended to be tax-free to stockholders of LMC and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of an IRS private letter ruling (the "Ruling"), the opinions of tax counsel and any required government approvals. The Spin-Off will not require a stockholder vote. The Spin-Off is currently expected to occur in late 2012 or early 2013. Following the Spin-Off, Liberty Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other.

CORPORATE INFORMATION

        Starz, LLC is a Delaware limited liability company, Starz Finance Corp. is a Delaware corporation and Starz Entertainment, LLC is a Colorado limited liability company, each with principal executive offices located at 8900 Liberty Circle, Englewood, Colorado 80112. Our main telephone number at that location is (720) 852-7700.

THE EXCHANGE OFFER

        On September 13, 2012, we completed a private offering of the original notes in reliance on Section 4(2) of the Securities Act, and Rule 144A and Regulation S thereunder. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the original notes, which we refer to as the registration rights agreement, in which we agreed, among other things, to offer to exchange the original notes for the exchange notes. The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section of this prospectus entitled "The Exchange Offer."

Original Notes	$500 million aggregate principal amount of 5.00% Senior Notes due September 15, 2019, which were issued in a private placement on September 13, 2012.
Exchange Notes

5.00% Senior Notes due September 15, 2019. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act, and the transfer restrictions, registration rights and related special interest provisions applicable to the original notes will not apply to the exchange notes.

Exchange Offer

Pursuant to the registration rights agreement, we are offering to exchange up to $500 million principal amount of our exchange notes that have been registered under the Securities Act for an equal principal amount of our original notes.

The exchange notes will evidence the same debt as the original notes, including principal and interest, and will be issued under and be entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter's rights in connection with the exchange offer. Because the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions and holders of original notes that tender and have their original notes accepted in the exchange offer will no longer have registration rights or the right to receive the related special interest under the circumstances described in the registration rights agreement.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on [                    ], 2012, which we refer to as the "Expiration Date," unless we decide to extend it or terminate it early. We do not currently intend to extend the exchange offer. A tender of original notes pursuant to this exchange offer may be withdrawn at any time on or prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may, but are not required to, waive. We will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. Please see "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer. We reserve the right, in our sole discretion, to waive any and all conditions to the exchange offer on or prior to the Expiration Date.

Procedures for Tendering Original Notes

To participate in the exchange offer, on or prior to the Expiration Date you must tender your original notes by using the book-entry transfer procedures described in "The Exchange Offer—Procedures for Tendering Original Notes," including transmission or delivery to the exchange agent of an agent's message or a properly completed and duly executed letter of transmittal, with any required signature guarantee. In order for a book-entry transfer to constitute a valid tender of your original notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your original notes into the exchange agent's account at The Depository Trust Company prior to the Expiration Date. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• you are acquiring exchange notes in the ordinary course of your business;
• you are not engaged in, and you do not intend to engage in, and you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
• you are transferring good and marketable title to the original notes free and clear of all liens, security interests, encumbrances, or rights or interests of others except your own;

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of your exchange notes; and

•

you are not our "affiliate" as defined in Rule 405 of the Securities Act. If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

Withdrawal

You may withdraw any original notes tendered in the exchange offer by sending the exchange agent notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any original notes tendered for exchange or to withdraw the exchange offer, the original notes will be returned promptly after the expiration or termination of the exchange offer. For further information regarding the withdrawal of tendered original notes, please see "The Exchange Offer—Withdrawal of Tenders."

Acceptance of Original Notes and Delivery of Exchange Notes

If you fulfill all conditions required for proper acceptance of the original notes, we will accept any and all original notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the Expiration Date. For more information, please read "The Exchange Offer—Terms of the Exchange Offer."

United States Federal Income Tax Considerations

The exchange of exchange notes for original notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please see "United States Federal Income Tax Consequences" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds

The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the original notes.

Fees and Expenses	We will pay all expenses incident to the exchange offer.
Exchange Agent

We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. You should tender your notes, direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent as follows:

Delivery by Mail: U.S. Bank National Association 60 Livingston Avenue—EP—MN—WS2N St. Paul, MN 55107-2292 Attention: Specialized Finance
Courier or Overnight Delivery: U.S. Bank National Association 111 Fillmore Avenue St. Paul, MN 55107-1402 Attention: Specialized Finance
To Confirm by Telephone or for Information: (651) 466-7150

Facsimile Transmissions: (651) 466-7372
You can find more information regarding the exchange agent elsewhere in this prospectus under the caption "The Exchange Offer—Exchange Agent."
Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as certain conditions are met. See "The Exchange Offer—Resale of Exchange Notes" and "Plan of Distribution" for more information regarding resales.

Consequences of Not Exchanging Your Original Notes

If you do not exchange your original notes in this exchange offer, you will continue to hold unregistered original notes and you will no longer be entitled to registration rights or the special interest provisions related thereto, except in the limited circumstances set forth in the registration rights agreement. See "The Exchange Offer—Consequences of Failure to Exchange." In addition, you will not be able to resell, offer to resell or otherwise transfer your original notes unless you do so in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws or unless we register the offer and resale of your original notes under the Securities Act. Following the exchange offer, we will be under no obligation to register your original notes, except under the limited circumstances set forth in the registration rights agreement.

For information regarding the limited circumstances under which we may be required to file a registration statement after this exchange offer and the consequences of not tendering your original notes in this exchange offer, please see "The Exchange Offer—Consequences of Failure to Exchange".

Additional Documentation; Further Information; Assistance

Any questions or requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent at the number set forth above. Beneficial owners of original notes should contact their broker, dealer, commercial bank, trust company or other nominee for assistance in tendering their original notes in the exchange offer.

TERMS OF THE EXCHANGE NOTES

        The terms of the exchange notes and those of the outstanding original notes are substantially identical, except that the exchange notes are registered under the Securities Act, and the transfer restrictions, registration rights and related special interest provisions applicable to the original notes will not apply to the exchange notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Issuers	Starz, LLC and Starz Finance Corp. (together, the "Issuers").

Starz Finance Corp., a Delaware corporation, is a wholly-owned subsidiary of Starz, LLC that has been formed for the sole purpose of co-issuing the notes offered hereby and the notes issued in any future offerings. Starz Finance Corp. does not and will not have any operations, assets or subsidiaries of its own and does not and will not have any revenue.
Notes Offered	$500.0 million aggregate principal amount of 5.00% senior notes due 2019.
Maturity	The notes will mature on September 15, 2019.
Interest Payment Dates	Interest will be payable, entirely in cash, semi-annually, in arrears, on March 15 and September 15 of each year, beginning on March 15, 2013. Interest will accrue from September 13, 2012.
Guarantees
The notes will be guaranteed, jointly and severally, on a senior basis, by each of our existing and future subsidiaries that guarantee the obligations under our senior secured credit facilities. Initially, Starz Entertainment will be the only guarantor of the notes.
See "Description of Notes—Note Guarantees."
Ranking
The notes will rank equally in right of payment to all of our existing and future senior obligations and senior in right of payment to all of our existing and future subordinated obligations. The guarantees will rank equally in right of payment with the guarantors' existing and future senior obligations and senior in right of payment to their existing and future subordinated obligations. The notes and guarantees will be effectively subordinated to any existing and future secured obligations to the extent of the value of the assets securing the obligations, including indebtedness under our senior secured credit facilities. The notes and guarantees will be structurally subordinated to all the liabilities of any of our subsidiaries that do not guarantee the notes. See "Description of Notes—Ranking."

Optional Redemption	We may redeem some or all of the notes at any time on or after September 15, 2015 at the redemption prices set forth in "Description of Notes—Optional Redemption." We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds from certain equity offerings completed before September 15, 2015. In addition, prior to September 15, 2015, we may redeem the notes, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable "make-whole" premium set forth in "Description of Notes."
Change of Control
If we experience specific kinds of changes of control, we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See "Description of Notes—Change of Control."
Certain Covenants	The indenture governing the notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional debt;
• pay dividends and make certain distributions, investments and other restricted payments;
• create certain liens or use assets as security in other transactions;
• transfer or sell assets;
• change our line of business;
• enter into transactions with affiliates;
• limit the ability of restricted subsidiaries to make payments to us;
• enter into sale and leaseback transactions;
• merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and
• designate subsidiaries as unrestricted subsidiaries.
These covenants are subject to important exceptions and qualifications. See "Description of Notes—Certain Covenants."

If the notes are assigned investment grade ratings by both Moody's and Standard & Poor's and no default or event of default has occurred and is continuing, certain covenants will be eliminated. The eliminated covenants will not be reinstated if the notes subsequently fail to be rated investment grade. See "Description of Notes—Certain Covenants—Fall-Away Event."

Transfer Restrictions	The notes generally will be freely transferable.
No Prior Market; No Listing
The notes will be new securities for which there is currently no market, and the notes will not be listed on any securities exchange or quoted on any quotation system. Although the initial purchasers of the original notes have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.
Form and Denomination	The notes will be book-entry only and registered in the name of DTC or its nominee. The notes will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Risk Factors
See "Risk Factors" beginning on page 12 and the other information contained in this prospectus for a discussion of factors you should carefully consider prior to making an investment decision regarding the notes.
For additional information regarding the notes, see the "Description of Notes" section of this prospectus.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information included in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. In the event any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment in the notes. The risks described below are those that we currently believe may materially affect us. Additional risks not presently known to us, or that we currently consider immaterial, may also materially adversely affect us.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to our Business

If economic instability persists in the U.S. or in other parts of the world, our results of operations could be adversely affected.

        Our business is affected by prevailing economic conditions. Financial instability or a general decline in economic conditions in the U.S. could affect our business in an adverse manner. Decreases in U.S. consumer discretionary spending, which is sensitive to general economic conditions, may affect cable television and other video service subscriptions, in particular with respect to digital service tiers on which our Encore and Movieplex networks are sometimes carried and premium video tiers and premium a la carte where our Starz networks are typically carried. This reduction in spending could lead to a decrease in the number of subscribers to our networks from multichannel video distributors, which would have a material adverse impact on our business, financial condition and results of operations.

We depend on multichannel video distributors that carry our programming, and no assurance can be given that we will be able to maintain and renew our affiliation agreements on favorable terms or at all.

        We currently distribute our programming through affiliation agreements with many multichannel video distributors, including Comcast, DIRECTV, Dish Network, Time Warner Cable, Charter, Cox, Cablevision, AT&T and Verizon. Our affiliation agreements with distributors are scheduled to expire at various dates through 2019. Affiliation agreements accounting for approximately 30% of Starz Channels' revenue for the nine months ended September 30, 2012 are set to expire or are subject to renegotiation in the fourth quarter of 2012. A substantial majority of the 30% is accounted for by two distributors who exercised options to renegotiate their affiliation agreements. Recently, we agreed to multi-year extensions with these two distributors. The financial terms of the extensions are generally less favorable than the financial terms in the prior affiliation agreements. These less favorable financial terms would have resulted in an approximate reduction of 3% of Starz Channels' revenue for the nine months ended September 30, 2012, on a proforma basis had the extended agreements been in effect on January 1, 2012. Each of these agreements provide for contractually agreed upon increases in the amounts we receive on an annual basis beginning on the first anniversary of the extensions. The largest multichannel video distributors have significant leverage in their relationship with certain programming networks. The two largest cable distributors provide service to approximately 34% of U.S. multichannel households, while the two largest direct broadcast satellite distributors provide service to an additional 34% of such households. Further consolidation among multichannel video distributors could increase this leverage.

        In some cases, if a distributor is acquired, the affiliation agreement of the acquiring distributor will govern following the acquisition. In those circumstances, the acquisition of a distributor that is party to affiliation agreements with us that are more favorable to us would adversely impact our business, financial condition and results of operations.

        The renewal negotiation process for affiliation agreements is typically lengthy. In certain cases, renewals are not agreed upon prior to the expiration of a given agreement, while the programming continues to be carried by the relevant distributor pursuant to the other terms and conditions in the affiliation agreement. We may be unable to obtain renewals with our current distributors on acceptable terms, if at all. We may also be unable to successfully negotiate affiliation agreements with new or existing distributors to carry our programming. Although we consider our current levels of distribution pursuant to affiliation agreements with terms expiring during 2012 to be ordinary course, the failure to successfully renew or negotiate new affiliation agreements covering a material portion of multichannel television households could result in a discontinuation of carriage that would materially adversely affect our subscriber growth, revenue and earnings which would materially adversely affect our business, financial condition and results of operations.

Because a limited number of multichannel video distributors account for a large portion of our business, the loss of any significant distributor would materially adversely affect our business, financial condition and results of operations.

        Our programming networks depend upon agreements with a limited number of multichannel video distributors. For the nine months ended September 30, 2012 and the year ended December 31, 2011, Comcast and DIRECTV each accounted for at least 10% of our revenue. The loss of any significant distributor could have a material adverse effect on our business, financial condition and results of operations.

        Occasionally we have disputes with our distributors over the terms of our carriage, such as how the distributor markets our services (such as free offers), or other contract terms. If not resolved through business negotiation, such disputes could result in litigation or termination of an existing agreement. Termination of an existing agreement resulting in the loss of distribution of our programming to a material portion of our multichannel television households would materially adversely affect our subscriber growth, revenue and earnings and have an adverse effect on our business, financial condition and results of operations. See "Business—Legal Proceedings."

Increasing rates paid by multichannel video distributors to other programmers may result in increased rates charged to their subscribers for their services, making it more costly for subscribers to purchase our Starz and Encore services, which may result in fewer subscribers to our services and may materially adversely affect our business, financial condition and results of operations.

        The amounts paid by certain programming networks for the rights to carry broadcast networks and sports networks have increased substantially in recent years. As a result, these networks have taken large increases in the rates they charge for their networks to multichannel video distributors who in turn have passed on some of these increases to their subscribers. The rates that subscribers pay for programming from multichannel video distributors continue to increase each year and these increases may impact our ability, as a premium subscription video provider, to increase or even maintain our subscriber levels and may adversely impact our revenue and earnings which would have a materially adverse effect on our business, financial condition and results of operations.

We depend on our distributors to market our networks and other services, the lack of which may result in reduced customer demand.

        Currently, certain of our distributors are not allowing us to participate in cooperative marketing campaigns to market our networks and services. Our inability to participate in the marketing of our networks and other services may put us at a competitive disadvantage. Also, our distributors are often focused more on marketing their bundled service offerings (video, internet and telephone) than premium video services. If our distributors do not sign up new subscribers to our networks, we may lose subscribers which would have a materially adverse effect on our business, financial condition and results of operations.

We may not be able to adapt to new content distribution platforms and to changes in consumer behavior resulting from these new technologies, which may materially adversely affect our business, financial condition and results of operations.

        We must successfully adapt to technological advances in our industry, including the emergence of alternative distribution platforms. Our ability to exploit new distribution platforms and viewing technologies will affect our ability to maintain or grow our business and may increase our capital expenditures. Additionally, we must adapt to changing consumer behavior driven by advances such as digital video recorders (or "DVRs"), video-on-demand, internet-based content delivery, Blu-ray players and mobile devices. Such changes may impact the revenue we are able to generate from our traditional distribution methods by decreasing the viewership of our programming networks on cable and other multichannel video distribution systems. If we fail to adapt our distribution methods and content to emerging technologies, our appeal to our targeted audiences might decline and there would be a materially adverse effect on our business, financial condition and results of operations.

Our business depends on the appeal of our programming to our distributors and our viewers, which is difficult to predict.

        Our business depends in part upon viewer preferences and audience acceptance of the programming on our networks. These factors are difficult to predict, and subject to influences that are beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment activities. We may not be able to anticipate and react effectively to shifts in tastes and interests in our markets. A change in viewer preferences could cause our programming to decline in popularity, which could jeopardize renewal of our contracts with multichannel video distributors. In addition, our competitors may have more flexible programming arrangements, as well as greater amounts of available content, distribution and capital resources, and may be able to react more quickly than we can to shifts in tastes and interests.

        To an increasing extent, the success of our business depends on exclusive original programming and our ability to accurately predict how audiences will respond to our original programming. Because original programming often involves a greater degree of financial commitment, as compared to acquired programming that we license from third parties, and because our network branding strategies depend significantly on a relatively small number of original programs, a failure to anticipate viewer preferences for such programs could be especially detrimental to our business.

        In addition, theatrical feature films constitute a significant portion of the programming on our Starz and Encore programming networks. In general, the popularity of feature-film content on linear television is declining, due in part to the broad availability of such content through an increasing number of distribution platforms prior to our linear window. Should the popularity of feature-film programming suffer significant further declines, we may lose subscribership or be forced to rely more heavily on original programming, which could increase our costs.

        If our programming does not gain the level of audience acceptance we expect, or if we are unable to maintain the popularity of our programming, we may have a diminished negotiating position when dealing with distributors, which could reduce our revenue and earnings. We cannot assure you that we will be able to maintain the success of any of our current programming, or generate sufficient demand and market acceptance for our original programming. This would materially adversely impact our business, financial condition and results of operations.

Our programming networks' success depends upon the availability of programming that is adequate in quantity and quality, and we may be unable to secure or maintain such programming.

        Our programming networks' success depends upon the availability of quality programming, particularly original programming and films, that is suitable for our target markets. While we produce some of our original programming, we obtain most of our programming (including some of our original programming, films and other acquired programming) through agreements with third parties that have produced or control the rights to such programming. These agreements expire at varying times and may be terminated by the other party if we are not in compliance with their terms.

        We compete with other programming networks to secure desired programming. Competition for programming has increased as the number of programming networks has increased. Other programming networks that are affiliated with programming sources such as movie or television studios or film libraries may have a competitive advantage over us in this area. In addition to other cable programming networks, we also compete for programming with national broadcast television networks, local broadcast television stations video-on-demand services and internet-based content delivery services such as Netflix, iTunes, Amazon and Hulu. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries. In December 2012, Disney informed us that they would not extend their licensing agreement with us beyond its expiration on December 31, 2015. We will continue to receive films from Disney's Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels through December 31, 2015 with initial license periods for such films extending into 2017. We are evaluating our options with respect to replacement of the Disney content following expiration of the licensing agreement, including the production of additional original content.

        We cannot assure you that we will ultimately be successful in negotiating renewals of our programming rights agreements or in negotiating adequate substitute agreements. In the event that these agreements expire or are terminated and are not replaced by programming content, including additional original programming, acceptable to our distributors and subscribers, it would have a material adverse impact on our business, financial condition and results of operations.

Piracy of films and television programs is an increasingly prevalent problem and could adversely affect our business over time.

        Piracy is prevalent in many parts of the world and has been made easier in recent years by the availability of digital copies of content and technological advances allowing conversion of films into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of films. Piracy has long-term implications for our business, as it may eventually force film studios to invest less in films, resulting in the release of fewer films and/or an increase in the use of other channels for releasing films. If film piracy were to increase, it would have a material adverse effect on our business, financial condition and results of operations.

We have entered into long-term output licensing agreements that require substantial payments over long periods of time.

        We have entered into long-term agreements to acquire theatrical releases from Disney and Sony. Such agreements expire at December 31, 2015 and 2016, respectively. Each agreement requires us to pay for films released by each studio at rates calculated on a pricing grid that is based on the film's domestic box office performance (subject to maximum amounts payable per film and a cap on the maximum number of films that can be put to us each year), and the amounts payable over the term of the respective agreements will be substantial. We believe that the theatrical performance of the films we will receive under the agreements will perform at levels consistent with the performance of films we have received from Disney and Sony in the past. We also assume a certain number of annual releases of first run films by Disney and Sony's studios consistent with the number we received in 2011. Should the films perform at higher levels across the slate of films we receive or the quantity of films increase, then our payment obligations under these agreements would increase and would have a materially adverse effect on our business, financial condition and results of operations.

Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

        Original programming requires substantial financial commitment. In some cases the financial commitment can be offset by foreign, state or local tax incentives. However, there is a risk as the result of current economic conditions that the tax incentives will not remain available for the duration of a series. If tax incentives are no longer available or reduced substantially, it may result in increased costs for us to complete the production or make the production of additional seasons more expensive. If we are unable to produce original programming content on a cost effective basis our business, financial condition and results of operations may be materially adversely affected.

We are subject to intense competition, which may have a negative effect on our profitability or on our ability to expand our business.

        The cable programming industry is highly competitive. Our Starz and Encore networks compete with other programming networks and other types of video programming services for marketing and distribution by multichannel video distributors. We face competition with other providers of programming networks for the right to be carried by a particular multichannel video distributor and for the right to be carried by such system on a particular "tier" or in a particular "package" of service.

        Certain programming networks affiliated with broadcast networks like NBC, ABC, CBS or Fox have a competitive advantage over our programming networks in obtaining distribution through the "bundling" of carriage agreements for such programming networks with a distributor's right to carry the affiliated broadcasting network. In addition, our ability to compete with certain programming networks for distribution may be hampered because the multichannel video distributors through which we seek distribution may be affiliated with these programming networks. Because such distributors may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on the systems of affiliated distributors may lead to increased revenue for these programming networks because of their increased penetration compared to our programming networks. Even if the affiliated distributors carry our programming networks, they may place their affiliated programming network on a more desirable tier or programming package, thereby giving their affiliated programming network a competitive advantage over our own which would have a material adverse effect on our business, financial condition and results of operations.

Any continued or permanent inability to transmit our programming via satellite would result in lost revenue and could result in lost subscribers.

        Our success is dependent upon our continued ability to transmit our programming to multichannel video distributors from our satellite uplink facility, which transmissions are subject to Federal Communications Commission (the "FCC") compliance in the U.S. We have entered into long-term satellite transponder leases that expire between 2018 and 2021 in the U.S. for carriage of our network's programming. These leases provide for the continued carriage of our programming on available replacement transponders and/or replacement satellites, as applicable, throughout the term of the leases, in the event of a failure of either the transponders and/or satellites currently carrying our programming. Although we believe we take reasonable and customary measures to ensure continued satellite transmission capability, termination or interruption of satellite transmissions may occur and would have a material adverse effect on our business, financial condition and results of operations. Despite our efforts to secure transponder capacity with long-term satellite transponder leases, there is a risk that when these leases expire, we may not be able to secure capacity on a transponder or may not be able to secure capacity on a transponder on the same or similar terms. This may result in an inability to transmit the content and could result in significant lost revenue and lost subscribers and would have a material adverse effect on our business, financial condition and results of operations.

If our technology facility fails or its operations are disrupted, our performance could be hindered.

        Our programming is transmitted from a facility we currently own at our corporate headquarters in Englewood, Colorado, and will continue to lease following the reorganization described above in "Summary—LMC Relationship and Recent Developments." We use our facility for a variety of purposes, including signal processing, satellite uplinking, program editing, promotions, creation of programming segments (i.e., interstitials) to fill short gaps between featured programs, quality control, and live and recorded playback. Like other facilities, this facility is subject to interruption from fire, lightning, adverse weather conditions and other natural causes. Equipment failure, employee misconduct or outside interference could also disrupt the facility's services. Although we have made arrangements at a third party facility to uplink certain of our channels to our satellites in the event we are unable to do so from our facility at our corporate headquarters, we currently do not have a backup operations facility that allows us to uplink all of our channels (including the ability to uplink our high definition signals). Any significant interruption at our facility affecting the distribution of our programming could have a material adverse effect on our business, financial condition and results of operations.

Our business is limited by regulatory constraints which may adversely impact our operations.

        Although our business generally is not directly regulated by the FCC, under the Communications Act of 1934 and the 1992 Cable Act, there are certain FCC regulations that govern our business either directly or indirectly. See "Business—Regulatory Matters." Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, our business will be affected.

        The regulation of cable television services and satellite carriers is subject to the political process and has been in constant flux over the past two decades. Further material changes in the law and regulatory requirements must be anticipated. We cannot assure you that we will be able to anticipate material changes in laws or regulatory requirements or that future legislation, new regulation or deregulation will not have a material adverse effect on our business, financial condition and results of operations.

We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        We regard our intellectual property rights, including service marks, trademarks, domain names, copyrights (including our programming and our websites), trade secrets and similar intellectual property, as critical to our success. Our business also relies heavily upon software codes, informational databases and other components that aide in the provision of our networks to our multichannel video distributors.

        From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, patents, copyrights and other intellectual property rights of third parties. In addition, litigation may be necessary to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Our failure to protect our intellectual property rights, particularly our brand, in a meaningful manner or challenges to related contractual rights could result in erosion of our brand and limit our ability to control marketing of our networks, which could have a material adverse effect on our business, financial condition and results of operations.

The loss of any of our key personnel and artistic talent could adversely affect our business.

        We believe that our future success will depend to a significant extent upon the performance of our senior executives. We do not maintain "key man" insurance. In addition, we depend on the availability of a number of writers, directors, producers and others, who are employees of third-party production companies that create our original programming. The loss of any significant personnel or talent could have a material adverse effect on our business, financial condition and results of operations.

Labor disputes may disrupt our operations and adversely affect the profitability of our business.

        Certain of our production employees at our Film Roman subsidiary are covered by collective bargaining agreements. In addition, our content providers' talent, including writers, directors, actors and production personnel and those working on our original productions, may be covered by labor agreements. In general, a labor dispute involving our employees, the employees of our subsidiaries, or talent involved in content production at our content providers or working on our original productions may disrupt our operations or result in work stoppages. Labor disputes may impair our ability to complete our original productions or restrict our access to available content, resulting in increased costs and decreased revenue which would have an adverse effect on our business, financial condition and results of operations. The resolution of labor disputes can be costly. Additionally, we cannot assure that we will renew our collective bargaining agreements as they expire or that we can renew them on favorable terms without any work stoppages. Such labor disputes may have a material adverse effect on our business, financial condition and results of operations.

Our Starz Distribution operating segment is subject to intense competition, which may have a material adverse effect on our profitability or on our ability to expand our business.

        The home entertainment industry is highly competitive. Our Home Video, Digital Media and Worldwide Distribution businesses compete to sell DVDs and other media (e.g., digital and television programs) with all of the major Hollywood studios, including Warner Brothers, Twentieth Century Fox, Disney, Sony, Paramount and Universal as well as smaller studios such as Lionsgate. All of these studios distribute their theatrical, television and titles acquired from third parties on DVD and other media and have marketing budgets that are well in excess of the amounts we are able to spend to market our content. We also compete with independent home entertainment distributors that are not affiliated with a Hollywood studio such as Image Entertainment, Entertainment One, Gaiam Media and Magnolia Pictures.

        In addition to competing with these parties for ultimate consumer sales of DVDs and other media, we also compete with them for "placement" at retailers and other distributors. Placement refers to the location in a store or on a website where our content is placed for sale as well as the actual amount of physical shelf space allotted to a release. The better the location and the more space we are allotted the greater the chance our content will be seen by the consumer and ultimately purchased. The quality and quantity of titles as well as the quality of our marketing programs determines how much shelf space we are able to garner at any given time as retailers and other distributors look to maximize DVD and other media sales.

        We compete with Hollywood studios and other distributors that may have certain competitive advantages over us to acquire the rights to sell or rent DVDs and other media. Our ability to license and produce quality content in sufficient quantities has a direct impact on our ability to acquire shelf space at retail and on websites. Some of our competitors, including the Hollywood studios, are large publicly held companies that have greater financial resources than we do. In addition, most of our content is obtained through agreements with other parties that have produced or own the rights to such content, while Hollywood studios produce most of the content they distribute.

        Our DVD sales and other media sales are also impacted by the myriad of choices consumers have to view entertainment content, including over-the-air broadcast television, cable television networks, internet-based video and other online services, mobile services, radio, print media, motion picture theaters and other sources of information and entertainment. The increasing availability of content from these varying media outlets may reduce our ability to sell DVDs and other media in the future, particularly during difficult economic conditions such as we have seen in the past couple of years.

Risks Related to our Organizational Structure

The interests of our sole member may not coincide with yours, and our sole member may make decisions with which you may disagree.

        LMC is our sole member. As a limited liability company under Delaware law, our sole member, rather than a board of directors, manages our business. As a result, LMC controls all aspects of our management, including the approval of significant corporate transactions such as a change of control. The interests of LMC may not coincide with our interests or the interests of noteholders. Accordingly, LMC could cause us to enter into transactions or agreements that noteholders would not approve or make decisions with which noteholders may disagree. For example, we may distribute excess cash or other assets to LMC in the form of dividends when permitted by law, the terms of our senior secured credit facilities and the indenture governing the notes. We have made significant distributions to LMC in the past and may make additional distributions in the future which could materially adversely affect our ability to pay principal and interest on the notes. See "Certain Relationships and Related Party Transactions."

        During August 2012, LMC's Board of Directors authorized a plan to distribute to the stockholders of LMC shares of a wholly-owned subsidiary, Liberty Spinco, that will hold all of the businesses, assets and liabilities of LMC not associated with Starz, LLC (with the exception of the Starz, LLC Englewood, Colorado corporate office building). The transaction will be effected as a pro-rata dividend of shares of Liberty Spinco to the stockholders of LMC. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. In connection with the reorganization transaction, LMC currently contemplates that the Company will distribute approximately $1.8 billion in cash to LMC (inclusive of distributions in the aggregate of $600.0 million paid to date), funded by a combination of cash on hand and borrowings under our senior secured revolving credit facility (under which $995.0 million was available to be drawn as of September 30, 2012), and such cash amount will be contributed to Liberty Spinco. The total amount of the dividend will depend on the financial performance and net cash provided by operating activities generated by Starz, LLC prior to the reorganization transaction, as well as the undrawn amount under our senior secured revolving credit facility at that time. The only contractual limitation on our ability to pay such dividend is that our Consolidated Leverage Ratio (as defined in "Description of Notes—Certain Definitions") will not be greater than 4.0 to 1.0. Additionally, in connection with the reorganization transaction, the Company will distribute its Englewood, Colorado corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and then lease back the use of such facilities from such Liberty Spinco subsidiary. The terms of such lease are still being negotiated. As such, we have estimated the amount of the future capital lease to be $50.0 million, which approximates the net book value of the building and building improvements at September 30, 2012. The Spin-Off is intended to be tax-free to stockholders of LMC and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of the Ruling, the opinions of tax counsel and any required government approvals. The Spin-Off will not require a stockholder vote. The Spin-Off is currently expected to occur in late 2012 or early 2013.

The Spin-off could result in a significant tax liability.

        LMC has announced its plan to effect the distribution of all of the stock of Liberty Spinco to its shareholders. The Spin-off is intended to be tax-free to LMC and its shareholders and its completion will be subject to various conditions, including the receipt of the Ruling and an opinion of tax counsel. Although the Ruling will generally be binding on the IRS, the continuing validity of the Ruling, if obtained, will be subject to the accuracy of factual statements and representations made by LMC to the IRS. Further, as a result of the IRS's general ruling policy with respect to transactions under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), the Ruling obtained in connection with the Spin-off will not represent a determination by the IRS that certain requirements necessary to obtain tax-free treatment to LMC and its shareholders under Section 355 of the Code have been satisfied (specifically, the business purpose requirement, the requirement that the Spin-off not be used principally as a device for the distribution of earnings and profits, and the non-application of Section 355(e) of the Code to the Spin-off). As a result, the Spin-off is also conditioned upon the receipt by LMC of an opinion of tax counsel to the effect that the Spin-off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D). An opinion of counsel, however, is not binding on the IRS or the courts, and the conclusions expressed in such opinion could be challenged by the IRS and a court could sustain such challenge. If it is subsequently determined, for whatever reason, that the Spin-off does not qualify for tax-free treatment, LMC and/or the holders of its common stock could incur significant tax liabilities.

        In connection with the Spin-off, LMC/Starz expects to enter into a tax sharing agreement with Liberty Spinco that will generally allocate taxes and tax benefits related to (x) Starz, LLC and its subsidiaries to Starz and (y) the other assets and businesses of LMC that will be contributed to Liberty Spinco to Liberty Spinco. In addition, it is expected that the tax sharing agreement will generally allocate any taxes and losses arising from the failure of the Spin-off to qualify as a tax-free transaction to Liberty Spinco, except to the extent that such taxes or losses (x) result from the breach of certain covenants to be made by LMC relating to the qualification of the Spin-off as a tax-free transaction, or (y) result from Section 355(e) of the Code applying to the Spin-off as a result of the Spin-off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of LMC. As of the date hereof, however, the proposed tax sharing agreement between LMC and Liberty Spinco has not been executed and its terms have not been finalized. Therefore, there is a risk that LMC may be responsible for tax liabilities, including taxes and losses related to the tax-treatment of the Spin-off, which are greater than the tax liabilities expected to be allocated to LMC under the proposed tax sharing agreement as of the date hereof.

We may be subject to significant obligations related to the Spin-Off.

        In connection with the Spin-Off, our parent company (which we sometimes refer to as "LMC/Starz" in this section) will enter into a number of agreements with Liberty Spinco, including a tax sharing agreement, reorganization agreement and other ancillary agreements, all of which will impose significant obligations on Starz.

        If the Spin-Off fails to be a tax-free transaction to LMC, Starz as the tax paying entity could be obligated directly to the IRS for substantial tax liabilities. Although Liberty Spinco would generally be required under the tax sharing agreement to indemnify Starz for any or all of such tax liabilities resulting from the Spin-Off, Starz would be subject to the risk of non-payment by Liberty Spinco of its indemnification obligations. Additionally, the tax sharing agreement contains a number of covenants by Starz not to take any action, or fail to take any action, following the Spin-Off, which action or failure to act is inconsistent with the Spin-Off qualifying as a tax-free transaction. Any breach of these covenants or the application of Section 355(e) of the Code to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of LMC/Starz could cause the entirety of the tax liabilities associated with the Spin-Off to be the obligation of Starz for which no indemnification would be available from Liberty Spinco. As a result, Starz might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Spin-Off, including share repurchases, stock issuances, certain asset dispositions or other strategic transactions for some period of time following the Spin-Off. In particular, Starz might determine to continue to operate certain of its business operations for the foreseeable future even if a sale or discontinuance of such business might have otherwise been advantageous. In addition, Starz's obligations under the tax sharing agreement might discourage, delay or prevent a change of control transaction for some period of time following the Spin-Off.

        Starz will also be party to a reorganization agreement with Liberty Spinco which provides for indemnification obligations designed to make Starz financially responsible for all potential liabilities of Liberty Spinco which are not related to Liberty Spinco's businesses, including, for example, any liabilities arising as a result of Liberty Spinco having been a subsidiary of LMC. These indemnification obligations are not limited in scope or duration.

        Lastly, Starz will be obligated to make payments to Liberty Spinco for the use of its personnel and related office space following the Spin-Off under a services agreement and facilities sharing agreement to be entered into in connection with the Spin-Off. Such payments are intended to replicate an arms'-length arrangement between the companies with respect to the provision of transition services to Starz. Starz will also be obligated to make payments to Liberty Spinco under a lease relating to Starz's Englewood, Colorado corporate office building, the ownership of which is being transferred to Liberty Spinco in connection with the Spin-Off.

        Although we are not a party to any of the foregoing agreements, our parent company Starz will have no assets other than those of our company and our subsidiaries with which to honor any of its obligations to Liberty Spinco or the IRS, as described above.

Risks Relating to the Exchange Offer

If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the offering memorandum distributed in connection with the private placement of the original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or if they are offered and sold under an exemption from those requirements. We do not plan to register the offer and resale of the original notes under the Securities Act, unless required to do so under the limited circumstances set forth in the registration rights agreement. A sale of the original notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities law may require the delivery of an opinion of counsel to us and the registrar or co-registrar for the original notes. In addition, the issuance of the exchange notes may adversely affect the liquidity of the trading market for untendered, or tendered but unaccepted, original notes. For further information regarding the consequences of not tendering your original notes in the exchange offer, see "The Exchange Offer—Consequences of Failure to Exchange."

        We will only issue exchange notes in exchange for original notes that you timely and properly tender into the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of your original notes and other required documents to the exchange agent and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of original notes. We may waive any defects or irregularities with respect to your tender of original notes, but we are not required to do so and may not do so. We are not offering guaranteed delivery procedures in connection with the exchange offer. See "The Exchange Offer—Procedures for Tendering Original Notes."

Some holders who exchange their original notes may be deemed to be underwriters and hence subject to subsequent transfer restrictions.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See "The Exchange Offer—Resale of Exchange Notes" and "Plan of Distribution."

Risks Related to the Notes

We have a substantial amount of indebtedness, which could adversely affect our financial position and your investment in the notes, and prevent us from fulfilling our debt obligations, including our debt obligations under the notes.

        We have a substantial amount of indebtedness. As of September 30, 2012, on a pro forma basis, we would have had total debt of $1,169.3 million, consisting of $500.0 million of notes offered hereby, $583.5 million of borrowings under our senior secured revolving credit facility and $85.8 million of capital lease obligations. We also would have had an additional $416.5 million available for borrowing under our senior secured revolving credit facility as of that date. We may incur significant additional indebtedness in the future. See "Unaudited Pro Forma Consolidated Financial Data."

Our level of indebtedness could limit our flexibility in responding to current market conditions, and could have a material adverse effect on our financial position, preventing us from meeting our obligations under our debt instruments, including the notes, or otherwise restricting our business activities.

        The existence of and limitations on the availability of our debt could have important consequences. The existence of debt could, among other things:

  •
  require a substantial portion of our net cash provided by operating activities to be dedicated to the payment of principal and interest on our indebtedness;

  •
  limit our ability to use net cash provided by operating activities or obtain additional financing for future working capital, capital expenditures or other general corporate purposes, which reduces the funds available to us for operations and any future business opportunities;

  •
  increase our vulnerability to general economic and industry conditions;

  •
  expose us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable interest rates; and

  •
  cause our content providers and distributors to attempt to use our significant debt levels in order to put pricing pressure on us during negotiations of affiliation and output licensing agreements.

        Limitations imposed as a part of the debt, such as the availability of credit and the existence of restrictive covenants may, among other things:

  •
  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

  •
  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

  •
  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes on satisfactory terms or at all;

  •
  limit our flexibility to plan for, or react to, changes in our business and industry;

  •
  place us at a competitive disadvantage compared to our less leveraged competitors; and

  •
  limit our ability to respond to business opportunities.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make payments on our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of net cash provided by operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including our senior secured credit facilities and the notes.

        If our net cash provided by operating activities and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Additionally, we may not be able to consummate asset dispositions or obtain the proceeds that we expect to realize from them, and any proceeds received may not be adequate to meet any debt service obligations then due. The terms of the indenture governing the notes, the agreements governing our senior secured credit facilities and future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness.

We will need to refinance certain existing indebtedness prior to the maturity of the notes.

        Our senior secured credit facilities mature on November 16, 2016, which is earlier than the maturity of the notes offered hereby. See "Description of Other Indebtedness—Senior Secured Credit Facilities." Although we expect to refinance or otherwise repay this indebtedness, we may not be able to refinance this indebtedness on commercially reasonable terms or at all. The financial terms or covenants of any new credit facility, notes or other indebtedness may not be as favorable as those under our senior secured credit facilities. Our ability to complete a refinancing of our senior secured credit facilities prior to their maturity will depend on our financial and operating performance, as well as a number of conditions beyond our control. For example, if disruptions in the financial markets were to exist at the time that we intended to refinance this indebtedness, we might be restricted in our ability to access the financial markets. In response to the recent financial crisis affecting the banking system and financial markets, the U.S. Congress and government have enacted legislation and proposed several additional economic stimulus programs for the purpose of stabilizing the financial markets and increasing the availability of credit. However, the capital markets and credit markets have continued to experience extreme levels of volatility. There can be no assurance what the impact of these programs ultimately will have on the financial markets or the U.S. economy. If actions taken pursuant to legislation are not successful in stabilizing the economy, particularly the financial markets, and increasing the availability of credit, it could impact our ability to refinance our indebtedness. If we are unable to refinance our indebtedness, our alternatives would consist of negotiating an extension of our senior secured credit facilities with the lenders and seeking or raising new equity capital. If we were unsuccessful, the lenders under our senior secured credit facilities could demand repayment of the indebtedness owed to them on the relevant maturity date. As a result, our ability to pay the principal of and interest on the notes would be materially adversely affected.

The notes will be unsecured and will be effectively subordinated to our and the guarantor's secured debt.

        Our obligations under the notes and the guarantor's obligation under the guarantee of the notes will not be secured by any of our or our guarantor's assets. Borrowings under our senior secured credit facilities are secured by a security interest in all of our membership interests and the capital stock of or equity interests in each of our existing and future subsidiaries that guarantee the obligations under our senior secured credit facilities. In addition, the indenture governing the notes permits us and our subsidiaries to incur additional secured debt. As a result, the notes and the guarantees will be effectively subordinated to all of our and the guarantor's secured debt and other obligations to the extent of the value of the membership interests or equity interests securing such obligations. As of September 30, 2012, on a pro forma basis, we would have had $583.5 million of borrowings under our senior secured revolving credit facility, $85.8 million of capital lease obligations and an additional $416.5 million of availability under our senior secured revolving credit facility. See "Unaudited Pro Forma Consolidated Financial Data." If we and the guarantor were to become insolvent or otherwise fail to make payments on the notes, holders of our and the guarantor's secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

The notes constitute obligations of us and our subsidiaries that are guarantors and that guarantee our senior secured credit facilities and will not be obligations of LMC, its other affiliates or of our non-guarantor subsidiaries. In addition, the notes will be structurally subordinated in right of payment to all obligations of any of our current and future subsidiaries that do not guarantee the notes. If the guarantees are deemed unenforceable, the remaining assets of such guarantors may not be sufficient to make any payments on the notes.

        The notes will be guaranteed by each of our subsidiaries that are guarantors of our senior secured credit facilities, initially Starz Entertainment, but will not receive a guarantee or other credit support from LMC or any of its other affiliates. The notes and guarantees will therefore be structurally subordinated to all of the liabilities of our current and future subsidiaries that do not guarantee the notes. See "Description of Notes—Note Guarantees." See "Description of Notes—Ranking."

        As of September 30, 2012, Starz Media and Other Businesses had $178.0 million of obligations, all of which would be structurally senior to the notes. In addition, our non-guarantor subsidiaries will not be restricted subsidiaries on the issue date. As a result, such unrestricted subsidiaries will not be subject to any of the limitations or covenants contained in the indenture and as such you should not rely on the assets or cash flow of unrestricted subsidiaries as being available to pay principal and interest on the notes.

        Although the guarantees provide the holders of the notes with a direct claim as a creditor against the assets of the subsidiary guarantors, the guarantees may not be enforceable as described in more detail below. If the guarantees by the subsidiary guarantors are not enforceable, the notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables. As a result of being effectively subordinated to the liabilities of a subsidiary, if there were a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the notes would not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of such subsidiary.

Covenants in our debt agreements will restrict our business in many ways.

        Our senior secured credit facilities and the indenture governing the notes will contain various covenants that limit our ability and/or our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

  •
  create liens on property or assets;

  •
  make certain loans or investments;

  •
  sell or dispose of assets;

  •
  pay certain dividends and other restricted payments;

  •
  dissolve, consolidate or merge;

  •
  enter into certain transactions with affiliates;

  •
  enter into sale/leaseback transactions; and

  •
  restrict subsidiary distributions.

        These covenants are subject to important exceptions and qualifications as described under "Description of Notes" and in our senior secured credit facilities. In addition, our senior secured credit facilities contain restrictive covenants and require us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we may be unable to meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facilities, which in turn could result in a default under the indenture governing the notes. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged our membership interest and the equity interests of our material restricted subsidiaries as collateral under our senior secured credit facilities. If the lenders and counterparties under our senior secured credit facilities accelerate the repayment of obligations, we may not have sufficient assets to repay our senior secured credit facilities, and our other indebtedness, including the notes. See "Description of Other Indebtedness." Our borrowings under our senior secured credit facilities are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash on hand would decrease.

Many of the covenants in the indenture will cease to apply if such notes are rated investment grade by both Moody's and Standard & Poor's.

        Many of the covenants in the indenture governing the notes will no longer apply to the notes if the notes are rated investment grade by both Moody's and Standard & Poor's at a time that no default has occurred and is continuing. These covenants include, among other things, limitations on our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain these ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Even if the notes subsequently fail to be rated investment grade, the terminated covenants will not be reinstated. See "Description of Notes—Certain Covenants—Fall-Away Event."

An adverse rating of the notes may cause their value to decline.

        Ratings agencies may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings or outlook in the future, the value of the notes could significantly decline.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indenture governing the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facilities and the indenture governing the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to institute foreclosure proceedings against the collateral, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, which would result in a default under the indenture, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to purchase the notes upon a change of control as required by the indenture.

        Upon the occurrence of specific types of change of control events, we will be required to offer to repurchase all of the notes at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest and additional interest, if any, up to, but not including the date of repurchase. We may not have sufficient funds available to repurchase all of the notes tendered pursuant to any such offer and any other debt that would become payable upon a change of control. Any failure to purchase the notes would be a default under the indenture, which would trigger a default under our senior secured credit facilities. In that event, we would need to cure or refinance our senior secured credit facilities before making an offer to purchase.

        A change of control (as defined in our senior secured credit facilities) would constitute a default under our senior secured credit facilities. Upon any such default, the lenders may declare any outstanding obligations under our senior secured credit facilities immediately due and payable. If such debt repayment were accelerated, we may not have sufficient funds to repurchase the notes and repay the debt. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

        Courts interpreting change of control provisions under New York law (which will govern the indenture) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a recent court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in our indenture as written for the benefit of the holders.

        In addition, if a change of control occurs, we may not be able to borrow under our senior secured revolving credit facility which could have a material adverse effect on our financial situation and our ability to conduct our business.

A court could cancel the notes or the guarantees of the notes under fraudulent conveyance laws or certain other circumstances.

        Our issuance of the notes and the issuance of the guarantees by certain of our subsidiaries may be subject to review under federal or state fraudulent transfer laws. If we or such guarantor becomes a debtor in a case under the U.S. bankruptcy code or encounters other financial difficulty, under federal or state laws governing fraudulent transfer, a court in the relevant jurisdiction might avoid or cancel the guarantees of the notes. The court might do so if it found that, when the guarantor entered into its guarantee, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business, (iii) believed or should have believed that it would incur debts beyond its ability to pay, or (iv) was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied. The court might also avoid such guarantee, without regard to the above factors, if it found that the guarantor entered into its guarantee with intent to hinder, delay, or defraud our creditors.

        Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, holders of the notes would no longer have a claim against such subsidiary. In addition, the court might direct holders of the notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary or from any other source. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

        The indenture states that the maximum liability of each guarantor under its guarantee shall in no event exceed the amount which can be guaranteed by such guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to rights of contribution established in connection with the guarantees). This limitation may not protect the guarantees from a fraudulent transfer or conveyance attack or, if it does, the guarantees may not be in amounts sufficient, if necessary, to pay obligations under the notes when due.

We cannot assure you that an active trading market for the notes will develop.

        The notes constitute a new issue of securities for which there is no existing market. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, and the market for similar securities and the other factors discussed here under "Risk Factors." The initial purchasers of the original notes have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. We cannot assure you as to the liquidity of the market for the notes or the prices at which you may be able to sell the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The book-entry registration system of the notes may limit the exercise of rights by the beneficial owners of the notes.

        Because transfers of interests in the global notes representing the notes may be effected only through book entries at DTC and its direct and indirect participants (including Clearstream and Euroclear), the liquidity of any secondary market in the notes may be reduced to the extent that some investors are unwilling to hold notes in book-entry form in the name of a DTC direct or indirect participant. The ability to pledge interests in the global notes may be limited due to the lack of a physical certificate. In addition, beneficial owners of interests in global notes may, in certain cases, experience delay in the receipt of payments of principal and interest, since the payments will generally be forwarded by the paying agent to DTC, which will then forward payment to its direct and indirect participants, which (if they are not themselves the beneficial owners) will then forward payments to the beneficial owners of the global notes. In the event of the insolvency of DTC or any of its direct and indirect participants in whose name interests in the global notes are recorded, the ability of beneficial owners to obtain timely or ultimate payment of principal and interest on global notes may be negatively affected.

        A holder of beneficial interests in the global notes will not have a direct right under the notes to act upon any solicitations that we may request. Instead, holders will be permitted to act only to the extent they receive appropriate proxies to do so from DTC or, if applicable, DTC's direct or indirect participants. Similarly, if we default on our obligations under the notes, holders of beneficial interests in the global notes will be restricted to acting through DTC, or, if applicable, DTC's direct or indirect participants. We cannot assure holders that the procedures of DTC or DTC's nominees or direct or indirect participants will be adequate to allow them to exercise their rights under the notes in a timely manner.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding original notes in like principal amount. We will cancel all original notes tendered in exchange for exchange notes in the exchange offer. Interest on each exchange note will accrue interest on the same terms as the original notes and such interest will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the note surrendered in exchange therefor or (ii) if the note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such note, from the original issue date of the notes. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness or in the early payment of interest.

        The net proceeds from the sale of the original notes on September 13, 2012, after deducting commissions and out-of-pocket expenses payable by us in respect of the offering, were approximately $492.0 million. We used the net proceeds of the offering of original notes and cash on hand to repay $500.0 million and terminate our senior secured term loan A. Our senior secured term loan A bore interest at a rate of LIBOR plus 1.75% and was scheduled to mature on November 16, 2016. See "Description of Other Indebtedness—Senior Secured Credit Facilities."

        Certain affiliates of the initial purchasers of the original notes were lenders under our senior secured term loan A and as such received a portion of the proceeds of the offering of the original notes upon repayment of such term loan A.

        During August 2012, LMC's Board of Directors authorized a plan to distribute to the stockholders of LMC shares of a wholly-owned subsidiary, Liberty Spinco, that will hold all of the businesses, assets and liabilities of LMC not associated with Starz, LLC (with the exception of the Starz, LLC Englewood, Colorado corporate office building). The transaction will be effected as a pro-rata dividend of shares of Liberty Spinco to the stockholders of LMC. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. In connection with the reorganization transaction, LMC currently contemplates that the Company will distribute approximately $1.8 billion in cash to LMC (inclusive of distributions in the aggregate of $600.0 million paid to date), funded by a combination of cash on hand and borrowings under our senior secured revolving credit facility (under which $995.0 million was available to be drawn as of September 30, 2012), and such cash amount will be contributed to Liberty Spinco. The total amount of the dividend will depend on the financial performance and net cash provided by operating activities generated by Starz, LLC prior to the reorganization transaction, as well as the undrawn amount under our senior secured revolving credit facility at that time. Additionally, in connection with the reorganization transaction, the Company will distribute its Englewood, Colorado corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and then lease back the use of such facilities from such Liberty Spinco subsidiary. The terms of such lease are still being negotiated. As such, we have estimated the amount of the future capital lease to be $50.0 million, which approximates the net book value of the building and building improvements at September 30, 2012. The Spin-Off is intended to be tax-free to stockholders of LMC and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of the Ruling, the opinions of tax counsel and any required government approvals. The Spin-Off will not require a stockholder vote. The Spin-Off is currently expected to occur in late 2012 or early 2013. Following the Spin-Off, Liberty Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other.

 THE EXCHANGE OFFER

        This section of the prospectus describes the exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Purpose of the Exchange Offer

        The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the original notes. We originally issued and sold $500,000,000 principal amount of original notes in a private placement on September 13, 2012. We did not register the offer and sale of the original notes in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S thereunder.

        We are offering to exchange up to the entire $500,000,000 principal amount of original notes for a like principal amount of exchange notes.

        Under the registration rights agreement, we are required, among other things, to:

  •
  file and cause a registration statement registering the proposed offer and exchange of any and all original notes for registered exchange notes with substantially identical terms to be declared effective under the Securities Act on or prior to September 13, 2013 (the 365th day after the issue date of the original notes); and

  •
  keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders of the original notes.

        In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of original notes. Specifically, in the event that, with respect to the notes:

  •
  we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because of any change in law or in currently prevailing interpretations of the staff of the SEC;

  •
  an exchange offer is not consummated within the time period set forth above;

  •
  in certain circumstances, certain holders of unregistered exchange notes so request; or

  •
  in the case of any holder that participates in an exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), then, in each case, we will, at our sole expense,

  •
  within 30 days file a shelf registration statement covering resales of the notes;

  •
  use all commercially reasonable efforts to cause such shelf registration statement to be declared effective within 90 days of the filing thereof;

  •
  keep effective such shelf registration statement until the earliest of (i) two years after the original issue date of the notes, or (ii) such time as all of the notes have been sold thereunder; and

  •
  in the event that a shelf registration statement is filed, provide to each holder whose notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to a shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        If (1) we do not comply with the time periods set forth above in this section; or (2) the registration statement of which this prospectus forms a part, or any shelf registration statement covering resales of the notes required to be filed by the registration rights agreement, ceases to be effective at any time during which it is required to be so effective (subject to certain exceptions), then additional interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such registration default continues, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum); provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (1) above) or upon the effectiveness of the required registration statement (in the case of clause (2) above), additional interest on such notes as a result of such clause, as the case may be, shall cease to accrue and the interest rate on the applicable notes will be reduced to the original interest rate borne by such notes. All accrued additional interest will be paid in arrears on each semi-annual interest date.

        Participation in the exchange offer is voluntary and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Resale of Exchange Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided such holder meets the following conditions:

  •
  such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

  •
  such holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

  •
  such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        If you do not satisfy all of the above conditions, you cannot participate in the exchange offer. Rather, in the absence of an exemption you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. Any holder that complies with such registration and prospectus delivery requirements may incur liabilities under the Securities Act for which the holder will not be entitled to indemnification from us.

        A broker-dealer that has bought original notes for its own account as part of its market-making or other trading activities must deliver a prospectus in order to resell the exchange notes it receives therefor pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purpose, and we have agreed in the registration rights agreement to make this prospectus available to such broker-dealers for a period ending on the earlier of 180 days from the effective date of the registration statement of which this prospectus forms a part and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See "Plan of Distribution." Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Consequences of Failure to Exchange

        Original notes that are not exchanged for exchange notes in the exchange offer will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, and will therefore continue to be subject to restrictions on transfer. Holders of such original notes will not be able to require us to register them under the Securities Act, except in the limited circumstances set forth in the registration rights agreement. Accordingly, following completion of the exchange offer any original notes that remain outstanding may not be offered, sold, pledged or otherwise transferred, except:

  (1)
  to us, upon redemption thereof or otherwise,

  (2)
  to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act,

  (3)
  in an offshore transaction in accordance with Regulation S under the Securities Act,

  (4)
  pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

  (5)
  in reliance on another exemption from the registration requirements of the Securities Act, or

  (6)
  pursuant to an effective registration statement under the Securities Act.

        In all of the situations discussed above, the resale must be in compliance with the Securities Act, any applicable securities laws of any state of the United States and any applicable securities laws of any foreign country. Any resale of original notes will also be subject to certain requirements of the registrar being met, including receipt by the registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

        To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected following completion of the exchange offer. See "Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, we will accept any and all original notes validly tendered (and not withdrawn) on or prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Interest on each exchange note will accrue (a) from the later of (i) the last interest payment date on which interest was paid on the note surrendered in exchange therefor or (ii) if the note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (b) if no interest has been paid on such note, from the original issue date of the notes. All accrued interest on the original notes will become obligations under the exchange notes. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

        The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

  •
  the offer and sale of the exchange notes for the original notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer pursuant to the Securities Act, and

  •
  except as otherwise described above, holders of the exchange notes will not be entitled to any rights under the registration rights agreement.

        The exchange notes will evidence the same debt as the original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs the original notes, including the payment of principal and interest.

        We are sending this prospectus and the letter of transmittal to holders of the original notes through the facilities of The Depositary Trust Company, or DTC, whose nominee, Cede & Co, is the registered holder of the original notes. The original notes are represented by permanent global notes in fully registered form, without coupons, which have been deposited with the trustee for the notes, as custodian for DTC. Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. The term "holder," as used in this prospectus, means those DTC participants in whose name interests in the global notes are credited on the books of DTC, and those persons who hold interests through such DTC participants. The term "original notes," as used in this prospectus, means such interests in the global notes. Like the original notes, the exchange notes will be deposited with the trustee for the notes as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Holders of the original notes do not have any appraisal or dissenter's rights under Delaware law or the indenture governing the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Exchange Act and the SEC's rules and regulations thereunder.

        We will be deemed to have accepted validly tendered original notes when, as and if we have given written notice thereof to the exchange agent, which is U.S. Bank National Association. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered in the exchange offer will be issued promptly following our acceptance for exchange of original notes.

        If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. Any acceptance, waiver of default or a rejection of a tender of original notes shall be at our discretion and shall be conclusive, final and binding.

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See "—Fees and Expenses."

        We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or its acceptance would not comply with applicable state securities laws or applicable laws of a foreign jurisdiction.

Expiration Date; Extensions; Amendments

        The term "Expiration Date" with respect to the exchange offer means 5:00 p.m., New York City time, on [                ], 2012 unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

        If we extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, no later than on the next business day after the previously scheduled Expiration Date.

        We reserve the right, in our sole discretion,

  •
  to extend the exchange offer,

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer or waive any conditions that have not been satisfied, or

  •
  to amend the terms of the exchange offer in any manner.

        We may effect any such extension, waiver, termination or amendment by giving written notice thereof to the exchange agent.

        Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination, amendment or waiver as promptly as practicable. If we amend or waive any condition of the exchange offer in a manner determined by us to constitute a material change to the exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

        We will make a timely release of a public announcement of any extension, termination, amendment or waiver to the exchange offer to an appropriate news agency.

Procedures for Tendering Original Notes

        Tenders of Original Notes; Book-Entry Delivery Procedure.    All of the original notes are held in book-entry form, and tenders may only be made through DTC's Book-Entry Transfer Facility.

        In connection with the commencement of the exchange offer, the exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer, and any financial institution that is a participant in DTC that wishes to participate in the exchange offer may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with DTC's procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent's account at DTC is referred to as a "Book-Entry Confirmation." In addition, DTC participants on or before the Expiration Date must either:

  •
  properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, with any required signature guarantees, to the exchange agent at one or more of its addresses below, or

  •
  transmit their acceptance through DTC's Automated Tender Offer Program, or ATOP, for which the exchange offer is eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

        Although delivery of original notes is to be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth below on or prior to the Expiration Date. Delivery of the letter of transmittal or other required documents to DTC does not constitute delivery to the exchange agent.

        The tender by a holder of original notes pursuant to the procedures set forth above will constitute the tendering holder's acceptance of all of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to the procedures described above will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes.

        The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message transmitted through ATOP, is at the election and risk of the persons tendering original notes and delivering letters of transmittal. If you use ATOP, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. Tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail, postage prepaid, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

        Except as provided below, unless the original notes being tendered are delivered to the exchange agent on or prior to the Expiration Date (accompanied by a completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject the tender of such original notes. The exchange of exchange notes for original notes will be made only against the tendered original notes, which must be deposited with the exchange agent prior to or on the Expiration Date, and receipt by the exchange agent of all other required documents prior to or on the Expiration Date.

        Tender of Original Notes Held Through a Nominee.    If you beneficially own original notes through a bank, depository, broker, trust company or other nominee and wish to tender your original notes, you must instruct such holder to cause your original notes to be tendered on your behalf. A letter of instruction from your bank, depository, broker, trust company or other nominee may be included in the materials provided along with this prospectus, which the beneficial owner may use to instruct its nominee to effect the tender of the original notes of the beneficial owner.

        Signature Guarantees.    Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the original notes tendered thereby are tendered (1) by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instructions 1 and 4 of the letter of transmittal. If the original notes are in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the holder of such original notes, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 4 of the letter of transmittal.

        No Guaranteed Delivery Procedures.    No guaranteed delivery procedures are being made available in connection with the exchange offer. Therefore, to participate in the exchange offer your original notes must be transferred into the exchange agent's account at DTC, and the exchange agent must receive a properly completed and duly executed letter of transmittal (and any other required documents) or an Agent's Message transmitted through ATOP, in each case on or prior to the Expiration Date.

        Your Representations to Us.    By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  you are acquiring exchange notes in the ordinary course of your business;

  •
  you are not engaged in, and you do not intend to engage in, and you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

  •
  you are transferring good and marketable title to the original notes free and clear of all liens, security interests, encumbrances, or rights or interests of others except your own;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of your exchange notes; and

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act. If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of original notes will not be considered valid and may be rejected by us. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

        We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

        Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        Any original notes tendered into the exchange agent's account at DTC that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by us in our sole discretion, if any, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will be credited back to the account maintained by the applicable DTC participant with such book-entry transfer facility.

Withdrawal of Tenders

        Tenders of original notes in the exchange offer may be withdrawn at any time on or prior to the Expiration Date.

        To be effective, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn original notes and must otherwise comply with DTC's procedures.

        If the original notes to be withdrawn have been identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon the exchange agent's receipt of written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures. Any failure to follow these procedures will not result in any original notes being withdrawn. The company and the exchange agent may reject any withdrawal request not in accordance with these procedures.

        All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered on or prior to the Expiration Date. Properly withdrawn original notes may be retendered by following the procedures described above under "—Procedures for tendering original notes" at any time on or prior to the Expiration Date.

        Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, promptly following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

        The exchange offer will not be subject to any conditions, other than:

  •
  that the exchange offer, or the making of any exchange by a holder of original notes, does not violate applicable law or any applicable interpretation of the staff of the SEC;

  •
  that applicable interpretations of the staff of the SEC regarding exchange offers of the type contemplated by this prospectus shall not have been changed, such that the exchange notes would not be generally free of the transfer restrictions of the Securities Act following consummation of the exchange offer;

  •
  the due tendering of original notes and the delivery to the exchange agent of the letter of transmittal or an Agent's Message (and all other required documents) in accordance with the exchange offer; and

  •
  that each holder of the original notes exchanged in the exchange offer shall have made the representations set forth above in "—Your Representations to Us" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or staff interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

        If we determine in our reasonable discretion that any of the conditions to the exchange offer are not satisfied, we may:

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders,

  •
  terminate the exchange offer,

  •
  extend the exchange offer and retain all original notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such original notes, or

  •
  waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

        If our waiver of an unsatisfied condition constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of the original notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

        U.S. Bank National Association, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. The exchange agent will not be (i) liable for any act or omission unless such act constitutes its own gross negligence or bad faith and in no event will the exchange agent be liable to a security holder, Starz, LLC, or any third party for special, indirect or consequential damages, or lost profits, arising in connection with the exchange offer or its duties and responsibilities related to the exchange offer; (ii) obligated to take any legal action with respect to the exchange offer which might in its judgment involve any expense or liability, unless it will be furnished with indemnity satisfactory to it; and (iii) liable or responsible for any statement contained in this prospectus.

        We may indemnify the exchange agent with respect to certain matters relating to the exchange offer.

        You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for other documents to the exchange agent as follows:

Delivery by Mail:
U.S. Bank National Association
60 Livingston Avenue—EP—MN—WS2N
St. Paul, MN 55107-2292
Attention: Specialized Finance

Courier or Overnight Delivery:
U.S. Bank National Association
111 Fillmore Avenue
St. Paul, MN 55107-1402
Attention: Specialized Finance

To Confirm by Telephone or for Information:
(651) 466-7150

Facsimile Transmissions:
(651) 466-7372

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by telecopy, telephone or in person by our or our affiliates' officers and regular employees.

        No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

        Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the tendering holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for the Exchange Offer

        The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The statement of operations, balance sheet and other financial data included in the following selected historical consolidated financial data as of December 31, 2011 and 2010 and for each year in the three-year period ended December 31, 2011 have been derived from the audited annual consolidated financial statements of Starz, LLC included elsewhere in this prospectus. The balance sheet data as of December 31, 2009 has been derived from the audited annual consolidated financial statements of Starz, LLC which are not included in this prospectus. The statement of operations, balance sheet and other financial data included in the following selected historical consolidated financial data as of and for the years ended December 31, 2008 and 2007 have been derived from the unaudited annual consolidated financial statements of Starz, LLC which are not included in this prospectus. The statement of operations and other financial data included in the following selected historical consolidated financial data for the nine months ended September 30, 2012 and 2011 and the balance sheet data as of September 30, 2012 have been derived from the unaudited interim consolidated financial statements of Starz, LLC included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data for the respective interim periods. The results of operations for the nine month period ended September 30, 2012 are not necessarily indicative of the results that might be expected for the full year ending December 31, 2012. The selected historical consolidated financial data presented below should be read in conjunction with the annual and interim consolidated financial statements included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Statement of Operations Data (in thousands)

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Revenue:
Programming networks and other services	$1,075,124	$1,025,554	$1,372,141	$1,380,349	$1,354,978	$1,253,081	$1,179,951
Home video net sales	133,372	155,900	241,892	224,988	167,619	160,140	133,361

Total Revenue	1,208,496	1,181,454	1,614,033	1,605,337	1,522,597	1,413,221	1,313,312
Costs and Expenses:
Programming (including amortization)	504,674	481,887	651,249	647,817	641,477	660,322	675,162
Production and acquisition (including amortization)	117,617	85,379	158,789	177,954	107,122	95,888	139,617
Home video cost of sales	40,261	43,130	62,440	69,815	63,296	83,420	59,351
Operating	38,876	41,829	53,703	73,260	79,963	75,122	99,873
Advertising and marketing	82,596	92,625	132,183	175,417	229,335	259,174	85,292
General and administrative	81,015	80,609	106,081	125,421	121,792	129,290	129,473
Phantom stock appreciation rights, long-term incentive plan and stock compensation	9,888	5,168	7,078	39,468	35,142	23,127	33,480
Depreciation and amortization	13,787	13,464	17,907	20,468	23,470	27,448	33,241
Impairment of goodwill and other assets	—	—	—	—	—	1,432,101	139,136

Total Costs and Expenses	888,714	844,091	1,189,430	1,329,620	1,301,597	2,785,892	1,394,625

Operating income (loss)	319,782	337,363	424,603	275,717	221,000	(1,372,671)	(81,313)
Other Income (Expense):
Interest expense, including amounts due to affiliates, net of amounts capitalized	(18,805)	(2,862)	(5,012)	(20,932)	(27,188)	(38,836)	(40,410)
Other income (expense), net	3,680	(4,821)	(3,505)	(542)	(4,719)	(6,899)	3,321

Income (loss) from continuing operations before income taxes	304,657	329,680	416,086	254,243	189,093	(1,418,406)	(118,402)
Income tax benefit (expense)	(100,572)	(136,592)	(172,189)	(98,764)	(71,006)	62,077	42,922

Income (loss) from continuing operations	$204,085	$193,088	$243,897	$155,479	$118,087	$(1,356,329)	$(75,480)

Balance Sheet Data (in thousands)

		As of December 31,
	As of September 30, 2012
		2011	2010	2009	2008	2007
	(unaudited)				(unaudited)	(unaudited)
Cash and cash equivalents	$846,462	$1,099,887	$315,652	$258,895	$117,997	$109,976
Program rights(1)	$744,675	$761,850	$734,077	$786,757	$841,794	$902,533
Total assets	$2,308,783	$2,603,175	$1,893,002	$2,022,595	$1,977,829	$3,374,915
Total debt(2)	$540,798	$545,044	$99,214	$582,458	$561,649	$554,577
Member's interest	$1,457,529	$1,651,484	$1,508,681	$1,469,898	$1,414,943	$2,352,356

 Other Financial Data (in thousands)

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Net cash provided by operating activities	$171,092	$203,637	$347,973	$191,139	$212,076	$95,823	$102,146
Net cash used in investing activities	$(7,870)	$(3,492)	$(7,723)	$(7,099)	$(10,018)	$(7,565)	$(14,206)
Net cash provided by (used in) financing activities	$(416,706)	$(49,810)	$444,002	$(128,414)	$(75,070)	$(81,318)	$(80,247)
Ratio of total debt to Adjusted OIBDA(3)	n/m	n/m	1.2x	0.3x	2.1x	5.1x	4.5x
Adjusted OIBDA(4)	$343,457	$355,995	$449,588	$335,653	$279,612	$110,005	$124,544

Selected Operating Data (in millions)

		As of December 31,
	As of September 30, 2012
		2011	2010	2009	2008	2007
Starz subscribers	20.8	19.6	18.2	16.9	17.7	16.3
Encore subscribers	34.3	33.2	32.8	30.6	31.7	30.7

(1)
Total of current and long-term program rights.

(2)
Total of current and long-term portions of debt and capital lease obligations.

(3)
Ratio is calculated based on total debt divided by Adjusted OIBDA.

(4)
The following table provides a reconciliation of total Adjusted OIBDA to income (loss) from continuing operations before income taxes (in thousands):

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted OIBDA	$343,457	$355,995	$449,588	$335,653	$279,612	$110,005	$124,544
Phantom stock appreciation rights, long-term incentive plan and stock compensation	(9,888)	(5,168)	(7,078)	(39,468)	(35,142)	(23,127)	(33,480)
Depreciation and amortization	(13,787)	(13,464)	(17,907)	(20,468)	(23,470)	(27,448)	(33,241)
Impairment of goodwill and other assets	—	—	—	—	—	(1,432,101)	(139,136)
Interest expense, including amounts due to affiliate, net of amounts capitalized	(18,805)	(2,862)	(5,012)	(20,932)	(27,188)	(38,836)	(40,410)
Other income (expense), net	3,680	(4,821)	(3,505)	(542)	(4,719)	(6,899)	3,321

Income (loss) from continuing operations before income taxes	$304,657	$329,680	$416,086	$254,243	$189,093	$(1,418,406)	$(118,402)

        For an explanation of Adjusted OIBDA, a non-GAAP financial measure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Adjusted Operating Income before Depreciation and Amortization (Adjusted OIBDA)."

RATIO OF EARNINGS TO FIXED CHARGES

	Nine months ended		Fiscal year ended
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008		December 31, 2007
Ratio of earnings to fixed charges	15.2x	56.9x	45.0x	11.0x	7.0x	n/m	(1)	n/m	(1)

(1)
For the years ended December 31, 2008 and 2007, earnings were insufficient to cover fixed charges by $1,419.7 million and $120.1 million, respectively, primarily due to the impairments of goodwill and other assets.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2012 and condensed consolidated statements of operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 are based on the historical consolidated financial statements of the Company. The unaudited pro forma condensed consolidated financial information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and corresponding notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements reflect certain known impacts of the transactions as described under "Use of Proceeds." The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the transactions described under "Use of Proceeds" as if they had occurred as of January 1, 2011.

        The unaudited pro forma condensed consolidated financial information set forth below has been derived from the consolidated financial statements of the Company for the year ended December 31, 2011 and for the nine months ended September 30, 2012 included elsewhere within this prospectus, and reflect certain assumptions that we believe are reasonable.

        These unaudited pro forma condensed consolidated financial statements reflect all other adjustments that, in the opinion of management, are necessary to present fairly the pro forma condensed consolidated balance sheet and results of operations of the Company for the periods indicated. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions as described under "Use of Proceeds" occurred on the date indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of our future consolidated financial condition or consolidated results of operations.

 STARZ, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2012
(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents(1)	$846,462	$(821,500)	$24,962
Program rights	459,449	—	459,449
Other current assets	289,123	—	289,123

Total current assets	1,595,034	(821,500)	773,534
Program rights	285,226	—	285,226
Other assets, net	428,523	—	428,523

TOTAL ASSETS	$2,308,783	$(821,500)	$1,487,283

LIABILITIES AND MEMBER'S INTEREST (DEFICIT) AND NONCONTROLLING INTERESTS
CURRENT LIABILITIES, including current portion of debt	$310,477	$—	$310,477

Total current liabilities	310,477	—	310,477
Debt(1)(2)	536,728	628,500	1,165,228
Other liabilities	9,468	—	9,468

TOTAL LIABILITIES	856,673	628,500	1,485,173
MEMBER'S INTEREST (DEFICIT)(1)(2)	1,457,529	(1,450,000)	7,529
NONCONTROLLING INTERESTS IN SUBSIDIARIES	(5,419)	—	(5,419)

Total member's interest (deficit) and noncontrolling interests	1,452,110	(1,450,000)	2,110

TOTAL LIABILITIES AND MEMBER'S INTEREST (DEFICIT) AND NONCONTROLLING INTERESTS	$2,308,783	$(821,500)	$1,487,283

 STARZ, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2012
(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
REVENUE:
Programming networks and other services	$1,075,124	—	$1,075,124
Home video net sales	133,372	—	133,372

Total Revenue	1,208,496	—	1,208,496
COSTS AND EXPENSES:
Programming (including amortization)	504,674	—	504,674
Production and acquisition (including amortization)	117,617	—	117,617
Home video cost of sales	40,261	—	40,261
Operating	38,876	—	38,876
Advertising and marketing	82,596	—	82,596
General and administrative	81,015	—	81,015
Long term incentive plan and stock compensation	9,888	—	9,888
Depreciation and amortization	13,787	—	13,787

Total Costs and Expenses	888,714	—	888,714

Operating income	319,782	—	319,782
Other Income (Expense):
Interest expense, net of amounts capitalized(3)	(18,805)	(14,467)	(33,272)
Other income	3,680	—	3,680

Income from continuing operations before income taxes	304,657	(14,467)	290,190
Income tax expense(5)	(100,572)	4,776	(95,796)

Income from continuing operations	$204,085	$(9,691)	$194,394

 STARZ, LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011
(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
REVENUE:
Programming networks and other services	$1,372,141	—	$1,372,141
Home video net sales	241,892	—	241,892

Total Revenue	1,614,033	—	1,614,033
COSTS AND EXPENSES:
Programming (including amortization)	651,249	—	651,249
Production and acquisition (including amortization)	158,789	—	158,789
Home video cost of sales	62,440	—	62,440
Operating	53,703	—	53,703
Advertising and marketing	132,183	—	132,183
General and administrative	106,081	—	106,081
Long term incentive plan and stock compensation	7,078	—	7,078
Depreciation and amortization	17,907	—	17,907

Total Costs and Expenses	1,189,430	—	1,189,430

Operating income	424,603	—	424,603
Other Expense:
Interest expense, net of amounts capitalized(4)	(5,012)	(40,380)	(45,392)
Other expense	(3,505)	—	(3,505)

Income from continuing operations before income taxes	416,086	(40,380)	375,706
Income tax expense(5)	(172,189)	16,711	(155,478)

Income from continuing operations	$243,897	$(23,669)	$220,228

        The unaudited pro forma adjustments to the accompanying historical financial information for the year ended December 31, 2011 and nine months ended September 30, 2012 are described below.

  (1)
  Pro forma adjustment for additional borrowings of $578.5 million under the senior secured revolving credit facility and cash dividend of $1,400.0 million to LMC resulting in (i) an increase in cash and debt of $578.5 million and (ii) a decrease in cash and member's interest of $1,400.0 million.

  (2)
  Pro forma adjustment for the distribution to LMC of the Company's Englewood, Colorado corporate office building and related building improvements and the subsequent lease back of such building and related building improvements from LMC resulting in a $50.0 million increase in debt and corresponding decrease in member's interest. The terms of such lease are still being negotiated. As such, the capital lease is estimated to be $50.0 million, which approximates the net book value of the building and building improvements at September 30, 2012.

  (3)
  Pro forma adjustment to (i) eliminate $8.1 million of historical interest expense and $3.3 million of historical amortization of debt issuance costs related to the senior secured term loan A and include (ii) $17.6 million of additional interest expense on the original notes, (iii) $7.4 million of interest expense on additional borrowings under the senior secured revolving credit facility, (iv) and $0.9 million in amortization of debt issuance costs related to the original notes. Interest expense on the senior secured revolving credit facility was estimated using the applicable rate at September 30, 2012 of 1.9655% and interest expense on the senior notes was calculated using the stated rate of 5.0%. Debt issuance costs of $8.0 million related to the original notes are being amortized over the seven year life of the notes.

  (4)
  Pro forma adjustment to (i) eliminate $1.5 million of historical interest expense related to the senior secured term loan A and include (ii) $25.0 million of interest expense on the original notes, (iii) $12.5 million of interest expense on additional borrowings under the senior secured revolving credit facility, (iv) $3.3 million write off of debt issuance costs related to the senior secured term loan A, and (v) $1.1 million in amortization of debt issuance costs related to the original notes. Interest expense on the senior secured revolving credit facility was estimated using the applicable interest rate at September 30, 2012 of 1.9655% and interest expense on the senior notes was calculated using the stated rate of 5.0%. Debt issuance costs of $8.0 million related to the original notes are being amortized over the seven year life of the notes.

  (5)
  Pro forma adjustment for the tax impact of the pro forma adjustments described in notes (4) and (5). The pro forma tax impact was calculated by using the historical effective tax rate for the year ended December 31, 2011 and for the nine months ended September 30, 2012.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Management's discussion and analysis, or MD&A, of the results of operations and financial condition is provided as a supplement to the audited annual consolidated financial statements and unaudited interim consolidated financial statements and notes thereto included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of operations. The information included in this MD&A should be read in conjunction with the annual and interim consolidated financial statements included in this prospectus as well as the financial data set forth under "Selected Historical Consolidated Financial and Other Data." For an overview of the Company and discussion of our business, including our key strategies and challenges, see "Business."

ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (ADJUSTED OIBDA)

        We evaluate performance and make decisions about allocating resources to our operating segments based on financial measures such as Adjusted OIBDA. We define Adjusted OIBDA as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, advertising and marketing costs and general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate our operating segments and make decisions about allocating resources among our operating segments. We believe that Adjusted OIBDA is an important indicator of the operational strength and performance of our operating segments, including each operating segment's ability to service debt and fund investments in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes phantom stock appreciation rights, long-term incentive plan and stock compensation and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income from continuing operations before income taxes, net income, net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The primary material limitations associated with the use of Adjusted OIBDA as compared to GAAP results are (i) it may not be comparable to similarly titled measures used by other companies in our industry, and (ii) it excludes financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing a reconciliation of Adjusted OIBDA to GAAP results to enable investors to perform their own analysis of our operating results.

        The tables below set forth, for the periods presented, certain historical financial information for our reportable segments (in thousands). See note 8 in our unaudited September 30, 2012 financial statements and note 13 in our audited December 31, 2011 financial statements included elsewhere herein for additional information regarding our reportable segments. We generally account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Revenue
Starz Channels	$960,994	$950,178	$1,269,924	$1,224,136	$1,188,901
Starz Distribution	223,646	207,748	310,927	367,477	306,332
Starz Animation	31,567	32,895	45,273	50,007	48,095
Inter-segment eliminations	(7,711)	(9,367)	(12,091)	(36,283)	(20,731)

	$1,208,496	$1,181,454	$1,614,033	$1,605,337	$1,522,597

Adjusted OIBDA
Starz Channels	$326,292	$327,847	$427,689	$416,390	$396,499
Starz Distribution	14,829	16,155	4,567	(66,182)	(107,533)
Starz Animation	(507)	(928)	(850)	(2,419)	(744)
Inter-segment eliminations	2,843	12,921	18,182	(12,136)	(8,610)

	$343,457	$355,995	$449,588	$335,653	$279,612

        The following table provides a reconciliation of Adjusted OIBDA to income from continuing operations before income taxes (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Adjusted OIBDA	$343,457	$355,995	$449,588	$335,653	$279,612
Phantom stock appreciation rights, long-term incentive plan and stock compensation	(9,888)	(5,168)	(7,078)	(39,468)	(35,142)
Depreciation and amortization	(13,787)	(13,464)	(17,907)	(20,468)	(23,470)
Interest expense, including amounts due to affiliates, net of amounts capitalized	(18,805)	(2,862)	(5,012)	(20,932)	(27,188)
Other income (expense), net	3,680	(4,821)	(3,505)	(542)	(4,719)

Income from continuing operations before income taxes	$304,657	$329,680	$416,086	$254,243	$189,093

RESULTS OF OPERATIONS—NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

        Operating results are as follows (in thousands, except as otherwise indicated):

	Nine Months Ended September 30,
			% Increase (Decrease)
	2012	2011
REVENUE
Programming networks and other services	$1,075,124	$1,025,554	4.8%
Home video net sales	133,372	155,900	(14.5)%

Total revenue	1,208,496	1,181,454	2.3%
COSTS AND EXPENSES
Programming (including amortization)	504,674	481,887	4.7%
Production and acquisition (including amortization)	117,617	85,379	37.8%
Home video cost of sales	40,261	43,130	(6.7)%
Operating	38,876	41,829	(7.1)%
Advertising and marketing	82,596	92,625	(10.8)%
General and administrative	81,015	80,609	0.5%
Long-term incentive plan and stock compensation	9,888	5,168	91.3%
Depreciation and amortization	13,787	13,464	2.4%

Total costs and expenses	888,714	844,091	5.3%

OPERATING INCOME	319,782	337,363	(5.2)%
OTHER INCOME (EXPENSE)
Interest expense, including amounts due to affiliate, net of amounts capitalized	(18,805)	(2,862)	557.1%
Other income (expense), net	3,680	(4,821)	(176.3)%

Income from continuing operations before income taxes	304,657	329,680	(7.6)%
Income tax expense	(100,572)	(136,592)	(26.4)%

Income from continuing operations	204,085	193,088	5.7%
Loss from discontinued operations, net of income taxes	—	(3,491)	(100.0)%

Net income	$204,085	$189,597	7.6%

	As of September 30,
Operating Data (in millions):	2012	2011
Starz subscriptions:
Fixed-rate subscriptions	12.6	9.0
Consignment subscriptions	8.2	10.0

Total Starz subscriptions	20.8	19.0

Encore subscriptions:
Fixed-rate subscriptions	22.6	19.4
Consignment subscriptions	11.7	13.4

Total Encore subscriptions	34.3	32.8

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2012 TO NINE MONTHS ENDED SEPTEMBER 30, 2011

Revenue

        Our revenue increased $27.0 million or 2.3% for the nine months ended September 30, 2012 as compared to the corresponding prior year period. Revenue for the nine months ended September 30, 2012 increased primarily as a result of increases in revenue for Starz Distribution and Starz Channels which were partially offset by a decrease in revenue for Starz Animation. Starz Channels' revenue represented 79.5% and 80.4% of our total revenue for the nine months ended September 30, 2012 and 2011, respectively.

        Revenue from Starz Channels increased $10.8 million or 1.1% for the nine months ended September 30, 2012 as compared to the corresponding prior year period. The Starz Channels' growth in revenue for the nine months ended September 30, 2012 resulted from a $28.4 million increase due to higher effective rates for the Starz Channels' services and a $17.6 million decrease in volume. The decrease in volume was due primarily to the non-renewal of the Netflix agreement which was partially offset by growth in the average number of subscriptions for the Starz Channels' services.

        The Starz and Encore networks are the primary drivers of Starz Channels' revenue. Starz average subscriptions increased 8.5% in 2012 and Encore average subscriptions increased 2.8% in 2012. The impact on revenue due to subscription increases is affected by the relative percentages of increases under consignment agreements and fixed-rate agreements. In this regard, as of September 30, 2012, subscriptions under fixed-rate agreements were 35.2 million while subscriptions under consignment agreements were 19.9 million. As of September 30, 2011, subscriptions under fixed-rate agreements were 28.4 million while subscriptions under consignment agreements were 23.4 million. The increase in fixed-rate subscriptions includes 3.9 million of subscriptions for certain affiliates which moved from consignment to fixed-rate agreements. Revenue from fixed-rate affiliation agreements represented 48.3% of Starz Channels' revenue for the nine months ended September 30, 2012 as compared to 43.3% of Starz Channels' revenue for the corresponding prior year period.

        Revenue from Starz Distribution increased $15.9 million or 7.7% for the nine months ended September 30, 2012 as compared to the corresponding prior year period. Such increase is primarily due to increased revenue from the Worldwide Distribution and Digital Media businesses which were offset by a decrease in revenue from the Home Video business. The Digital Media business experienced an increase in revenue from films released under the distribution agreement with TWC while the Home Video business experienced a decrease in revenue from the TWC films during the nine months ended September 30, 2012 as compared to the corresponding prior year period. Home video revenue was positively impacted in 2011 by the release of TWC's "The King's Speech," which won four Academy Awards®, including Best Picture, Best Actor, Best Director and Best Original Screenplay.

Programming

        Programming costs are our largest expense. Programming costs increased $22.8 million or 4.7% for the nine months ended September 30, 2012 as compared to the corresponding prior year period. Programming costs vary due to costs associated with original productions, the number of films licensed under our output and library programming agreements and the combination of box office results of films licensed under our output agreements and the cost per film paid under our library agreements. Programming costs for the nine months ended September 30, 2012 as compared to the prior year period have increased in large part due to increased exhibitions of our original programming content and the higher production cost (which resulted in higher amortization) of our 2012 original series as compared to our 2011 series. We expect that programming costs related to original programming will continue to increase in the future as we continue to invest in original content.

Production and Acquisition

        Production and acquisition costs primarily include the amortization of our investments in films and television programs and participation costs. The license fee associated with original productions is included in programming costs and all remaining production and acquisition costs for original productions are amortized to production and acquisition costs based on the proportion that current revenue bears to an estimate of our ultimate revenue for each original production. The amount of production and acquisition costs that we will incur for original productions is impacted by both the number of original productions and the various distribution rights that we acquire or retain for these productions. Participation costs represent amounts paid or due to participants under agreements we have whereby Starz Distribution distributes content in which a participant has an ownership interest in the content (e.g., TWC, AMC Networks, producers or writers of our original programming, etc.).

        Production and acquisition costs increased $32.2 million or 37.8% for the nine months ended September 30, 2012 as compared to the corresponding prior year period. The increase in production and acquisition costs is primarily due to an increase in participation costs. The increase in participation costs is due to an increase in Starz Distribution's revenue and a higher gross margin in 2012 on films distributed for TWC which was primarily the result of higher advertising and marketing costs in 2011 as described below.

Advertising and Marketing

        Advertising and marketing costs decreased $10.0 million or 10.8% for the nine months ended September 30, 2012 as compared to the corresponding prior year period due primarily to a decrease in advertising and marketing for Starz Distribution. Advertising and marketing for Starz Distribution was higher in 2011 primarily as a result of the home video release of The King's Speech. Advertising and marketing for Starz Channels was relatively flat for the nine months ended September 30, 2012 as compared to the corresponding prior year period. We expect that advertising expenses related to original programming will increase in future periods as we continue to invest in our original content with the goal of 50 hours of new original programming each year.

General and Administrative

        General and administrative expenses increased $0.4 million or 0.5% for the nine months ended September 30, 2012 as compared to the corresponding prior year period. General and administrative expenses were 6.7% and 6.8% of revenue for the nine months ended September 30, 2012 and 2011, respectively.

Interest Expense

        Interest expense increased $15.9 million or 557.1% for the nine months ended September 30, 2012 as compared to the corresponding prior year period due to $505.0 million of borrowings that we made under our senior secured credit facilities in November of 2011. On September 13, 2012, the Company and Starz Finance Corp. co-issued $500.0 million of 5% Senior Notes due September 15, 2019. The Company used the net proceeds and cash on hand to repay the $500.0 million term loan under the Senior Secured Credit Facilities.

Income Taxes

        We had income from continuing operations of $304.7 million and $329.7 million and income tax expense of $100.6 million and $136.6 million for the nine months ended September 30, 2012 and 2011, respectively. Our effective tax rate was 33.0% and 41.4% for the nine months ended September 30, 2012 and 2011, respectively.

        Our effective tax rate differs from the U.S. federal income tax rate of 35% as a result of changes in our valuation allowance for deferred taxes, state and local taxes and Starz Media Group, LLC's election, effective April 1, 2012, to convert itself from a limited liability company ("LLC") treated as a corporation to a LLC treated as a partnership for U.S. federal and state income tax purposes. As a result of the conversion, we recognized a capital loss on the deemed liquidation of Starz Media. Based on the relevant accounting literature, we had not previously recorded a benefit for the tax basis in the stock of Starz Media. The capital loss of $101.3 million (as tax effected) is being carried forward and is recorded as a long term deferred tax asset. We do not believe that it is more likely than not that we would be able to generate any capital gains to utilize any of this capital loss carryforward as a stand-alone taxpayer and as such, we have recorded a full valuation allowance against this capital loss.

        In addition, under current U.S. federal and state tax law, LLCs treated as partnerships are not subject to income tax at the entity level. As such, the election to convert Starz Media to be treated as a partnership for income tax purposes resulted in the reversal of deferred tax assets related to Starz Media's deductible temporary differences of $16.9 million and the reversal of a valuation allowance offsetting these deferred tax assets of $16.9 million. Also, a deferred tax asset of $7.1 million was recorded for the difference between the book basis and the tax basis of our investment in Starz Media as of April 1, 2012.

        Our effective tax rate also differs from the U.S. federal income tax rate of 35% for 2011 as a result of changes in our valuation allowance for deferred taxes and state and local taxes.

RESULTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

        Operating results are as follows (in thousands, except as otherwise indicated):

	Year Ended December 31,			% Increase (Decrease)
	2011	2010	2009	'11 vs '10	'10 vs '09
REVENUE
Programming networks and other services	$1,372,141	$1,380,349	$1,354,978	(0.6)%	1.9%
Home video net sales	241,892	224,988	167,619	7.5%	34.2%

Total revenue	1,614,033	1,605,337	1,522,597	0.5%	5.4%
COSTS AND EXPENSES
Programming (including amortization)	651,249	647,817	641,477	0.5%	1.0%
Production and acquisition (including amortization)	158,789	177,954	107,122	(10.8)%	66.1%
Home video cost of sales	62,440	69,815	63,296	(10.6)%	10.3%
Operating	53,703	73,260	79,963	(26.7)%	(8.4)%
Advertising and marketing	132,183	175,417	229,335	(24.6)%	(23.5)%
General and administrative	106,081	125,421	121,792	(15.4)%	3.0%
Phantom stock appreciation rights, long-term incentive plan and stock compensation	7,078	39,468	35,142	(82.1)%	12.3%
Depreciation and amortization	17,907	20,468	23,470	(12.5)%	(12.8)%

Total costs and expenses	1,189,430	1,329,620	1,301,597	(10.5)%	2.2%

OPERATING INCOME	424,603	275,717	221,000	54.0%	24.8%
OTHER EXPENSE
Interest expense, including amounts due to affiliate, net of amounts capitalized	(5,012)	(20,932)	(27,188)	(76.1)%	(23.0)%
Other expense, net	(3,505)	(542)	(4,719)	546.7%	(88.5)%

Income from continuing operations before income taxes	416,086	254,243	189,093	63.7%	34.5%
Income tax expense	(172,189)	(98,764)	(71,006)	74.3%	39.1%

Income from continuing operations	243,897	155,479	118,087	56.9%	31.7%
Income (loss) from discontinued operations, net of income taxes	(7,486)	3,315	1,253	(325.8)%	164.6%

Net income	$236,411	$158,794	$119,340	48.9%	33.1%

	As of December 31,
Operating Data (in millions):	2011	2010	2009
Starz subscriptions:
Fixed-rate subscriptions	9.4	8.6	5.8
Consignment subscriptions	10.2	9.6	11.1

Total Starz subscriptions	19.6	18.2	16.9

Encore subscriptions:
Fixed-rate subscriptions	19.6	19.5	13.4
Consignment subscriptions	13.6	13.3	17.2

Total Encore subscriptions	33.2	32.8	30.6

COMPARISON OF YEAR ENDED DECEMBER 31, 2011 TO YEAR ENDED DECEMBER 31, 2010

Revenue

        Our revenue increased $8.7 million or 0.5% in 2011 as compared to 2010 due primarily to a $45.8 million increase from Starz Channels and a decrease in our intersegment eliminations of $24.2 million. Such increases were partially offset by decreases in revenue from Starz Distribution of $56.6 million and Starz Animation of $4.7 million. Starz Channels' revenue represented 78.7% and 76.3% of our total revenue in 2011 and 2010, respectively.

        Revenue from Starz Channels increased $45.8 million or 3.7% in 2011 as compared to 2010 as a result of increases in the average number of subscriptions for the Starz Channels' services as well as rate increases. The 2011 increase in revenue from Starz Channels is comprised of $25.0 million due to growth in the average number of subscriptions for Starz Channels' services and $20.8 million due to higher effective rates for Starz Channels' services.

        The Starz and Encore networks are the primary drivers of Starz Channels' revenue. Starz average subscriptions increased 8.8% in 2011 while Encore average subscriptions increased 4.0% in 2011. The impact on revenue due to the subscription increases is affected by the relative percentages of increases under consignment (per subscriber) agreements and fixed-rate affiliation agreements. In this regard, as of December 31, 2011, subscriptions under fixed-rate agreements were 29.0 million while subscriptions under consignment agreements were 23.8 million. As of December 31, 2010, subscriptions under fixed-rate affiliation agreements were 28.1 million while subscriptions under consignment agreements were 22.9 million. Revenue from fixed-rate affiliation agreements represented 43.2% of Starz Channels' 2011 revenue as compared to 35.7% of Starz Channels' 2010 revenue.

        The decrease in revenue from Starz Distribution was primarily due to the decision to shut down our theatrical business in 2010 which was partially offset by an increase in revenue from titles distributed for TWC and our original programming (primarily our Spartacus franchise).

        The intersegment eliminations revenue was lower in 2011 primarily as a result of the number and box office results of films released by Overture Films which were exhibited on Starz Channels' networks.

Programming

        Programming costs are our largest expense. Programming costs increased $3.4 million or 0.5% in 2011. Programming costs vary due to costs associated with original productions, the number of films licensed under our output and library programming agreements and the combination of box office results of films licensed under our output agreements and the cost per film paid under our library agreements. Costs for our original programming increased by $14.8 million in 2011. Offsetting the increase in original programming during 2011 is a $32.3 million favorable variance due to fewer films licensed offset by a $20.9 million increase in the cost of films licensed.

Production and Acquisition

        Production and acquisition costs primarily include the amortization of our investments in films and television programs and participation costs. The license fee associated with original productions is included in programming costs and all remaining production and acquisition costs for original productions are amortized to production and acquisition costs based on the proportion that current revenue bears to an estimate of our ultimate revenue for each original production. The amount of production and acquisition costs that we will incur for original productions is impacted by both the number of original productions and the various distribution rights that we acquire or retain for these productions. Participation costs represent amounts owed to various parties who share in the profitability from the distribution of a film or television program.

        Production and acquisition costs decreased $19.2 million or 10.8% in 2011 primarily as a result of a $33.7 million decrease in impairment charges. Revisions we made in our ultimate revenue estimates resulted in impairments of $12.9 million in 2011 as compared to impairments of $46.6 million in 2010. The decrease in impairment charges was partially offset by an increase in participation costs for films that we distribute under our agreement with TWC.

Advertising and Marketing

        Advertising and marketing costs decreased $43.2 million or 24.6% in 2011 due primarily to the shut down of our theatrical business. We expect that advertising and marketing costs related to our original programming will increase in the future as we continue to invest in our original content.

General and Administrative

        General and administrative expenses decreased $19.3 million or 15.4% in 2011 primarily as a result of the shut down of our theatrical business in 2010. General and administrative expenses were 6.6% and 7.8% of revenue in 2011 and 2010, respectively.

Phantom Stock Appreciation Rights, Long Term Incentive Plan and Stock Compensation

        Phantom stock appreciation rights, long term incentive plan and stock compensation expense decreased $32.4 million or 82.1% in 2011 due primarily to amounts paid in 2010 in excess of amounts accrued to settle all outstanding phantom stock appreciation rights held by our founder and former chief executive officer.

Interest Expense

        Interest expense decreased $15.9 million or 76.1% in 2011 as compared to 2010. Such decrease was primarily attributable to a decrease in interest on debt due to affiliate as a result of the contribution of the corresponding affiliate receivables from our parent company, LMC, to us on September 30, 2010 in connection with a corporate restructuring. As a result of the contribution, the affiliate debt and related interest expense are eliminated in consolidation effective September 30, 2010.

Income Taxes

        We had pre-tax income from continuing operations of $416.1 million and $254.2 million and income tax expense of $172.2 million and $98.8 million in 2011 and 2010, respectively. Our effective tax rate was 41.4% and 38.8% in 2011 and 2010, respectively. Our effective tax rate differs from the U.S.

federal income tax rate of 35% primarily as a result of state and local and foreign taxes. The 2011 tax rate was also impacted by a change in our valuation allowance.

COMPARISON OF YEAR ENDED DECEMBER 31, 2010 TO YEAR ENDED DECEMBER 31, 2009

Revenue

        Our revenue increased $82.7 million or 5.4% in 2010 as compared to 2009 due primarily to a $61.1 million increase from Starz Distribution, a $35.2 million increase from Starz Channels and a $1.9 million increase from Starz Animation. Such increases were partially offset by an increase in our intersegment eliminations of $15.5 million. Starz Channels' revenue represented 76.3% and 78.1% of our total revenue in 2010 and 2009, respectively.

        Revenue from Starz Channels increased $35.2 million or 3.0% in 2010 as compared to 2009 as a result of increases in the average number of subscriptions for the Starz Channels' services as well as rate increases. The 2010 increase in revenue from Starz Channels is comprised of $19.1 million due to growth in the average number of subscriptions for Starz Channels' services and $16.1 million due to higher effective rates for Starz Channels' services.

        The Starz and Encore networks are the primary drivers of Starz Channels' revenue. Starz average subscriptions were relatively flat in 2010 while Encore average subscriptions increased 1.2% in 2010. The impact on revenue due to subscription increases is affected by the relative percentages of increases under consignment (per subscriber) agreements and fixed-rate affiliation agreements. As of December 31, 2010, subscriptions under fixed-rate agreements were 28.1 million while subscriptions under consignment agreements were 22.9 million. As of December 31, 2009, subscriptions under fixed-rate affiliation agreements were 19.2 million while subscriptions under consignment agreements were 28.3 million. The 2010 increase in fixed-rate subscriptions includes 7.3 million of subscriptions for certain distributors which moved from consignment to fixed-rate agreements. Revenue from fixed-rate affiliation agreements represented 35.7% of Starz Channels' 2010 revenue as compared to 34.4% of Starz Channels' 2009 revenue.

        Revenue from Starz Distribution was positively impacted in 2010 by our original programming (primarily our Spartacus franchise) and the number of films released by Overture Films which were distributed by our Home Video, Digital Media and Worldwide Distribution business units. Such positive impacts were partially offset by the decision to shut down our theatrical business in 2010. The inter-segment eliminations were higher in 2010 primarily as a result of the number and box office results of films released by Overture Films which were exhibited on Starz Channels' networks.

Programming

        Programming costs increased $6.3 million or 1.0% in 2010 due primarily to a $20.6 million increase in original programming aired during the period. In addition to the costs associated with original productions, programming costs vary based on the number of films licensed under our output and library programming agreements and the combination of box office results of films licensed under our output agreements and the cost per film paid under our library agreements. Accordingly, offsetting the increase in original programming during 2010 is a $27.9 million favorable variance due to fewer films licensed offset by a $13.6 million increase in the cost of films licensed.

Production and Acquisition

        Production and acquisition costs primarily include the amortization of our investments in films and television programs and participation costs. The license fee associated with original productions is included in programming costs and all remaining production and acquisition costs for original productions are amortized to production and acquisition costs based on the proportion that current revenue bears to an estimate of our ultimate revenue for each original production. The amount of production and acquisition costs that we will incur for original productions is impacted by both the number of original productions and the various distribution rights that we acquire or retain for these productions.

        Production and acquisition costs increased $70.8 million or 66.1% in 2010 as a result of increases for Overture Films' titles of $37.8 million, Starz Distribution titles of $26.1 million, and original productions of $6.9 million. The increases for Overture Films and Starz Distribution titles were largely impacted by revisions we made in our ultimate revenue estimates, which resulted in impairments of $46.6 million in 2010 as compared to impairments of $15.7 million in 2009.

Advertising and Marketing

        Advertising and marketing costs decreased $53.9 million or 23.5% in 2010 due primarily to the shut down of our theatrical business. We expect that advertising and marketing costs will increase in the future as we continue to promote our original programming.

General and Administrative

        General and administrative expenses increased $3.6 million or 3.0% in 2010 primarily as a result of costs associated with the shut down of our theatrical business. General and administrative expenses were 7.8% and 8.0% of revenue in 2010 and 2009, respectively.

Interest Expense

        Interest expense decreased $6.3 million or 23.0% in 2010 as compared to 2009. Such decrease was primarily attributable to a decrease in interest on debt due to affiliate as a result of the contribution of the corresponding affiliate receivables from our parent company, LMC, to us on September 30, 2010 in connection with a corporate restructuring. As a result of the contribution, the affiliate debt and related interest expense are eliminated in consolidation effective September 30, 2010.

Income Taxes

        We had pre-tax income from continuing operations of $254.2 million and $189.1 million and income tax expense of $98.8 million and $71.0 million in 2010 and 2009, respectively. Our effective tax rate was 38.8% and 37.6% in 2010 and 2009, respectively. Our effective tax rate differs from the U.S. federal income tax rate of 35% primarily as a result of state and local and foreign taxes.

LIQUIDITY AND CAPITAL RESOURCES

        As of September 30, 2012, our cash and cash equivalents totaled $846.5 million. Substantially all of our cash and cash equivalents are invested in U.S. Treasury securities, other government securities or government guaranteed funds, AAA rated money market funds and other highly rated commercial paper.

        Our potential sources of liquidity are available cash balances, net cash provided by operating activities and borrowings under our senior secured revolving credit facility. We generated positive net cash provided by operating activities of $171.1 million, $348.0 million, $191.1 million and $212.1 million for the nine months ended September 30, 2012 and the years ended December 31, 2011, 2010 and 2009, respectively.

        Our primary uses of cash are payments under our programming output and other agreements and production costs for our original programming, home video and other content, which are included as a reduction of net cash provided by operating activities. Cash paid under our programming output and other programming agreements totaled $366.4 million, $554.3 million, $532.6 million, and $552.2 million for the nine months ended September 30, 2012, and the years ended December 31, 2011, 2010, and 2009, respectively. Cash paid for original programming, home video and other content totaled $195.0 million, $213.7 million, $117.0 million and $140.8 million for the nine months ended September 30, 2012, and the years ended December 31, 2011, 2010, and 2009, respectively. We plan to make additional investments in original programming in the future. Payments made under our long-term incentive plan and the timing of tax payments made to LMC negatively impacted cash provided by operating activities in 2012. For the nine months ended September 30, 2012, we made cash payments of $126.6 million for income taxes and $33.4 million under our long-term incentive plan as compared to cash payments of $44.8 million for income taxes and $7.7 million under our long-term incentive plan in 2011. During 2010, we also made a non-recurring payment of $149.6 million to settle all remaining phantom stock appreciation rights held by the founder and former CEO of Starz Entertainment which negatively impacted our net cash provided by operating activities. We expect that we will be able to use a combination of cash on hand, net cash provided by operating activities and borrowings under our senior secured revolving credit facility to fund our future cash needs.

        On November 16, 2011, we closed our $1,500.0 million senior secured credit facilities with a group of banks. Such facilities are comprised of a $1,000.0 million senior secured revolving credit facility and a $500.0 million senior secured term loan A. On November 18, 2011, we borrowed $500.0 million under the senior secured term loan A and $5.0 million under the senior secured revolving credit facility. On September 13, 2012, we closed the offering of $500.0 million of 5% senior notes, the net proceeds of which were used together with cash on hand to repay and terminate the senior secured term loan A.

        In connection with the Spin Off, LMC currently contemplates that the Company will distribute approximately $1.8 billion in cash to LMC (inclusive of distributions in the aggregate of $600.0 million paid as follows: $100.0 million on July 10, 2012, $250.0 million on August 17, 2012, $50.0 million on September 4, 2012 and $200.0 million on November 16, 2012), funded by a combination of cash on hand and borrowings under our senior secured revolving credit facility (under which $995 million was available to be drawn as of September 30, 2012). See "Summary—LMC Relationship and Recent Developments" for additional information. The senior secured credit facilities contain certain covenants, including a covenant that limits our maximum leverage ratio, as defined in the credit agreement, to not more than 4.75 to 1.00 through December 31, 2013 and 4.25 to 1.00 thereafter. In addition, investments in unrestricted subsidiaries, as defined it the credit agreement, shall not exceed $150.0 million during the term of the credit agreement (starting on the closing date of November 16, 2011). Starz Entertainment is the sole guarantor and restricted subsidiary under the senior secured credit facilities. The senior secured credit facilities mature on November 16, 2016. See "Description of Other Indebtedness" for additional information.

        As of September 30, 2012, Starz Entertainment had outstanding loans receivable from Starz Media and Anchor Bay Entertainment, each of which are unrestricted subsidiaries, totaling $59.1 million.

CONTRACTUAL OBLIGATIONS

        We are required to make future payments under various contracts, including long-term output licensing agreements, affiliation agreements, debt agreements, lease agreements, long-term incentive plans and various other agreements, Information concerning the amount and timing of required payments related to our contractual obligations at December 31, 2011 is summarized below (these contractual obligations are grouped in the same manner as they are classified in the consolidated statements of cash flows in order to provide a better understanding of the nature of the obligations and to provide a basis for comparison to historical information):

	Payments due by period (in thousands)
	Total	Less than 1 year	2 - 3 years	4 - 5 years	After 5 years
Operating activities:
Programming rights	$813,952	$443,150	$202,515	$109,780	$58,507
Affiliation agreements	96,548	29,824	26,724	20,000	20,000
Investment in films and television programs	200,450	200,450	—	—	—
Long-term incentive and deferred compensation plans	41,196	35,107	6,089	—	—
Operating lease obligations	28,115	5,487	11,474	8,674	2,480
Purchase orders and other obligations	194,465	163,597	25,723	5,145	—
Interest related to total debt	9,670	2,099	3,487	2,446	1,638
Financing activities:
Repayments of total debt	545,044	4,129	58,969	465,010	16,936
Investing activities:
Purchases of property and equipment	—	—	—	—	—

Total	$1,929,440	$883,843	$334,981	$611,055	$99,561

Obligations for Operating Activities

        We have entered into an exclusive long-term licensing agreement for theatrically released films from the Walt Disney Company ("Disney") studios through 2015. The agreement provides us with exclusive pay TV rights to exhibit qualifying theatrically released live-action and animated feature films from Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels. Theatrically released films from DreamWorks Studios and Miramax Films are not licensed to us under the agreement. In addition, we are obligated to pay programming fees for all qualifying films that are released theatrically in the United States by Sony Pictures Entertainment Inc.'s Columbia Pictures, Screen Gems and Sony Pictures Classics ("Sony") through 2016, subject to certain limitations. The programming fees to be paid by us to Disney and Sony are based on the quantity and domestic theatrical exhibition receipts of qualifying films. We have also entered into agreements with a number of other motion picture producers and are obligated to pay fees for the rights to exhibit certain films that are released by these producers.

        The unpaid balance for film rights related to films that were available at September 30, 2012 is reflected in accrued liabilities and in other liabilities in our consolidated balance sheet. As of September 30, 2012, such liabilities aggregated $70.5 million and are payable as follows: $63.7 million in 2012 and $6.8 million in 2013.

        Under the agreements with Disney and Sony, we are obligated to pay fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by us until some future date. In addition, as of September 30, 2012, we have agreed to pay Sony (i) a total of $95.0 million in two equal annual installments in 2013 and 2014, and (ii) a total of $120.0 million in three equal annual installments beginning in 2015. The estimated amounts payable under our program license agreements, including the Disney and Sony agreements, which have not been accrued as of September 30, 2012, are as follows: $30.2 million in 2012; $359.7 million in 2013; $73.7 million in 2014; $58.9 million in 2015; $51.5 million in 2016 and $58.2 million thereafter.

        The Company is also obligated to pay fees for films that have not yet been released in theatres. The Company is unable to estimate the amounts to be paid under these output agreements for films that have not yet been released in theatres; however, such amounts are expected to be significant.

        LMC guarantees our obligations under certain of our output agreements. At September 30, 2012, LMC's guarantees for obligations under these agreements for films that have been released in theatres aggregated $446.2 million. LMC's guarantee amount for films that have not yet been released in theatres is not determinable.

Obligations for Financing Activities

Guarantee Commitments

        Our subsidiary, Starz Media Canada Co. ("Canada Co."), entered into an agreement with the Ontario government whereby Canada Co. is eligible to receive funds under the Canadian Next Generation of Jobs Fund Grant through the termination date of March 31, 2014. Starz Entertainment entered into a guarantee for any amounts owed to the Ontario government under the grant if Canada Co. does not meet its obligation. The maximum amount of the grant available and the guarantee is $23.0 million. The Ontario government can demand payment from Starz Entertainment if Canada Co. does not perform any of its obligations. The maximum potential amount payable under the guarantee is $10.5 million at September 30, 2012 and Starz Entertainment has accrued $8.4 million related to this guarantee as of September 30, 2012. We sold a controlling interest in Canada Co. on March 3, 2011. The terms of the guarantee have not changed.

        In January 2011, Anchor Bay Entertainment entered into a five-year license agreement with TWC for the distribution, by our Home Video and Digital Media businesses, of certain of TWC's theatrical releases. Anchor Bay Entertainment earns a fee for the distribution of such theatrical releases. Starz Entertainment guarantees Anchor Bay Entertainment's advance payments to TWC under this agreement up to $50.0 million.

        Starz Entertainment is the guarantor on two noncancelable operating leases in which Starz Media, LLC and Film Roman, respectively, are the tenant. The maximum potential amount payable under these guarantees is $14.1 million at September 30, 2012. Starz Entertainment does not currently expect to have to perform under these obligations. The leases expire in 2014 and 2016, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

        In September 2011, the Financial Accounting Standards Board amended the Accounting Standards Codification as summarized in Accounting Standards Update ("ASU") 2011-08—Intangibles—Goodwill and Other (Topic 350). ASU 2011-08 allows entities to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permissible. The adoption of ASU 2011-08 did not have an impact on our consolidated financial statements.

CRITICAL ACCOUNTING ESTIMATES

        The following represents a discussion of our critical accounting estimates. For information regarding our significant accounting policies, see note 2 to our consolidated financial statements for the year ended December 31, 2011.

Program Rights

        Programming costs are our most significant individual operating cost. Program rights for films and television programs exhibited by Starz Channels are generally amortized on a film-by-film basis over the anticipated number of exhibitions. We estimate the number of exhibitions based on the number of exhibitions allowed in the agreement and the expected usage of the content. We generally have rights to two separate windows (typically a 16 to 18 month period under the first window and a 12 to 13 month period for the second window) under our pay-television output agreements. For films with multiple windows, the license fee is allocated between the first and second window based upon the proportionate estimated value of each window. We have allocated a substantial portion of the programming costs to the first window as first-run content is believed to have greater appeal to subscribers when it is newer and therefore deemed to have greater value to us in acquiring and retaining subscribers. Certain other program rights are amortized to expense using the straight-line method over the respective lives of the agreements.

        Additionally, we allocate programming costs associated with our original productions between the pay television window and the ancillary revenue markets (e.g., home video, digital platforms, international television, etc.) based on the estimated relative fair values of these markets. Costs allocated to the pay television window are amortized to expense over the anticipated number of exhibitions for each original production while costs associated with the ancillary revenue markets are amortized to expense based on the proportion that current revenue from the original productions bears to an estimate of the remaining unrecognized revenue (ultimate revenue). Estimates of fair value for the pay television and ancillary markets involve uncertainty as well as estimates of ultimate revenue.

        Changes in management's estimate of the anticipated exhibitions of films, television programs and original productions on our networks and the estimate of ultimate revenue could result in the earlier recognition of our programming costs than anticipated. Conversely, scheduled exhibitions may not capture the appropriate usage of the program rights in current periods which would lead to the write-off of additional program rights in future periods and have a significant impact on our future results of operations and our financial position.

Impairment of Goodwill

        We test goodwill annually for impairment at December 31 or more frequently if indicators of potential impairment exist. At December 31, 2011, we utilized a qualitative assessment for determining whether the first step of the goodwill impairment analysis was necessary. In evaluating goodwill on a qualitative basis, we considered whether there were any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environment and how these factors might impact our performance in future periods. This qualitative assessment involves a significant amount of judgment on the part of management.

        If step one is necessary, the fair value of each reporting unit in which goodwill resides is compared to its carrying value. Fair value is estimated by considering sale prices for similar assets or by discounting estimated future cash flows from such asset using an appropriate discount rate. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination. At December 31, 2011, our qualitative assessment indicated that step one of the goodwill impairment analysis was not necessary. For 2010 and 2009 we performed step one of the goodwill impairment analysis. Based on our annual impairment test in 2010 and 2009, the excess of the estimated fair value of the reporting unit over its carrying value was significant. We used a discounted cash flow analysis, prepared by management, to perform step one. The cash flow projections used in our analysis represent management's best estimate of the future cash flows for the reporting unit. Had our fair value estimate been 10% lower, we still would not have triggered a failure of the first step.

        Goodwill impairment tests require a high degree of judgment with respect to estimates of future cash flows and discount rates as well as other assumptions. Accordingly, any value ultimately derived from our reporting units may differ from our estimate of fair value.

Carrying Value of Investments in Films and Television Programs

        Investment in films and television programs includes the cost of completed films, television programs and original productions which we have produced or for which we have acquired distribution rights, as well as the cost of films, television programs or original productions in production, pre-production and development. Investment in films and television programs is stated at the lower of unamortized cost or estimated fair value on an individual film basis. Investment in films and television programs is amortized to production and acquisition costs using the individual-film-forecast method, whereby the costs are charged to expense and royalty, participation and residual costs are accrued based on the proportion that current revenue from the films, television programs and original productions bears to an estimate of the remaining unrecognized ultimate revenue. Estimates of ultimate revenue involve uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management's future revenue estimates. We periodically review revenue estimates and revise our assumptions as necessary, which impacts the timing of amortization expense. Significant revisions to our revenue estimates could also be an indicator that a film is impaired.

        Investment in films and television programs is reviewed for impairment on a title-by-title basis when an event or change in circumstances indicates that a film, television program or original production may be impaired. The estimated fair value for each title is determined using the discounted estimated future cash flow of each title. If the estimated fair value of a film, television program or original production is less than its unamortized cost, the excess of unamortized cost over the estimated fair value is charged to expense. Considerable management judgment is necessary to estimate the fair value of investment in films and television programs. Changes in these estimates could significantly impact the impairment analysis in the future.

Valuation of Deferred Tax Assets

        We are required to estimate the amount of tax payable for the current year and the deferred income tax assets and liabilities for the future tax consequences of events that have been reflected in our financial statements or tax returns. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. Our ability to realize deferred tax assets depends upon the generation of sufficient future taxable income and tax planning strategies. We may be required to record additional valuation allowances against our deferred tax assets in the future if our assumptions and estimates change which would result in additional income tax expense. Management evaluates the realizability of our deferred tax assets quarterly.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk in the normal course of business due to our ongoing financial and operating activities. Market risk refers to the risk of loss arising from adverse changes in stock prices and interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings.

        We are exposed to changes in interest rates as a result of borrowings used to maintain our liquidity and fund our operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. We manage our exposure to interest rates by maintaining what we believe is an appropriate mix of fixed and variable rate debt and by entering into interest rate swap and collar arrangements when we deem appropriate.

        As of December 31, 2011, our debt is comprised of the following amounts (in thousands):

Variable rate debt		Fixed rate debt
Principal amount	Weighted avg. interest rate	Principal amount	Weighted avg. interest rate
$505,000	2.5346%	$40,044	5.5%

        As noted above, our outstanding debt at December 31, 2011 was primarily variable rate debt. On September 13, 2012, we closed the offering of $500.0 million of original notes, the net proceeds of which were used together with cash on hand to repay and terminate the senior secured term loan A which had a variable interest rate. The $500.0 million of original notes have a fixed rate of 5% and are due in 2019. We have borrowing capacity at September 30, 2012 and December 31, 2011 of $995.0 million under the senior secured revolving credit facility at variable rates. We expect to utilize borrowings under the senior secured revolving credit facility and cash on hand to pay the remaining portion of the currently contemplated $1,800.0 million cash dividend to LMC which will result in a mix of fixed and variable rate debt.

        We are exposed to foreign exchange rate risk on certain of our original productions that are produced in foreign countries. We mitigate this foreign exchange rate risk by entering into forward contracts and other types of derivative instruments as deemed appropriate. As of September 30, 2012 and December 31, 2011, the fair market value of our outstanding derivative instruments related to foreign currencies was insignificant. We are also exposed to foreign exchange rate risk on our foreign operations; however, this risk is not deemed significant to our overall business.

GEOGRAPHIC DATA

        Revenue generated outside of the United States represented 4%, 4% and 3% of consolidated revenue for each of the years ended December 31, 2011, 2010 and 2009, respectively. Net long-lived assets outside the United States were none and $4.3 million as of December 31, 2011 and 2010, respectively, and in 2010 related entirely to discontinued operations as discussed in Note 3 to the annual consolidated financial statements included elsewhere in this prospectus.

 BUSINESS

COMPANY OVERVIEW

        Starz LLC's principal businesses are conducted by our wholly-owned subsidiaries Starz Entertainment and Film Roman, and our majority-owned subsidiary Starz Media. Our operations are managed by and organized around our Starz Channels, Starz Distribution and Starz Animation operating segments.

Starz Entertainment

        Starz Entertainment's principal business includes the operations of our Starz Channels' operating segment. Starz Entertainment's financial results also include the ancillary revenue and expenses related to Starz Channels' original programming content that is managed within our Starz Media subsidiary. Starz Entertainment pays Starz Media a distribution fee for managing its original content.

Starz Media and Other Businesses

        Starz Media and Other Businesses include the operations of our Starz Distribution and Starz Animation operating segments. As discussed above, the ancillary revenue and expenses of the Starz Channels' original programming content is managed by Starz Media through the Starz Distribution operating segment for a distribution fee. Starz Distribution includes our Home Video, Digital Media and Worldwide Distribution businesses. Starz Animation includes the operations of Film Roman, a leading animation studio.

STRENGTHS

        We expect the following competitive strengths to continue to drive our operating performance, strengthen our market position and continue to differentiate our services from competitors:

        Comprehensive service offering with compelling value proposition to distributors and consumers.    Starz Channels' 17 linear networks, complemented by On Demand and internet services, enable our distributors to offer an attractive array of content in multiple formats, including standard definition, high definition and 3D, and across multiple platforms, to our target consumer demographic at attractive price points.

        Our flagship Starz network was the second most watched premium television network during the nine months ended September 30, 2012 based on average total day viewers, according to Nielsen. Starz On Demand ranked second among over 780 On Demand services in total play time, according to Rentrak during the nine month period ending September 30, 2012. We believe that our brand and networks inspire strong loyalty among our subscribers, with 88% of Starz subscribers saying that they "love" or "like" the service and 17% saying that they "couldn't live without it" according to a 2012 Three, Inc. survey of premium subscribers commissioned by Starz Entertainment. Also, Starz subscribers are less likely than other premium subscribers to say they'll cancel their subscription in the next 6 months according to a 2011 survey conducted by Kadence International commissioned by Starz Entertainment.

        We believe that as a result of our value proposition and support from our distributors, such as inclusion in certain of our distributor's more popular programming packages, our Starz and Encore networks have increased their subscriber base from December 31, 2007 to September 30, 2012 by approximately 28% and 12%, respectively, while U.S. multichannel households have only increased by approximately 4% from December 31, 2007 to September 30, 2012, according to SNL Kagan.

        Secured long-term, exclusive theatrical content.    Starz Channels has exclusive long-term output licensing agreements with Disney and Sony to air first-run theatrical movies released by their studios through 2015 and 2016, respectively. We also source, on a long-term basis, library content from many of Hollywood's major studios, including Sony, Fox, Warner Brothers, MGM and Universal. The rights we license on an exclusive basis during our license periods include linear television, On Demand and internet, among others, as well as all formats, including standard definition, high definition and 3D.

        Growing lineup of successful original programming.    Our original programming team is led by our CEO Chris Albrecht. Mr. Albrecht has over 30 years of experience in the television industry and has produced some of the most culturally important and broadly appealing television series in history. Mr. Albrecht, while he was Chairman and Chief Executive Officer and President of Original Programming at HBO, was on the team that produced some of the most popular original programming series, including Sex and the City, The Sopranos and Band of Brothers, among others. Recent examples of our original programming include Spartacus, our highly successful original series which completed its third season in March 2012, our critically acclaimed series, Boss, which premiered its second season in August 2012 and Magic City which premiered in April 2012.

        In 2011, Starz Channels aired four original series (Spartacus: Gods of the Arena, Camelot, Torchwood, and Boss) and will air three original series in 2012 (Spartacus: Vengeance, Magic City, and Boss), representing a relatively small portion of our total programming lineup. Over time, we plan to increase our original programming so that our viewers will have an opportunity to see a new Starz original program or a new season of an existing Starz original throughout the year. We plan to do this in a cost effective manner with a focus on growing our Adjusted OIBDA and net cash provided by operating activities. We believe that continued expansion of our original programming offering will further differentiate our services from our competitors, increase viewer satisfaction and strengthen our brand.

        At times, we retain certain rights to exploit our original programming in the home video, digital (internet) and non-pay television ancillary markets both in the U.S. and around the world. These ancillary markets create downstream revenue opportunities for our Home Video, Digital Media and Worldwide Distribution business units and contribute to the financial results of Starz Entertainment.

        Long-term relationships with multichannel video distributors.    We have long-term relationships with the largest multichannel video distributors in the U.S., including Comcast, DIRECTV, DISH Network, Time Warner Cable, Charter, Cox, Cablevision, AT&T and Verizon. We have maintained uninterrupted carriage and have been consistently successful in renewing our affiliation agreements with our distributors in the past. We provide increasingly broad content offerings and services to help drive the profitability of these distributors. Many of these distributors have included Starz and Encore networks in some of their best performing programming packages. This favorable packaging has translated into growth of 3.9 million Starz subscribers and 3.7 million Encore subscribers since year end 2009, demonstrating the strength of our business in spite of difficult recent economic conditions.

        Consistently strong financial performance with recurring revenue from affiliation agreements.    Starz Entertainment has established a track record of delivering consistently strong financial performance with recurring revenue from affiliation agreements, characterized by revenue and Adjusted OIBDA growth, attractive margins, modest capital investment and strong generation of net cash provided by operating activities, due to the following key factors:

  •
  As mentioned above, long-term relationships with our distributors have provided us with favorable packaging of our services in many of our distributors most popular programming packages, resulting in strong growth in subscribers to our networks and increased revenue.

  •
  Starz Entertainment's revenue has also increased as our affiliation agreements generally provide for contractual rate increases or rate increases tied to annual increases in the Consumer Price Index. Supporting the stability of Starz Entertainment's revenue, approximately 48% of Starz

    Channels' revenue for the nine months ended September 30, 2012 is earned under affiliation agreements with its distributors that provide for a fixed monthly payment.

  •
  Starz Entertainment's programming costs have declined in recent years as a percentage of revenue, due to a declining number of output titles and lower amortization of fixed payments made under our output licensing agreements.

  •
  Starz Entertainment's other expenses, which include production and acquisition costs, home video cost of sales, operating expenses, advertising and marketing costs and general and administrative expenses, are 17% and 16% of Starz Entertainment's revenue for the year ended December 31, 2011 and for the nine months ended September 30, 2012, respectively.

  •
  Very low capital expenditures, representing less than 1% and 8% of Starz Entertainment's revenue for the year ended December 31, 2011 and the nine months ended September 30, 2012.

        Proven and experienced management team.    Our senior management team includes a seasoned group of executives, each with over 20 years of experience, many of whom have a long tenure with us or bring extensive expertise in premium subscription television, cable and satellite television and content production from leading companies including HBO, The Walt Disney Studios, DIRECTV, AT&T Broadband, Viacom Inc. and Adelphia Communications. We believe that our combination of tenured veterans and executives with strong industry experience provide us with significant competitive advantages that will allow us to continue to build our business and innovate for the future.

        Integrated entertainment company.    Through our Starz Channels, Home Video, Digital Media and Worldwide Distribution business units, we are able to maintain control, and maximize the profitability of our original programming content and its marketing and distribution in pay television and ancillary markets both domestically and internationally. Our integrated business units are able to nurture the success of our original productions in the home video, digital (internet) and non-pay television ancillary markets, and we are not reliant on other parties to distribute content on our behalf.

STRATEGY

        Our mission is to be a leading global entertainment brand providing powerful and immersive experiences. To that end, our goal is to provide our distributors and their subscribers with high-quality, differentiated premium video services available on multiple viewing platforms. We also intend to utilize our integrated business units to exploit our original programming content in the home video, digital (internet) and non-pay television markets.

        The key items in our strategy are as follows:

        Expand our original programming lineup.    We will continue to create a differentiated product offering focused on hit Hollywood movies and exclusive, compelling original content. Over time, we plan to expand our offering of exclusive original programming content, with such content to be aired year round on our Starz Channels. The investment in original content will help balance our mix of content between movies and original series. We believe the increased amount of original programming will deepen our brand relevance and help support subscriber growth as this content is exclusive to Starz. We believe it will also enhance our distributor relationships, as well as deliver additional revenue opportunities for our Home Video, Digital Media and Worldwide Distribution business units.

        At times, to reduce our financial exposure and risks associated with new productions, we intend to utilize co-financing, co-production and/or distribution arrangements and other financing structures with third parties. For example, our recent multi-year agreement with BBC Worldwide Limited enables us to share financial exposure for high quality new productions, while providing Starz subscribers more original programming and delivering ancillary revenue streams from domestic distribution of produced titles for our Home Video, Digital Media and Worldwide Distribution business units. Da Vinci's Demons, the first original series greenlit under this agreement, began production in 2012.

        Renew and extend affiliation agreements with key distributors.    We continue to negotiate new agreements or extend current agreements with our key distributors. By continuing to expand our original series content, strengthening our brand positioning and investing in platform technology (for example, our development of new online streaming platforms for "authenticated" subscribers that are confirmed to have a linear subscription to our services), we expect to be in a position to renew these agreements.

        Rationalize valuable digital rights with both traditional distributors as well as other online video distributors.    We seek to monetize the digital rights we control for our exclusive original programming content and those under our programming licensing agreements with the major studios. We look to do this to the fullest extent possible while maintaining wholesale pricing consistent with the premium nature of our services. We seek opportunities to license services to our traditional distribution partners, targeting authenticated subscribers, as well as online video providers to the extent such online video providers include our services in a premium programming tier. In furtherance of our digital strategy, we have recently launched new online streaming platforms for personal computers and iOS devices with one of our distributors and will continue to launch such platforms (including Android and other devices) with our other distributors in the future.

        Continue to invest in Starz brand.    We intend to continue to focus our marketing efforts on improving the recognition of our brand as a premier provider of premium entertainment, including compelling original series, as well as first run and classic Hollywood movies. To enhance our brand recognition, we intend to continue to focus our marketing investment on original series, and utilize cross-channel advertising with our multichannel video distributors, advertising in select print outlets, online advertising (including social networks) and outdoor billboards in major cities.

        We face certain key challenges in our attempt to achieve our strategic goals, including:

  •
  Our ability to renew and extend affiliation agreements with key distributors on favorable terms. Affiliation agreements accounting for approximately 30% of Starz Channels' revenue for the nine months ended September 30, 2012 are set to expire or are subject to renegotiation in the fourth quarter of 2012. A substantial majority of the 30% is accounted for by two distributors who exercised options to renegotiate their affiliation agreements. Recently, we agreed to multi-year extensions with these two distributors. The financial terms of the extensions are generally less favorable than the financial terms in the prior affiliation agreements. These less favorable financial terms would have resulted in an approximate reduction of 3% of Starz Channels' revenue for the nine months ended September 30, 2012, on a proforma basis had the extended agreements been in effect on January 1, 2012. Each of these agreements provide for contractually agreed upon increases in the amounts we receive on an annual basis beginning on the first anniversary of the extensions.

  •
  Potential loss of subscribers due to economic conditions and competition from other networks and other video programming services.

  •
  Our ability to continue to acquire or produce affordable programming content, including original programming content that appeals to our distributors and our viewers. In December 2012, Disney informed us that they would not extend their licensing agreement with us beyond its expiration on December 31, 2015. We will continue to receive films from Disney's Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels through December 31, 2015 with initial license periods for such films extending into 2017. We are evaluating our options with respect to replacement of the Disney content following expiration of the licensing agreement, including the production of additional original content.

  •
  Potential consolidation of our distributors.

  •
  Increased rates paid by our distributors to carry broadcast networks and sports networks may make it more difficult for consumers to afford premium video services.

  •
  Our distributor's willingness to market our networks and other services.

  •
  Our ability to react to changes in viewer habits related to technologies such as DVRs, video-on-demand, internet-based content delivery, Blu-ray players and mobile devices.

        A discussion regarding our operating segments follows:

STARZ CHANNELS

Programming Networks

        Starz Channels is a leading provider of premium subscription video programming to U.S. multichannel video distributors, including cable operators (such as Comcast and Time Warner Cable), satellite television providers (such as DIRECTV and Dish Network), and telecommunications companies (such as AT&T and Verizon). Starz Channels' flagship premium networks are Starz and Encore. As of September 30, 2012, these networks were available for subscription in approximately 100 million U.S. multichannel households, defined as households subscribing to services offered by multichannel video distributors, as well as over the internet, and served approximately 55 million subscribers. Our third network, MoviePlex, offers a variety of library content, art house, independent films and classic movies. Starz and Encore, along with MoviePlex, air over 1,000 movies monthly across 17 linear networks complemented by On Demand and internet services.

        The table below depicts our 17 existing linear networks and highlights some of their key characteristics:

        Our flagship Starz network was the second most watched premium television network during the nine months ended September 30, 2012, based on average total day viewers, according to Nielsen. Starz On Demand ranked second among over 780 On Demand services in total play time, according to Rentrak during the nine month period ending September 30, 2012.

        Premium networks, like Starz and Encore, air recently released and library film content, along with original series and specials, commercial free. Premium networks are offered by multichannel video distributors to their subscribers either on a fixed monthly price as part of a programming tier or package or on an à la carte basis. Subscribers to premium networks have the exclusive opportunity to watch "first run" or new movies, when they are first aired on linear television after their initial theatrical release.

Demographics

        Our Starz networks are packaged in the premium tier of services across multichannel video and other distributors and target a balanced representation of men and women in the 25-54 age group who are parents, have higher levels of education and higher income ($50,000+ annually). Our Encore networks are packaged in both lower level digital tiers and together with our Starz networks in premium tiers depending on the distributor. Encore targets male adults in the 35-50 age group (more targeted for the theme channels) with higher income ($50,000+ annually). MoviePlex is packaged primarily in lower digital tiers and together with Encore networks depending on the distributor. Together with its theme channels, IndiePlex and RetroPlex, MoviePlex targets a broad age range of men and women 35 and older with higher income ($50,000+ annually).

        We believe that our brand and networks inspire strong loyalty among our subscribers, with 88% of Starz subscribers saying that they "love" or "like the service" and 17% saying that they "couldn't live without it" according to a 2012 Three, Inc. survey of premium subscribers commissioned by Starz Entertainment. Also, Starz subscribers are less likely than other premium subscribers to say they'll cancel their subscription in the next 6 months according to a 2011 survey conducted by Kadence International commissioned by Starz Entertainment.

Affiliation Agreements

        Our networks are distributed pursuant to affiliation agreements with multichannel video distributors. These agreements require us to deliver programming that meets certain standards and volume of first-run films. We earn revenue under these agreements based on either:

  •
  the number of subscribers who receive our programming multiplied by rates specified in the agreements (51.7% and 56.8% of Starz Channels' revenue for nine months ended September 30, 2012 and the year ended December 31, 2011, respectively), or

  •
  a fixed monthly payment (48.3% and 43.2% of Starz Channels' revenue for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively).

        Distributors report the number of subscribers to our networks and pay us for our services, generally on a monthly basis. We have had long-term relationships with the largest multichannel video distributors in the U.S., including: Comcast, DIRECTV, DISH Network, Time Warner Cable, Charter, Cox, Cablevision, AT&T and Verizon. The agreements are generally structured to be multi-year agreements with staggered expiration dates.

        We work with our distributors to increase the number of subscribers to our networks. To accomplish this, we may help fund the distributors' efforts to market our programming networks or we may permit distributors to offer limited promotional periods without payment of subscriber fees. We believe these efforts will increase our subscribers, improve the awareness of our programming networks and ultimately increase our revenue and margins over the term of our affiliation agreements. We believe that as a result of our value proposition and support from our distributors, such as inclusion in certain of our distributor's more popular programming packages, our Starz and Encore networks have increased their subscriber base from December 31, 2007 to September 30, 2012 by approximately 28%

and 12%, respectively, while the number of U.S. multichannel households have only increased by approximately 4% from December 31, 2007 to September 30, 2012, according to SNL Kagan.

        As of September 30, 2012, we had 20.8 million Starz linear channel subscribers and 34.3 million Encore linear channel subscribers. Our subscriber numbers do not include subscribers who receive our programming over the internet or who receive our programming free as part of a promotional offer.

        Our existing affiliation agreements expire at various dates through 2019. Failure to renew important affiliation agreements, or the termination of those agreements, could have a material adverse effect on our business, and, even if affiliation agreements are renewed, there can be no assurance that renewal rates will equal or exceed the rates that are currently being charged. We have not historically failed to renew an agreement, although agreements have sometimes expired before the renewal was fully negotiated and finalized or continued on a month-to-month basis (in such cases, paid carriage of our programming networks continued unaffected during the periods in which the agreements were being negotiated). We did not renew our affiliation agreement with Netflix which expired in the first quarter of 2012. The expiration of our Netflix agreement will not have a material adverse effect on our business, financial condition or results of operations.

        For the nine months ended September 30, 2012 and the year ended December 31, 2011, revenue received under affiliation agreements with Comcast, DIRECTV and DISH Network each accounted for at least 10% of Starz Channels' revenue.

Programming

        The programming on our networks includes programming that we license from studios and other rights holders and original programming that we control, either through outright ownership or through licensing arrangements. Programming costs represents our single largest expense.

Output and Other Content License Agreements

        The majority of the content on our programming networks consists of films that have been released theatrically. We have exclusive long-term first-run output licensing agreements with Disney and Sony for all qualifying films released theatrically by these companies' movie studios. Our licensing agreements cover all qualifying films that are released theatrically in the U.S. by studios owned by Disney through 2015 and all qualifying films that are released theatrically in the U.S. by studios owned by Sony through 2016. The rights we license from Disney and Sony on an exclusive basis during our license periods include linear television, On Demand and internet, among others.

        Under these agreements, our networks have valuable exclusive rights to air new movies on our linear television channels, On Demand or over the internet for 16-18 months beginning 8-13 months after their initial theatrical release. We also receive a second exhibition period of 12-13 months which generally begins approximately five years following the end of the initial exhibition period. No other network, internet streaming or other video service may air or stream these recent releases during our two windows and no other subscription service may air or stream these releases between our windows. Examples of recent Hollywood blockbusters that are exclusively aired or will be aired by our networks in 2012 and early 2013 include Pirates of the Caribbean: On Stranger Tides, Cars 2, 21 Jump Street, The Girl with the Dragon Tattoo, Moneyball and The Amazing Spiderman.

        We have licensed theatrical titles from Disney since 1994. We currently license films released by Disney under the Disney, Touchstone, Pixar and Marvel labels. We do not license films produced by DreamWorks or Miramax Films that are released by Disney. Our licensing agreement with Sony, which began in 2001, includes all titles released under the Columbia, Screen Gems and Sony Classics labels.

        We also license library content comprised of older, previously released theatrical films from many of Hollywood's major studios, including Sony, Fox, Warner Brothers, MGM and Universal. In addition to theatrical films, we license made for television movies, series and other content from studios, production companies or other rights holders. We license library content primarily on an exclusive basis, with virtually the same and, in some cases, more expansive exhibition rights than our output agreements. The rights agreements for our licensed content are of varying duration and generally permit our programming networks to exhibit these films, series and other programming during certain window periods.

        A summary of our significant output and library programming agreements follows:

Summary of Significant Output Programming Agreements		Summary of Significant Library Programming Agreements
Studio	Term(1)	Studio	Term

Sony	12/2016	Lionsgate	09/2025
Disney (aka Buena Vista)	12/2015	Sony Pictures	11/2020
Anchor Bay Films	Indefinite	MGM	06/2018
		Warner Brothers	01/2017
		Universal	02/2016
		Twentieth Century Fox	08/2013

(1)
Dates based on initial theatrical release.

Original Programming

        We contract with independent production companies, including Pacific Renaissance, Lionsgate Television and BBC Worldwide Limited, among others, to produce the majority of the original programming that appears on our networks. These contractual arrangements provide us with either:

  •
  Outright ownership of the programming, in which case we hold all rights to the content,

  •
  An exclusive U.S. pay television license and other ancillary rights to specific territories for specified periods of time, or

  •
  An exclusive U.S. pay television license.

        A summary of our original programming series that have aired or will air on the Starz network is as follows:

Original Series/Key Cast	Air Date	Ownership Rights	Description

Black Sails (Key Cast: Toby Stephens, Hanna New, Luke Arnold)	1Q'14	All Rights	Executive Producer Michael Bay's story chronicles the adventures of fabled buccaneer Captain Flint and his men. Threatened with extinction on all sides, they fight for the survival of New Providence Island, the most notorious criminal haven of its day—a debauched paradise teaming with pirates, prostitutes, thieves and fortune seekers, a place defined by both its enlightened ideals and its stunning brutality.

Magic City Season 2 (Key Cast: Jeffrey Dean Morgan, Olga Kurylenko, Danny Huston)	3Q'13	All Rights

In Season 2, Ike Evans risks everything in a life and death battle to rid his Miramar Playa Hotel of the mob and Ben "The Butcher" Diamond. But will the price of his victory be too high? For what will it profit a man if he gains the whole world and loses his soul?

Da Vinci's Demons (Key Cast: Tom Riley, Laura Haddock, Lara Pulver)	2Q'13	All Rights U.S.; English Speaking Canada

In a world where thought and faith are controlled, Leonardo Da Vinci fights to set knowledge free. The tortured genius defies authority and throws himself into the future, forever changing the fate of mankind.

Spartacus: War of the Damned (Key Cast: Liam McIntyre, Manu Bennett, Dustin Clare)	1Q'13	All Rights	Having lost a significant part of his army (and friends) in the Season 2 finale, Spartacus must make the decision to carry on and march toward Rome or forego his vengeance and return home to Thrace.

Boss Season 2 (Key Cast: Kelsey Grammer, Connie Nielsen, Kathleen Robertson)	3Q'12	U.S. Pay TV Only

Mayor Tom Kane's grip on Chicago is more intense than ever. After nearly losing his career, his family and his mind, Kane turns to solidifying his power. Through all this, Kane struggles to keep his debilitating brain disease in check in his quest for the last thing that matters to him—his legacy.

Magic City (Key Cast: Jeffrey Dean Morgan, Olga Kurylenko, Danny Huston)	2Q'12	All Rights

Miami Beach, New Year's Eve, 1959. Castro's rebels seize Havana while the Kennedys, the mob and the CIA all hold court at the luxurious Miramar Playa Hotel. This is Ike Evans' place, and he used mob boss, Ben "The Butcher" Diamond, to finance it. With diving clowns by day and escorts at night, nothing's what it seems in Magic City.

Original Series/Key Cast	Air Date	Ownership Rights	Description

Spartacus: Vengeance (Key Cast: Liam McIntyre, Lucy Lawless, Manu Bennett, Peter Mensah)	1Q'12	All Rights

On the heels of the bloody escape from the House of Batiatus that concluded "Spartacus: Blood and Sand," the gladiator rebellion continues and begins to strike fear into the heart of the Roman Republic.

Boss Season 1 (Key Cast: Kelsey Grammer, Connie Nielsen, Kathleen Robertson)	4Q'11	U.S. Pay TV Only

Mayor of Chicago, Tom Kane knows what his city needs and isn't afraid to use any means necessary to get things done, but when a degenerative brain disorder starts ripping away his personality he can no longer trust his memory, allies, or even himself.

Torchwood (Key Cast: John Barrowman, Mekhi Phifer, Eve Myles)	3Q'11	U.S. Pay TV Only	Season 4 of the popular British series; one day, all across the world, nobody dies; the result: a population boom, overnight; but this can't be a natural event—someone's got to be behind it.

Camelot (Key Cast: Jamie Campbell Bower, Joseph Fiennes, Eva Green)	2Q'11	All Rights U.S.

In the wake of King Uther's sudden death, chaos threatens to engulf Britain. When the sorcerer Merlin has visions of a dark future, he installs the young and impetuous Arthur, Uther's unknown son and heir.

Spartacus: Gods of the Arena (Key Cast: John Hannah, Lucy Lawless, Dustin Clare)	1Q'11	All Rights	The House of Batiatus is on the rise, basking in the glow of its infamous champion Gannicus; prequel to Spartacus: Blood & Sand.

The Pillars of the Earth (Key Cast: Rufus Sewell, Ian McShane, Donald Sutherland)	3Q'10	U.S. Pay TV Only	Mini-series of the popular Ken Follett novel of the same name.

Party Down Season 2 (Key Cast: Adam Scott, Megan Mullally, Ken Marino)	2Q'10	All Rights	Comedy about Hollywood wannabees working for a catering company.

Gravity (Key Cast: Krysten Ritter, Ivan Sergei, Eric Shaeffer)	2Q'10	All Rights	Dark comedy about a group of eccentric individuals in an out-patient program for suicide survivors.

Original Series/Key Cast	Air Date	Ownership Rights	Description

Spartacus: Blood & Sand (Key Cast: Andy Whitfield, Lucy Lawless, John Hannah)	1Q'10	All Rights	Graphic and visceral series about the Roman Republic's most infamous rebel.

        The third season of our Spartacus franchise, Spartacus: Vengeance, premiered in January 2012 averaging over 5 million viewers per episode. The first season of Spartacus, Spartacus: Blood and Sand, performed exceptionally well on our Starz network. According to Nielsen, Spartacus: Blood and Sand attracted approximately 12 million viewers over the entire season's first run (81 airings) and over 18 million orders to date on Starz On Demand. The second season built on the success of the first season with even better ratings. Spartacus: Gods of the Arena, according to Nielsen, ranked as the number one rated Friday show on cable among adults (18+) for all six episode premieres. Spartacus: Gods of the Arena is also the highest rated Starz original series to date. The first two seasons of this series have also performed well for our Home Video, Digital Media and Worldwide Distribution business units. In home video, Spartacus: Blood and Sand has sold approximately 1.4 million units since its release in September 2010 and Spartacus: Gods of the Arena has sold approximately 810,000 units since its release in September 2011. Spartacus: Blood and Sand is in the top six for home video releases of new television series, in terms of first week unit sales, since 2008. Spartacus: Blood and Sand has been licensed by our Worldwide Distribution business unit to over 200 territories representing over 60 distinct licenses. Of these licenses, 80% have committed to all current and future seasons of Spartacus. For our Digital Media business unit, the Spartacus social media games on Facebook generated over 4.6 million downloads.

        Viewership for the first season of Magic City averaged over 3 million viewers per episode and, according to Nielsen, ranked in the top 10 rated cable programs among adults (18+) on the Friday for each of the 8 episode premieres. Viewership for the first season of Boss averaged 2.9 million viewers per episode and, according to Nielsen, 4 of the first season's 8 episodes ranked in the top 20 rated cable programs among adults (18+) on the Friday for each of those episode premieres. Viewership for the second season of Boss averaged 1.1 million viewers per episode and, according to Nielsen, it ranked in the top 50 cable programs among adults (18+) for 7 of the 10 episodes. In November 2012, we made the decision to not renew Boss for a third season.

        In 2011, Starz Channels aired four original programming series (Spartacus: Gods of the Arena, Camelot, Torchwood, and Boss) and will air a total of three original programming series in 2012 (Spartacus: Vengeance, Magic City, and Boss), representing a relatively small portion of our total program hours. Over time, we plan to increase our original programming so that our viewers will have an opportunity to see a new Starz original program or a new season of an existing Starz original throughout the year. We plan to do this in a cost effective manner with a focus on growing our Adjusted OIBDA and net cash provided by operating activities. We believe that continued expansion of our original programming offering will further differentiate our services from our competitors, increase viewer satisfaction and strengthen our brand.

        To reduce our financial exposure and risks associated with new productions, we may utilize co-financing, co-production and/or distribution arrangements and other financing structures with third parties. For example, our recent multi-year agreement with BBC Worldwide Limited enables us to share financial exposure for high quality new productions, while providing Starz subscribers more original programming and delivering ancillary revenue streams from domestic distribution of produced titles for our Home Video, Digital Media and Worldwide Distribution business units. Da Vinci's Demons, the first original series greenlit under this agreement, began production in 2012.

        At times, we retain certain rights to exploit our original programming in the home video, digital (internet) and non-pay television ancillary markets both in the U.S. and around the world. These ancillary markets create downstream revenue opportunities for our Home Video, Digital Media and Worldwide Distribution business units.

Transmission

        We uplink our programming to five non-preemptible, protected transponders on three satellites positioned in geo-synchronous orbit. These satellites feed our signals to various swathes of the Americas. We lease these transponders under long-term lease agreements. These transponder leases have termination dates ranging from 2018 to 2021. We transmit to these satellites from our uplink center in Englewood, Colorado.

        We have made arrangements at a third party facility to uplink certain of our networks to these satellites in the event we are unable to do so from our uplink center. However, we currently do not have a backup facility that allows us to uplink all of our networks (including the ability to uplink high-definition signals).

Competition

        Our programming networks operate in highly competitive markets. We compete with other programming networks, including premium television network providers HBO/Cinemax, Showtime and EPIX, for viewing and subscribership by each distributor's customer base. Our networks compete not only with other programming networks and other content available from our distributors, but also with over-the-air broadcast television, internet-based video and other online services, mobile services, radio, print media, motion picture theaters, DVDs, and other sources of information and entertainment.

        We also compete with other content providers to secure desired entertainment programming. The success of our business depends on our ability to license and produce content for our programming networks that is adequate in quantity and quality and will generate satisfactory subscriber levels. Most of our original programming and all of our licensed programming are obtained through agreements with other parties that have produced or own the rights to such programming. Other programming networks that are affiliated with programming sources such as movie or television studios or own film libraries may have a competitive advantage over us in this area. With respect to the acquisition of programs and movies that are not produced by or specifically for networks, our competitors include national broadcast television networks, local broadcast television stations, video-on-demand programs and other cable programming networks. Online video distributors have also emerged as competitors for the acquisition of content or the rights to distribute content. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.

Regulatory Matters

        In the U.S., the FCC regulates broadcasters, the providers of satellite communications services and facilities for the transmission of programming services, the cable television systems and multichannel video programming distributors ("MVPDs") that distribute such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems in the U.S. are also regulated by municipalities or other state and local government authorities. Cable television systems are currently subject to federal rate regulation on the provision of basic service, except where subject to effective competition under FCC rules, which has become increasingly widespread. Continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for programming services. Regulatory carriage requirements also could adversely affect the number of channels available to carry our programming networks.

Regulation of Carriage of Broadcast Stations

        The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable system's channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect our programming networks by limiting the carriage of our services in cable systems with limited channel capacity.

Closed Captioning

        The Telecommunications Act of 1996 also required the FCC to establish rules and an implementation schedule to ensure that video programming is fully accessible to the hearing impaired through closed captioning. The rules adopted by the FCC require substantial closed captioning, with only limited exemptions. On January 12, 2012, the FCC adopted regulations pursuant to the Twenty-First Century Communications and Video Accessibility Act of 2010 that require, among other things, video programming owners to send caption files for internet protocol ("IP") delivered video programming to video programming distributors and providers along with program files. The IP delivered programming captioning requirements will be implemented over a four year period beginning on March 30, 2012. As a result, we may incur additional costs for closed captioning.

Commercial Advertisement Loudness Mitigation ("CALM") Act

        Congress enacted the Commercial Advertisement Loudness Mitigation ("CALM") Act in 2010. The CALM Act directs the FCC to incorporate into its rules and make mandatory a technical standard that is designed to prevent digital television commercial advertisements from being transmitted at louder volumes than the program material they accompany. The FCC's CALM Act implementing regulations are effective on December 13, 2012. Although the FCC's CALM Act regulations place the primary compliance responsibility on MVPDs, the FCC's "safe harbor" compliance approach, which requires programmers to issue "widely available" CALM Act compliance certifications to MVPDs, effectively shifts that responsibility to programmers.

Copyright Regulation

        We are required to obtain any necessary music performance rights from the rights holders. These rights generally are controlled by the music performance rights organizations of the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI) and the Society of European Stage Authors and Composers (SESAC), each with rights to the music of various artists.

A-La-Carte Proceeding

        In 2004, the FCC's Media Bureau conducted a notice of inquiry proceeding regarding the feasibility of selling video programming services "a-la-carte," i.e. on an individual or small tier basis. The Media Bureau released a report in 2004, which concluded that a-la-carte sales of video programming services would not result in lower video programming costs for most consumers and that they would adversely affect video programming networks. In 2006, the Media Bureau released a new report which stated that the 2004 report was flawed and which concluded that a-la-carte sales could be in the best interest of consumers. Although the FCC's authority to mandate a-la-carte sales has been questioned, its endorsement of the concept could encourage Congress to consider proposals to mandate

a-la-carte sales or otherwise seek to impose greater regulatory controls on how programming is sold by MVPDs. Our services that are distributed in tiers or packages of programming services would experience decreased distribution if a-la-carte carriage were mandated.

Satellites and Uplink

        In general, authorization from the FCC must be obtained for the construction and operation of a communications satellite. The FCC authorizes utilization of satellite orbital slots assigned to the U.S. by the World Administrative Radio Conference. Such slots are finite in number, thus limiting the number of carriers that can provide satellite transponders and the number of transponders available for transmission of programming services. At present, however, there are numerous competing satellite service providers that make transponders available for video services. The FCC also regulates the earth stations uplinking to and/or downlinking from such satellites.

Program Access

        Because overlapping attributable interests continue to exist in entities owning cable systems, we remain subject to the FCC's program access and antidiscrimination rules. As part of the FCC's 2008 order approving LMC's acquisition of a controlling interest in DirecTV, the FCC imposed program access conditions on LMC and its affiliated entities, including us. Under this order, as amended by the FCC's October 5, 2012 order allowing the general restrictions on exclusive contracts to expire, we are required to make our programming services available to all MVPDs on nondiscriminatory terms and conditions. In 1998, the FCC revised its program licensing rules by implementing a damages remedy in situations where the defendant knowingly violates the regulations and by establishing a timeline for the resolution of complaints, among other things.

Internet Services

        To the extent that our programming services are distributed through Internet-based platforms, we must comply with various federal and state laws and regulations applicable to online communications and commerce. Congress and individual states may consider additional legislation addressing online privacy and other issues.

Proposed Changes in Regulation

        The regulation of programming services, cable television systems, DBS providers, broadcast television licensees and Internet-distributed services is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be materially adversely affected by future legislation, new regulation or deregulation.

STARZ DISTRIBUTION

        Our Starz Distribution operating segment includes the operations of our Home Video, Digital Media and Worldwide Distribution businesses.

Sales and Distribution

        Our Home Video business unit, through our majority-owned subsidiary Anchor Bay Entertainment, sells or rents DVDs (standard definition and Blu-ray) under the Anchor Bay and Manga brands, in the U.S., Canada, United Kingdom and Australia and other international territories to the extent we have rights to such content in international territories. Anchor Bay Entertainment develops and produces certain of its content and also acquires and licenses various titles from third parties. Anchor Bay Entertainment also distributes other titles acquired or produced by us including the Starz Channels'

original programming content, Overture Films' titles (as discussed below), and TWC's titles. These titles are sold to and distributed by regional and national retailers and other distributors, including Wal-Mart, Target, Best Buy, Ingram Entertainment, Amazon and Netflix. Generally, retailers have the right to return unsold products. Anchor Bay Entertainment records its revenue net of an allowance for future returns of unsold product.

        Our Digital Media business unit performs digital distribution, licensing, syndication, content and vendor partnerships for our owned content and content for which we have licensed the non-pay television ancillary rights (including Overture Films' titles) in the U.S. and throughout the world to the extent we have rights to such content in international territories. Digital Media receives fees for such services from a wide array of partners and distributors. These range from traditional multichannel video distributors, internet/mobile distributors, game developers/publishers and consumer electronics companies. Digital Media also distributes Starz Channels' original programming content and TWC's titles.

        Our Worldwide Distribution business unit exploits our owned content and content for which we have licensed ancillary rights (including Overture Films' titles) on free or pay television in the United States and throughout the world on free or pay television and other media to the extent that we have rights to such content in international territories. Worldwide Distribution also distributes Starz Channels' original programming content.

        In July 2010, we elected to shut down our theatrical production and distribution operations conducted by our subsidiary Overture Films. Overture Films' library of 19 released films was retained by us and will continue to be exploited.

        Overture Films produced and acquired live action theatrical motion pictures for release domestically and throughout the world. Overture Films distributed its movies theatrically in the U.S. Starz Media provides television and digital distribution in the U.S. and Anchor Bay Entertainment provides home video distribution also in the U.S. for Overture Films' titles. Overture Films has entered into distribution agreements with Paramount Pictures and Alliance Atlantis to distribute its product internationally, to the extent Overture Films controls such rights. All of Overture Films' titles appear on the Starz and Encore networks during their pay television windows.

Content

        Starz Distribution develops and produces certain of its content and also acquires and licenses various titles from third parties. Starz Distribution also distributes other titles acquired or produced by Starz, including the Starz Channels' original programming content, Overture Films' titles (as discussed above), and TWC's titles. Amortization of content acquisition costs and royalty and participation payments to its content licensors represents Starz Distribution's largest expense.

Marketing

        The majority of Starz Distribution's marketing is performed by our Home Video business unit. Anchor Bay Entertainment markets and advertises each title prior to and during release generally through the use of a combination of television and other media related advertising and discounts, rebates and cooperative advertising with retailers depending on the specific genre, demographic appeal and the overall sales expectations for the title.

Fox Agreement

        In July 2010, Anchor Bay Entertainment outsourced substantially all of its home video fulfillment services, including DVD manufacturing and distribution, to Twentieth Century Fox Home Entertainment LLC. Previously, Anchor Bay Entertainment had outsourced substantially all of its home video distribution services, including DVD manufacturing and distribution, to Sony Pictures Home Entertainment, Inc. Anchor Bay Entertainment does not outsource its sales or marketing functions and maintains its own marketing team and sales force. Anchor Bay Entertainment believes the agreement with Fox provides supply chain efficiencies due to the combined volume of titles provided by Anchor Bay Entertainment and Fox (Fox also has fulfillment agreements with Lionsgate and MGM), while not compromising Anchor Bay Entertainment's control over its products and retail relationships.

Weinstein Agreement

        Effective in January 2011, Anchor Bay Entertainment entered into a five-year license agreement with TWC for the distribution, by our Home Video and Digital Media business units, of certain of TWC's theatrical releases. Anchor Bay Entertainment pays advances to TWC based on a percentage of the U.S. box office and the genre of each film and earns a fee for the distribution of such theatrical releases. Starz Entertainment guarantees Anchor Bay Entertainment's advance payments to TWC under this agreement up to $50 million.

Competition

        Starz Distribution's markets are highly competitive, especially for DVD sales. Anchor Bay Entertainment competes to sell DVDs against all of the major Hollywood studios, including Warner Brothers, Twentieth Century Fox, Disney, Sony, Paramount and Universal as well as smaller studios such as Lionsgate. All of these studios distribute their theatrical, television and other titles acquired from third parties on DVD. Anchor Bay Entertainment also competes with independent home video distributors, like itself, that are not affiliated with a Hollywood studio such as Image Entertainment, Entertainment One, Vivendi Entertainment and Magnolia Pictures. Like the Hollywood studios, Anchor Bay Entertainment has a direct vendor relationship with the major North American retailers (such as Wal-Mart, Target, Best Buy, etc.).

        Not only does Anchor Bay Entertainment compete with Hollywood studios for ultimate consumer sales of DVDs, but it also competes with them for "placement" at retailers and other distributors. Placement refers to the location in a store or on a website where Anchor Bay Entertainment's content is placed for sale as well as the actual amount of physical shelf space allotted to a release.

        Anchor Bay Entertainment competes with Hollywood studios and other DVD distributors to acquire the rights to sell or rent DVDs. Anchor Bay Entertainment's ability to license and produce quality content in sufficient quantities has a direct impact on its ability to acquire shelf space at retail and on websites. In addition, Anchor Bay Entertainment's DVD sales are also impacted by the myriad of choices consumers have to view entertainment content, including over-the-air broadcast television, cable television networks, internet-based video and other online services, mobile services, radio, print media, motion picture theaters and other sources of information and entertainment.

STARZ ANIMATION

        Our Animation business unit, through our wholly-owned subsidiary Film Roman, develops and produces two-dimensional animated content on a for-hire basis for distribution theatrically and on television for various third party entertainment companies.

LEGAL PROCEEDINGS

        On March 9, 2011, the Company notified DISH Network L.L.C. ("DISH") that DISH breached its affiliation agreement with the Company by providing a free preview for one year of eight of the Starz and Encore channels to a substantial number of DISH customers without Starz Entertainment's written approval. On May 3, 2011, the Company filed a lawsuit against DISH in Douglas County, Colorado District Court, 18th Judicial District, alleging that DISH breached its affiliation agreement with the Company in connection with such free preview. On May 2, 2011, Disney Enterprises, Inc. filed a lawsuit against DISH in connection with the same free preview in U.S. District Court for the Southern District of New York. In addition, on July 19, 2011, FX Networks filed a separate lawsuit against DISH and the Company in connection with the same free preview in Los Angeles County, California Superior Court. DISH filed a counterclaim against the Company in the first lawsuit, seeking indemnification from the Company against Disney Enterprises, Inc. in the second lawsuit and against FX Networks in the third lawsuit. The first lawsuit by the Company against DISH is expected to go to trial in April 2013. The third lawsuit by FX Networks is presently stayed and is tentatively set for trial in April 2013. The resolution of these matters and its potential impact on the Company is uncertain at this time.

        In the normal course of business, the Company is subject to lawsuits and other claims, including claims of alleged infringement of the trademarks, patents, copyrights and other intellectual property rights of third parties. While it is not possible to predict the outcome of these matters, it is the opinion of management, based upon consultation with legal counsel, that the ultimate disposition of known proceedings will not have a material adverse impact on our consolidated financial position, results of operations or liquidity.

EMPLOYEES

        As of November 30, 2012, we had 936 full-time and part-time employees, of which 145 employees are represented by unions. We have not experienced any work stoppages with respect to our union employees and we consider our employee relations to be good.

PROPERTIES

        We currently own our corporate headquarters in Englewood, Colorado. In addition, we lease office space for executive offices and distribution and sales operations in Burbank, California, Troy, Michigan, Beverly Hills, California, Media, Pennsylvania, Atlanta, Georgia, New York, New York, Toronto, Ontario, London, England and Melbourne and Sydney, Australia.

        In connection with the previously announced plan to separate the assets of LMC and Starz, LLC, the Company will distribute its corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and enter into a capital lease to lease back the facilities from such Liberty Spinco subsidiary. We estimate the value of the capital lease to be $50.0 million, based on the net book value of the building and building improvements at September 30, 2012.

 MANAGEMENT AND CORPORATE GOVERNANCE

Management Committee

        We are a Delaware single member limited liability company. We are managed by our member, LMC. Accordingly, LMC, rather than a board of directors, manages our business.

Executive Officers

        The following table sets forth the name, age and position of individuals who currently serve as our executive officers. Ages are as of November 30, 2012.

Name	Age	Position(s)
Chris Albrecht	60	Chief Executive Officer, Starz, LLC and Starz Entertainment
Glenn Curtis	53	President, Starz, LLC and Starz Entertainment
Steve Beabout	59	Executive Vice President and General Counsel, Starz, LLC and Starz Entertainment
Scott Macdonald	51	Chief Financial Officer, Starz, LLC and Starz Entertainment
Edward Huguez	55	President of Affiliate Distribution, Starz Entertainment
Carmi Zlotnik	53	Managing Director, Starz Entertainment and Starz Media, LLC

        The following is a biographical summary of the experience of our executive officers:

        Chris Albrecht, Chief Executive Officer of Starz, LLC and Chairman and Chief Executive Officer of Starz Entertainment since January 2010. Mr. Albrecht is responsible for all business matters and for generating growth and new business opportunities for Starz Entertainment and Starz Media. He came to Starz from Foresee Entertainment, which he founded in 2008. Mr. Albrecht spent more than 20 years at HBO and was Chairman and Chief Executive Officer from 2002 to 2007. Before becoming Chairman, he spent seven years as President of HBO Original Programming, directing all day-to-day operations of West and East Coast original programming for HBO, Cinemax and HBO Independent Productions. In addition, he oversaw HBO Sports and HBO Film Programming. During his tenure, HBO was noted for critically acclaimed series including Sex and the City, The Sopranos, Six Feet Under, Real Sports With Bryant Gumbel, Deadwood, Band of Brothers and Entourage.

        Glenn Curtis, President of Starz, LLC since February 2012; Executive Vice President and Chief Financial Officer of Starz, LLC and Starz Entertainment from August 2006 until February 2012. Mr. Curtis has operational management of the Starz Channels operating segment and the Home Video and Animation businesses. Mr. Curtis is also responsible for strategic planning, compliance, engineering, human resources and information technology for the Company. Prior to joining Starz, Mr. Curtis served as Vice President of Liberty Media Corporation, Chief Financial Officer for Starz Encore Group and as a Partner at the accounting firm of KPMG.

        Steve Beabout, Executive Vice President and General Counsel of Starz, LLC and Starz Entertainment since March 2002. Mr. Beabout is responsible for all legal and business affairs functions, including those relating to programming acquisitions, affiliation agreements with distributors, original productions and promotional activities. Before joining Starz, Mr. Beabout was General Counsel with Riverwood International Corporation which, at that time, was a publicly traded company listed on the New York Stock Exchange. While at Riverwood, Mr. Beabout specialized in domestic and international acquisitions, divestitures and joint ventures.

        Scott Macdonald, Chief Financial Officer of Starz, LLC and Starz Entertainment since July 2012. Executive Vice President of Finance and Accounting and Treasurer of Starz, LLC and Starz Entertainment since January 2009. Mr. Macdonald is responsible for financial planning, compliance, accounting, budgeting, treasury and internal and external reporting for the Company. Mr. Macdonald enjoyed more than 20 years of experience in the cable and satellite television industry in various finance and accounting roles before joining Starz. Prior to joining Starz, he served as Senior Vice President and Chief Accounting Officer for Adelphia Communications Corporation. Mr. Macdonald began his career at the accounting firm of KPMG.

        Edward Huguez, President of Affiliate Distribution of Starz Entertainment since March 2012. Mr. Huguez served as Executive Vice President of Sales and Affiliate Marketing of Starz Entertainment from September 2004 until March 2012. Mr. Huguez is responsible for all aspects of sales, affiliate relations and marketing with traditional and non-traditional distributors. Mr. Huguez came to Starz with over 20 years of experience in senior management positions within the cable and satellite industry. Prior to joining Starz, he served three years as President, Chief Executive Officer and Chairman of Midstream Technologies, Inc., a company specializing in interactive and VOD technology.

        Carmi Zlotnik, Managing Director of Starz Entertainment and Starz Media, LLC since April 2010. Mr. Zlotnik is responsible for programming and development activities for Starz Entertainment as well as overseeing production of Starz original series, including the hit, Spartacus: Blood and Sand, the dramatic series Magic City, and future series and mini-series. Prior to joining Starz, Mr. Zlotnik was Head of Global Operations for IMG Global Media and oversaw all aspects of international business operations for the Global Media division, including responsibilities for creative development and finance/operational management for the fashion, sports and media conglomerate. Mr. Zlotnik also served in various senior management roles over a 20-year career at HBO.

 EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by the Company to the following persons (who we refer to as our "named executive officers") who served in the following capacities as of December 31, 2011:

  •
  Chris Albrecht, President and Chief Executive Officer;

  •
  Glenn Curtis, Executive Vice President and Chief Financial Officer;

  •
  Edward Huguez, Executive Vice President of Affiliate Sales and Marketing, Starz Entertainment and Starz Media, LLC;

  •
  William Myers, President and Chief Operating Officer, Starz Entertainment and Starz Media, LLC; and

  •
  Carmi Zlotnik, Executive Vice President and Managing Director, Starz Entertainment and Starz Media, LLC.

        Mr. Myers resigned from our Company in March 2012. In February 2012, Mr. Curtis was promoted to President of our Company and, in March 2012, Mr. Huguez was promoted to President of Affiliate Distribution at Starz Entertainment.

Compensation Discussion and Analysis

  Overview

        During calendar year 2011, we were, and continue to be, a wholly owned subsidiary of LMC. As a result, the compensation for our Chief Executive Officer is determined solely by our parent company, LMC and its Chief Executive Officer, Gregory B. Maffei. The Company's human resources department, working within guidelines provided by LMC, has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy for the remainder of our named executive officers.

  Philosophy

        Our compensation philosophy seeks to align the interests of the named executive officers with those of LMC, with the ultimate goal of appropriately motivating and rewarding our executives in order to increase LMC's stockholder value. Accordingly, we believe that our compensation packages should assist our company in attracting, retaining and motivating key executives critical to our long-term success. To that end, the compensation packages provided to the named executive officers seek to maintain the appropriate balance among short-term and long-term compensation, cash and equity compensation and performance-based compensation. Annual equity-based awards granted to our named executive officers have been granted under LMC's incentive plans. In addition, our employees, including the named executive officers, participate in the Company's retirement, health and welfare and fringe benefit programs.

        We believe that each named executive officer should receive a compensation package that is commensurate with the responsibilities and proven performance of that executive. In addition, the compensation packages of the named executive officers are intended to be competitive relative to the compensation packages paid to similarly situated executives at companies in our industry. The compensation package for our Chief Executive Officer was not based on any benchmarking analysis; rather, it was based on Mr. Maffei's familiarity with the range of total compensation paid by companies of similar size and complexity within our industry. In designing the compensation packages for our named executive officers, including our performance-based bonus program, we use the Cable Programmers/Broadcast Networks Compensation Survey which was sponsored by the Cable and Telecommunications Human Resources Association (the "CTHRA Survey") as a guide to ensure that the compensation packages of all other named executive officers are reasonable as compared to our industry peers. The CTHRA Survey, dated March 1, 2011, covers 43 cable programmers, national broadcast networks and other media companies. We set a general guideline for target total compensation at the mean for similar positions in similarly sized companies as outlined in the CTHRA Survey. Each named executive officer was provided with a 2011 compensation package comprised primarily of a base salary, a performance-based bonus and equity incentive awards.

        In addition, the compensation of our Chief Executive Officer is governed by the terms of his employment agreement. See "—Executive Compensation Arrangements—Chris Albrecht" below for more information.

  Role of Chief Executive Officer in Compensation Decisions

        In designing the compensation packages of our named executive officers (other than the compensation package of our Chief Executive Officer), the Company's human resources department considered, along with the CTHRA Survey, recommendations that were obtained from our Chief Executive Officer in consultation with LMC. The Chief Executive Officer's recommendations are based on his evaluation of the performance and contributions of such other named executive officers, given their respective areas of responsibility. When making recommendations, the Chief Executive Officer considers various qualitative factors such as:

  •
  the named executive officer's experience and overall effectiveness;

  •
  the responsibilities of the named executive officer, including any changes to those responsibilities over the year;

  •
  the named executive officer's demonstrated leadership and management ability;

  •
  the named executive officer's compensation relative to other executives at our company with similar, greater or lesser responsibilities;

  •
  the named executive officer's compensation relative to compensation paid to similarly situated executives at companies within our industry;

  •
  the named executive officer's years of service with us; and

  •
  the performance of any group for which the named executive officer is primarily responsible.

  Setting Executive Compensation

        In establishing the compensation package of each named executive officer (other than our Chief Executive Officer), the following were considered:

  •
  each element of the named executive officer's historical compensation, including salary, bonus, equity compensation, perquisites and other personal benefits;

  •
  corporate financial performance compared to internal forecasts and budgets;

  •
  the scope of the named executive officer's responsibilities;

  •
  the performance of the group reporting to the named executive officer;

  •
  as to each named executive officer, the performance evaluations and compensation recommendations of the Chief Executive Officer; and

  •
  as to each named executive officer, compensation provided to similarly situated executives at companies within the industry.

        As mentioned above, the range of total compensation paid by participants in the CTHRA Survey was used as a guide to ensure that the named executive officers, other than our Chief Executive Officer, receive attractive compensation packages.

  Elements of 2011 Executive Compensation

        For 2011 the principal components of compensation for the named executive officers were:

  •
  base salary;

  •
  a performance-based bonus payable in cash;

  •
  in the case of Mr. Albrecht, a discretionary bonus, payable in cash;

  •
  a grant of equity incentive awards; and

  •
  deferred compensation arrangements.

        Base Salary.    The base salaries of the named executive officers are reviewed on an annual basis (other than for Mr. Albrecht, whose salary is governed by his employment agreement), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments and adjustments based on an evaluation of such named executive officer's job performance, any changes in the scope of such named executive officer's responsibilities, and such named executive officer's salary level compared to other named executive officers, as determined by the Company's human resources department in consultation with our Chief Executive Officer. Mr. Maffei considered similar factors when determining the base salary paid to Mr. Albrecht under his employment agreement. After completion of the annual review described above, the base salaries of the named executive officers (other than Mr. Albrecht) were all increased in 2011. Based on the terms of Mr. Albrecht's employment agreement, Mr. Albrecht's salary was not increased in 2011.

        2011 Performance-based Bonuses.    For 2011, we adopted an annual, performance-based bonus program for our employees, including each of our named executive officers. We consider performance-based incentive compensation to be an important element of executive compensation. Annual incentive awards are designed to link compensation directly to our performance. Prior to the payment of amounts under the bonus program, the amounts payable to Mr. Albrecht are reviewed and approved by LMC. Pursuant to the program, each participant in the program is assigned a target annual incentive award equal to a percentage of the employee's annual base salary which would be paid based upon our actual revenue and Adjusted OIBDA results for 2011. In calculating the performance-based bonuses payable to our named executive officers, we define Adjusted OIBDA as operating income before phantom stock appreciation rights, long-term incentive plan and stock compensation and depreciation and amortization. We consider these performance measures to be key measures of our operating performance. The target annual incentive awards are determined based upon the applicable employee's position, grade level and responsibilities. Target bonuses for 2011 (expressed as a percentage of annual base salary) for our named executive officers were as follows: Mr. Albrecht: 75%, Mr. Curtis: 50%, Mr. Huguez: 40%, Mr. Myers 75% and Mr. Zlotnik: 50%. Payouts under the program range from a threshold payout of 50% of the targeted bonus amount if the actual performance metrics equal 85% of the annual budgeted amounts to a maximum payout of 150% of the targeted annual bonus amount if the actual performance metrics equal or exceed 120% of the annual budgeted amounts. Starz, LLC achieved actual revenue of $1,615.4 million (which was 101.8% of the budgeted amount of $1,586.7 million) and Adjusted OIBDA of $449.3 million (which was 100.1% of the budgeted amount for $449 million) for the year ended December 31, 2011. The performance-based bonus for each named executive officer (other than Mr. Myers; who did not receive a performance-based bonus with respect to 2011 due to his departure from the Company in March 2012) was then calculated as follows:

Name	Target Bonus	Actual Revenue Performance (as a percentage of Target Payout)	Adjusted OIBDA Performance (as a percentage of Target Payout)	Total Payout
Chris Albrecht	$750,000	52.2%	50.1%	$767,506
Glenn Curtis	$266,601	52.2%	50.1%	$273,495
Edward Huguez	$163,594	52.2%	50.1%	$167,412
Carmi Zlotnik	$324,231	52.2%	50.1%	$332,404

        For more information on these awards, see "—Grant of Plan-Based Awards" below.

        Because Mr. Myers was not eligible to receive a performance-based bonus with respect to 2011, Mr. Myers received an additional severance payment equal to the approximate amount ($558,704) he would have received under this program based on the same percentages of target payout described above. See "—Executive Compensation Arrangements—William Myers."

        Discretionary Bonuses.    From time to time, we may also grant discretionary bonus payments to reward employees for performance above expected levels, increased levels of responsibility or other factors that may not have been considered when the employee's base salary or equity compensation was set. In addition to his participation in the 2011 performance-based bonus program, Mr. Albrecht also received a discretionary bonus payment in 2011 of $500,000 in recognition of his exceptional performance and strategic initiatives during 2011. See "—Executive Compensation Arrangements—Chris Albrecht" below.

        Equity Incentive Compensation.    Consistent with our compensation philosophy, we seek to align the interests of our named executive officers with those of LMC's stockholders by awarding stock-based incentive compensation. This ensures that our executives have a continuing stake in our long-term consolidated success.

        The LMC incentive plans provide for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights, cash awards and performance awards. Our executives are granted stock options and awards of restricted stock in preference to other awards because of LMC's belief that options and restricted shares better promote retention of key employees through the continuing, long-term nature of an equity investment. The value of the equity incentive awards to be granted are determined in consideration of the overall compensation package to be paid to the named executive office and are approved by the LMC compensation committee.

        Stock options are generally awarded with an exercise price equal to fair market value on the date of grant, measured by reference to the closing sale price on the grant date. It is our policy to make such option grants in the first quarter of the year, with the exception of Mr. Albrecht, who received an option grant at year-end because he had not received any equity awards since the execution of his employment agreement almost two years earlier. The grants made in 2011 to our named executive officers (including Mr. Albrecht) vest one-quarter of the shares subject to such option grant quarterly over four years from the date the grant was made. For more information regarding these equity incentive grants, please see the "Outstanding Equity Awards at Fiscal Year-End" table below.

        In November 2011, LMC completed the conversion of all of its outstanding shares of Liberty Starz common stock into shares of its Liberty Capital common stock (the "Conversion"). Accordingly, equity awards relating to shares of Liberty Starz common stock, including those granted to our named executive officers prior to the Conversion, were converted into equity awards relating to Liberty Capital common stock and adjusted accordingly.

        Deferred Compensation Plan.    The Company established the 2007 Starz, LLC Deferred Compensation Plan (as amended and restated) to help accommodate the tax and estate planning objectives of a select group of management or highly compensated employees, as determined by the committee administering the plan. Under that plan, participants may elect to defer up to 100% of such employee's annual base salary, any bonus and payments received under the Starz Entertainment Group, LLC 2006 Long-Term Incentive Plan ("Starz Entertainment LTIP") and the Overture Films, LLC 2006 Long-Term Incentive Plan. Compensation deferred under the plan that otherwise would have been received in 2011 earns interest at the rate of 9% per annum, compounded quarterly, for the period of the deferral. For more information on this plan, see "—Executive Compensation Arrangements—2007 Deferred Compensation Plan" and the "—Nonqualified Deferred Compensation Plans" table below.

  Employment Arrangements with Certain Named Executive Officers

        Mr. Albrecht is the only named executive officer with an employment agreement. For a detailed description of his employment agreement, see "—Executive Compensation Arrangements—Chris Albrecht" below.

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code is considered. However, in order to maintain flexibility in making compensation decisions, LMC has not required us to ensure that all compensation is deductible under Section 162(m) of the Code. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including equity and non-equity awards granted under LMC's incentive plans. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of LMC, to require the executive to repay or return to the company any stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of LMC's financial statements is required and (2) in the reasonable judgment of the compensation committee of LMC's board of directors, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, the compensation committee of LMC's board of directors may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of LMC's common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or LMC stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of LMC's stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of LMC's stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

SUMMARY COMPENSATION TABLE

        The table below sets forth information relating to the compensation of our named executive officers for the year ended December 31, 2011.

Name and Principal Position (as of 12/31/11)	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)		Total ($)
Chris Albrecht President and Chief Executive Officer	2011	1,000,000	500,000	(6)	—	3,260,186	767,506		—	25,334		5,553,026
Glenn Curtis Executive Vice President and Chief Financial Officer	2011	533,201	—		—	533,708	273,495		2,789	25,334		1,368,527
Edward Huguez President of Sales and Affiliate Marketing, Starz Entertainment	2011	409,076	—		—	426,966	167,412		15,451	25,196		1,044,101
William Myers President and Chief Operating Officer, Starz Entertainment, and Starz Media	2011	724,720	—		—	747,191	—	(7)	33,551	584,038	(7)	2,089,500
Carmi Zlotnik Executive Vice President and Managing Director, Starz Media	2011	648,838	—		—	533,708	332,404		—	22,313		1,537,263

(1)
The option awards reflect the grant date fair value of stock option awards for each named executive officer determined in accordance with the Financial Accounting Standards Board Statement of Accounting Standards Codification Topic 718 ("FASB ASC 718"). Such dollar amounts assume a risk free rate of 0.7%, a volatility rate of 54.2%, and an expected term of 4.5 years with respect to Mr. Albrecht for his option grant relating to shares of Liberty Capital common stock following the Conversion and a risk free rate of 1.9%, a volatility rate of 31.9%, and an expected term of 4.4 years with respect to Messrs. Curtis, Huguez, Myers and Zlotnik for their option grants relating to shares of Liberty Starz common stock prior to the Conversion. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Equity Incentive Compensation."

(2)
Reflects the portion of the performance-based bonuses paid to each of the named executive officers by our Company (other than to Mr. Myers, see note 7 below). See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses."

(3)
Reflects the above-market earnings credited during 2011 to the deferred compensation accounts of each applicable named executive officer. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Deferred Compensation," and "—Nonqualified Deferred Compensation Plan."

(4)
Our personnel, including our named executive officers, participate in the Liberty Media 401(k) Savings Plan. This plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contribute a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution. Amounts include $24,500 representing employer contributions for Messrs. Albrecht, Curtis, Huguez and Myers and $21,479 for Mr. Zlotnik.

(5)
Included in this column are the following basic life and accidental death and dismemberment premiums paid on behalf of each of the named executive officer:

Name	Amounts ($)
Chris Albrecht	834
Glenn Curtis	834
Edward Huguez	696
William Myers	834
Carmi Zlotnik	834
(6)
Represents a discretionary bonus awarded to Mr. Albrecht. See "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—Discretionary Bonuses."

(7)
Because Mr. Myers was not eligible to receive a performance-based bonus with respect to 2011 due to his departure in March 2012, Mr. Myers received an additional severance payment equal to the approximate amount ($558,704) he would have received under this program. See "—Executive Compensation Arrangements—William Myers."

Executive Compensation Arrangements

  Chris Albrecht

        In December 2009, the Company entered into an employment agreement with Mr. Albrecht which provided for a four year employment term beginning January 1, 2010 and ending December 31, 2013. Thereafter it will continue from year to year (which is referred to as the "Extended Term") until either Mr. Albrecht or the Company provides notice of non-renewal at least 180 days prior to the expiration of the initial term of his employment agreement or any Extended Term. The employment agreement provides for a base annual salary of $1 million and also provides that Mr. Albrecht will be eligible for a discretionary annual bonus equal to 75% of his base salary based on corporate and individual performance criteria to be determined by the compensation committee of LMC's board of directors in conjunction with LMC's Chief Executive Officer. Pursuant to his employment agreement, Mr. Albrecht is also entitled to participate in group life, health, accident, disability or hospitalization insurance plans and retirement plans and to receive such other benefits and perquisites as the Company may make available to its other senior executive employees as a group.

        As part of the consideration payable to Mr. Albrecht during the term of his employment agreement, Mr. Albrecht was granted options (the "Multi-Year Award") to acquire shares of Series A Liberty Starz common stock of Liberty Interactive Corporation ("Liberty Interactive"), LMC's former parent company. In connection with both the split-off of LMC from Liberty Interactive in September 2011 and the Conversion, the awards which comprise Mr. Albrecht's Multi-Year Award were adjusted such that his Multi-Year Award now consists of the following equity awards: options to acquire 352,516 shares of LMC's Series A Liberty Capital common stock at an exercise price of $53.66 per share, options to acquire 88,129 shares of LMC's Series A Liberty Capital common stock at an exercise price of $90.78 per share and options to acquire 88,129 shares of LMC's Series A Liberty Capital common stock at an exercise price of $113.47. One-half of the options granted in the Multi-Year Award will vest on December 31, 2012 with the remaining options vesting on December 31, 2013, in each case subject to Mr. Albrecht being employed by our company on the applicable vesting date and to the early vesting events described below. The options have a term of 10 years. Mr. Albrecht was also granted restricted shares of Liberty Interactive's Series A Liberty Starz common stock in connection with his entry into his employment agreement. In connection with both the split-off of LMC from Liberty Interactive in September 2011 and the Conversion, this award also was adjusted such that his restricted share award now consists of 88,129 restricted shares of LMC's Series A Liberty Capital common stock. These restricted shares were scheduled to vest one-half on each of December 31, 2012 and 2013. However, the restricted shares that were to vest on December 31, 2012 were accelerated in August 2012 by action of the LMC compensation committee.

        The employment agreement provides that, in the event Mr. Albrecht is terminated for cause (as defined in the agreement) or if Mr. Albrecht terminates his employment without good reason, he will be entitled only to his accrued base salary, accrued but unpaid vacation time, unpaid expenses and any amounts due under applicable law, and he will forfeit all rights to his unvested restricted shares and unvested options. However, pursuant to the award agreements governing Mr. Albrecht's equity awards, his vested, unexercised options as of his termination date will remain exercisable for 90 days after his termination or until the original expiration date of the applicable award, if sooner. If Mr. Albrecht is terminated without cause, or if he terminates his employment for good reason (which includes change of control provisions as defined in the agreement), the agreement provides for him to receive (a) any accrued base salary, (b) a severance payment consisting of (i) a payment representing a continuation of his base salary until the earlier of (x) the date that is 18 months following the date of termination or (y) the date on which his term of employment would have expired had the termination not occurred (the "Severance Period"), and (ii) an amount equal to the target bonus for the year of termination, and (c) accrued but unpaid vacation time and unpaid expenses. The award agreement governing Mr. Albrecht's Multi-Year Award provides for his Multi-Year Award to vest in a number equal to the greater of (x) the percentage of the term of his employment agreement elapsed through the termination date multiplied by the total number of options granted to Mr. Albrecht or (y) 37.5% of the total number of options granted to Mr. Albrecht. Such vested Multi-Year Award will remain exercisable to the end of the original term of such award. In addition, his employment agreement provides for Mr. Albrecht's health and welfare benefits to continue through the end of the term of the agreement. In the case of Mr. Albrecht's death or his disability, the agreement provides for the right to receive any accrued but unpaid base salary or vacation time, reimbursement for incurred expenses, and a lump sum payment equal to a prorated amount of his base salary for the remainder of the term plus a prorated amount of the target bonus for the year in which the event occurs, and the award agreements governing Mr. Albrecht's equity awards provide for his unvested restricted shares and unvested options to fully vest and for his vested and accelerated options to remain exercisable until their respective expiration dates. See "—Potential Payments Upon Termination or Change-in-Control" for additional details regarding Mr. Albrecht's acceleration of benefits. In the event Mr. Albrecht's employment is terminated without cause or with good reason or due to Mr. Albrecht's disability, payments of amounts to Mr. Albrecht shall be subject to the execution and delivery to the Company of a severance agreement and release in a form in the form described in the employment agreement. However, if Mr. Albrecht commences any competitive activities (as defined in the agreement) during the Severance Period discussed above or during the term of his employment, the Company will have no obligation to make any further severance, health or welfare benefits to Mr. Albrecht.

  William Myers

        In connection with his departure from our Company on March 9, 2012 (his "termination date"), in March 2012 Mr. Myers entered into a Waiver and Release Agreement. Pursuant to this agreement, Mr. Myers received a severance payment, payable in one lump sum (less required withholdings) 60 days after his termination date, consisting of eighteen months of his base salary and an additional payment equal to the amount he would have received under our 2011 performance-based bonus program. Pursuant to the agreement, Mr. Myers also received benefits payable to him under the Starz Entertainment LTIP. In exchange for such payments, Mr. Myers agreed to discharge, waive and release our Company from any and all causes of action arising out of any act through the date of the waiver and release agreement. The agreement also places certain confidentiality restrictions on Mr. Myers and provides that, for a period of 12 months following his termination date, Mr. Myers will not own, manage, operate, participate in, be employed by or otherwise be interested in any party that competes with our Company.

  Equity Incentive Plans

        The 2011 Incentive Plan is administered by the compensation committee of the LMC board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2011 Incentive Plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in LMC and its subsidiaries. LMC's compensation committee may grant non-qualified stock options, SARs, restricted shares, restricted stock units, cash awards, performance awards or any combination of the foregoing under the 2011 Incentive Plan (collectively, "awards").

        The maximum number of shares of LMC common stock with respect to which awards may be issued under the 2011 Incentive Plan is 23,834,000, subject to anti-dilution and other adjustment provisions of the 2011 Incentive Plan. With limited exceptions, under the 2011 Incentive Plan, no person may be granted in any calendar year awards covering more than 7,626,922 shares of our common stock (subject to anti-dilution and other adjustment provisions of the 2011 Incentive Plan) nor may any person receive under the 2011 Incentive Plan payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the 2011 Incentive Plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2011 Incentive Plan has a 5 year term.

  2007 Deferred Compensation Plan

        Under the Starz, LLC Deferred Compensation Plan (as amended and restated, the "2007 deferred compensation plan"), a select group of management or highly compensated employees as determined by the committee administering the plan may elect to defer up to 100% of such employee's annual base salary, any bonus and payments received under the Starz Entertainment LTIP and the Overture Films, LLC 2006 Long-Term Incentive Plan. Elections must be made in advance of certain deadlines and may include (1) the selection of a payment date, which generally may not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2007 deferred compensation plan earns interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

        In addition to the accelerated distribution events described under "—Potential Payments Upon Termination or Change-in-Control" below, at the eligible officer's request, if the committee determines that such officer has suffered a financial hardship, it may authorize immediate distribution of amounts deferred under the 2007 deferred compensation plan.

        The 2007 deferred compensation plan may be terminated at any time. An optional termination by the Company will not result in any distribution acceleration.

  Starz Entertainment 2006 Long-Term Incentive Plan

        During 2006 and 2007, prior to the issuance of equity incentive awards under the incentive plans discussed above, we granted incentive units to certain officers and key employees under the Starz Entertainment LTIP. Such grants vested over a period of four years. The value of the units was determined using a formula based on a multiple of earnings before interest, taxes, depreciation and amortization, and adjusted for certain net assets or liabilities of Starz Entertainment as defined. During 2010, we amended the plan to freeze the value of the units at the value calculated as of December 31, 2009. No further grants are permitted under the Starz Entertainment LTIP.

Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2011 to the named executive officers.

						All Other Stock Awards Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock & Option Awards ($)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
								Exercise or Base Price of Option Awards ($/sh)
Name	Grant Date	Date of Committee Action	Threshold(2) ($)	Target ($)	Maximum(3) ($)
Chris Albrecht	4/27/2012	—	375,000	750,000	1,125,000
LMCA	12/15/2011	12/09/2011				—	100,000	73.45	3,260,186
Glenn Curtis	3/23/2012	—	133,300	266,601	399,901
LMCA	03/02/2011	03/01/2011				—	22,032	82.54	533,708
Edward Huguez	3/23/2012	—	81,797	163,594	245,391
LMCA	03/02/2011	03/01/2011				—	17,625	82.54	426,966
William Myers	3/23/2012	—	271,479	542,958	814,436
LMCA	03/02/2011	03/01/2011				—	30,844	82.54	747,191
Carmi Zlotnik	3/23/2012	—	162,115	324,231	486,346
LMCA	03/02/2011	03/01/2011				—	22,032	82.54	533,708

(1)
See note 7 to the "Summary Compensation Table" above with respect to a payment made to Mr. Myers.

(2)
Represents the threshold amount that would have been payable assuming the actual corporate performance metrics equaled 85% of the annual budgeted amounts, see "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses."

(3)
Represents the maximum amount that would have been payable to each named executive officer assuming the actual performance metrics equaled or exceeded 120% of the annual budgeted amounts, see "—Compensation Discussion and Analysis—Elements of 2011 Executive Compensation—2011 Performance-based Bonuses."

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested shares of LMC's common stock which were outstanding as of December 31, 2011 and held by the named executive officers.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Chris Albecht
Option Awards
LMCA	—	352,516	(1)	53.66	12/31/19	—		—
LMCA	—	88,129	(1)	90.78	12/31/19	—		—
LMCA	—	88,129	(1)	113.47	12/31/19	—		—
LMCA	—	100,000	(2)	73.45	12/15/18	—		—
Stock Awards
LMCA	—	—		—	—	88,129	(1)	6,878,468
Glenn Curtis
SAR Awards
LMCA(3)	5,000	—		10.92	12/01/13	—		—
LMCA(3)	440	—		24.63	08/06/14	—		—
LMCA(3)	6,250	—		9.95	08/06/14	—		—
Option Awards
LMCA(3)	164	—		29.14	08/02/12	—		—
LMCA(3)	7,500	—		11.93	08/02/12	—		—
LMCA(3)	298	—		27.64	02/28/13	—		—
LMCA(3)	4,521	—		11.27	02/28/13	—		—
LMCA	4,130	17,902	(4)	82.54	03/02/18	—		—
Edward Huguez
Option Awards
LMCA	5,783	7,436	(5)	57.90	03/01/17	—		—
LMCA	3,304	14,321	(4)	82.54	03/02/18	—		—
William Myers
Option Awards
LMCA	5,782	25,062	(6)	82.54	06/07/12	—		—
Carmi Zlotnik
Option Awards
LMCA	5,783	7,436	(5)	57.90	03/01/17	—		—
LMCA	4,130	17,902	(4)	82.54	03/02/18	—		—

(1)
Vests 50% on December 31, 2012 and 50% on December 31, 2013.

(2)
Vests quarterly over 4 years from December 15, 2011 grant date.

(3)
Awards were granted to Mr. Curtis when he was employed by LMC.

(4)
Vests quarterly over 4 years from March 2, 2011 grant date.

(5)
Vests quarterly over 4 years from March 1, 2010 grant date.

(6)
Vests quarterly over 4 years from March 2, 2011 grant date, 23,134 shares were cancelled in 2012 upon Mr. Myers' departure from the Company.

Option Exercises and Stock Vested

        There were no exercises of vested options to acquire shares of, or the vesting of restricted shares of, LMC's Series A Liberty Capital common stock held by our named executive officers for the year ended December 31, 2011.

Nonqualified Deferred Compensation Plans

        The following table sets forth information regarding the 2007 deferred compensation plan in which our named executive officers participated during the year ended December 31, 2011 as described above in "—Executive Compensation Arrangements—2007 Deferred Compensation Plan."

Name	Executive contributions in 2011 ($)	Registrant contributions in 2011 ($)	Aggregate earnings in 2011 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/11 ($)
Glenn Curtis	—	—	5,615	(129,333)	—
Edward Huguez	—	—	31,110	(198,015)	306,459
William Myers	—	—	67,554	(39,028)	783,340

(1)
Of these amounts, the following were reported in the "Summary Compensation Table" as above-market earnings that were credited to the named executive officer's deferred compensation account during 2011:

Name	Amount ($)
Glenn Curtis	2,789
Edward Huguez	15,451
William Myers	33,551

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2011. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 30, 2011, the last trading day of such year for LMC's common stock then-outstanding: LMCA—$78.05. The value of the options shown in the table is based on the spread between the exercise or base price of the award and the applicable closing market price. The value of the restricted stock shown in the table is based on the applicable closing market price and the number of shares vested.

        Each of our named executive officers has received awards and payments under the existing incentive plans, and each of our named executive officers is eligible to participate in our deferred compensation plans. Additionally, Mr. Albrecht is entitled to certain payments upon termination under his employment agreement. See "—Executive Compensation Arrangements—Chris Albrecht" above.

        Set forth below is a description of the circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout:

        Voluntary Termination.    Under the existing incentive plans, each named executive officer would only have a right to the equity grants that vested prior to his termination date.

        Under the 2007 deferred compensation plan, we do not have an acceleration right to pay out account balances to the participants upon this type of termination. For purposes of the tabular presentation below, we have assumed that we were permitted to make payments to the executive officers in accordance with their respective standing elections under the plans, subject to compliance with Section 409A of the Code.

        Termination for Cause.    All equity grants (whether vested or unvested) under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Albrecht with respect to his Multi-Year Award) who is terminated for "cause." The existing incentive plans define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Under Mr. Albrecht's employment agreement, "cause" (prior to a "corporate event," as discussed below) is defined as (a) any act or omission that constitutes a breach of his material obligations under the employment agreement, (b) the continued failure or refusal of Mr. Albrecht, other than on account of his death or disability, to substantially perform the material duties required of him as President and Chief Executive Officer of the Company and/or to comply with reasonable directions of the Chief Executive Officer of LMC, (c) any material violation of any policy, rule or regulation of the Company or any law or regulation applicable to the business of the Company or its affiliates, (d) Mr. Albrecht's conviction of or plea of guilty or nolo contendere to any crime that constitutes a felony or crime of moral turpitude or is punishable by imprisonment of 30 days or more, or (e) any other intentional misconduct by Mr. Albrecht that has a material detrimental effect on the financial condition or business reputation of the Company or any of its affiliates. Mr. Albrecht would have a right to only the portion of the Multi-Year Award that vested prior to his termination date in the event he is terminated for cause. See "—Executive Compensation Arrangements—Chris Albrecht" above.

        No immediate distributions under the 2007 deferred compensation plan are permitted as a result of this type of termination.

        Termination Without Cause or for Good Reason.    Pursuant to the existing incentive plans and the related award agreements (and except as described below), if a named executive officer (other than Mr. Albrecht with respect to his Multi-Year Award) were terminated by our Company without cause or by such named executive officer for good reason (as applicable), he would have a right to only the equity grants that vested prior to his termination date . However, with respect to option awards granted to Mr. Curtis while he was an employee of LMC, the relevant award agreements provide that he would be entitled to vesting in full with respect to any outstanding options that would have vested during the calendar year in which the termination occurs. See "—Executive Compensation Arrangements—Chris Albrecht "above for information concerning the treatment of Mr. Albrecht's Multi-Year Award.

        No immediate distributions under the 2007 deferred compensation plan are permitted as a result of this type of termination.

        Death.    In the event of death, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards.

        No immediate distributions under the 2007 deferred compensation plan are permitted as a result of the death of the executive officer.

        Disability.    In the event of a disability, which is generally the inability to perform gainful activity for at least 12 months, the existing incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

        No immediate distributions under the 2007 deferred compensation plan are permitted as a result of the disability of the executive officer.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any restricted share awards. A change in control is generally defined as:

  •
  The acquisition of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of LMC ordinarily having the right to vote in the election of directors.

  •
  Any non-exempt person purchases LMC's common stock pursuant to a tender offer or exchange offer, without the prior consent of LMC's board of directors.

  •
  The individuals constituting LMC's board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of LMC immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets LMC or the dissolution of LMC.

        In the case of a change in control described in the last bullet point, the compensation committee of LMC's board of directors may determine not to accelerate the existing equity awards if equivalent awards will be substituted for the existing awards. For purposes of the tabular presentation below, we have assumed no such determination was made.

        Mr. Albrecht's employment agreement includes additional acceleration of benefits provisions related to the Company upon the occurrence of a "Corporate Event," which is defined as (a) LMC no longer having certain publicly traded equity securities or (b) the acquisition of more than 50% of the voting power of the Company's equity securities, unless (in the case of clause (a) or (b)) the directors prior to such event continue to constitute more that 50% of the directors. If a corporate event occurs, Mr. Albrecht has the right to terminate his employment within 60 days and it will be considered a termination with good reason. See "—Executive Compensation Arrangements—Chris Albrecht" for benefits under a termination with good reason. Notwithstanding the foregoing Corporate Event provisions of Mr. Albrecht's employment agreement, the effect of a change in control on his equity awards is instead governed by the general terms of the incentive plans (as described above).

        The 2007 deferred compensation plan provides our deferred compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination ($)		Termination for Cause ($)	Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
Chris Albrecht
Severance	—		—	2,250,000	(1)	2,750,000	(2)	2,750,000	(2)	2,250,000	(1)
Health and welfare benefits	—		—	31,763	(1)	—		—		31,763	(1)
Options	—		—	4,298,933	(3)	9,057,865	(4)	9,057,865	(4)	9,057,865	(4)
Restricted stock	—		—	—		6,878,468	(4)	6,878,468	(4)	6,878,468	(4)

Total	—		—	6,580,696		18,686,333		18,686,333		18,218,096

Glenn Curtis
Options	820,856	(5)	—	820,856	(6)	820,856	(6)	820,856	(6)	820,856	(6)
SARs	784,780	(5)	—	784,780	(6)	784,780	(6)	784,780	(6)	784,780	(6)
Starz Entertainment LTIP(7)	4,266,900		—	4,266,900		4,266,900		4,266,900		4,266,900

Total	5,872,536		—	5,872,536		5,872,536		5,872,536		5,872,536

Edward Huguez
Options	116,527	(5)	—	—		266,363	(6)	266,363	(6)	266,363	(6)
Starz Entertainment LTIP(7)	3,486,750		—	3,486,750		3,486,750		3,486,750		3,486,750
Deferred compensation	—		—	—		—		—		306,459

Total	3,603,277		—	3,486,750		3,753,113		3,753,113		4,059,572

William Myers
Options(8)	—		—	—		—		—		—
Starz Entertainment LTIP(7)	7,008,000		—	7,008,000		7,008,000		7,008,000		7,008,000
Deferred compensation	—		—	—		—		—		783,340

Total	7,008,000		—	7,008,000		7,008,000		7,008,000		7,791,340

Carmi Zlotnik
Options	116,527	(5)	—	—		266,363	(6)	266,363	(6)	266,363	(6)

Total	116,527		—	—		266,363		266,363		266,363

(1)
If Mr. Albrecht's employment had been terminated at LMC's election for any reason (other than cause) or by Mr. Albrecht for good reason (as defined in his employment agreement, which definition includes change of control provisions for a Corporate Event as described above), as of December 31, 2011, he would have been entitled to continue to receive his base salary for 18 months, which totals $1,500,000, and receive a severance bonus of $750,000. In addition, if Mr. Albrecht elects continuation of health and welfare benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 following his termination, we will pay the employer potion of such benefits for 18 months. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Albrecht's compliance with certain conditions contained in his employment agreement, including non-competition and non-solicitation covenants. See "—Executive Compensation Arrangements—Chris Albrecht" above.

(2)
If Mr. Albrecht's employment had been terminated as of December 31, 2011 as a result of his death or disability (as defined in his agreement), he, or his legal representative, would have been entitled to receive a lump sum payment for his salary for the remainder of the term of his employment agreement which totaled $2,000,000 plus the percentage of the target bonus for the fiscal year in which the death or disability occurs equal to the amount of time Mr. Albrecht had been employed during such fiscal year which would have been $750,000 for December 31, 2011. See "—Executive Compensation Arrangements—Chris Albrecht" above.

(3)
Based on the Multi-Year Award vesting 50% upon termination by LMC without cause or by Mr. Albrecht for good reason (as defined in his agreement). See "—Executive Compensation Arrangements—Chris Albrecht" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(4)
Based on the Multi-Year Award, the December 2011 option grant and the restricted share grant vesting 100% as of December 31, 2011 due to the termination of the employment agreement of Mr. Albrecht as a result of his death or disability (as defined in his agreement) or due to any change of control (all as defined in the incentive plans). See "—Executive Compensation Arrangements—Chris Albrecht" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(5)
Based on the number of vested options and SARs at year-end. See "Outstanding Equity Awards at Fiscal Year-End" table above.

(6)
Based on the number of vested options, unvested options and restricted shares at year-end. See "Outstanding Equity Awards at Fiscal Year-End" table above.

(7)
All units under the Starz Entertainment LTIP for such named executive officers have fully vested as of December 31, 2011. See "—Executive Compensation Arrangements—2006 Starz Entertainment Long-Term Incentive Plan" above.

(8)
Does not include any options granted to such named executive officer because the option exercise price is greater than the fair market value on December 30, 2011. See the "Outstanding Equity Awards at Fiscal Year-End" table above for more information.

Compensation of Directors

        We are a directly wholly owned subsidiary of LMC, which is our sole member and manager. Accordingly, no director compensation is paid.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Distributions

        On July 10, 2012, August 17, 2012, September 4, 2012 and November 16, 2012, we paid cash distributions to our parent, LMC, utilizing cash on hand, of $100.0 million, $250.0 million, $50.0 million, and $200.0 million, respectively.

Guarantees

        LMC guarantees our obligations under certain of our output agreements with Disney and Sony. At September 30, 2012, LMC's guarantees for obligations under these agreements for films that have been released in theatres aggregated $446.2 million. LMC's guarantee amount for films that have not yet been released in theatres is not determinable.

Employee Benefit Plans

        We participate in our parent, LMC's, employee benefit plans (medical, dental, life insurance, 401(k), etc.). Charges from LMC related to these benefits and other miscellaneous charges aggregated $9.2 million and $12.4 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. Such amounts are invoiced by LMC on a monthly basis and are due upon receipt of the invoice by us. Amounts due to LMC for such charges total $1.1 million as of September 30, 2012.

Taxes

        We are a single member LLC, which is treated as a disregarded entity for U.S. federal income tax purposes. As such, we are included in the consolidated federal and state income tax returns of LMC. We make tax payments to LMC in amounts that are equal to what our tax obligations would be if we were a standalone taxable entity. Prior to September 30, 2010, our subsidiary, Starz Media was not included in the calculation of our tax obligation to LMC as it was attributed to another tracking stock group within LMC. As a result, losses generated by Starz Media were not included in the calculation of our tax obligation to LMC. On September 30, 2010, Starz Media was reattributed to the Liberty Starz tracking stock group and was included in the calculation of our tax obligation owed to LMC from September 30, 2010 until we sold a 25% interest in Starz Media to TWC in January 2011. As a result of the sale of the 25% interest to TWC, Starz Media became a separate taxpayer for federal purposes and in certain states. Effective April 1, 2012, Starz Media filed an election to convert itself from a limited liability company treated as a corporation to a partnership for U.S. federal and state income tax purposes.

Promissory Note Agreements

        On December 17, 2010 and December 21, 2010, Starz Entertainment entered into promissory note agreements to provide funding to Starz Media and Anchor Bay Entertainment, respectively. The Starz Media note is payable on demand. The interest rate is determined at three month intervals and is equal to the LIBOR rate plus 8%. The LIBOR rate at any time means the rate per annum equal to the British Bankers' Association LIBOR for dollar deposits for a three month period. On September 30, 2012, the interest rate was 8.4% and the outstanding principal and interest balance was $59.0 million. The Anchor Bay Entertainment note is payable on demand. The interest rate is determined at three month intervals and is equal to the LIBOR rate plus 4% through August 31, 2011. The interest rate from September 1, 2011 and thereafter is the LIBOR rate plus 8%. The LIBOR rate at any time means the rate per annum equal to the British Bankers' Association LIBOR for dollar deposits for a three month period. On September 30, 2012, the interest rate was 8.4% and the outstanding principal and interest balance was $0.1 million.

Guarantees of Subsidiaries

        Our subsidiary, Canada Co., entered into an agreement with the Ontario government whereby Canada Co. is eligible to receive funds under the Canadian Next Generation of Jobs Fund Grant through the termination date of March 31, 2014. Starz Entertainment entered into a guarantee for any amounts owed to the Ontario government under the grant if Canada Co. does not meet its obligations. The maximum amount of the grant available and the guarantee is $23.0 million. The Ontario government can demand payment form Starz Entertainment if Canada Co. does not perform any of its obligations. The maximum potential amount payable under the guarantee is $10.5 million at September 30, 2012 and Starz Entertainment has accrued $8.4 million related to this guarantee as of September 30, 2012. We sold a controlling interest in Canada Co. on March 3, 2011. The terms of the guarantee have not changed.

        In January 2011, Anchor Bay Entertainment entered into a five-year license agreement with TWC for the distribution, by our Home Video and Digital Media businesses, of certain of TWC's theatrical releases. Anchor Bay Entertainment pays advances to TWC based on a percentage of the U.S. box office and the genre of each film and earns a fee for the distribution of such theatrical releases. Starz Entertainment guarantees advance payments to TWC under this agreement up to $50.0 million. The Company recognized participation expense of $46.8 million and $72.1 million for TWC's share of the net proceeds under Anchor Bay's license agreement with TWC for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. The Company's accrued advances payable to TWC totaled $23.7 million as of September 30, 2012 and $56.2 million as of December 31, 2011.

        Starz Entertainment is the guarantor on two noncancelable operating leases in which Starz Media, LLC and Film Roman, respectively, are the tenant. The maximum potential amount payable under these guarantees is $14.1 million at September 30, 2012. Starz Entertainment does not currently expect to have to perform under these obligations. The leases expire in 2014 and 2016, respectively.

The Spin-Off

        During August 2012, LMC's Board of Directors authorized a plan to distribute to the stockholders of LMC shares of a wholly-owned subsidiary, Liberty Spinco, that will hold all of the businesses, assets and liabilities of LMC not associated with Starz, LLC (with the exception of the Starz, LLC Englewood, Colorado corporate office building). The transaction will be effected as a pro-rata dividend of shares of Liberty Spinco to the stockholders of LMC. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. In connection with the reorganization transaction, LMC currently contemplates that the Company will distribute approximately $1.8 billion in cash to LMC (inclusive of distributions in the aggregate of $600.0 million paid to date), funded by a combination of cash on hand and borrowings under our senior secured revolving credit facility (under which $995.0 million was available to be drawn as of September 30, 2012), and such cash amount will be contributed to Liberty Spinco. The total amount of the dividend will depend on the financial performance and net cash provided by operating activities generated by Starz, LLC prior to the reorganization transaction, as well as the undrawn amount under our senior secured revolving credit facility at that time. An evaluation of such measures will be performed by LMC's treasury department in connection with the determination of the total amount of cash to be distributed. The distribution of a minimum amount of cash by Starz, LLC to LMC is not a condition to the Spin-Off. Additionally, in connection with the reorganization transaction, the Company will distribute its Englewood, Colorado corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and then lease back the use of such facilities from such Liberty Spinco subsidiary. Although the terms of such lease are still being negotiated, we anticipate that the lease agreement will be completed prior to the Spin-Off. As such, we have estimated the amount of the future capital lease to be $50.0 million, which approximates the net book value of the building and building improvements at September 30, 2012. The Spin-Off is intended to be tax-free to stockholders of LMC and its completion will be subject to various conditions, including the registration of the shares to be distributed, the receipt of the Ruling, the opinions of tax counsel and any required government approvals. The Spin-Off will not require a stockholder vote. The Spin-Off is currently expected to occur in late 2012 or early 2013. Following the Spin-Off, Liberty Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other.

Agreements Relating to the Spin-Off

        In order to govern certain of the ongoing relationships between our parent company (which we sometimes refer to as "LMC/Starz" in this section) and Liberty Spinco following the Spin-Off and to provide mechanisms for an orderly transition, LMC/Starz and Liberty Spinco are entering into certain agreements, the terms of which are summarized below. The parties may amend these agreements from time to time as they deem necessary.

        In addition to the agreements described below, our parent company LMC/Starz may enter into, from time to time, agreements and arrangements with Liberty Spinco and certain of its related entities, in connection with, and in the ordinary course of, its business.

  Reorganization Agreement

        Prior to the effective time of the Spin-Off, Liberty Spinco will enter into a reorganization agreement with LMC to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between Liberty Spinco and LMC with respect to and resulting from the Spin-Off.

        The reorganization agreement will provide that, prior to the date upon which the dividend of Liberty Spinco common stock is distributed to the holders of LMC common stock, LMC will transfer to Liberty Spinco, or cause its other subsidiaries to transfer to Liberty Spinco, directly or indirectly, the business and assets, and any related liabilities to be held by Liberty Spinco following the Spin-Off. The reorganization agreement will also provide for mutual indemnification obligations, which are designed to make Liberty Spinco financially responsible for substantially all of the liabilities that may exist relating to the businesses and assets included in Liberty Spinco at the time of the Spin-Off together with liabilities arising out of or resulting from any breach of, failure to perform or comply with any covenant, undertaking or obligation of Liberty Spinco or any of its subsidiaries under the reorganization agreement, any agreement relating to the internal restructuring of LMC prior to and in connection with the Spin-Off or any agreement to be entered into in connection with the Spin-Off, as well as for all liabilities incurred by Liberty Spinco after the Spin-Off, and to make Starz financially responsible for all potential liabilities of Liberty Spinco which are not related to Liberty Spinco's businesses, including, for example, any liabilities arising as a result of Liberty Spinco having been a subsidiary of LMC, together with liabilities (i) relating to Liberty Spinco's guarantee of the obligations of Starz or its subsidiaries under certain studio output agreements to which Starz or its subsidiaries are a party or (ii) arising out of or resulting from any breach of, failure to perform or comply with any covenant, undertaking or obligation of Starz or any of its subsidiaries under the reorganization agreement, any agreement relating to the internal restructuring or any agreement to be entered into in connection with the Spin-Off. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "—Tax Sharing Agreement" below.

        In addition, the reorganization agreement will provide for each of Liberty Spinco and Starz to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Spin-Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

        The reorganization agreement may be terminated and the Spin-Off may be abandoned, at any time prior to the distribution date, by and in the sole discretion of the LMC board of directors. In such event, LMC will have no liability to any person under the reorganization agreement or any obligation to effect the Spin-Off.

        This summary is qualified by reference to the full text of the reorganization agreement, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and is hereby incorporated by reference herein.

  Tax Sharing Agreement

        Prior to the effective time of the Spin-Off, Liberty Spinco will enter into a tax sharing agreement with LMC that governs Starz's and Liberty Spinco's respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of tax audits and other tax matters. References in this summary (i) to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes, (ii) to the term "Spin-Off tax-related losses" refer to losses arising from the failure of the Spin-Off and related restructuring transactions to be tax-free, (iii) to the term "Conversion tax-related losses" refer to losses arising from the failure of the conversion of LMC's Liberty Starz common stock into its Liberty Capital common stock on November 28, 2011 (the "Starz Conversion") to be tax-free (except with respect to the issuance of cash in lieu of fractional shares), (iv) to the term "Split-Off tax-related losses" refer to losses arising from the split-off of LMC from Liberty Interactive in September 2011 (the "Split-Off") and certain related restructuring transactions as a result of (x) the failure of such transactions to be tax-free or (y) any series of stock of Liberty Interactive or LMC not being treated as stock of Liberty Interactive or LMC, respectively, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, and (v) to the term "Compensatory Equity Interests" refer to any equity interests, stock, options, stock appreciation rights, or similar rights granted prior to the Spin-Off (including any such interests or rights which are adjusted in connection with the Spin-Off) in connection with employee, independent contractor or director compensation.

        In addition, references to the "Starz group" mean, following the effective time of the Spin-Off, Starz and its subsidiaries; and references to the "Starz business" generally mean, (x) with respect to any tax year (or portion thereof) ending at or before the effective time of the Spin-Off, the assets, liabilities and businesses of, and any equity or debt interests in, Starz, LLC, Starz Entertainment, Starz Media, any predecessor of any of the foregoing, and each of their respective subsidiaries, and (y) with respect to any tax year (or portion thereof) beginning after the effective time of the Spin-Off, the assets, liabilities, and businesses of the Starz group. References to the "Spinco group" mean, following the effective time of the Spin-Off, Liberty Spinco and its subsidiaries; and references to the "Spinco business" generally mean, (x) with respect to any tax year (or portion thereof) ending at or before the effective time of the Split-Off, the assets, liabilities and businesses of Liberty Interactive (or its predecessor, Liberty Interactive LLC) and their respective subsidiaries (other than (1) the Starz business, (2) the assets, liabilities and businesses that were tracked during such tax year (or portion thereof), and only for so long as so tracked, by Liberty Interactive's Liberty Interactive common stock, and (3) with respect to any tax year (or portion thereof) ending prior to May 9, 2006, the assets, liabilities and businesses of, and any equity or debt interests in, QVC, Inc., Provide Commerce, Inc. and their respective subsidiaries), (y) with respect to any tax year (or portion thereof) beginning after the effective time of the Split-Off and ending at or before the effective time of the Spin-Off, the assets, liabilities and businesses of LMC and its subsidiaries (other than the Starz business), and (z) with respect to any tax year (or portion thereof) beginning after the effective time of the Spin-Off, the assets, liabilities, and businesses of the Spinco group.

        Liberty Spinco and certain of LMC's eligible subsidiaries that will be contributed to Liberty Spinco currently join with LMC in the filing of a consolidated return for U.S. federal income tax purposes and also join with LMC in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Spin-Off, Liberty Spinco and the members of its group will not join with Starz in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the tax sharing agreement, Starz will be liable for the taxes (determined without regard to tax benefits) allocated to it, as reduced first by any tax benefits allocated to it and then by any tax benefits allocated to Liberty Spinco (to the extent such benefits are not first used by Liberty Spinco), and must pay such taxes, as so reduced, to the applicable tax authority or to Liberty Spinco (if Liberty Spinco is responsible for preparing the applicable tax return), and Starz will be liable for paying Liberty Spinco for any tax benefits allocated to Liberty Spinco that are used by Starz to reduce the taxes allocated to it. Similarly, Liberty Spinco will be liable for the taxes (determined without regard to tax benefits) allocated to Liberty Spinco, as reduced first by any tax benefits allocated to it and then by any tax benefits allocated to Starz (to the extent such benefits are not first used by Starz), and must pay such taxes, as so reduced, to the applicable tax authority or to Starz (if Starz is responsible for preparing the applicable tax return), and Liberty Spinco will be liable for paying Starz for any tax benefits allocated to Starz that are used by Liberty Spinco to reduce the taxes allocated to it.

        Generally, taxes (determined without regard to tax benefits) for any tax year (or portion thereof) shall be allocated between Starz and Liberty Spinco in proportion to the taxable income or other applicable items of the Starz business and the Spinco business that contribute to such taxes, and tax benefits shall be allocated between Starz and Liberty Spinco in proportion to the losses, credits or other applicable items of the Starz business and the Spinco business that contribute to such tax benefits. Tax items attributable to the Spinco business that are carried forward or back and used as a tax benefit in another tax year generally shall be allocated to Liberty Spinco, and tax items attributable to the Starz business that are carried forward or back and used as a tax benefit in another tax year shall be allocated to Starz. Special allocation rules will apply, however, as follows:

  •
  Liberty Spinco shall be allocated any taxes and Spin-Off tax-related losses that result from the Spin-Off and related restructuring transactions (other than a portion of any transfer taxes as described below), except that Starz shall be allocated any such taxes or Spin-Off tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below, (ii) result from Section 355(e) of the Code applying to the Spin-Off as a result of the Spin-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of LMC/Starz, or (iii) result from deferred intercompany items or excess loss accounts that are triggered by the Spin-Off, and that would otherwise be allocated to Starz;

  •
  Liberty Spinco shall be allocated any taxes and Conversion tax-related losses resulting from the Starz Conversion, except that Starz shall be allocated any such taxes or Conversion tax-related losses that result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below;

  •
  Liberty Spinco shall be allocated any taxes and Split-Off tax-related losses resulting from the Split-Off and related restructuring transactions, except that Starz shall be allocated any such taxes or Split-Off tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below, (ii) result from

    Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest (measured by vote or value) in the stock of LMC/Starz, or (iii) result from deferred intercompany items or excess loss accounts that are triggered by the Split-Off, and that would otherwise be allocated to Starz;

  •
  Liberty Spinco shall be allocated any taxes and losses resulting from (i) the treatment of the Liberty Capital common stock or the Liberty Starz common stock as other than stock of LMC, or as Section 306 stock within the meaning of Section 306(c) of the Code, in any taxable period (or portion thereof) ending at or before the Spin-Off, or (ii) the actual or deemed disposition of any assets caused by the issuance of LMC's Liberty Capital common stock or Liberty Starz common stock in any taxable period (or portion thereof) ending at or before the Spin-Off; provided, however, that Starz shall be allocated any such taxes or losses that (x) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below, or (y) result from deferred intercompany items or excess loss accounts that are triggered thereby, and that would otherwise be allocated to Starz;

  •
  Starz shall be allocated any tax benefit that results from the carryback of a tax item that is otherwise allocated to Liberty Spinco during a tax year beginning after the effective time of the Spin-Off to a tax return that Starz is responsible for filing for a tax year beginning before the Spin-Off to the extent (and only to such extent) that such carryback increases the taxes or reduces the tax benefits that would otherwise be allocable to Starz;

  •
  for any tax year (or portion thereof) ending at or before the effective time of the Spin-Off, (x) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests (1) with respect to any series of LMC's Liberty Starz common stock or Liberty Interactive's Liberty Starz common stock or (2) in Starz, LLC, Starz Entertainment, Starz Media, any predecessor of any of the foregoing, any of their respective subsidiaries, or any entity acquired, directly or indirectly, by Starz following the Spin-Off (each, a "Starz Entity") shall be allocated to Starz; (y) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of LMC's Liberty Capital common stock or Liberty Interactive's Liberty Capital common stock or in any entity (including DIRECTV, Discovery Communications, Inc., Liberty Global, Inc., and Ascent Capital Group, Inc.) other than LMC or any Starz Entity shall be allocated to Liberty Spinco; and (z) any other taxes or tax items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Starz to the extent that the Starz business is or was responsible for the underlying obligation and to Liberty Spinco to the extent that the Spinco business is or was responsible for the underlying obligation;

  •
  for any tax year (or portion thereof) beginning after the effective time of the Spin-Off, (x) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Starz stock or in any member of the Starz group or any Starz Entity shall be allocated to Starz; (y) taxes and tax items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Liberty Spinco stock or in any member of the Spinco group or any entity (including DIRECTV, Discovery Communications, Inc., Liberty Global, Inc., and Ascent Capital Group, Inc.) other than Starz, any member of the Starz group or any Starz Entity shall be allocated to Liberty Spinco; and (z) any other taxes or tax items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Starz to the extent that the Starz business is or was responsible for the underlying obligation and to Liberty Spinco to the extent that the Spinco business is or was responsible for the underlying obligation;

  •
  any alternative minimum federal tax credit shall be allocated between Starz and Liberty Spinco in a manner that offsets the excess of the net payments previously made between the parties with respect to the tax return in which the corresponding alternative minimum federal tax liability was reported over the net payments that would have been made between the parties if no alternative minimum federal tax liability had been owed with respect to such tax return (treating any payment received as a negative amount of net payments made for this purpose);

  •
  for any tax period (whether beginning before, at or after the effective time of the Spin-Off), taxes and tax items of any subsidiary that is acquired, directly or indirectly, after the Spin-Off by any member of the Starz group or by any member of the Spinco group shall generally be allocated to Starz or Liberty Spinco, respectively;

  •
  Liberty Spinco shall be allocated (x) the capital loss resulting from the sale by Starz, LLC of a portion of its equity interests in Starz Media to The Weinstein Company LLC and (y) the capital loss recognized under Section 331 of the Code with respect to Starz, LLC's equity interest in Starz Media resulting from the deemed liquidation of Starz Media for U.S. federal income tax purposes;

  •
  Starz and Liberty Spinco shall each be allocated 50 percent of any transfer taxes arising from the Spin-Off and related restructuring transactions; and

  •
  Liberty Spinco shall be allocated all taxes, tax items, losses and payments attributable to LMC's tax sharing agreement with Liberty Interactive and Liberty Interactive LLC (the "Liberty Interactive Tax Sharing Agreement"), except that Starz shall be allocated any such taxes, tax items, losses and payments that (x) are attributable to the Starz business, (y) are attributable to taxes, tax items, or losses that are specially allocated to Starz, as described above, or (z) result primarily from, individually or in the aggregate, a breach by Starz of any of its restrictive covenants described below.

        Payments will initially be made between Starz and Liberty Spinco on the basis of the tax returns as filed, or if the tax is not reported on a tax return, on the basis of the amount of tax initially paid to the tax authority. Additional payments will then be made if additional taxes are subsequently paid, refunds or tax benefits are subsequently received or utilized, or the amount or character of any tax item is adjusted or redetermined. Payments that are not made within the time period prescribed by the tax sharing agreement will bear interest until they are made.

        Starz will be responsible for preparing and filing all tax returns for any tax year beginning on or before the date of the Spin-Off which include tax items allocable to both the Starz business and the Spinco business, and any tax returns for any tax year beginning after the date of the Spin-Off that includes one or more members of the Starz group and the Spinco group. In addition, for any tax year beginning on or before the date of the Spin-Off, Starz will be responsible for preparing and filing any tax returns that include only tax items allocable to the Starz business, and Liberty Spinco will be responsible for preparing and filing any tax returns that include only tax items allocable to the Spinco business; and for any tax year beginning after the date of the Spin-Off, Starz will be responsible for preparing and filing any tax returns that include only one or more members of the Starz group, and Liberty Spinco will be responsible for preparing and filing any tax returns that include only one or more members of the Spinco group. Liberty Spinco generally will have the right to review and consent (which consent shall not be unreasonably withheld or delayed) to the treatment in any tax return prepared by Starz of any tax items allocated to Liberty Spinco under the rules above. In addition, without obtaining the consent of Liberty Spinco (which consent shall not be unreasonably withheld or delayed), Starz will not be permitted to file, or cause to be filed, any amended tax return, to the extent that such amended tax return, if accepted by the applicable tax authority, would be likely to increase the tax liability of Liberty Spinco, or give rise to a payment under the tax sharing agreement by Liberty Spinco, for any tax year (or portion thereof).

        On any tax return that Liberty Spinco will be responsible for preparing and filing, Liberty Spinco may not take (and shall cause the members of the Spinco group not to take) any position that it knows, or reasonably should know, would adversely affect the Starz group (unless the failure to take such position would be contrary to applicable law), and Liberty Spinco and the members of the Spinco group must allocate tax items between any tax returns for which Liberty Spinco is responsible and any related tax return for which Starz is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Starz. Liberty Spinco will also agree to make any applicable elections under applicable tax law necessary to effect such allocation. Liberty Spinco's ability to obtain a refund from the carryback of a tax benefit that is allocable to the Spinco business in a tax year beginning after the Spin-Off to a tax return for which Starz is responsible for preparing in a tax year beginning prior to the Spin-Off will be at the discretion of Starz. Moreover, any refund that Liberty Spinco may obtain will be net of any portion of such tax benefit that is allocated to Starz under the special allocation rules described above.

        Starz will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which Starz is responsible for preparing and filing, and Liberty Spinco will have the right to participate, at Liberty Spinco's own cost and expense, in such tax proceedings to the extent they involve taxes or tax benefits allocable to Liberty Spinco. Liberty Spinco will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which Liberty Spinco is responsible for preparing and filing, and Starz will have the right to participate, at its own cost and expense, in such tax proceedings to the extent they involve taxes or tax benefits allocable to Starz. Notwithstanding the foregoing, Starz and Liberty Spinco will have the authority to jointly control all proceedings, including tax audits, involving any taxes or certain tax-related losses arising from the Spin-Off, the Starz Conversion, the Split-Off, and LMC's former tracking stock. In addition, Liberty Spinco will have the authority to control all proceedings, including tax audits, involving any liabilities arising under the Liberty Interactive Tax Sharing Agreement, except that Starz and Liberty Spinco shall have the right to jointly control any proceedings involving any such liabilities arising from the Split-Off, and Starz shall have the right to participate in any other proceedings relating to the Liberty Interactive Tax Sharing Agreement to the extent they involve taxes, tax items, losses or payments allocable to Starz.

        The tax sharing agreement will further provide for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Starz and Liberty Spinco with respect to tax matters and in obtaining any supplemental private letter ruling from the IRS related to the Spin-Off that may be reasonably requested by a party.

        To the extent permitted by applicable tax law, Starz and Liberty Spinco will treat any payments made under the tax sharing agreement as a capital contribution or distribution (as applicable) immediately prior to the Spin-Off. However, if any payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation will be grossed up to take into account the taxes owed by the recipient (or its group).

        Finally, each of Starz and Liberty Spinco will be restricted by certain covenants related to the Spin-Off, the Starz Conversion, and the Split-Off. These restrictive covenants will require that neither Starz, Liberty Spinco, any member of their respective groups, nor any of their respective affiliates take, or fail to take, any action following the Spin-Off if such action, or failure to act:

  •
  would be inconsistent with or prohibit certain restructuring transactions related to the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to LMC and each of its subsidiaries immediately prior to the Spin-Off;

  •
  would be inconsistent with or prohibit the Spin-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to LMC, Liberty Spinco, each of their respective subsidiaries at the effective time of the Spin-Off, and the holders of LMC common stock who receive shares of Liberty Spinco common stock pursuant to the Spin-Off;

  •
  would be inconsistent with or prohibit the Starz Conversion from qualifying as a tax-free reorganization under Section 368(a)(1)(E) to LMC, each of its subsidiaries at the effective time of the Starz Conversion, and the LMC stockholders who received Liberty Capital common stock pursuant to the Starz Conversion (except with respect to cash received in lieu of fractional shares);

  •
  would be inconsistent with or prohibit the Split-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to Liberty Interactive, each of its subsidiaries immediately prior to the effective time of the Split-Off and the holders of Liberty Interactive's Liberty Capital common stock and Liberty Starz common stock who received shares of Liberty Capital common stock and Liberty Starz common stock, respectively, pursuant to the Split-Off;

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with obtaining any private letter ruling (if applicable) or tax opinion relating to the U.S. federal income tax consequences of the Spin-Off, the Starz Conversion, or the Split-Off; or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation or covenant made in the Liberty Interactive Tax Sharing Agreement.

        Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the Ruling or the tax opinions obtained in connection with the Spin-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the tax sharing agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the tax sharing agreement. Under the tax sharing agreement, LMC also will assign to Liberty Spinco LMC's right to receive any indemnification payment (or any related rights) under the Liberty Interactive Tax Sharing Agreement to the extent those rights relate to taxes or losses allocated to Liberty Spinco under the Liberty Interactive Tax Sharing Agreement that Liberty Spinco has paid.

        Notwithstanding the tax sharing agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Spin-Off in which Liberty Spinco (or its subsidiaries) have been included in LMC's consolidated group or another company's consolidated group, Liberty Spinco (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, Liberty Spinco would generally be entitled to be indemnified by Starz for tax liabilities allocated to Starz under the tax sharing agreement.

        This summary is qualified by reference to the full text of the tax sharing agreement, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

  Services Agreement

        In connection with the Spin-Off, Liberty Spinco will also enter into a separate services agreement with LMC, pursuant to which, following the Spin-Off, Liberty Spinco will provide Starz with specified services, including:

  •
  insurance administration and risk management services;

  •
  other services typically performed by Liberty Spinco's legal, investor relations, tax, accounting, and internal audit departments; and

  •
  such other services as Liberty Spinco may obtain from its officers, employees and consultants in the management of its own operations that Starz may from time to time request or require.

        In addition, Starz will provide to Liberty Spinco certain technical and information technology services (including management information systems, computer, data storage network and telecommunications services).

        Starz will make payments to Liberty Spinco under the services agreement based upon a portion of Liberty Spinco's personnel costs (taking into account wages and benefits) of the Liberty Spinco officers and employees who are expected to provide services to Starz, including officers of Liberty Spinco who will also act as officers of Starz. These personnel costs will be comparable to those arrived at on an arm's-length basis and will be based upon the allocated percentages of time spent by Liberty Spinco personnel performing services for Starz under the services agreement. Starz will also reimburse Liberty Spinco for direct out-of-pocket costs incurred by Liberty Spinco for third party services provided to Starz. Liberty Spinco and Starz will evaluate all charges for reasonableness semi-annually and make adjustments to these charges as the parties mutually agree upon. Based upon the current personnel costs of the affected Liberty Spinco personnel and Starz's anticipated percentage usage thereof, the fees payable to Liberty Spinco for the first year of the services agreement are expected to be approximately $2.0 million. To the extent Starz provides services to Liberty Spinco or incurs expenses in connection with the provision of such services, Liberty Spinco will reimburse Starz in a manner similar to which Starz will reimburse Liberty Spinco under the services agreement.

        The services agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by Starz at any time on at least 30 days' prior written notice, (2) by Liberty Spinco upon written notice to Starz following a change in control or certain bankruptcy or insolvency-related events affecting Starz or (3) by Starz, upon written notice to Liberty Spinco, following certain changes in control of Liberty Spinco or Liberty Spinco being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the services agreement, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

  Facilities Sharing Agreement

        In connection with the Spin-Off, LMC will enter into a three-year facilities sharing agreement (the "LMC facilities sharing agreement") with Liberty Property Holdings, Inc. ("LPH"), a subsidiary of LMC which will be a subsidiary of Liberty Spinco following the Spin-Off, pursuant to which, following the Spin-Off, Starz will share office facilities with Liberty Spinco located at 12300 Liberty Boulevard, Englewood, Colorado. Starz will pay a sharing fee for use of the office based on a comparable fair market rental rate and an estimate of the usage of the office facilities by or on behalf of Starz. The LMC facilities sharing agreement will continue in effect until the close of business on the third anniversary of the Spin-Off, unless earlier terminated (1) by Starz at any time on at least 30 days' prior written notice, (2) by LPH upon written notice to Starz following a default by Starz of any of its material obligations under the LMC facilities sharing agreement, which default remains unremedied for 30 days after written notice of such default is provided, (3) by Starz upon written notice to LPH, following certain changes in control of Liberty Spinco or Liberty Spinco being the subject of certain bankruptcy or insolvency-related events or (4) by LPH upon written notice to Starz, following certain changes in control of Starz or Starz being the subject of certain bankruptcy or insolvency-related events.

        This summary is qualified by reference to the full text of the facilities sharing agreement, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

  Lease Agreement For Starz Building

        As part of the internal restructuring, the Starz, LLC Englewood, Colorado corporate office building will be contributed to LPH. LPH will enter into a ten year lease agreement with Starz, LLC at a rate currently under negotiation. The lease agreement will provide for successive five year renewal periods at the option of Starz, LLC. The lease agreement will also provide for termination by LPH in the case of certain events, including a change in control of LMC or Starz, LLC.

        We anticipate that the lease agreement will be completed prior to the Spin-Off.

 DESCRIPTION OF OTHER INDEBTEDNESS

        This section includes summaries of certain indebtedness and certain other long-term liabilities of us and our subsidiaries.

SENIOR SECURED CREDIT FACILITIES

        On November 16, 2011, we entered into a credit agreement that provides us with a $1,000.0 million revolving credit facility and $500.0 million of term loans, and also provides for up to $250.0 million of uncommitted incremental term or revolving loans. At closing, the Company borrowed $500.0 million under the term loan facility and $5.0 million under the revolving credit facility. The outstanding term loans were repaid upon issuance of the original notes. Under this credit agreement, which we refer to as our senior secured credit facilities, we had $5.0 million of revolving loans outstanding as of September 30, 2012. The term loans were scheduled to mature and the revolving loan commitments terminate on November 16, 2016.

        Interest.    Borrowings under our senior secured credit facilities bear interest at either the alternate base rate or LIBOR at our election. Borrowings that are alternate base rate loans will bear interest at a per annum rate equal to the alternate base rate plus a margin that varies between 0.75% and 1.75% depending on our consolidated leverage ratio, as defined in our senior secured credit facilities. Borrowings that are LIBOR loans will bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.75% and 2.75% depending on our consolidated leverage ratio. Under certain circumstances, the margin ranges for alternate base rate loans and LIBOR loans may decrease by 0.25%. At September 30, 2012, our borrowing margin was 1.75% over LIBOR.

        Security and guarantees.    Borrowings made by us are currently guaranteed by Starz Entertainment and will be guaranteed by Finance Corp. and any future material domestic subsidiaries, and borrowings are secured by a first priority perfected security interest in shares of our equity interests held directly or indirectly by LMC and the equity interests in each guarantor held directly or indirectly by us. Our senior secured credit facilities provide for a release of all collateral if our consolidated leverage ratio, as defined in our senior secured credit facilities, is less than 1.50 to 1.00 for two consecutive fiscal quarters or we achieve an investment grade rating on our debt by either Moody's or Standard & Poor's.

        Covenants.    Our senior secured credit facilities contain affirmative and negative covenants and financial covenants that require us to maintain a consolidated leverage ratio of not more than 4.75 to 1.00 through December 31, 2013 and 4.25 to 1.00 thereafter, and a consolidated interest coverage ratio of not less than 2.75 to 1.00. The negative covenants limit our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  create liens on property or assets;

  •
  make certain loans or investments;

  •
  sell or dispose of assets;

  •
  pay certain dividends and other restricted payments;

  •
  dissolve, consolidate or merge;

  •
  enter into certain transactions with affiliates;

  •
  enter into sale/leaseback transactions; and

  •
  restrict subsidiary distributions.

        These covenants are subject to significant exceptions.

        Events of Default.    Our senior secured credit facilities also contain certain events of default, including, among other things, the failure to perform or observe terms, covenants or agreements included in our senior secured credit facilities, nonpayment defaults on principal, interest or fees under our senior secured credit facilities, defaults on other indebtedness in an aggregate principal amount exceeding $50.0 million if the effect is to permit acceleration, entry of unsatisfied judgments in an aggregate amount in excess of $50.0 million against us or our restricted subsidiaries, the occurrence of a change of control, failure of any collateral document to create or maintain a priority lien, and certain events related to bankruptcy and insolvency or ERISA matters.

        If an event of default occurs, the lenders under our senior secured credit facilities may, among other things, terminate their commitments, declare all outstanding borrowings to be immediately due and payable together with accrued interest and fees, and exercise remedies under the collateral documents relating to our senior secured credit facilities. We were in compliance in all material respects with the covenants in our senior secured credit facilities as of September 30, 2012.

CAPITAL LEASES

        As of September 30, 2012, Starz Entertainment, LLC, our wholly owned subsidiary, was party to three separate full-time transponder capacity agreements with PanAmSat Corporation, pursuant to which Starz Entertainment, LLC leases transponders. These transponder leases have termination dates ranging from 2018 to 2021. As of September 30, 2012, the outstanding indebtedness under these transponder leases was $35.8 million.

        In connection with the previously announced plan to separate the assets of LMC and Starz, LLC, the Company will distribute its corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and enter into a capital lease to lease back the facilities from such Liberty Spinco subsidiary. The terms of such lease are still being negotiated.

GUARANTEE COMMITMENTS

        Our subsidiary, Canada Co., entered into an agreement with the Ontario government whereby Canada Co. is eligible to receive funds under the Ontario Next Generation of Jobs Fund Grant through the termination date of March 31, 2014. Starz Entertainment entered into a guarantee for any amounts owed to the Ontario government under the grant if Canada Co. does not meet its obligations. The maximum amount of the grant available and the guarantee is $23.0 million. The Ontario government can demand payment from Starz Entertainment if Canada Co. does not perform any of its obligations. The maximum potential amount payable under the guarantee is $10.5 million at September 30, 2012 and Starz Entertainment has accrued $8.4 million for this guarantee as of September 30, 2012. We sold a controlling interest in Canada Co. on March 3, 2011. The terms of the guarantee have not changed.

        In January 2011, Anchor Bay Entertainment entered into a five-year license agreement with TWC for the distribution, by our Home Video and Digital Media businesses, of certain of TWC's theatrical releases. Anchor Bay Entertainment pays advances to TWC based on a percentage of the U.S. box office and the genre of each film and earns a fee for the distribution of such theatrical releases. Starz Entertainment guarantees Anchor Bay Entertainment's advance payments to TWC under this agreement up to $50.0 million.

        Starz Entertainment is the guarantor on two noncancelable operating leases in which Starz Media, LLC and Film Roman, respectively, are the tenant. The maximum potential amount payable under these guarantees is $14.1 million at September 30, 2012. Starz Entertainment does not currently expect to have to perform under these obligations. The leases expire in 2014 and 2016, respectively.

 DESCRIPTION OF NOTES

        As used below in this "Description of Notes" section, the "Issuers" means Starz, LLC ("Starz"), a Delaware limited liability company, and Starz Finance Corp. ("Starz Finance"), a Delaware corporation, and their respective successors, but not any of their respective subsidiaries. On September 13, 2012, the Issuers issued $500 million aggregate principal amount of 5.00% Senior Notes due 2019 (the "Original Notes") under an Indenture, dated as of September 13, 2012 (the "Indenture"), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        As part of our sale of the Original Notes, we are required, among other things, to complete this exchange offer, exchanging the Original Notes for new registered 5.00% Senior Notes due 2019, or the "Exchange Notes." The Exchange Notes are substantially identical to the Original Notes, except the Exchange Notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will represent the same debt as the Original Notes and we will issue the Exchange Notes under the Indenture (the same indenture we used in issuing the Original Notes). The terms of the Original Notes and the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the "Trust Indenture Act." The Original Notes and the Exchange Notes are collectively referred to herein as the "Notes."

        The following is a summary of the material terms and provisions of the Indenture, the Notes and the Note Guarantees. The following summary does not purport to be a complete description of these documents and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You may obtain a copy of the Indenture from Starz at its address set forth elsewhere in the Prospectus. You can find definitions of certain terms used for purposes of this description only under "—Certain Definitions."

Principal, Maturity and Interest

        The Notes will mature on September 15, 2019. The Notes will bear interest at the rate shown on the cover page of the Prospectus, payable on March 15 and September 15 of each year, commencing on March 15, 2013 to Holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        An aggregate principal amount of Notes equal to $500,000,000 were issued in the offering of Original Notes. The Issuers may issue additional Notes having identical terms and conditions to the Notes being issued in the offering of Original Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"), subject to compliance with the covenants described under "—Certain Covenants—Limitations on Incurrence of Indebtedness" and "—Limitations on Liens." Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this "Description of Notes," (a) except for the covenants described under "—Certain Covenants—Limitations on Incurrence of Indebtedness" and "—Limitations on Liens," references to the Notes include Additional Notes, if any, and (b) references to the Notes include the Exchange Notes.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to Starz at least ten Business Days prior to the applicable payment date, the Issuers will make all payments on such Holder's Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the "Paying Agent") and registrar (the "Registrar") for the Notes within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Ranking

        The Notes offered hereby and the Note Guarantees will be senior unsecured obligations of the Issuers and the Guarantors and will effectively rank:

  •
  equally in right of payment with all existing and future senior Indebtedness of the Issuers and Guarantors, including borrowings under or guarantees of the Credit Agreement;

  •
  senior in right of payment to all existing and future subordinated Indebtedness of the Issuers and Guarantors;

  •
  effectively subordinated to any Obligations of the Issuers and Guarantors that are secured by Liens (including borrowings under the Credit Agreement), to the extent of the assets securing such Obligations; and

  •
  structurally subordinated to any Indebtedness or Obligations of any non-Guarantor Subsidiaries.

        At September 30, 2012, on a pro forma basis, Starz and its Subsidiaries would have had total debt of $1,169.3 million consisting of $500.0 million of Notes offered hereby, $583.5 million of borrowings under our senior secured revolving credit facility and $85.8 million of capital lease obligations. See "Unaudited Pro Forma Consolidated Financial Data."

Note Guarantees

        The Issuers' obligations under the Notes and the Indenture will be jointly and severally guaranteed (the "Note Guarantees") by each Subsidiary that guarantees the obligations under the Credit Agreement.

        The obligations of each Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

        A Guarantor will be released from its obligations under its Note Guarantee and its obligations under the Indenture:

          (1)   in the event of dissolution of such Guarantor;

          (2)   if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

          (3)   upon the release or discharge of the guarantee by such Guarantor of the Credit Agreement, except a discharge or release by or as a result of payment under such other guarantee.

        See "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        As of the Issue Date, only Starz Finance and Starz Entertainment, LLC will be "Restricted Subsidiaries." However, under the circumstances described below under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries," Starz will be permitted to designate any of Starz's Subsidiaries, other than Starz Finance or any Subsidiary that continues to guarantee the obligations under the Credit Agreement, as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

  •
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

  •
  a Subsidiary that is a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuers for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

After-Acquired Guarantees

        From and after the Issue Date, the Indenture will require Starz to cause any Subsidiary that otherwise guarantees the Credit Agreement to Guarantee the Notes.

Mandatory Redemption

        The Issuers will not be required to redeem the Notes prior to maturity. However, we may at any time and from time to time purchase Notes in the open market or otherwise as described under "—Change of Control," "—Asset Sales" and "—Optional Redemption."

Optional Redemption

Redemption at Specified Prices

        Except as set forth below, the Notes may not be redeemed prior to September 15, 2015. At any time or from time to time on or after September 15, 2015, the Issuers, at their option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the redemption date, if redeemed during the 12-month period beginning on September 15 of the years indicated:

Year	Optional Redemption Price
2015	102.50%
2016	101.25%
2017 and thereafter	100.00%

Redemption at a Make-Whole Premium

        In addition, before September 15, 2015, the Issuers may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to:

  •
  100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  •
  the Make Whole Amount.

        "Make Whole Amount" means, with respect to any Note at any redemption date, the greater of (A) 1.00% and (B) the excess, if any, of (1) an amount equal to the present value of (a) the redemption price of such Note at September 15, 2015 plus (b) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) to September 15, 2015 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the aggregate principal amount of the Notes to be redeemed.

        "Treasury Rate" means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least three Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to September 15, 2015; provided, however, that if such period is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to September 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

        The Treasury Rate shall be calculated on the third Business Day preceding the redemption date. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Redemption with Proceeds from Equity Offerings

        At any time or from time to time prior to September 15, 2015, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 105.00% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under "—Redemption with Proceeds from Equity Offerings," selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

        Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuers purchase that Holder's Notes for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase.

        Within 30 days following any Change of Control, Starz will mail, or caused to be mailed, to the Holders a notice:

          (1)   describing the transaction or transactions that constitute the Change of Control;

          (2)   offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

          (3)   describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

        Starz will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

        If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, we cannot assure you that in the event of a Change of Control the Issuers will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers' obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under the definition of "Plan of Liquidation" and "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.") varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Starz and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuers to purchase Notes. In addition, a recent Delaware court case has implied that the provisions in clause (2) of the definition of "Change of Control" may be unenforceable on public policy grounds. No assurances can be given that a court would enforce clause (2) as written for the benefit of Holders.

        The Issuers will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue of this compliance.

Asset Sales

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at the time of such transaction (or, if earlier, the date of the commitment to enter into such transaction) and after giving effect thereto and to the use of proceeds thereof, (a) no Default shall have occurred and be continuing, and (b) the Consolidated Leverage Test would be satisfied.

        If Starz or any Restricted Subsidiary engages in an Asset Sale, Starz or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

          (1)   satisfy all mandatory repayment obligations under the Credit Facilities arising by reason of such Asset Sale and, in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

          (2)   repay any Indebtedness which was secured by the assets sold in such Asset Sale or any Indebtedness to which the Notes and the Note Guarantees are structurally subordinated;

          (3)   repay other pari passu Indebtedness (provided, that in the case of this clause (3), Starz shall also equally and ratably reduce Indebtedness under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest the pro rata principal amount of Notes); or

          (4)   (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by Starz or any Restricted Subsidiary in the Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

        The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds." To the extent Net Available Proceeds are received by a Foreign Subsidiary and the Issuers determines that the application of such Net Available Proceeds in compliance with this paragraph would result in material adverse tax consequences to Starz or any of its Subsidiaries, such Net Available Proceeds shall not be subject to the requirements of this paragraph and shall not be included in Excess Proceeds.

        When the aggregate amount of Excess Proceeds equals or exceeds $50 million, the Issuers will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any other Indebtedness that ranks pari passu with the Notes of the Issuers and the Guarantors the provisions of which require the Issuers to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such other Indebtedness that ranks pari passu with the Notes equal to the amount of such Excess Proceeds as follows:

          (1)   the Issuers will (a) make an offer to purchase (a "Net Proceeds Offer") to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Indebtedness that ranks pari passu with the Notes, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and other Indebtedness that may be redeemed out of the amount (the "Payment Amount") of such Excess Proceeds;

          (2)   the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture, and the redemption price for such other Indebtedness that ranks pari passu with the Notes (the "Parity Indebtedness Price") shall be as set forth in the related documentation governing such Indebtedness;

          (3)   if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

          (4)   upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

        To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Parity Indebtedness Price paid to the holders of such other Indebtedness that ranks pari passu with the Notes is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Issuers may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

        In the event of the transfer of substantially all (but not all) of the assets of Starz and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," the successor shall be deemed to have sold for cash at Fair Market Value the assets of Starz and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

        The Issuers will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sales" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sales" provisions of the Indenture by virtue of this compliance.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

Limitations on Incurrence of Indebtedness

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that Starz or any Restricted Subsidiary may incur additional Indebtedness, in each case, if, after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the "Coverage Ratio Exception").

        Notwithstanding the above, each of the following shall be permitted (the "Permitted Indebtedness"):

          (1)   Indebtedness of the Issuers and any Guarantor under Credit Facilities (other than Indebtedness referred to in clause (2)) in an aggregate principal amount at any time outstanding not to exceed $1,500 million;

          (2)   the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and related guarantees thereof to be issued in exchange for Notes and the Note Guarantees pursuant to the Registration Rights Agreement (but excluding any Additional Notes);

          (3)   Indebtedness of Starz and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the Notes (other than Indebtedness referred to in clause (1), (2) or (4));

          (4)   (x) Indebtedness of Starz or any Restricted Subsidiary owed to any other Restricted Subsidiary or Starz and (y) guarantees by any Restricted Subsidiary or Starz of any Indebtedness of Starz or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than Starz or a Restricted Subsidiary, as applicable, Starz or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (4);

          (5)   Indebtedness in respect of bid, performance or surety bonds issued for the account of Starz or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of Starz or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (6)   Purchase Money Indebtedness incurred by Starz or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate principal amount not to exceed at any time outstanding $150 million;

          (7)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (8)   Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

          (9)   Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above or this clause (9);

          (10) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of Starz or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of Starz or any Restricted Subsidiary shall not be permitted under this clause (10) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (10) shall at no time exceed the gross proceeds actually received by Starz and the Restricted Subsidiaries in connection with such disposition; and

          (11) Indebtedness of Starz or any Restricted Subsidiary in an aggregate principal amount not to exceed $225 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, Starz shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later reclassify any item of Indebtedness described in clauses (1) through (11) above (provided that at the time of reclassification it meets the criteria in such category or categories), except that Indebtedness outstanding or committed under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitations on Restricted Payments

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment:

          (1)   no Default shall have occurred and be continuing or shall occur as a consequence thereof; and

          (2)   after giving effect to such Restricted Payment and the application of proceeds therefrom the Consolidated Leverage Ratio would not be greater than 4.0 to 1.00.

        The foregoing provisions will not prohibit:

          (1)   the payment by Starz or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

          (2)   the redemption of any Equity Interests of Starz or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests and the payment by Starz of dividends in the form of Qualified Equity Interests;

          (3)   (x) prior to the consummation of an initial public offering of Starz's Equity Interests, payments to Parent to permit Parent, and which are used by Parent to redeem Equity Interests of Parent, and (y) after the consummation of an initial public offering of Starz's Equity Interests, the redemption by Starz of Equity Interests of Starz, in each case, held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $25 million during any twelve consecutive months;

          (4)   payments permitted pursuant to clause (3) of the covenant described under "—Limitations on Transactions with Affiliates";

          (5)   repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

          (6)   Restricted Payments by Starz and Restricted Subsidiaries pursuant to and in accordance with stock option plans or other benefit plans for directors, management, employees or consultants of Starz and its Subsidiaries;

          (7)   payment by Starz to Parent of a dividend in an amount not to exceed $1,400 million to fund the dividend in connection with the reorganization as described in the Prospectus provided that such Restricted Payments pursuant to this clause (7) shall be distributed no later than December 31, 2013; and

          (8)   other Restricted Payments in an aggregate amount from and after the Issue Date not to exceed $50 million;

        provided that in the case of any Restricted Payment pursuant to clause (7) or (8) above, no Default shall have occurred and be continuing or occur as a consequence thereof.

        For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends or make any other distributions on or in respect of its Equity Interests held by Starz or any other Restricted Subsidiary;

          (b)   make loans or advances or pay any Indebtedness owed to Starz or any other Restricted Subsidiary; or

          (c)   transfer any of its assets to Starz or any other Restricted Subsidiary;

        except for:

          (1)   encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

          (2)   encumbrances or restrictions existing under the Indenture, the Notes, the Note Guarantees and the Exchange Notes (and any guarantees thereof);

          (3)   non-assignment provisions of any contract or any lease;

          (4)   encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement) as in effect on that date;

          (5)   restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;

          (6)   restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

          (7)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired and restrictions under any agreement of any Person that becomes a Restricted Subsidiary provided that such restrictions are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

          (8)   any agreement governing Indebtedness entered into after the Issue Date in compliance with the covenant described under "—Limitations on Incurrence of Indebtedness";

          (9)   customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person or assets of such entities;

          (10) Purchase Money Indebtedness incurred in compliance with the covenant described under "—Limitations on Incurrence of Indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

          (11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; and

          (12) any encumbrances or restrictions imposed by any amendments, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, replacements or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment, replacement or refinancing.

Limitations on Transactions with Affiliates

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to Starz or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by Starz or that Restricted Subsidiary from a Person that is not an Affiliate of Starz or that Restricted Subsidiary.

        The foregoing restrictions shall not apply to:

          (1)   transactions between or among Starz and its Wholly-Owned Restricted Subsidiaries not involving any other Affiliate;

          (2)   reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and Stock Compensation Plans) and indemnification arrangements and payments to Affiliates in consideration for securities issued in connection therewith;

          (3)   for any taxable period for which Starz and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes of which a direct or indirect parent of Starz is the common parent (a "Tax Group"), the portion of any U.S. federal, state, local or foreign income taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of Starz and/or its Subsidiaries;

          (4)   loans and advances described in clause (3) of the definition of "Permitted Investments" and Permitted Investments in the form of loans and advances by Starz Entertainment to Starz Media Group, LLC, Anchor Bay Entertainment, LLC, Film Roman, LLC and Starz Independent, LLC, and its subsidiaries;

          (5)   Restricted Payments which are made in accordance with the covenant described under "—Limitations on Restricted Payments";

          (6)   (x) any agreement in effect on the Issue Date and disclosed in the Offering Memorandum for the Original Notes, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or Starz in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

          (7)   any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because Starz or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of Starz or any of its Subsidiaries other than Starz or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

          (8)   ordinary overhead arrangements in which Starz or any of its Subsidiaries participate; and

          (9)   (a) any transaction with an Affiliate where the only consideration paid by Starz or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests.

Limitations on Liens

        Starz will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than a Permitted Lien) on any asset (including Equity Interests of a Restricted Subsidiary owned by Starz or any Restricted Subsidiary) or property of Starz or such Restricted Subsidiary securing Indebtedness unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the Notes and Note Guarantees issued by the Persons granting such Liens, if any, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2)   in the case of Liens securing any other Indebtedness, the Notes and the Note Guarantees issued by the Persons granting such Liens, if any, are equally and ratably secured.

        Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Liens described in clauses (1) and (2) above that resulted in the creation of such Lien for the benefit of the Holders.

        The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

Limitations on Designation of Unrestricted Subsidiaries

        Starz may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of Starz as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (1)   no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation; and

          (2)   at the time of and immediately after giving effect to such Designation, the Consolidated Leverage Test would be satisfied.

        No Subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt and other obligations arising by operation of law, including joint and several liability for taxes, ERISA obligations and similar items, except, in each case, pursuant to Investments which are made in accordance with the covenant described under "—Limitations on Restricted Payments";

          (2)   is not party to any agreement, contract, arrangement or understanding with Starz or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding comply with the covenant described above under "—Limitations on Transactions with Affiliates";

          (3)   is a Person with respect to which neither Starz nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results, except, in each case, pursuant to Investments which are made in accordance with the covenant described under "—Limitations on Restricted Payments"; and

          (4)   is not a Subsidiary of Starz or its other Subsidiaries (other than another Unrestricted Subsidiary) where Starz or such other Subsidiary is a general partner of any such Subsidiary.

        Notwithstanding the foregoing, Starz Finance may not be designated as an Unrestricted Subsidiary.

        If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture on the date that is 30 days after Starz or any Restricted Subsidiary has obtained knowledge of such failure (unless such failure has been cured by such date), and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on Incurrence of Indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on Liens," Starz shall be in default of the applicable covenant.

        Starz may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

          (1)   no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

          (2)   all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

        All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of Starz and an Officer's Certificate certifying compliance with the foregoing provisions delivered to the Trustee.

Limitations on Sale and Leaseback Transactions

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction other than the sale and leaseback of Starz's corporate office building and related building improvements; provided that Starz or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

          (1)   no Default shall have occurred or be continuing;

          (2)   (a) the lease in such Sale and Leaseback is a capital lease and Starz or such Restricted Subsidiary could have incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitations on Incurrence of Indebtedness" or (b) the lease in the Sale and Leaseback Transaction is not a capital lease and the aggregate proceeds from such arrangements since the Issue Date do not exceed $100 million; and

          (3)   the transfer of assets in such Sale and Leaseback Transaction is not prohibited by the covenant described under "—Asset Sales."

Limitations on Mergers, Consolidations, Etc.

        Starz will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Starz or Starz and the Restricted Subsidiaries (taken as a whole), (b) permit Starz Finance to consolidate or merge with or into another Person or (c) adopt a Plan of Liquidation unless, in either case:

          (1)   either:

            (a)   such Issuer will be the surviving or continuing Person; or

            (b)   the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor") is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia and the Successor (if not Starz) expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Issuer under the Notes, the Indenture and the Registration Rights Agreement; provided that, for so long as Starz or any Successor is a limited liability company or partnership, there must be a co-issuer of the Notes that is a Wholly Owned Restricted Subsidiary of Starz and that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia;

          (2)   immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

          (3)   immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Leverage Test would be satisfied.

        For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuers immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

        Except as provided in the fourth paragraph under "—Note Guarantees," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

          (1)   either:

            (a)   such Guarantor will be the surviving or continuing Person; or

            (b)   the Person formed by or surviving any such consolidation or merger is an Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement; and

          (2)   immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of Starz, will be deemed to be the transfer of all or substantially all of the properties and assets of Starz.

        Upon any consolidation, combination or merger of an Issuer or a Guarantor, or any transfer of all or substantially all of the assets of an Issuer or Guarantor in accordance with the foregoing, in which such Issuer or such Guarantor is not a continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which such Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Guarantor under the Indenture, the Registration Rights Agreement, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as such Issuer or such Guarantor and, except in the case of a lease, such Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of such Issuer's or such Guarantor's other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

        Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to Starz or another Restricted Subsidiary; provided if such Restricted Subsidiary is a Guarantor, that the surviving entity remains or becomes a Guarantor.

Additional Note Guarantees

        If, after the Issue Date, (a) any Restricted Subsidiary guarantees any Indebtedness under the Credit Agreement or any supplement, amendment or restatement thereof, or (b) Starz otherwise elects to have any Subsidiary become a Guarantor, then, in each such case, Starz shall cause such Subsidiary to:

          (1)   execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuers' obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

          (2)   deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Subsidiary and (b) constitutes a valid and legally binding obligation of such Subsidiary in accordance with its terms (subject to customary qualifications).

Conduct of Business

        Starz will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Reports

        Whether or not required by the SEC, so long as any Notes are outstanding, Starz will furnish to the Holders of Notes, or file electronically with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval System (or any successor system):

          (1)   within 60 days of the end of any fiscal quarter (other than any fiscal quarter end that coincides with the end of a fiscal year), all quarterly and, within 120 days of the end of any fiscal year, annual financial statements (including footnote disclosure) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, as applicable, if Starz were required to file these Forms (other than separate financial statements of any subsidiary of Starz that would be due solely to the fact that such Subsidiary's securities secure the Notes as required by Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation)), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Starz's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Starz were required to file these reports to the extent such reports relate to the occurrence of any event which would require an 8-K to be filed pursuant to the following Items set forth in the instruction to Form 8-K: (i) Item 1.03 Bankruptcy or Receivership, (ii) Item 2.01 Completion of Acquisition or Disposition (other than with respect to acquisitions and dispositions not exceeding $25 million), (iii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement (other than with respect to lease obligations incurred in the ordinary course of business and not in excess of $25 million), (iv) Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement, (v) Item 2.06 Material Impairment, (vi) Item 4.01 Change in Certifying Accountant, (vii) Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, (viii) Item 5.01 Change in Control and (ix) Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers;

        provided, however, that (A) reports provided pursuant to clauses (1) and (2) shall not be required to comply with (i) Sections 302 (Corporate Responsibility for Financial Reports), 906 (Corporate Responsibility for Financial Reports) and 404 (Management Assessment of Internal Controls) of the Sarbanes-Oxley Act of 2002, and Items 307 (Disclosure Controls and Procedures), 308 (Internal Control Over Financial Reporting) and 402 (Executive Compensation) of Regulation S-K; or (ii) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-U.S. GAAP financial measures contained therein and (B) reports and information provided pursuant to clauses (1) and (2) shall not be required to be accompanied by any exhibits consisting of commercial agreements (not including notes or other debt instruments) with customers and suppliers.

        Starz will deliver with each report referred to in clause (1) above, a schedule eliminating Unrestricted Subsidiaries and reconciling the same to the financial statements in such report.

        Starz shall maintain a website to which all of the reports and press releases required by this "Reports" covenant are posted or shall file such information with the SEC.

        The Issuers and the Guarantors have agreed that, for so long as any Notes remain outstanding, Starz will furnish to the Holders and upon their request, to prospective investors and securities analysts, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In the event that a direct or indirect parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to such parent (including any consolidating financial information required by Regulation S-X relating to Starz and the Restricted Subsidiaries that explains in reasonable detail the differences between the information relating to such parent on the one hand, and the information relating to Starz and the Restricted Subsidiaries on a standalone basis on the other hand), Starz shall be deemed to be in compliance with the provisions of this covenant.

Payment for Consent

        Starz will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Fall-Away Event

        If on any date following the Issue Date (i) the Notes have investment grade ratings from both Moody's and Standard & Poor's, and Starz has delivered written notice of such investment grade ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes or the occurrence of any Default, the covenants specifically listed under the following captions in this "Description of Notes" section will no longer be applicable to the Notes (collectively, the "Terminated Covenants"):

          (1)   "—Limitations on Incurrence of Indebtedness";

          (2)   "—Limitations on Restricted Payments";

          (3)   "—Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries";

          (4)   "—Asset Sales";

          (5)   clause (3) under "—Limitations on Mergers, Consolidations, Etc.";

          (6)   "—Limitations on Transactions with Affiliates";

          (7)   clause (2) under "—Limitations on Sale and Leaseback Transactions"; and

          (8)   "—Change of Control."

        No Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Terminated Covenants based on, and none of Starz or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain such investment grade ratings, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect.

        There can be no assurance that the Notes will ever achieve investment grade ratings.

Events of Default

        Each of the following will constitute an "Event of Default" under the Indenture:

          (1)   failure by the Issuers to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

          (2)   failure by the Issuers to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

          (3)   failure by the Issuers to comply with any of its agreements or covenants described above under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc." or in respect of its obligations to make a Change of Control Offer as described under "—Change of Control";

          (4)   failure by the Issuers to comply with any other agreement or covenant in the Indenture and continuance of this failure for 30 days after notice of the failure has been given to the Issuers by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

          (5)   default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of Starz or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

            (a)   is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

            (b)   results in the acceleration of such Indebtedness prior to its express final maturity, or

            (c)   results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $50 million or more (and provided that for purposes of this clause (5) only, "Indebtedness" shall include any Hedging Obligations with the "principal amount" of any Hedging Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Starz or such Restricted Subsidiary would be required to pay if the agreement with respect to such Hedging Obligations terminated at such time);

          (6)   one or more judgments or orders that exceed $50 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against Starz or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

          (7)   Starz, Starz Finance or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

            (a)   commences a voluntary case,

            (b)   consents to the entry of an order for relief against it in an involuntary case,

            (c)   consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

            (d)   makes a general assignment for the benefit of its creditors;

          (8)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (a)   is for relief against Starz, Starz Finance or any Significant Subsidiary as debtor in an involuntary case,

            (b)   appoints a Custodian of Starz, Starz Finance or any Significant Subsidiary or a Custodian for all or substantially all of the assets of Starz, Starz Finance or any Significant Subsidiary, or

            (c)   orders the liquidation of Starz, Starz Finance or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

          (9)   any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to any Issuer or any Guarantor), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuers, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuers and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to any Issuer or any Guarantor occurs, all outstanding Notes shall become due and payable without any further action or notice.

        The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

          (1)   has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

          (2)   has been offered indemnity satisfactory to it in its reasonable judgment; and

          (3)   has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

        However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "—Events of Default" section).

        Starz is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of Starz becoming aware of any Default, a statement specifying such Default and what action Starz is taking or propose to take with respect thereto.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

          (1)   rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

          (2)   the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trust, duties, and immunities of the Trustee, and the Issuers' obligations in connection therewith, and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuers must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by Starz, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

          (2)   in the case of Legal Defeasance, Starz shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

            (a)   the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

            (b)   since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

        in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

          (3)   in the case of Covenant Defeasance, Starz shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

          (4)   no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

          (5)   the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which Starz or any of its Subsidiaries is a party or by which Starz or any of its Subsidiaries are bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

          (6)   Starz shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and

          (7)   Starz shall have delivered to the Trustee an Officer's Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officer's Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

        If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuers and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

          (1)   all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from this trust) have been delivered to the Trustee for cancellation, or

          (2) (a)  all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under "—Optional Redemption," and, in any case, the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

          (b)   the Issuers have paid all sums payable by them under the Indenture, and

          (c)   Starz has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

        In addition, Starz must deliver an Officer's Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

        A Holder will be able to register the transfer or exchange of Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuers, the Registrar is not required (1) to register the transfer or exchange of any Note selected for redemption, (2) to register the transfer or exchange of any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

        The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

          (1)   reduce, or change the maturity of, the principal of any Note;

          (2)   reduce the rate of, or extend the time for payment of, interest on any Note;

          (3)   reduce any premium payable upon redemption of the Notes or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under "—Change of Control" and "—Asset Sales," except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuers to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

          (4)   make any Note payable in money or currency other than that stated in the Notes;

          (5)   modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

          (6)   reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

          (7)   waive a Default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

          (8)   impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

          (9)   release all or substantially all of the Guarantors from their obligations under their Note Guarantees, except as permitted by the Indenture; or

          (10) make any change in these amendment and waiver provisions.

        Notwithstanding the foregoing, the Issuers and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuers' or a Guarantor's obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.;" to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture) or add a Guarantor; to make any change that does not materially adversely affect the rights of any Holder and in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act; to mortgage, pledge, hypothecate or grant any Lien in favor of the Trustee for the benefit of the Holders of the Notes as security for the payment and performance of all or any portion of the obligations under the Notes and the Indenture in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise. The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of either Issuer or any Guarantor will have any liability for any obligations of any Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

        U.S. Bank National Association will be the Trustee under the Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

        The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

        The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

        "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such

Person becoming a Restricted Subsidiary and (2) with respect to Starz or any Restricted Subsidiary, any Indebtedness of a Person (other than Starz or a Restricted Subsidiary) existing at the time such Person is merged with or into Starz or a Restricted Subsidiary, or Indebtedness expressly assumed by Starz or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Additional Interest" means all additional interest then owing pursuant to the Registration Rights Agreement.

        "Affiliate" of any Person means any other Person which directly or indirectly Controls or is Controlled by, or is under direct or indirect common Control with, the referent Person. For purposes of the definition of "Qualified Equity Offering" only, "Affiliate" shall not include any Person who is an Affiliate of Starz solely because such Person is Controlled directly or indirectly by John C. Malone so long as such Affiliate does not purchase securities in any Qualified Equity Offering with the proceeds, directly or indirectly, of any Restricted Payment permitted under the Indenture.

        "Affiliated Persons" mean, with respect to any specified Person, (a) such specified Person's parents, spouse, siblings, descendants, stepchildren, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

        "amend" means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and "amendment" shall have a correlative meaning.

        "asset" means any asset or property.

        "Asset Acquisition" means

          (1)   an Investment by Starz or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into Starz or any Restricted Subsidiary, or

          (2)   the acquisition by Starz or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by Starz or any Restricted Subsidiary to any Person other than Starz or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of Starz or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

          (1)   transfers of cash or Cash Equivalents;

          (2)   transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Certain Covenants—Limitations on Mergers, Consolidations, Etc.," and transfers of Equity Interests in Unrestricted Subsidiaries;

          (3)   Permitted Investments and Restricted Payments permitted under the covenant described under "—Certain Covenants—Limitations on Restricted Payments";

          (4)   the creation of or realization on any Lien permitted under the Indenture;

          (5)   transfers of inventory and damaged, worn-out or obsolete equipment or assets that are no longer used or useful in the business of Starz or its Restricted Subsidiaries;

          (6)   sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of Starz or any Restricted Subsidiary, or the sale, transfer, license or sublicenses of any films or film libraries owned by Starz or any Restricted Subsidiaries, in each case to the extent not materially interfering with the business of Starz and the Restricted Subsidiaries;

          (7)   any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $25 million;

          (8)   (x) Asset Sales by any Issuer or any Guarantor to any other Guarantor or Issuer and (y) Asset Sales of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; and

          (9)   any transfer of accounts receivable in connection with the collection thereof.

        "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Board of Directors" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, or the functional equivalent of the foregoing, (ii) in the case of any limited liability company, the board of managers of such Person or such Person's sole manager, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of "Change of Control," any duly authorized committee of such body.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided however, that any obligations relating to a lease that would have been accounted by such Person as an operating lease in accordance with GAAP as of the Issue Date shall not be deemed Capitalized Lease Obligations for all purposes under the Indenture.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

          (2)   certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof;

          (3)   commercial paper of an issuer rated at least A-1 by Standard & Poor's or P-1 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

          (4)   repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

          (5)   securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor's or A by Moody's;

          (6)   securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition;

          (7)   money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition;

          (8)   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor's or Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

          (9)   in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

        "Change of Control" means the occurrence of any of the following events:

          (1)   the acquisition of beneficial ownership by any person or group (excluding any Permitted Holder or group Controlled by any Permitted Holder) of more than 30% of the aggregate voting power of all outstanding classes or series of Starz's voting stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of Starz's voting stock beneficially owned by the Permitted Holders collectively, and on any day until the date that is six months after the date on which such person or group becomes such beneficial owner, Starz is rated by one of Moody's or Standard & Poor's and the rating assigned by either of them is not an investment grade rating;

          (2)   after the consummation of an initial public offering of Starz's Equity Interests, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Starz (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of Starz was approved by a vote of the majority of the directors of Starz then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Starz's Board of Directors then in office; or

          (3)   Starz shall adopt a Plan of Liquidation or any such plan shall be approved by the stockholders of Starz.

        For purposes of this definition, (a) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (b) "person" and "group" have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

        "Consolidated Interest Coverage Ratio" means the ratio of (i) Consolidated OIBDA during the most recent four consecutive full fiscal quarters for which financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) Consolidated Interest Expense for such Four-Quarter Period. For purposes of this definition, Consolidated OIBDA and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence of any Indebtedness or the issuance of any Preferred Stock of Starz or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

          (2)   any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Starz or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Redesignation) incurring Acquired Indebtedness and also including any Consolidated OIBDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

          (3)   notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations.

        "Consolidated Interest Expense" means, for any period of four consecutive fiscal quarters, the interest expense for such period determined on a consolidated basis in accordance with GAAP with respect to Starz and its Restricted Subsidiaries (including that portion attributable to Capitalized Lease Obligations in accordance with GAAP and net payments (less net credits) pursuant to Hedging Obligations to the extent such net payments constitute interest expense and are allocable to such period, in each case, in accordance with GAAP), net of interest income of Starz and its Restricted Subsidiaries, for such period determined on a consolidated basis in accordance with GAAP.

        "Consolidated Leverage Ratio" means, at any date, the ratio of (i) Consolidated Total Debt to (ii) Consolidated OIBDA during the most recent four consecutive full fiscal quarters for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio. In the event that Starz or any of its Restricted Subsidiaries incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that Starz may elect, pursuant to an Officer's Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

        "Consolidated Leverage Test" means, at any date, that the Consolidated Leverage Ratio is no greater than (i) prior to January 1, 2014, 4.75 to 1.00 and (ii) thereafter, 4.25 to 1.00.

        "Consolidated Net Income or Loss" means, for any period, the consolidated net income (or loss) for such period of Starz and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

        "Consolidated OIBDA" means, for any period, Consolidated Net Income or Loss of Starz and its Restricted Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income or Loss, the sum of the following amounts for such period (i) any unusual or extraordinary items resulting in losses as determined under GAAP, (ii) any loss from discontinued operations, (iii) income tax expense, (iv) any non-cash losses that are not operational in nature such as goodwill, asset and other impairment charges (including impairments of capitalized production and development costs), early extinguishment of debt, losses from asset sales or retirements and write-offs of deferred financing costs, (v) any realized or unrealized losses resulting from adjustments to financial instruments to account for such instruments at fair market value, (vi) any realized or unrealized losses on foreign currency hedging transactions, (vii) interest expense, (viii) share of losses of affiliated entities accounted for under the equity method of accounting, (ix) net income attributable to noncontrolling (minority) interests, (x) depreciation and amortization expense (excluding programming license fee amortization and production cost amortization), (xi) non-cash stock compensation expense or non-cash phantom stock appreciation rights expense, (xii) non-recurring cash charges associated with acquisition or disposition transactions, including integration costs, restructuring costs and severance charges, and (xiii) reasonable pro forma cost savings resulting from acquisition or disposition transactions that have been realized or are expected to be realized within 12 months of such transaction (provided that any adjustments under clauses (xii) and (xiii) shall be limited in the aggregate to 7.5% of Consolidated OIBDA as calculated without the additions in clauses (xii) and (xiii)), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income or Loss, (i) any unusual or extraordinary items resulting in gains as determined under GAAP, (ii) any gains from discontinued operations, (iii) income tax benefits, (iv) any non-cash gains that are not operational in nature such as gains from asset sales, (v) any realized or unrealized gains resulting from adjustments to financial instruments to account for such instruments at fair market value, (vi) any realized or unrealized gains on foreign currency hedging transactions, (vii) interest income, (viii) share of earnings of affiliated entities accounted for under the equity method of accounting, and (ix) net loss attributable to noncontrolling (minority) interests. All additions and subtractions shall be determined on a consolidated basis (excluding any Unrestricted Subsidiary) in accordance with GAAP. For any period during which a purchase or other acquisition is made by Starz or the Restricted Subsidiaries, Consolidated OIBDA shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated on the first day of such period, and for any period during which a Subsidiary or business was disposed of or discontinued, Consolidated OIBDA shall be calculated on a pro forma basis as if such Subsidiary or business had been disposed of on the first day of such period.

        "Consolidated Total Debt" means, at any date, the aggregate principal amount of all Indebtedness of Starz and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Coverage Ratio Exception" has the meaning set forth in the proviso in the first paragraph of the covenant described under "—Certain Covenants—Limitations on Incurrence of Indebtedness."

        "Credit Agreement" means the Credit Agreement dated November 16, 2011, by and among Starz, LLC, as Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, The Bank of Nova Scotia, as administrative agent, SunTrust Bank, as syndication agent, The Bank of Nova Scotia, SunTrust Robinson Humphrey, Inc., JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., RBC Capital Markets, and Barclays Capital, as joint lead arrangers and joint bookrunners and JPMorgan Chase Bank, N.A., Bank of America, N.A., The Royal Bank of Scotland plc, Royal Bank of Canada, and Barclays Bank plc, as documentation agents, as amended from time to time.

        "Credit Facilities" means one or more (A) debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Starz as additional borrowers or guarantors thereunder).

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

        "Designation" has the meaning given to this term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "Disqualified Equity Interests" of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if (1) the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of Control" and "—Asset Sales," respectively, and (2) such Equity Interests specifically provide that the issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuers' purchase of the Notes as required pursuant to the provisions described under "—Change of Control" and "—Asset Sales," respectively.

        "Domestic Subsidiary" means any Subsidiary of Starz organized under the laws of any jurisdiction within the United States.

        "Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Issuers issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of Starz or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

        "Foreign Subsidiary" means any Subsidiary of Starz that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied and as in effect from time to time.

        "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

        "Guarantors" means each Person that is required to, or at the election of the Issuers does, become a Guarantor by the terms of the Indenture, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture. On the Issue Date, only Starz Entertainment shall be a Guarantor.

        "Hedging Obligations" of any Person means the obligations of such Person under any Swap Agreement.

        "Holder" means any registered holder, from time to time, of the Notes.

        "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements constituting Liens hereunder relating to property acquired by such Person (excluding obligations arising from inventory transactions in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and all accrued liabilities and deferred revenue incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. "Indebtedness" shall not include any amounts payable under any long-term incentive or deferred compensation plans of any Person relating to its or its Subsidiaries' directors, management, employees or consultants.

        "interest" means, with respect to the Notes, interest on the Notes, and Additional Interest, if any.

        "Investments" of any Person means:

          (1)   all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

          (2)   all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

          (3)   all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

          (4)   the Designation of any Subsidiary as an Unrestricted Subsidiary.

        Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Fair Market Value of Starz's proportionate interest in such Unrestricted Subsidiary as of the date of such Unrestricted Subsidiary's designation as an Unrestricted Subsidiary. If Starz or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, Starz shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of Starz or Parent shall be deemed not to be Investments.

        "Issue Date" means the date on which Notes are originally issued.

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, to secure payment of a debt or performance of an obligation, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

        "LMC" means Liberty Media Corporation (formerly known as Liberty CapStarz, Inc. and Liberty Splitco, Inc.), a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; and any subsequent successor (by merger, consolidation, transfer or otherwise) to all or substantially all of a successor's assets, provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of Starz then beneficially owned by LMC as to which LMC has dispositive power, the term "LMC" shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. "Transferee Parent" for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by LMC of a Person or Persons (a "Transferred Person") that hold equity securities of Starz beneficially owned by LMC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, voting securities representing at least a majority of the voting power of the outstanding voting securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of LMC, Persons who prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding voting securities of LMC (or of any publicly traded class or series of voting securities of LMC designed to track the economic performance of a specified group of assets or businesses) or Persons who are Control Persons as of the date of such transaction or the last transaction in such series. "Control Person" for this purpose means each of (a) the Chairman of the Board of LMC, (b) the President of LMC, (c) any Executive Vice President or Senior Vice President of LMC, (d) each of the directors of LMC and (e) the respective Affiliated Persons of the Persons referred to in clauses (a) through (d).

        "Moody's" means Moody's Investors Service, Inc., and any successor to its ratings agency business.

        "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

          (1)   brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

          (2)   provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

          (3)   amounts required to be paid to any Person (other than Starz or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

          (4)   payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

          (5)   appropriate amounts to be provided by Starz or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by Starz or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer's Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

        "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

          (1)   as to which neither Starz nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, and

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Facilities and the Notes) of Starz or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering Memorandum" means the Offering Memorandum dated as of September 6, 2012, relating to the initial issuance of Notes under the Indenture.

        "Officer" means any of the following of Starz: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

        "Officer's Certificate" means a certificate signed by an Officer.

        "Parent" means LMC.

        "Permitted Business" means the businesses engaged in by Starz and its Subsidiaries on the Issue Date as described in the Prospectus and businesses that are reasonably related thereto or reasonable extensions thereof.

        "Permitted Holders" means any one or more of (a) LMC, (b) John C. Malone, (c) each of the respective Affiliated Persons of the Person referred to in clause (b), and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

        "Permitted Investment" means:

          (1)   Investments by Starz or any Restricted Subsidiary in any Restricted Subsidiary;

          (2)   Investments in Starz by any Restricted Subsidiary;

          (3)   loans and advances to directors, employees and officers of Parent (prior to the consummation of an initial public offering of Starz's Equity Interests) or Starz or any of the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Parent (prior to the consummation of an initial public offering of Starz's Equity Interests) or Starz (after the consummation of an initial public offering of Starz's Equity Interests) not in excess of $10 million at any one time outstanding;

          (4)   cash and Cash Equivalents;

          (5)   receivables owing to Starz or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Starz or any such Restricted Subsidiary deems reasonable under the circumstances;

          (6)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (7)   Investments made by Starz or any Restricted Subsidiary as a result of consideration received in connection with a sale of assets made in compliance with the covenant described under "—Asset Sales";

          (8)   lease, utility and other similar deposits in the ordinary course of business;

          (9)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Starz or any Restricted Subsidiary or in satisfaction of judgments;

          (10) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date;

          (11) Investments, including in joint ventures, not to exceed $200 million in the aggregate outstanding at any time; and

          (12) Investments made in any Person so long as at the time of, and after giving effect to, such Investment the Consolidated Leverage Test would be satisfied.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens securing Indebtedness with an aggregate principal amount not exceeding the greater of (x) $1,500 million and (y) the amount of Indebtedness that may be incurred at such time such that the Secured Leverage Ratio would not exceed 3.0 to 1.0 at the time of its incurrence;

          (2)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Starz or a Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (3)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent by more than 30 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation (or pursuant to letters of credit issued in connection with such workers' compensation compliance), unemployment insurance and other social security laws or regulations;

          (5)   Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance bonds, bids,

  trade contracts, leases, government contracts, performance and return-of-money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (6)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (7)   judgment Liens not giving rise to an Event of Default;

          (8)   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Starz or any Restricted Subsidiary;

          (9)   Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Starz or any Restricted Subsidiary, including rights of offset and setoff;

          (11) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Starz or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

          (12) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Starz or any Restricted Subsidiary;

          (13) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (14) Liens securing the Notes and Liens securing any guarantees of the Notes;

          (15) Liens existing on the Issue Date securing obligations outstanding on the Issue Date (other than Liens securing the Credit Facilities);

          (16) Liens in favor of an Issuer or a Guarantor;

          (17) Liens securing Purchase Money Indebtedness that do not exceed an aggregate principal amount of $150 million at any one time outstanding; provided that such Liens shall secure Capitalized Lease Obligations or be created within 90 days of the acquisition of such fixed or capital assets and shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

          (18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Starz or a Restricted Subsidiary;

          (19) deposits and other Liens securing credit card operations of Starz and its Subsidiaries, provided the amount secured does not exceed amounts owed by Starz and its Subsidiaries in connection with such credit card operations;

          (20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (15), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (15), (17) and (18) such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

          (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (22) Interests of vendors in inventory arising out of such inventory being subject to a "sale or return" arrangement with such vendor or any consignment by any third party of any inventory;

          (23) Liens of Starz or any Restricted Subsidiary with respect to obligations that do not exceed an aggregate principal amount of $225 million at any one time outstanding;

          (24) Liens securing Hedging Obligations; and

          (25) Liens granted in favor of guilds in the ordinary course of business that secure obligations relating to collective bargaining agreements that are not overdue by more than 30 days or are being contested in good faith.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person other than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

        "Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

        "principal" means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

        "Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of Starz or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Starz or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by Starz or such Restricted Subsidiary or such installation, construction or improvement.

        "Qualified Equity Interests" of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of Starz.

        "Qualified Equity Offering" means the issuance and sale of Qualified Equity Interests of Starz to Persons other than (x) Parent or any of its Subsidiaries or (y) any other Person who is, prior to such issuance and sale, an Affiliate of Starz; provided, however, that cash proceeds therefrom equal to not less than the redemption price of the Notes to be redeemed are received by Starz as a capital contribution prior to such redemption.

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional Redemption."

        "Redesignation" has the meaning given to such term in the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries."

        "refinance" means to refinance, repay, prepay, replace, renew or refund.

        "Refinancing Indebtedness" means Indebtedness of Starz or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of Starz or any Restricted Subsidiary (the "Refinanced Indebtedness"); provided that:

          (1)   the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

          (2)   the obligor of Refinancing Indebtedness does not include any Person (other than Starz or any Restricted Subsidiary) that is not an obligor of the Refinanced Indebtedness;

          (3)   if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

          (4)   the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

          (5)   the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum.

        "Registration Rights Agreement" means the Registration Rights Agreement dated the Issue Date, among the Issuers, Starz Entertainment and SunTrust Robinson Humphrey, Inc., as representative of the several initial purchasers of the original notes.

        "Restricted Payment" means any of the following:

          (1)   the declaration or payment of any dividend or any other distribution on Equity Interests of Starz or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of Starz or any Restricted Subsidiary, including, without limitation, any such payment in connection with any merger or consolidation involving Starz but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to Starz or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

          (2)   the redemption of any Equity Interests of Starz or any Restricted Subsidiary, or any equity holder of Starz, including, without limitation, any payment in exchange for such Equity Interests in connection with any merger or consolidation involving Starz but excluding any such Equity Interests held by Starz or any Restricted Subsidiary;

          (3)   any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of Starz other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Leverage Ratio" means at any date the Consolidated Leverage Ratio at such date, except that in calculating Consolidated Total Debt for such purpose the following shall be excluded: (a) any Indebtedness that is not secured by a Lien on assets of Starz or any Restricted Subsidiary and (b) the Notes.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "—Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Standard & Poor's" means Standard & Poor's Ratings Services and any successor to its ratings agency business.

        "Starz" means Starz, LLC and its successors and assigns.

        "Starz Entertainment" means Starz Entertainment, LLC and its successors and assigns.

        "Starz Finance" means Starz Finance Corp. and its successors and assigns.

        "Stock Compensation Plans" means compensation plans in connection with which Starz and their Subsidiaries make payments to Parent and its Affiliates in consideration for securities of Parent issued to employees of Starz and their Subsidiaries.

        "Subordinated Indebtedness" means Indebtedness of Starz or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        Unless otherwise specified, "Subsidiary" refers to a Subsidiary of Starz.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Starz or any of its Subsidiaries shall be a Swap Agreement.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unrestricted Subsidiary" means (1) initially, SEG Investments, Inc., Aries Pictures LLC, Chalk Line Productions, LLC, Film Roman, LLC, Namor Productions, LLC, Starz Media Group, LLC, Starz Independent, LLC and Starz Canada Holdco, LLC (2) any Subsidiary that after the Issue Date shall be designated an Unrestricted Subsidiary by the Board of Directors of Starz in accordance with the covenant described under "—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries" and (3) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by Starz or through one or more Wholly-Owned Restricted Subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"); (B) THE DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE NOTES; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

        The following discussion is the opinion of Sherman & Howard L.L.C. as to the material U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer and the ownership and the disposition of the exchange notes. This summary is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authorities and administrative interpretations, in each case as of the date of this prospectus, all of which are subject to change and different interpretations, possibly with retroactive effect. We cannot assure you that the U.S. Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

        This discussion does not purport to address all U.S. federal income and estate tax consequences that may be relevant to a holder in light of the holder's particular circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, U.S. expatriates and former long-term residents of the U.S., or persons that hold the notes as part of a hedge, wash sale, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to those holders that purchased the original notes for cash at their "issue price" (which is the first price at which a substantial amount of the notes was sold for cash to investors other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes as capital assets (generally, property held for investment). Moreover, this discussion does not address the tax consequences arising under any applicable state, local or foreign tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as the federal estate or gift tax or the recently enacted Medicare tax on certain investment income).

        If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds the notes, you are urged to consult your own tax advisor about the tax consequences of acquiring, owning, exchanging and disposing of the notes.

        Holders of notes are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Effect of certain contingent payments

        In certain circumstances, we may be obligated to pay amounts on the notes that are in excess of the stated interest on, or principal amount of, the notes and/or the timing of payments on the notes may be affected. See, for example, "Description of Notes—Change of Control." This may cause the notes to be subject to special rules for debt instruments with contingent payments unless, as of the issue date of the notes, the likelihood of the events that would result in any of such contingencies occurring is "remote" and/or such contingencies, in the aggregate, are considered "incidental." We intend to take the position that such contingencies should be treated as remote and/or incidental, as of the issue date of the notes, within the meaning of the applicable U.S. Treasury Regulations and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Under applicable U.S. Treasury Regulations, our determination that such contingencies are remote and/or incidental is binding on all holders of the notes (other than holders that properly disclose to the IRS that they are taking a different position) but is not binding on the IRS. The IRS may take a contrary position, which, if sustained, could require holders to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat any gain recognized on a sale or other taxable disposition of a note as ordinary interest income rather than as capital gain. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

TAX CONSEQUENCES TO U.S. HOLDERS

        You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and, for U.S. federal income tax purposes, you are:

  •
  an individual who is a citizen or a resident of the U.S.;

  •
  a corporation that is organized under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange offer

        The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind from the original notes. Accordingly, if you participate in this exchange:

  •
  you will not recognize gain or loss upon receipt of an exchange note;

  •
  the adjusted tax basis of the exchange note you receive will be the same as your adjusted tax basis in the original note (determined immediately prior to the exchange) that is exchanged therefor; and

  •
  the holding period of the exchange note you receive will include your holding period of the original note exchanged therefor.

Stated interest on the notes

        Payments of stated interest on the notes will generally be taxable to you as ordinary interest income at the time such stated interest is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange (other than in connection with this exchange offer), retirement or other taxable disposition of a note equal to the difference between (i) the amount realized on such disposition (excluding amounts attributable to any accrued but unpaid stated interest, which will be taxable as ordinary income to the extent you have not previously included the accrued interest in income) and (ii) your adjusted tax basis in the note. The amount realized will equal the sum of any cash and fair market value of any other property received on the disposition. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Such gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the disposition. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

        Information reporting requirements may apply to payments of interest and the proceeds of the disposition (including a retirement or redemption) of notes. These requirements, however, do not apply with respect to certain exempt U.S. holders, such as corporations.

        Backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) may apply to payments of the foregoing amounts, unless you provide the paying agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

        You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the notes

        Subject to the discussion below under the heading "—Information reporting and backup withholding," payments of interest on the notes generally will be exempt from U.S. federal income or withholding tax under the "portfolio interest" exemption if you properly certify as to your foreign status, as described below, and:

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

  •
  you are not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us; and

  •
  interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

        The portfolio interest exemption applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax, currently at a 30% rate, unless (i) you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below (see "—Income or gain effectively connected with a U.S. trade or business").

Disposition of notes

        Subject to the discussion below under the heading "—Information reporting and backup withholding," you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described above "—Interest on the notes") unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business; or

  •
  you are an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met.

        If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below (see "—Income or gain effectively connected with a U.S. trade or business"). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to U.S. federal income tax at a flat 30% rate (or a lower applicable treaty rate) on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, which may be offset by certain U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

        If any interest on the notes or gain from the sale, redemption, exchange (other than in connection with this exchange offer), retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then you will generally be subject to U.S. federal income tax in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise). If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the U.S. federal withholding tax described above will not apply, assuming an appropriate certification is provided. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. In addition, if you are a corporation for U.S. federal income tax purposes, that portion of your earnings and profits that is effectively connected with your U.S. trade or business, subject to certain adjustments, may also be subject to a "branch profits tax," at a 30% rate (or a lower applicable treaty rate).

Information reporting and backup withholding

        Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding (currently at a rate of 28%, and scheduled to increase to 31% in 2013) generally will not apply to payments of interest on a note to a non-U.S. holder if the certification described in "—Interest on the notes" above is provided by the holder, or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person.

        Proceeds from a disposition (including a retirement or redemption) of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Information reporting and backup withholding generally will not apply to any proceeds from the disposition of a note effected outside the U.S. by a foreign office of a broker; however, if such broker has certain connections to the U.S., then information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Foreign account tax compliance act

        Legislation enacted in 2010 imposes a U.S. federal withholding tax of 30% on payments of interest or the gross proceeds from a disposition of a debt instrument paid to certain non-U.S. entities, including certain foreign financial institutions and investment funds (including, in some instances, where such an entity is acting as an intermediary), unless such non-U.S. entity complies with certain reporting requirements regarding U.S. account holders and U.S. owners. This withholding tax generally will apply to payments of interest after December 31, 2013 and payments of gross disposition proceeds after December 31, 2014. However, proposed Treasury regulations will, if ultimately adopted in their present form, exempt from the application of this new withholding tax any debt instrument outstanding on January 1, 2013. Prospective purchasers of the notes should consult their own tax advisors regarding the new withholding and reporting provisions.

        The preceding discussion of U.S. federal income tax consequences is not tax advice. We urge each holder to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of acquiring, owning, exchanging and disposing of the notes, including the consequences of any proposed change in applicable laws.

 PLAN OF DISTRIBUTION

        Based on interpretations of the staff of the SEC in no-action letters issued to third parties, we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery requirements of the Securities Act provided such holder meets the following conditions:

  •
  such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

  •
  such holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

  •
  such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        If you do not satisfy all of the above conditions, you cannot participate in the exchange offer.

        If you wish to receive exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Procedures for Tendering Original Notes—Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of 180 days from the effective date of the registration statement of which this prospectus forms a part and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading actions. In addition, until [                    ], 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from the exchange of original notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the exchange notes or a combination of such methods of resale,

  •
  at market prices prevailing at the time of resale,

  •
  at prices related to such prevailing market prices, or

  •
  at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

        Any broker-dealer that resells exchange notes received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period described in Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by broker-dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus at no charge and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

        The certificates representing the exchange notes will be issued in fully registered form without interest coupons. The exchange notes initially will be represented by permanent global notes in fully registered form without interest coupons (each, a "Global Note") and will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. Please see the section entitled "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time-to-time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or collectively, the "Participants," and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the original notes), banks, trust companies, clearing corporations, and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC initially credited the accounts of the Participants designated by the initial purchasers of the original notes with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form, and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the trustee, the registrar, the paying agent, and any transfer agent (together with the registrar and the paying agent, the "agents") will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, the agents, nor any agent of ours or theirs has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising, or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC, the trustee, or us. Neither we, the trustee, nor the agents will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we, the trustee, and the agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the trustee, nor any of our or its agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

          (1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary;

          (2)   we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a default or event of default with respect to the notes.

        In addition, any notes transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuers or evidencing a note that has been acquired by an affiliate in a transaction or chain of transactions not involving any public offering must, until one year after the last date on which either the Issuers or any affiliate of the Issuers was an owner of the note, be in the form of a Certificated Note and bear an applicable restrictive legend.

        Beneficial interests in a Global Note may also be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the registrar a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, interest, and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest, and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

 LEGAL MATTERS

        The validity of notes and the guarantees will be passed upon for us by Sherman & Howard L.L.C., Denver, Colorado.

EXPERTS

        The consolidated financial statements of Starz, LLC and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule as of December 31, 2011, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We and our subsidiary guarantor have filed with the SEC, a registration statement on Form S-4, including all required exhibits and schedules, under the Securities Act to register the offer and exchange of the exchange notes for the original notes. As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, our subsidiary guarantor and the exchange offer, please refer to the registration statement.

        Following effectiveness of the registration statement, we will be required for some time period to file certain reports and documents with the SEC. In addition, the indenture relating to the notes also requires us to transmit to the holders of the notes and the Trustee, for so long as the notes are outstanding, the annual reports, quarterly reports and current reports that we are or would be required to file with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 within the time period on which we are required to file or would be required to file if we were so subject. However, the reports filed with the Trustee are not required to comply with all of the same securities requirements as those filed with the SEC.

        You may read and, at prescribed rates, copy the registration statement at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference room may be obtained by calling the SEC at (800) 732-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and you may access the registration statement by means of the SEC website. You may also obtain a copy of the registration statement of which this prospectus forms a part, and other information that we file with the SEC, as well as certain agreements that we have entered into, such as the indenture and the senior secured credit facility without charge to you by making at written request to us at Starz, LLC, 8900 Liberty Circle, Englewood, Colorado 80112, (720) 852-7700.

Starz, LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$846,462	$1,099,887
Restricted cash	12,932	4,896
Trade accounts receivable, net of allowances of $32,350 and $38,335	240,228	241,026
Program rights	459,449	441,854
Deferred income taxes (Note 6)	841	10,114
Other current assets	35,122	31,336

Total current assets	1,595,034	1,829,113
Program rights	285,226	319,996
Property and equipment, net of accumulated depreciation of $157,905 and $151,375	92,309	98,531
Investment in films and television programs, net	159,472	183,942
Goodwill	131,760	131,760
Other assets, net	44,982	39,833

Total assets	$2,308,783	$2,603,175

Liabilities and Member's Interest and Noncontrolling Interests
Current liabilities:
Current portion of debt (Note 3)	$4,070	$4,129
Trade accounts payable	7,409	8,690
Accrued liabilities (Notes 4 and 7)	229,492	270,296
Accrued compensation related to long term incentive plan	3,195	33,854
Due to affiliate (Note 4)	35,690	53,836
Deferred revenue	30,621	26,734

Total current liabilities	310,477	397,539
Accrued long term incentive plan	—	2,751
Debt (Note 3)	536,728	540,915
Deferred income taxes (Note 6)	108	10,308
Other liabilities (Note 7)	9,360	8,561

Total liabilities	856,673	960,074
Member's interest	1,457,529	1,651,484
Noncontrolling interests in subsidiaries	(5,419)	(8,383)

Total member's interest and noncontrolling interests	1,452,110	1,643,101

Commitments and contingencies (Note 7)
Total liabilities and member's interest and noncontrolling interests	$2,308,783	$2,603,175

See accompanying notes to unaudited condensed consolidated financial statements.

Starz, LLC and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Revenue:
Programming networks and other services	$1,075,124	$1,025,554
Home video net sales	133,372	155,900

Total revenue	1,208,496	1,181,454
Costs and expenses:
Programming (including amortization) (Note 7)	504,674	481,887
Production and acquisition (including amortization) (Note 4)	117,617	85,379
Home video cost of sales	40,261	43,130
Operating	38,876	41,829
Advertising and marketing	82,596	92,625
General and administrative (Note 4)	81,015	80,609
Long term incentive plan and stock compensation (Note 5)	9,888	5,168
Depreciation and amortization	13,787	13,464

Total costs and expenses	888,714	844,091

Operating income	319,782	337,363
Other income (expense):
Interest expense, net of amounts capitalized (Note 3)	(18,805)	(2,862)
Other income (expense), net	3,680	(4,821)

Income from continuing operations before income taxes	304,657	329,680
Income tax expense (Note 6)	(100,572)	(136,592)

Income from continuing operations	204,085	193,088
Loss from discontinued operations (including loss on sale of none and $3,000), net of income taxes (Note 2)	—	(3,491)

Net income	204,085	189,597
Net income attributable to noncontrolling interests	(1,154)	(98)

Net income attributable to member	$202,931	$189,499

See accompanying notes to unaudited condensed consolidated financial statements

Starz, LLC and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Net income	$204,085	$189,597
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments from continuing operations	322	2,472
Foreign currency translation adjustments from discontinued operations	—	(5,946)

Other comprehensive income (loss)	322	(3,474)

Comprehensive income	204,407	186,123
Comprehensive income attributable to noncontrolling interests	(1,908)	(80)

Comprehensive income attributable to member	$202,499	$186,043

See accompanying notes to unaudited condensed consolidated financial statements.

Starz, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Operating activities:
Net income	$204,085	$189,597
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	—	3,491
Long term incentive plan and stock compensation	9,888	5,168
Payments for long term incentive plan and restricted stock	(33,410)	(6,947)
Amortization of program rights	473,251	454,215
Amortization of investment in films and television programs	86,742	68,639
Depreciation and amortization	13,787	13,464
Deferred income taxes	(3,265)	38,477
Other non-cash items	877	1,179
Changes in assets and liabilities:
Restricted cash	(8,036)	(12,561)
Trade accounts receivable	6,782	(13,509)
Program rights	(366,381)	(432,428)
Other current assets	3,639	(6,839)
Investment in films and television programs	(194,988)	(166,968)
Other assets	(8,569)	7,029
Trade accounts payable	(1,281)	(1,247)
Accrued liabilities	(1,413)	(14,887)
Due to affiliate	(15,556)	58,945
Deferred revenue	4,528	17,451
Other liabilities	412	1,368

Net cash provided by operating activities	171,092	203,637

Investing activities—purchases of property and equipment	$(7,870)	$(3,492)

(Continued)

Starz, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Continued)

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2012	2011
Financing activities:
Borrowings of debt	$500,000	$—
Payments of debt	(503,035)	(58,173)
Debt issuance costs	(8,007)	—
Distributions to parent	(400,000)	—
Distributions to parent related to stock compensation	(5,667)	—
Contribution from noncontrolling owner of subsidiary	—	3,000
Settlement of derivative instruments	3	(2,863)
Restricted cash	—	8,226

Net cash used in financing activities	(416,706)	(49,810)

Effect of exchange rate changes on cash and cash equivalents	59	(22)

Discontinued operations:
Net cash used in operating activities	—	(2,283)
Net cash provided by financing activities	—	3,569
Effect of exchange rate changes on cash and cash equivalents held by discontinued operations	—	40
Cash held by discontinued operations upon sale	—	(3,144)
Change in available cash held by discontinued operations	—	1,818

Net cash provided by discontinued operations	—	—

Net increase (decrease) in cash and cash equivalents	(253,425)	150,313
Cash and cash equivalents:
Beginning of period	1,099,887	315,652

End of period	$846,462	$465,965

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$12,525	$2,874

Cash paid for income taxes	$126,582	$44,160

Change in deferred tax assets due to sale of noncontrolling interest	$2,209	$143,322

See accompanying notes to unaudited condensed consolidated financial statements.

Starz, LLC and Subsidiaries

Condensed Consolidated Statement of Member's Interest and Noncontrolling Interests

(Unaudited)

Nine Months Ended September 30, 2012

(in thousands)

	Member's Interest	Noncontrolling Interests	Total
Balance at January 1, 2012	$1,651,484	$(8,383)	$1,643,101
Net income	202,931	1,154	204,085
Other comprehensive income (loss)	(432)	754	322
Stock compensation	11,422	1,056	12,478
Distributions to parent	(400,000)	—	(400,000)
Distributions to parent related to stock compensation	(5,667)	—	(5,667)
Change in deferred tax assets related to sale of noncontrolling interest	(2,209)	—	(2,209)

Balance at September 30, 2012	$1,457,529	$(5,419)	$1,452,110

See accompanying notes to unaudited condensed consolidated financial statements.

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

September 30, 2012

Note 1—Basis of Presentation and Description of Business

Presentation

        Starz, LLC (the "Company") is a wholly-owned subsidiary of Liberty Media Corporation ("LMC"). The accompanying condensed consolidated financial statements include the accounts of Starz, LLC and its majority-owned and controlled subsidiaries, which includes Starz Entertainment, LLC ("Starz Entertainment") and Starz Media Group, LLC ("Starz Media"). In January 2011, the Company sold a 25% interest in Starz Media to The Weinstein Company LLC ("TWC"). All intercompany balances and transactions have been eliminated in consolidation.

        During August 2012, LMC's Board of Directors authorized a plan to distribute to the stockholders of LMC shares of a wholly-owned subsidiary, Liberty Spinco, Inc. ("Liberty Spinco"), that will hold all of the businesses, assets and liabilities of LMC not associated with Starz, LLC (with the exception of the Starz, LLC office building) (the "Spin-Off"). The transaction will be effected as a pro-rata dividend of shares of Liberty Spinco to the stockholders of LMC. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. In connection with the reorganization transaction, LMC currently contemplates that the Company will distribute approximately $1,800.0 million in cash to LMC (inclusive of distributions in the aggregate of $600.0 million already paid as follows: $100.0 million on July 9, 2012, $250.0 million on August 17, 2012, $50.0 million on September 4, 2012 and $200.0 million on November 16, 2012), funded by a combination of cash on hand and borrowings under the senior secured revolving credit facility (under which $995.0 million was available to be drawn as of September 30, 2012). The total amount of the distribution will depend on the Company's financial performance and the net cash provided by operating activities generated prior to the reorganization transaction, as well as the undrawn amount under the senior secured revolving credit facility at that time. The Spin-Off is subject to various conditions, but is expected to occur in late 2012 or early 2013. The distribution of a minimum amount of cash by Starz, LLC to LMC is not a condition to the Spin-Off. Following the Spin-Off, Liberty Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other.

        On September 13, 2012, the Company and Starz Finance Corp. co-issued $500.0 million of 5% Senior Notes due September 15, 2019 (the "Senior Notes"). Starz Finance Corp. is a wholly-owned subsidiary of the Company and was formed for the sole purpose of co-issuing the Senior Notes. Starz Finance Corp. does not have and will not have any operations, assets or subsidiaries of its own. The Senior Notes pay interest semi-annually on September 15 and March 15 of each year. The Senior Notes are guaranteed jointly and severally by Starz Entertainment and Starz Finance Corp. The Company used the net proceeds and cash on hand to repay the $500.0 million term loan under the Senior Secured Credit Facilities (as defined in Note 3).

        The accompanying (a) condensed consolidated balance sheet as of December 31, 2011, which has been derived from audited financial statements and (b) the interim unaudited condensed consolidated financial statements include all adjustments considered necessary by management for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The results of operations for any interim period are not necessarily indicative of results for the full

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 1—Basis of Presentation and Description of Business (Continued)

year. Such condensed consolidated financial statements do not include all of the footnote disclosures required by U.S. generally accepted accounting principles ("GAAP") for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the Company's December 31, 2011 audited consolidated financial statements.

Business

        The Company provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. The Company also develops, produces and acquires entertainment content and distributes this content to consumers in the United States and throughout the world.

        The Company is managed by and organized around the following operating segments:

Starz Channels

        Starz Channels' flagship premium networks are Starz and Encore. Starz, a first-run movie service, exhibits contemporary hit movies, original series, and documentaries. Encore airs first-run movies and classic contemporary movies. The Company's third network, MoviePlex, offers a variety of library content, art house, independent films and classic movies. Starz and Encore, along with MoviePlex, air across 17 linear networks complemented by On Demand and Internet services. Starz Channels' premium networks are offered by multichannel video distributors to their subscribers either on a fixed monthly price as part of a programming tier or package or on an à-la-carte basis.

Starz Distribution

        Starz Distribution includes the Company's Home Video, Digital Media and Worldwide Distribution businesses.

  Home Video

        The Company, through its majority-owned subsidiary Anchor Bay Entertainment, LLC, sells or rents DVDs (standard definition and Blu-ray™) under the Anchor Bay and Manga brands, in the United States, Canada, the United Kingdom, Australia and other international territories to the extent it has rights to such content in international territories. Anchor Bay develops and produces certain of its content and also acquires and licenses various titles from third parties. Anchor Bay also distributes other titles acquired or produced by the Company (including Overture Films, LLC's ("Overture Films") titles and Starz Channels' original programming content) and TWC's titles. These titles are sold to and distributed by regional and national retailers and other distributors, including Wal-Mart, Target, Best Buy, Ingram Entertainment, Amazon and Netflix.

  Digital Media

        Digital Media performs digital distribution, licensing, syndication, content and vendor partnerships for the Company's owned content and content for which it has licensed digital ancillary rights

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 1—Basis of Presentation and Description of Business (Continued)

(including Overture Films' titles) in the United States and throughout the world to the extent it has rights to such content in international territories. Digital Media receives fees for such services from a wide array of partners and distributors. These range from traditional multichannel video distributors, Internet/mobile distributors, game developers/publishers and consumer electronics companies. Digital Media also distributes Starz Channel's original programming content and TWC's titles.

  Worldwide Distribution

        Worldwide Distribution (previously referred to as Television) exploits the Company's owned content and content for which it has licensed ancillary rights (including Overture Films' titles) on free or pay television in the United States and throughout the world on free or pay television and other media to the extent it has rights to such content in international territories. Worldwide Distribution also distributes Starz Channels' original programming content.

Starz Animation

        The Company, through its wholly-owned subsidiary Film Roman, LLC, develops and produces two-dimensional animated content on a for-hire basis for distribution theatrically and on television for various third party entertainment companies. See also Note 2—Discontinued Operations.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company considers amortization of program rights, the fair value of goodwill and any related impairment, the development of ultimate revenue estimates associated with released films and television programs, the assessment of investment in films and television programs for impairment, valuation allowances associated with deferred income taxes and allowances for sales returns to be its most significant estimates. Actual results may differ from those estimates.

Note 2—Discontinued Operations

        On March 3, 2011, the Company completed the sale of 92.5% of Starz Media Canada Co. ("Canada Co."), located in Toronto, Ontario, to a Canadian investor group and recognized a loss on the sale of $3.0 million during the nine months ended September 30, 2011, before tax expense of $1.2 million. Subsequent to the sale, the Company maintains a 7.5% ownership interest, but does not have significant involvement with the ongoing operations of Canada Co. Canada Co. develops and produces three-dimensional animated content on a for-hire basis.

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 2—Discontinued Operations (Continued)

        The summarized statement of operations of Canada Co. for the nine months ended September 30, 2011 included in discontinued operations in the condensed consolidated statements of operations is as follows (in thousands):

Nine Months Ended September 30, 2011
Revenue	$1,354
Operating expense	(1,513)
Advertising and marketing expense	(2)
General and administrative expense	(114)
Depreciation expense	(447)

Operating loss	(722)
Other expense	(61)

Loss before income taxes	(783)
Income tax benefit	1,500

Net income	$717

Note 3—Debt

        Debt consists of the following (in thousands):

	September 30, 2012	December 31, 2011
Senior Notes(a)	$500,000	$—
Senior Secured Credit Facilities(b)	5,000	505,000
Transponder capital leases(c)	35,798	40,044

Total debt	540,798	545,044
Less current portion of debt	(4,070)	(4,129)

Debt	$536,728	$540,915

(a)
On September 13, 2012, the Company issued $500.0 million aggregate principal amount of Senior Notes. The notes bear interest at a rate of 5.00% per annum and will mature on September 15, 2019. The Company may redeem some or all of the notes on or after September 15, 2015. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2013. On September 18, 2012 the Company paid in full, with proceeds from the Senior Notes and cash on hand, the $500.0 million term loan under the Senior Secured Credit Facilities (as defined below).

(b)
On November 16, 2011, the Company entered into a credit agreement that provides a $1,000.0 million revolving credit facility, with a $50.0 million sub-limit for standby letters of credit and $500.0 million of term loans (the "Senior Secured Credit Facilities"). At

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 3—Debt (Continued)

  closing, the Company borrowed $500.0 million under the term loan facility and $5.0 million under the revolving credit facility. On September 18, 2012 the Company paid in full, with proceeds from the Senior Notes and cash on hand, the $500.0 million term loan under the Senior Secured Credit Facilities. The remaining $5.0 million borrowed under the $1,000.0 million revolving credit facility of the Senior Secured Credit Facilities is payable on November 16, 2016.

  Interest on each loan under the Senior Secured Credit Facilities is payable at either an alternate base rate or LIBOR at the Company's election. Borrowings that are alternate base rate loans will bear interest at a per annum rate equal to the alternate base rate plus a margin that varies between 0.75% and 1.75% depending on the Company's consolidated leverage ratio, as defined in the Senior Secured Credit Facilities. The alternate base rate is the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1% or (c) LIBOR for a one-month interest period plus 1%. Borrowings that are LIBOR loans will bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.75% and 2.75% depending on the Company's consolidated leverage ratio.

  As of September 30, 2012, the following borrowing and related LIBOR interest rate was outstanding under the Senior Secured Credit Facilities (dollars in thousands):

	Interest Rate	Loan Amount
LIBOR period:
September 2012 - October 2012	1.96550%	$5,000

(c)
The Company has entered into capital lease agreements for its transponder capacity. The agreements expire during 2018 to 2021 and have imputed annual interest rates ranging from 5.5% to 7.0%.

        At September 30, 2012, the fair value of the Senior Notes was $508.8 million. Due to the variable rate nature of the Company's other debt, the Company believes that the carrying amount approximates fair value at September 30, 2012.

Note 4—Related Party Transactions

Due to Affiliate

        The Company participates in LMC's employee benefit plans (medical, dental, life insurance, 401(k), etc.). Charges from LMC related to these benefits and other miscellaneous charges are included in general and administrative expenses in the accompanying condensed consolidated statements of operations and aggregated $9.2 million and $9.5 million for the nine months ended September 30, 2012 and 2011, respectively. Such amounts are invoiced by LMC on a monthly basis and are due upon receipt of the invoice by the Company. Amounts due to affiliate for such charges total $1.1 million as of September 30, 2012 and $3.6 million as of December 31, 2011.

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 4—Related Party Transactions (Continued)

        Due to affiliate at September 30, 2012 and December 31, 2011 also includes $34.6 million and $50.2 million, respectively, for amounts owed to LMC for income tax obligations.

Related Party

        The Company recognized participation expense of $46.8 million and $38.1 million, for TWC's share of the net proceeds under Anchor Bay's license agreement with TWC, for the nine months ended September 30, 2012 and 2011, respectively. Such amounts are included in production and acquisition costs in the accompanying condensed consolidated statements of operations. The Company's accrued advances payable to TWC totaled $23.7 million as of September 30, 2012 and $56.2 million as of December 31, 2011. Such amounts are included in accrued liabilities in the accompanying condensed consolidated balance sheets.

Note 5—Stock Options

        Pursuant to a LMC incentive plan, LMC has granted to certain of the Company's employees LMC's Liberty Capital stock options and restricted stock. As of September 30, 2012, the total unrecognized compensation cost related to the unvested stock options and restricted stock was approximately $37.1 million. Such amount will be recognized in the Company's condensed consolidated statements of operations over a weighted average period of approximately 3 years.

        The awards granted in 2012 are summarized as follows:

	Options Granted	Weighted Average Grant-Date Fair Value
2012 Awards:
Stock options	646,500	$39.77

        The stock option awards vest quarterly over a 4 year period and have a term of 7 years. The Company calculates the grant-date fair value for the stock options using the Black-Scholes Model. The expected term used in the Black-Scholes calculation is 4.50 years and the expected volatility is 54.16%. The expected volatility used in the calculation is based on the historical volatility of LMC's tracking stocks and the implied volatility of LMC's publicly traded options. The Company uses a zero dividend rate as the Company has not historically declared dividends and a risk-free rate of 0.72% which is derived from U.S. Treasury Bonds with a term similar to that of the subject options.

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 5—Stock Options (Continued)

        The following table presents the number and weighted average exercise price ("WAEP") of the stock options:

	Options	WAEP
Outstanding at December 31, 2011	1,201,647	$65.99
Granted	646,500	$89.66
Exercised	(112,116)	$72.89
Forfeited	(39,366)	$82.79
Expired/cancelled	—	$—

Outstanding at September 30, 2012	1,696,665	$79.20

Exercisable at September 30, 2012	231,693	$79.11

        At September 30, 2012, the weighted-average remaining contractual term of the outstanding options is 6.3 years and the exercisable options is 5.6 years.

Note 6—Income Taxes

        The Company is a single member LLC, which is treated as a disregarded entity for U.S. federal income tax purposes. As such, it is included in the consolidated federal and state income tax returns of LMC. The income tax accounts and provision included in these condensed consolidated financial statements have been prepared as if the Company was a stand-alone federal and state taxpayer.

        Income tax expense consists of the following (in thousands):

	Nine Months Ended September 30,
	2012	2011
Current:
Federal	$101,762	$90,712
State and local	1,006	6,820
Foreign	1,069	583

	103,837	98,115

Deferred:
Federal	(18,070)	36,872
State and local	14,805	1,605

	(3,265)	38,477

Income tax expense	$100,572	$136,592

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 6—Income Taxes (Continued)

        Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following (in thousands):

	Nine Months Ended September 30,
	2012	2011
Computed expected tax expense	$106,791	$114,111
State and local income taxes, net of federal income taxes	8,607	5,590
Foreign taxes, net of foreign tax credit	(395)	(814)
Change in valuation allowance affecting tax expense	77,471	17,825
Taxable liquidation of subsidiary	(101,299)	—
Change in subsidiary tax status	9,792	—
Other, net	(395)	(120)

Income tax expense	$100,572	$136,592

        Effective April 1, 2012, Starz Media filed an election to convert itself from a limited liability company ("LLC") treated as a corporation to a partnership for U.S. federal and state income tax purposes. As a result of the conversion, the Company recognized a capital loss on the deemed liquidation of Starz Media. Based on the relevant accounting literature, the Company had not previously recorded a benefit for the tax basis in the stock of Starz Media. The capital loss of $101.3 million (as tax effected) is being carried forward and is recorded as a long term deferred tax asset. The Company does not believe that it is more likely than not that it would be able to generate any capital gains to utilize any of this capital loss carryforward as a stand-alone taxpayer and as such, has recorded a full valuation allowance against this capital loss.

        In addition, under current U.S. federal and state tax law, LLC's treated as partnerships are not subject to income tax at the entity level. As such, the election to convert Starz Media to partnership treatment for income tax purposes resulted in the reversal of deferred tax assets related to Starz Media's deductible temporary differences of $16.9 million and the reversal of a valuation allowance offsetting these deferred tax assets of $16.9 million. Also, a deferred tax asset of $7.1 million was recorded for the difference between the book basis and the tax basis of the Company's investment in Starz Media as of April 1, 2012.

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 6—Income Taxes (Continued)

        The tax effects of temporary differences and loss carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2012 and December 31, 2011 are presented below (in thousands):

	September 30, 2012	December 31, 2011
Deferred tax assets:
Tax loss and credit carryforwards	$156,398	$56,682
Allowance for doubtful accounts	173	14,216
Accrued stock compensation	7,359	19,301
Investments	16,692	6,747
Other future deductible amounts	7,503	12,124

Deferred tax assets	188,125	109,070
Valuation allowance	(156,398)	(78,141)

Deferred tax assets, net	31,727	30,929

Deferred tax liability:
Property and equipment	(17,529)	(23,070)
Intangible assets	(5,757)	(8,053)
Other future taxable amounts	(7,708)	—

Deferred tax liabilities	(30,994)	(31,123)

Net deferred tax assets (liabilities)	$733	$(194)

Note 7—Commitments and Contingencies

Programming Rights

        The Company has entered into an exclusive long-term licensing agreement for theatrically released films in the United States from the Walt Disney Company ("Disney") studios through 2015. The agreement provides the Company with exclusive pay TV rights to exhibit qualifying theatrically released live-action and animated feature films from Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels. Theatrically released films from DreamWorks Studios and Miramax Films are not licensed to the Company under the agreement. In addition, the Company is obligated to pay programming fees for all qualifying films that are released theatrically in the United States by Sony Pictures Entertainment Inc.'s Columbia Pictures, Screen Gems and Sony Pictures Classics ("Sony") through 2016, subject to certain limitations. The programming fees to be paid by the Company to Disney and Sony are based on the quantity and domestic theatrical exhibition receipts of qualifying films. The Company has also entered into agreements with a number of other motion picture producers and is obligated to pay fees for the rights to exhibit certain films that are released by these producers.

        The unpaid balance for film rights related to films that were available for exhibition at September 30, 2012 is reflected in accrued liabilities and in other liabilities in the accompanying

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 7—Commitments and Contingencies (Continued)

condensed consolidated balance sheets. As of September 30, 2012, such liabilities aggregated approximately $70.5 million and are payable as follows: $63.7 million in 2012 and $6.8 million in 2013.

        Under the agreements with Disney and Sony, the Company is obligated to pay fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by the Company until some future date. In addition, the Company has agreed to pay Sony (i) a total of $95.0 million in two equal annual installments in 2013 and 2014, and (ii) a total of $120 million in three equal annual installments beginning in 2015. The estimated amounts payable under the Company's programming license agreements, including the Disney and Sony agreements, which have not been accrued as of September 30, 2012, are as follows: $30.2 million in 2012; $359.7 million in 2013; $73.7 million in 2014; $58.9 million in 2015; $51.5 million in 2016 and $58.2 million thereafter.

        The Company is also obligated to pay fees for films that have not yet been released in theatres by Disney and Sony. The Company is unable to estimate the amounts to be paid for films that have not yet been released in theatres; however, such amounts are expected to be significant.

        Total amortization of program rights was $473.3 million and $454.2 million for the nine months ended September 30, 2012 and 2011, respectively. These amounts are included in programming costs in the accompanying condensed consolidated statements of operations.

Guarantees

        Canada Co. entered into an agreement with the Ontario government whereby Canada Co. is eligible to receive funds under the Canadian Next Generation of Jobs Fund Grant ("NGOJF") through the termination date of March 31, 2014. Starz Entertainment entered into a guarantee for any amounts owed to the Ontario government under the grant if Canada Co. does not meet its obligations. The maximum amount of the grant available and the guarantee is $23.0 million. The Ontario government can demand payment from Starz Entertainment if Canada Co. does not perform any of its obligations. The maximum potential amount payable under the guarantee is $10.5 million at September 30, 2012 and the Company has accrued $8.4 million related to this guarantee in accrued liabilities in the accompanying condensed consolidated balance sheet as of September 30, 2012.

        As discussed in Note 2, the Company sold its controlling interest in Canada Co. on March 3, 2011. The terms of the guarantee have not changed.

        Starz Entertainment is the guarantor on two noncancelable operating leases in which an affiliate within each of the Starz Distribution and Starz Animation businesses is the tenant. The maximum potential amount payable under these guarantees is $14.1 million at September 30, 2012. Starz Entertainment does not currently expect to have to perform under these obligations. The leases expire in 2014 and 2016.

Legal Proceedings

        On March 9, 2011, the Company notified DISH Network L.L.C. ("DISH") that it breached its affiliation agreement with the Company by providing a free preview for one year of eight of the Starz and Encore channels to a substantial number of DISH customers without the Company's written

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 7—Commitments and Contingencies (Continued)

approval. On May 3, 2011, the Company filed a lawsuit against DISH in Douglas County, Colorado District Court, 18th Judicial District, alleging that DISH breached its affiliation agreement with the Company in connection with such free preview. On May 2, 2011, Disney Enterprises, Inc. filed a lawsuit against DISH in connection with the same free preview in U.S. District Court for the Southern District of New York. In addition, on July 19, 2011, FX Networks filed a separate lawsuit against DISH and the Company in connection with the same free preview in Los Angeles County, California Superior Court. DISH filed a counterclaim against the Company in the first lawsuit, seeking indemnification from the Company against Disney Enterprises, Inc. in the second lawsuit and against FX Networks in the third lawsuit. The first lawsuit by the Company against DISH is expected to go to trial in April 2013. The third lawsuit by FX Networks is presently stayed and is tentatively set for trial in April 2013. The resolution of these matters and its potential impact on the Company is uncertain at this time.

        In the normal course of business, the Company is subject to lawsuits and other claims. While it is not possible to predict the outcome of these matters, it is the opinion of management, based upon consultation with legal counsel, that the ultimate disposition of known proceedings, other than as discussed above, will not have a material adverse impact on our consolidated financial position, results of operations or liquidity.

Note 8—Information About Operating Segments

        The Company is primarily engaged in video programming and development, production, acquisition and distribution of entertainment content. The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as Adjusted OIBDA. Adjusted OIBDA is defined as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, advertising and marketing costs and general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate the operating segments and make decisions about allocating resources among the operating segments. The Company believes adjusted OIBDA is an important indicator of the operational strength and performance of its operating segments, including each operating segment's ability to service debt and fund investment in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes long term incentive plan and stock compensation and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income from continuing operations before income taxes, net income, net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        The Company's reportable segments are strategic business units that offer different services. They are managed separately because each segment requires different technologies, content delivery methods and marketing strategies. The Company identifies its reportable segments as those operating segments that represent 10% or more of its consolidated annual revenue, annual Adjusted OIBDA or total

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 8—Information About Operating Segments (Continued)

assets. Starz Channels and Starz Distribution have been identified as reportable segments; however as the Company has only three operating segments, Starz Animation is also reported separately below.

Performance Measures (in thousands):

	Nine Months Ended September 30,
	2012	2011
Revenue:
Starz Channels	$960,994	$950,178
Starz Distribution	223,646	207,748
Starz Animation	31,567	32,895
Inter-segment eliminations	(7,711)	(9,367)

Total Revenue	$1,208,496	$1,181,454

Adjusted OIBDA:
Starz Channels	$326,292	$327,847
Starz Distribution	14,829	16,155
Starz Animation	(507)	(928)
Inter-segment eliminations	2,843	12,921

Total Adjusted OIBDA	$343,457	$355,995

Capitalized production and development spend:
Starz Channels	$106,005	$109,958
Starz Distribution	88,983	57,010
Starz Animation	—	—
Inter-segment eliminations	—	—

Total capitalized production and development spend	$194,988	$166,968

Other Information (in thousands):

	September 30, 2012	December 31, 2011
Total assets
Starz Channels	$2,227,526	$2,357,580
Starz Distribution	141,343	162,659
Starz Animation	2,546	5,320
Other unallocated assets (primarily cash, deferred taxes and other assets)	17,268	136,753
Inter-segment eliminations	(79,900)	(59,137)

Total assets	$2,308,783	$2,603,175

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 8—Information About Operating Segments (Continued)

        The following table provides a reconciliation of Adjusted OIBDA to income from continuing operations before income taxes (in thousands):

	Nine Months Ended September 30,
	2012	2011
Consolidated Adjusted OIBDA	$343,457	$355,995
Long term incentive plan and stock compensation	(9,888)	(5,168)
Depreciation and amortization	(13,787)	(13,464)
Interest expense, net of amounts capitalized	(18,805)	(2,862)
Other income (expense), net	3,680	(4,821)

Income from continuing operations before income taxes	$304,657	$329,680

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information

        As discussed in Note 1, Starz, LLC and Starz Finance Corp. co-issued the Senior Notes which are fully and unconditionally guaranteed by Starz Entertainment. Starz Media, Film Roman, LLC and other immaterial subsidiaries of the Company ("Starz Media and Other Businesses") are not guarantors of the Senior Notes.

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

        The following tables set forth the consolidating financial information of the Company, which includes the financial information of Starz Entertainment, the guarantor:

Condensed Consolidating Balance Sheet Information—As of September 30, 2012

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Assets
Current assets:
Cash and cash equivalents	$838,735	$1,051	$6,676	$—	$846,462
Restricted cash	—	—	12,932	—	12,932
Trade accounts receivable, net	212,260	—	28,108	(140)	240,228
Program rights	461,211	—	—	(1,762)	459,449
Deferred income taxes	181	660	—	—	841
Notes receivable from affiliates	59,073	—	—	(59,073)	—
Other current assets	19,229	—	15,893	—	35,122

Total current assets	1,590,689	1,711	63,609	(60,975)	1,595,034
Program rights	290,612	—	—	(5,386)	285,226
Property and equipment, net	91,192	—	1,117	—	92,309
Investment in films and television programs, net	105,108	—	54,364	—	159,472
Goodwill	131,760	—	—	—	131,760
Other assets, net	18,165	13,539	26,817	(13,539)	44,982
Investment in consolidated subsidiaries	—	1,743,744	—	(1,743,744)	—

Total assets	$2,227,526	$1,758,994	$145,907	$(1,823,644)	$2,308,783

Liabilities and Member's Interest (Deficit) and Noncontrolling Interests
Current liabilities:
Current portion of debt	$4,070	$—	$—	$—	$4,070
Trade accounts payable	5,151	—	2,258	—	7,409
Accrued liabilities	141,264	2,247	96,419	(10,438)	229,492
Accrued compensation related to long term incentive plan	3,195	—	—	—	3,195
Notes payable due to affiliate	—	—	59,073	(59,073)	—
Due to (from) affiliates	225,165	(176,416)	(403)	(12,656)	35,690
Deferred revenue	19,932	—	10,963	(274)	30,621

Total current liabilities	398,777	(174,169)	168,310	(82,441)	310,477
Debt	536,728	505,000	—	(505,000)	536,728
Deferred income taxes	16,977	(23,947)	—	7,078	108
Other liabilities	4,744	—	9,733	(5,117)	9,360

Total liabilities	957,226	306,884	178,043	(585,480)	856,673
Member's interest (deficit)	1,270,300	1,457,529	(32,015)	(1,238,285)	1,457,529
Noncontrolling interests in subsidiaries	—	(5,419)	(121)	121	(5,419)

Total member's interest (deficit) and noncontrolling interests	1,270,300	1,452,110	(32,136)	(1,238,164)	1,452,110

Total liabilities and member's interest (deficit) and noncontrolling interests	$2,227,526	$1,758,994	$145,907	$(1,823,644)	$2,308,783

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Balance Sheet Information—As of December 31, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Assets
Current assets:
Cash and cash equivalents	$965,400	$125,261	$9,226	$—	$1,099,887
Restricted cash	—	—	4,896	—	4,896
Trade accounts receivable, net	204,457	—	36,865	(296)	241,026
Program rights	446,995	—	—	(5,141)	441,854
Deferred income taxes	8,616	1,498	—	—	10,114
Notes receivable from affiliates	38,352	—	—	(38,352)	—
Other current assets	18,961	—	12,375	—	31,336

Total current assets	1,682,781	126,759	63,362	(43,789)	1,829,113
Program rights	325,473	—	—	(5,477)	319,996
Property and equipment, net	95,968	—	2,563	—	98,531
Investment in films and television programs, net	106,720	—	77,222	—	183,942
Goodwill	131,760	—	—	—	131,760
Other assets, net	14,878	9,938	24,888	(9,871)	39,833
Investment in consolidated subsidiaries	—	1,619,020	—	(1,619,020)	—

Total assets	$2,357,580	$1,755,717	$168,035	$(1,678,157)	$2,603,175

Liabilities and Member's Interest (Deficit) and Noncontrolling Interests
Current liabilities:
Current portion of debt	$4,129	$—	$—	$—	$4,129
Trade accounts payable	6,509	—	2,181	—	8,690
Accrued liabilities	137,085	938	140,433	(8,160)	270,296
Accrued compensation related to long term incentive plan	33,854	—	—	—	33,854
Notes payable due to affiliate	—	—	38,352	(38,352)	—
Due to (from) affiliates	427,650	(377,255)	—	3,441	53,836
Deferred revenue	16,888	—	9,846	—	26,734

Total current liabilities	626,115	(376,317)	190,812	(43,071)	397,539
Accrued long term incentive plan	2,751	—	—	—	2,751
Debt	540,915	505,000	—	(505,000)	540,915
Deferred income taxes	28,473	(16,067)	—	(2,098)	10,308
Other liabilities	4,510	—	9,443	(5,392)	8,561

Total liabilities	1,202,764	112,616	200,255	(555,561)	960,074
Member's interest (deficit)	1,154,816	1,651,484	(32,195)	(1,122,621)	1,651,484
Noncontrolling interests in subsidiaries	—	(8,383)	(25)	25	(8,383)

Total member's interest (deficit) and noncontrolling interests	1,154,816	1,643,101	(32,220)	(1,122,596)	1,643,101

Total liabilities and member's interest (deficit) and noncontrolling interests	$2,357,580	$1,755,717	$168,035	$(1,678,157)	$2,603,175

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Operations Information—For the Nine Months Ended September 30, 2012

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Revenue:
Programming networks and other services	$985,039	$—	$101,388	$(11,303)	$1,075,124
Home video net sales	20,900	—	116,652	(4,180)	133,372

Total revenue	1,005,939	—	218,040	(15,483)	1,208,496
Costs and expenses:
Programming (including amortization)	509,524	—	—	(4,850)	504,674
Production and acquisition (including amortization)	18,831	—	98,641	145	117,617
Home video cost of sales	10,765	—	33,676	(4,180)	40,261
Operating	14,281	—	34,036	(9,441)	38,876
Advertising and marketing	65,018	—	17,578	—	82,596
General and administrative	54,278	94	26,643	—	81,015
Stock compensation	9,009	—	879	—	9,888
Depreciation and amortization	9,487	—	4,300	—	13,787

Total costs and expenses	691,193	94	215,753	(18,326)	888,714

Operating income (loss)	314,746	(94)	2,287	2,843	319,782
Other income (expense):
Interest expense, net of amounts capitalized	(18,689)	(15,924)	(116)	15,924	(18,805)
Interest income (expense), related party	3,906	—	(3,906)	—	—
Share of earnings of consolidated subsidiaries	—	201,904	—	(201,904)	—
Other income (expense), net	2,735	974	(2,015)	1,986	3,680

Income (loss) from continuing operations before income taxes	302,698	186,860	(3,750)	(181,151)	304,657
Income tax benefit (expense)	(111,092)	17,225	600	(7,305)	(100,572)

Net income (loss)	191,606	204,085	(3,150)	(188,456)	204,085
Net loss (income) attributable to noncontrolling interests	—	(1,154)	96	(96)	(1,154)

Net income (loss) attributable to member	$191,606	$202,931	$(3,054)	$(188,552)	$202,931

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Comprehensive Income (Loss) Information—For the Nine Months Ended September 30, 2012

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Net income (loss)	$191,606	$204,085	$(3,150)	$(188,456)	$204,085
Other comprehensive income, net of taxes:
Foreign currency translation adjustments	—	322	322	(322)	322

Other comprehensive income	—	322	322	(322)	322

Comprehensive income (loss)	191,606	204,407	(2,828)	(188,778)	204,407
Comprehensive loss (income) attributable to noncontrolling interests	—	(1,908)	96	(96)	(1,908)

Comprehensive income (loss) attributable to member	$191,606	$202,499	$(2,732)	$(188,874)	$202,499

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Operations Information—For the Nine Months Ended September 30, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Revenue:
Programming networks and other services	$965,495	$—	$71,064	$(11,005)	$1,025,554
Home video net sales	20,223	—	139,722	(4,045)	155,900

Total revenue	985,718	—	210,786	(15,050)	1,181,454
Costs and expenses:
Programming (including amortization)	498,431	—	—	(16,544)	481,887
Production and acquisition (including amortization)	12,839	—	72,540	—	85,379
Home video cost of sales	11,129	—	36,046	(4,045)	43,130
Operating	13,749	—	35,542	(7,462)	41,829
Advertising and marketing	65,486	—	27,139	—	92,625
General and administrative	53,452	185	26,972	—	80,609
Long term incentive plan and stock compensation	4,826	—	342	—	5,168
Depreciation and amortization	9,306	—	4,158	—	13,464

Total costs and expenses	669,218	185	202,739	(28,051)	844,091

Operating income (loss)	316,500	(185)	8,047	13,001	337,363
Other income (expense):
Interest expense, net of amounts capitalized	(737)	—	(2,125)	—	(2,862)
Interest income (expense), related party	2,781	—	(2,781)	—	—
Share of earnings of consolidated subsidiaries	—	202,359	—	(202,359)	—
Other income (expense), net	(9,581)	7	705	4,048	(4,821)

Income from continuing operations before income taxes	308,963	202,181	3,846	(185,310)	329,680
Income tax expense	(115,671)	(13,512)	(1,101)	(6,308)	(136,592)

Income from continuing operations	193,292	188,669	2,745	(191,618)	193,088
Income (loss) from discontinued operations, net of income taxes	—	928	(4,419)	—	(3,491)

Net income (loss)	193,292	189,597	(1,674)	(191,618)	189,597
Net loss (income) attributable to noncontrolling interests	—	(98)	462	(462)	(98)

Net income (loss) attributable to member	$193,292	$189,499	$(1,212)	$(192,080)	$189,499

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Comprehensive Income (Loss) Information—For the Nine Months Ended September 30, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Net income (loss)	$193,292	$189,597	$(1,674)	$(191,618)	$189,597
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments from continuing operations	—	2,472	2,472	(2,472)	2,472
Foreign currency translation adjustments from discontinued operations	—	(5,946)	(5,946)	5,946	(5,946)

Other comprehensive loss	—	(3,474)	(3,474)	3,474	(3,474)

Comprehensive income (loss)	193,292	186,123	(5,148)	(188,144)	186,123
Comprehensive loss (income) attributable to noncontrolling interests	—	(80)	462	(462)	(80)

Comprehensive income (loss) attributable to member	$193,292	$186,043	$(4,686)	$(188,606)	$186,043

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows' Information—For the Nine Months Ended September 30, 2012

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Operating activities:
Net income (loss)	$191,606	$204,085	$(3,150)	$(188,456)	$204,085
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock compensation	9,009	—	879	—	9,888
Payments for long term incentive plan and restricted stock	(33,410)	—	—	—	(33,410)
Amortization of program rights	478,101	—	—	(4,850)	473,251
Amortization of investment in films and television programs	15,331	—	71,411	—	86,742
Depreciation and amortization	9,487	—	4,300	—	13,787
Share of earnings of consolidated subsidiaries	—	(201,904)	—	201,904	—
Deferred income taxes	(3,947)	(8,495)	—	9,177	(3,265)
Other non-cash items	13,315	4,406	(1,833)	(15,011)	877
Changes in assets and liabilities:
Restricted cash	—	—	(8,036)	—	(8,036)
Trade accounts receivable	(7,134)	—	14,072	(156)	6,782
Program rights	(367,901)	—	—	1,520	(366,381)
Other current assets	7,133	—	(3,494)	—	3,639
Investment in films and television programs	(106,005)	—	(88,983)	—	(194,988)
Other assets	(455)	—	(8,114)	—	(8,569)
Trade accounts payable	(1,358)	—	77	—	(1,281)
Accrued liabilities	2,913	1,309	(3,217)	(2,418)	(1,413)
Due to / from affiliates	(19,598)	3,859	1,893	(1,710)	(15,556)
Deferred revenue	3,044	—	1,484	—	4,528
Other liabilities	488	—	(76)	—	412

Net cash provided by (used in) operating activities	190,619	3,260	(22,787)	—	171,092

Investing activities—purchases of property and equipment	$(7,751)	$—	$(119)	$—	$(7,870)

(Continued)

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows' Information (Continued)—For the Nine Months Ended September 30, 2012

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Financing activities:
Borrowings of debt	$—	$500,000	$—	$—	$500,000
Payments of debt	(3,035)	(500,000)	—	—	(503,035)
Debt issuance costs	—	(8,007)	—	—	(8,007)
Distributions to parent	(100,000)	(300,000)	—	—	(400,000)
Distributions to parent related to stock compensation	(5,489)	—	(178)	—	(5,667)
Borrowings under notes payable to affiliate	(39,779)	—	39,779	—	—
Payments under notes payable to affiliate	19,064	—	(19,064)	—	—
Net advances to / from affiliates	(180,297)	180,537	(240)	—	—
Settlement of derivative instruments	3	—	—	—	3

Net cash provided by (used in) financing activities	(309,533)	(127,470)	20,297	—	(416,706)

Effect of exchange rate changes on cash and cash equivalents	—	—	59	—	59

Net decrease in cash and cash equivalents	(126,665)	(124,210)	(2,550)	—	(253,425)
Cash and cash equivalents:
Beginning of period	965,400	125,261	9,226	—	1,099,887

End of period	$838,735	$1,051	$6,676	$—	$846,462

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$1,820	$10,596	$109	$—	$12,525

Cash paid for income taxes	$122,150	$—	$4,432	$—	$126,582

Change in deferred tax assets due to sale of noncontrolling interest	$—	$2,209	$—	$—	$2,209

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows' Information—For the Nine Months Ended September 30, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Operating activities:
Net income (loss)	$193,292	$189,597	$(1,674)	$(191,618)	$189,597
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	—	3,491	—	3,491
Long term incentive plan and stock compensation	4,826	—	342	—	5,168
Payments for long term incentive plan	(6,947)	—	—	—	(6,947)
Amortization of program rights	470,759	—	—	(16,544)	454,215
Amortization of investment in films and television programs	11,362	—	57,277	—	68,639
Depreciation and amortization	9,306	—	4,158	—	13,464
Share of earnings of consolidated subsidiaries	—	(202,359)	—	202,359	—
Deferred income taxes	22,416	19,682	—	(3,621)	38,477
Other non-cash items	(803)	—	1,982	—	1,179
Changes in assets and liabilities:
Restricted cash	—	—	(12,561)	—	(12,561)
Trade accounts receivable	9,368	—	(16,990)	(5,887)	(13,509)
Program rights	(441,544)	—	—	9,116	(432,428)
Other current assets	(8,555)	—	1,716	—	(6,839)
Investment in films and television programs	(109,958)	—	(57,010)	—	(166,968)
Other assets	5,580	—	1,449	—	7,029
Trade accounts payable	(589)	—	(658)	—	(1,247)
Accrued liabilities	(6,481)	276	(4,645)	(4,037)	(14,887)
Due to / from affiliates	45,322	(8,407)	11,815	10,215	58,945
Deferred revenue	13,930	—	3,504	17	17,451
Other liabilities	241	—	1,127	—	1,368

Net cash provided by (used in) operating activities	211,525	(1,211)	(6,677)	—	203,637

Investing activities—purchases of property and equipment	$(3,359)	$—	$(133)	$—	$(3,492)

(Continued)

Starz, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

September 30, 2012

Note 9—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows' Information (Continued)—For the Nine Months Ended September 30, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Financing activities:
Payments of debt	$(2,911)	$—	$(55,262)	$—	$(58,173)
Borrowings under notes payable to affiliate	(95,421)	—	95,421	—	—
Payments under notes payable to affiliate	21,556	—	(21,556)	—	—
Net advances to / from affiliates	906	—	(906)	—	—
Contribution from noncontrolling owner of subsidiary	—	3,000	—	—	3,000
Settlement of derivative instruments	—	—	(2,863)	—	(2,863)
Restricted cash	—	—	8,226	—	8,226

Net cash provided by (used in) financing activities	(75,870)	3,000	23,060	—	(49,810)

Effect of exchange rate changes on cash and cash equivalents	—	—	(22)	—	(22)

Discontinued operations:
Net cash used in operating activities	—	—	(2,283)	—	(2,283)
Net cash provided by financing activities	—	—	3,569	—	3,569
Effect of exchange rate changes on cash and cash equivalents held by discontinued operations	—	—	40	—	40
Cash held by discontinued operations upon sale	—	—	(3,144)	—	(3,144)
Change in available cash held by discontinued operations	—	—	1,818	—	1,818

Net cash provided by discontinued operations	—	—	—	—	—

Net increase in cash and cash equivalents	132,296	1,789	16,228	—	150,313
Cash and cash equivalents:
Beginning of period	306,157	—	9,495	—	315,652

End of period	$438,453	$1,789	$25,723	$—	$465,965

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$737	$—	$2,137	$—	$2,874

Cash paid for income taxes	$41,561	$—	$2,599	$—	$44,160

Change in deferred tax assets due to sale of noncontrolling interest	$—	$143,322	$—	$—	$143,322

Note 10—Subsequent Events

        On November 16, 2012, the Company distributed $200.0 million of cash on hand to LMC.

Report of Independent Registered Public Accounting Firm

The Member
Starz, LLC

        We have audited the accompanying consolidated balance sheets of Starz, LLC and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows, and member's interest and noncontrolling interests for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starz, LLC and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
April 27, 2012, except as to note 13, which is as of October 23, 2012

Starz, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2011 and 2010

(in thousands)

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$1,099,887	$315,652
Restricted cash (Note 6)	4,896	8,226
Trade accounts receivable, net of allowances of $38,335 and $30,690	241,026	224,341
Program rights	441,854	411,166
Deferred income taxes (Note 10)	10,114	7,479
Other current assets	31,336	18,833
Assets of discontinued operations	—	14,511

Total current assets	1,829,113	1,000,208
Program rights	319,996	322,911
Property and equipment, net (Note 4)	98,531	104,717
Investment in films and television programs, net (Note 5)	183,942	120,701
Deferred income taxes (Note 10)	—	153,121
Goodwill (Note 12)	131,760	131,760
Other assets, net	39,833	30,617
Assets of discontinued operations	—	28,967

Total assets	$2,603,175	$1,893,002

Liabilities and Member's Interest and Noncontrolling Interests
Current liabilities:
Current portion of debt (Note 6)	$4,129	$58,244
Trade accounts payable	8,690	7,698
Accrued liabilities (Notes 7 and 11)	270,296	183,716
Accrued compensation related to long term incentive plan (Note 9)	33,854	6,655
Due to affiliates (Note 8)	53,836	687
Deferred revenue	26,734	25,733
Liabilities of discontinued operations	—	13,248

Total current liabilities	397,539	295,981
Accrued long term incentive plan (Note 9)	2,751	37,458
Debt (Note 6)	540,915	40,970
Deferred income taxes (Note 10)	10,308	—
Other liabilities (Note 11)	8,561	8,306
Liabilities of discontinued operations	—	1,106

Total liabilities	960,074	383,821
Member's interest	1,651,484	1,508,681
Noncontrolling interests in subsidiaries	(8,383)	500

Total member's interest and noncontrolling interests	1,643,101	1,509,181

Commitments and contingencies (Note 11)
Total liabilities and member's interest and noncontrolling interests	$2,603,175	$1,893,002

See accompanying notes to consolidated financial statements.

Starz, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	2011	2010	2009
Revenue:
Programming networks and other services	$1,372,141	$1,380,349	$1,354,978
Home video net sales	241,892	224,988	167,619

Total revenue	1,614,033	1,605,337	1,522,597
Costs and expenses:
Programming costs (including amortization) (Note 11)	651,249	647,817	641,477
Production and acquisition costs (including amortization)	158,789	177,954	107,122
Home video cost of sales	62,440	69,815	63,296
Operating expenses	53,703	73,260	79,963
Advertising and marketing (Note 12)	132,183	175,417	229,335
General and administrative (Note 8)	106,081	125,421	121,792
Phantom stock appreciation rights, long term incentive plan and stock compensation (Note 9)	7,078	39,468	35,142
Depreciation and amortization	17,907	20,468	23,470

Total costs and expenses	1,189,430	1,329,620	1,301,597

Operating income	424,603	275,717	221,000
Other expense:
Interest expense, including amounts due to affiliate of none, $16,054 and $20,431, net of amounts capitalized (Notes 6 and 8)	(5,012)	(20,932)	(27,188)
Other expense, net	(3,505)	(542)	(4,719)

Income from continuing operations before income taxes	416,086	254,243	189,093
Income tax expense (Note 10)	(172,189)	(98,764)	(71,006)

Income from continuing operations	243,897	155,479	118,087
Income (loss) from discontinued operations (including loss on sale of $12,114 in 2011), net of income taxes (Note 3)	(7,486)	3,315	1,253

Net income	236,411	158,794	119,340
Net loss attributable to noncontrolling interests	3,273	—	—

Net income attributable to member	$239,684	$158,794	$119,340

See accompanying notes to consolidated financial statements.

Starz, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	2011	2010	2009
Net income	$236,411	$158,794	$119,340
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments from continuing operations	(529)	1,167	4,566
Foreign currency translation adjustments from discontinued operations	(5,946)	(1,172)	(2,958)

Other comprehensive income (loss)	(6,475)	(5)	1,608

Comprehensive income	229,936	158,789	120,948
Comprehensive loss attributable to noncontrolling interests	3,447	—	—

Comprehensive income attributable to member	$233,383	$158,789	$120,948

See accompanying notes to consolidated financial statements.

Starz, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	2011	2010	2009
Operating activities:
Net income	$236,411	$158,794	$119,340
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	7,486	(3,315)	(1,253)
Phantom stock appreciation rights, long term incentive plan and stock compensation	7,078	39,468	35,142
Payments of phantom stock appreciation rights and long term incentive plan	(7,696)	(196,232)	(2,565)
Amortization of program rights	611,041	611,615	607,501
Amortization of investment in films and television programs	126,102	116,928	75,321
Depreciation and amortization	17,907	20,468	23,470
Noncash interest on debt due to affiliate	—	16,313	13,498
Deferred income taxes	37,023	52,954	18,999
Other non-cash items	11,014	2,808	5,775
Changes in assets and liabilities:
Restricted cash	(4,896)	—	—
Trade accounts receivable	(23,378)	4,338	32,052
Program rights	(554,341)	(532,566)	(552,220)
Investment in films and television programs	(213,655)	(117,035)	(140,792)
Other current assets	3,734	8,633	5,806
Other assets	(4,561)	(3,461)	1,527
Trade accounts payable	992	183	(2,777)
Accrued liabilities	2,610	12,066	(244)
Due to affiliates	89,271	(1,554)	97
Deferred revenue	6,716	5,675	(25,442)
Other liabilities	(885)	(4,941)	(1,159)

Net cash provided by operating activities	347,973	191,139	212,076

Investing activities—purchases of property and equipment	$(7,723)	$(7,099)	$(10,018)

(Continued)

Starz, LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	2011	2010	2009
Financing activities:
Borrowings of debt	$505,000	$129,343	$115,800
Payments of debt	(59,170)	(202,035)	(130,316)
Debt issuance costs	(10,191)	—	—
Borrowings under note payable due to affiliate	—	—	94,000
Payments of note payable due to affiliate	—	—	(72,173)
Contribution from affiliate	—	15,000	—
Contribution from noncontrolling owner of subsidiary	3,000	500	—
Distributions to affiliate	—	(75,221)	(65,993)
Settlement of derivative instruments	(2,863)	(6,301)	(6,920)
Restricted cash	8,226	10,300	(9,468)

Net cash provided by (used in) financing activities	444,002	(128,414)	(75,070)

Effect of exchange rate changes on cash and cash equivalents	(17)	59	243

Discontinued operations:
Net cash provided by (used in) operating activities	(2,283)	753	12,847
Net cash used in investing activities	—	(1,836)	(1,213)
Net cash provided by (used in) financing activities	3,569	(1,390)	6,664
Effect of exchange rate changes on cash and cash equivalents held by discontinued operations	40	85	92
Cash held by discontinued operations upon sale	(3,144)	—	—
Change in available cash held by discontinued operations	1,818	3,460	(4,723)

Net cash provided by discontinued operations	—	1,072	13,667

Net increase in cash and cash equivalents	784,235	56,757	140,898
Cash and cash equivalents:
Beginning of year	315,652	258,895	117,997

End of year	$1,099,887	$315,652	$258,895

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$2,679	$3,776	$13,092

Cash paid for income taxes	$44,793	$120,706	$117,694

Change in deferred tax assets due to sale of noncontrolling interest (Note 10)	$141,135	$—	$—

Contribution of notes receivable from affiliate (Note 8)	$—	$426,254	$—

Distribution of notes receivable to affiliate (Note 8)	$—	$489,134	$—

See accompanying notes to consolidated financial statements.

Starz, LLC and Subsidiaries

Consolidated Statements of Member's Interest and Noncontrolling Interests

Years Ended December 31, 2011, 2010 and 2009

(in thousands)

	Member's Interest	Notes Receivable From Affiliate	Noncontrolling Interests	Total
Balance at January 1, 2009	$1,414,943	$(489,134)	$—	$925,809
Net income	119,340	—	—	119,340
Other comprehensive income	1,608	—	—	1,608
Distributions to affiliate (Note 8)	(65,993)	—	—	(65,993)

Balance at December 31, 2009	1,469,898	(489,134)	—	980,764
Net income	158,794	—	—	158,794
Other comprehensive loss	(5)	—	—	(5)
Distributions to affiliate (Note 8)	(75,221)	—	—	(75,221)
Contribution of notes receivable from affiliate (Note 8)	426,254	—	—	426,254
Distribution of notes receivable to affiliate (Note 8)	(489,134)	489,134	—	—
Contribution from affiliate	15,000	—	—	15,000
Stock compensation	3,095	—	—	3,095
Contribution from noncontrolling owner of subsidiary	—	—	500	500

Balance at December 31, 2010	1,508,681	—	500	1,509,181
Net income (loss)	239,684	—	(3,273)	236,411
Other comprehensive loss	(6,301)	—	(174)	(6,475)
Contribution from affiliate (Note 8)	36,617	—	—	36,617
Change in deferred tax assets due to sale of noncontrolling interest (Note 10)	(141,135)	—	—	(141,135)
Stock compensation	5,352	—	150	5,502
Contribution from noncontrolling owner of subsidiary	—	—	3,000	3,000
Allocate member's interest in deficit to noncontrolling interest	8,586	—	(8,586)	—

Balance at December 31, 2011	$1,651,484	$—	$(8,383)	$1,643,101

See accompanying notes to consolidated financial statements.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

Note 1—Basis of Presentation and Description of Business

        Starz, LLC (the "Company") is a wholly-owned subsidiary of Liberty Media Corporation ("LMC") (see Note 15 for subsequent events). The Company provides premium subscription video programming to United States multichannel video distributors, including cable operators, satellite television providers and telecommunications companies. The Company also develops, produces and acquires entertainment content and distributes this content to consumers in the United States and throughout the world.

        On January 28, 2011, the Company sold a 25% interest in Starz Media Group, LLC ("Starz Media"), a previously wholly-owned subsidiary, to The Weinstein Company LLC ("TWC") for cash consideration of $3.0 million.

        In July 2010, the Company elected to shut down its majority-owned subsidiary Overture Films, LLC ("Overture Films"). Prior to its shut down, Overture Films produced, acquired and distributed motion pictures in theatres in the United States. Overture Films used third party distributors to distribute its films outside the United States to the extent it held rights to such films in international territories. Overture Films' final three films were released theatrically during the fourth quarter of 2010. The Overture Films' library of films was retained by the Company and will continue to be exploited.

        The Company is managed and organized as follows:

Starz Channels

        Starz Channels' flagship premium networks are Starz and Encore. Starz, a first-run movie service, exhibits contemporary hit movies, original series, and documentaries. Encore airs first-run movies and classic contemporary movies. The Company's third network, MoviePlex, offers a variety of library content, art house, independent films and classic movies. Starz and Encore, along with MoviePlex, air across 17 linear networks complemented by On Demand and Internet services. Starz Channels' premium networks are offered by multichannel video distributors to their subscribers either on a fixed monthly price as part of a programming tier or package or on an à-la-carte basis.

Starz Distribution

        Starz Distribution includes the Company's Home Video, Digital Media and Worldwide Distribution businesses.

Home Video

        The Company, through its majority-owned subsidiary Anchor Bay Entertainment, sells or rents DVDs (standard definition and Blu-ray™) under the Anchor Bay and Manga brands, in the United States, Canada, the United Kingdom, Australia and other international territories to the extent it has rights to such content in international territories. Anchor Bay develops and produces certain of its content and also acquires and licenses various titles from third parties. Anchor Bay also distributes other titles acquired or produced by the Company (including Overture Films' titles and Starz Channels' original programming content) and TWC's titles. These titles are sold to and distributed by regional and national retailers and other distributors, including Wal-Mart, Target, Best Buy, Ingram Entertainment, Amazon and Netflix.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 1—Basis of Presentation and Description of Business (Continued)

Digital Media

        Digital Media performs digital distribution, licensing, syndication, content and vendor partnerships for the Company's owned content and content for which it has licensed digital ancillary rights (including Overture Films' titles) in the United States and throughout the world to the extent it has rights to such content in international territories. Digital Media receives fees for such services from a wide array of partners and distributors. These range from traditional multichannel video distributors, Internet/mobile distributors, game developers/publishers and consumer electronics companies. Digital Media also distributes Starz Channel's original programming content and TWC's titles.

Worldwide Distribution

        Worldwide Distribution (previously referred to as Television) exploits the Company's owned content and content for which it has licensed ancillary rights (including Overture Films' titles) on free or pay television in the United States and throughout the world on free or pay television and other media to the extent it has rights to such content in international territories. It also distributes Starz Channels' original programming content.

Starz Animation

        The Company, through its wholly-owned subsidiary Film Roman, develops and produces two-dimensional animated content on a for-hire basis for distribution theatrically and on television for various third party entertainment companies. See also Note 3—Discontinued Operations.

Note 2—Significant Accounting Policies

Basis of Consolidation

        The accompanying consolidated financial statements include the accounts of Starz, LLC and its majority-owned and controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company considers amortization of program rights, the fair value of goodwill and any related impairment, the development of ultimate revenue estimates (as defined below under "Investment in Films and Television Programs") associated with released films, the assessment of investment in films and television programs for impairment, valuation allowances associated with deferred income taxes and allowances for sales returns to be its most significant estimates. Actual results may differ from those estimates.

Prior Period Reclassifications

        Certain prior period amounts have been reclassified for comparability with the 2011 presentation.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 2—Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less when purchased and are carried at cost, which approximates market value. Cash and cash equivalents are invested at high credit quality financial institutions. Deposits generally exceed the Federal Deposit Insurance Corporation insurance limit.

Restricted Cash

        Restricted cash currently includes amounts owed under the distribution agreement entered into with TWC (see Note 8). For the year ended December 31, 2010, restricted cash included proceeds related to the exploitation of films which were required to be utilized to repay outstanding borrowings under the Overture Facility (as defined in Note 6) and cash held in escrow for the payment of certain fees owed to a third party.

Allowance for Trade Receivables

        The allowance for trade receivables represents estimated losses which may result from the inability of customers to make required payments on trade accounts receivable and for sales returns. Allowances are based on determinations of the likelihood of recoverability of trade accounts receivable based on past experience and current trends that are expected to continue.

Program Rights

        The cost of program rights for films and television programs exhibited by Starz Channels are generally amortized on a film-by-film basis over the anticipated number of exhibitions. Starz Channels estimates the number of exhibitions based on the number of exhibitions allowed in the agreement and the expected usage of the content. Certain other program rights are amortized to expense using the straight-line method over the respective lives of the agreements. Starz Channels generally has rights to two separate windows under its output agreements. For films with multiple windows, the license fee is allocated between the first and second window based upon the proportionate estimated fair value of each window with the majority of the cost allocated to the first window. Considerable management judgment is necessary to estimate the fair value of each window.

Property and Equipment

        Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 2 to 15 years for support and distribution equipment, 4 to 10 years for furniture, fixtures and other assets and 40 years for the Company's corporate office building.

        Property and equipment is reviewed for impairment when an event or change in circumstances indicates that the asset may be impaired. If the carrying value of the asset is determined to not be recoverable and is greater than its fair value, then an impairment charge is recognized. The charge consists of the amount by which the carrying value of the asset exceeds its fair value. Fair value is estimated by considering sale prices for similar assets or by discounting estimated future cash flows

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 2—Significant Accounting Policies (Continued)

from such asset using an appropriate discount rate. Considerable management judgment is necessary to determine recoverability and to estimate the fair value of property and equipment.

Investment in Films and Television Programs

        Investment in films and television programs generally includes the cost of completed films, television programs and original productions which have been produced by Starz or for which Starz has acquired distribution rights, as well as the cost of films, television programs or original productions in production, pre-production and development. Capitalized costs include production costs, including labor, goods and services, interest and allocable overhead, acquisition of distribution rights (including cash advances paid to TWC for TWC's theatrical releases under the terms of an Anchor Bay distribution agreement—see Note 8), acquisition of story rights and the development of stories less the license fee for original productions, which have aired on the Starz linear channels on demand or on the Internet. Starz allocates the cost of its original productions between the license fee for pay television and the ancillary revenue markets (e.g. home video, digital platforms, international television, etc.) based on the estimated relative fair values of these markets. The license fee associated with original productions is reclassified to program rights when the program is aired. Investment in films and television programs is amortized using the individual-film-forecast method, whereby the costs are charged to expense and royalty, participation and residual costs are accrued based on the proportion that current revenue from the films, television programs and original productions bears to an estimate of the remaining unrecognized ultimate revenue. Ultimate revenue estimates do not exceed ten years following the date of initial release or from the date of delivery of the first episode for episodic television series. Estimates of ultimate revenue involve uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management's future revenue estimates.

        Investment in films and television programs in development or pre-production is periodically reviewed to determine whether they will ultimately be used in the production of a film or television program. Costs of films, television programs and original productions in development or pre-production are charged to expense when a project is abandoned, or generally if the film, television program or original production has not been set for production within three years from the time of the first capitalized transaction.

        Investment in films and television programs is reviewed for impairment on a title-by-title basis when an event or change in circumstances indicates that a film, television program or original production may be impaired. The estimated fair value for each title is determined using the discounted estimated future cash flow of each title. If the estimated fair value of a film, television program or original production is less than its unamortized cost, the excess of unamortized cost over the estimated fair value is charged to expense. Considerable management judgment is necessary to estimate the fair value of investment in films and television programs.

Goodwill

        Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified assets acquired. Goodwill is reviewed for impairment annually, at December 31, or more frequently if indicators of potential impairment exist. As discussed below, in

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 2—Significant Accounting Policies (Continued)

Recent Accounting Pronouncements, the Company adopted the recent accounting guidance relating to annual assessments of recoverability of goodwill and utilized a qualitative assessment for determining whether step one of the goodwill impairment analysis was necessary. In evaluating goodwill on a qualitative basis, the Company considered whether there were any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, the legal environment and how these factors might impact the company specific performance in future periods.

        If step one is necessary, the fair value of each reporting unit in which goodwill resides is compared to its carrying value. Fair value is estimated by considering sale prices for similar assets or by discounting estimated future cash flows from such asset using an appropriate discount rate. For reporting units whose carrying value exceeds the fair value, a second test is required to measure the impairment loss. In the second test, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit with any residual value being allocated to goodwill. The difference between such allocated amount and the carrying value of the goodwill is recorded as an impairment charge. Considerable management judgment is necessary to estimate the fair value of each reporting unit.

Revenue Recognition

        Programming revenue is recognized in the period during which programming is provided, pursuant to affiliation agreements. If an affiliation agreement has expired, revenue is recognized based on the terms of the expired agreement or the actual payment from the distributor, whichever is less. Payments to distributors for marketing support costs for which the Company does not receive a direct benefit are recorded as a reduction of the corresponding revenue. Certain sales incentives, including discounts and rebates, provided to distributors are accounted for as a reduction of revenue and are not significant.

        Revenue generated from the sale of DVDs is recognized, net of an allowance for estimated sales returns, on the later of the estimated receipt of the product by the customer or after any restrictions on sale lapse. At the time of the initial sale, the Company also records a provision, based on historical trends and practices, to reduce revenue for discounts and rebates provided to customers related to the sale of DVDs.

        Revenue from digital and television licensing is recognized when the film or program is complete in accordance with the terms of the arrangement, and is available for exploitation. In the event that a licensee pays the Company a nonrefundable minimum guarantee at or prior to the beginning of a license term, the Company records this amount as deferred revenue until all of the criteria for recognition are met.

        The Company recognizes revenue and related production costs related to animation services provided to customers under contract generally based on the percentage that costs incurred-to-date bear to estimated total costs to complete based upon the most recent information. Revenue recognized is proportional to the work performed-to-date under the contracts.

        Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company's participation in box office receipts.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 2—Significant Accounting Policies (Continued)

Advertising and Marketing

        Advertising and marketing costs are expensed as incurred. Certain of the Company's affiliation agreements require the Company to provide marketing support to the distributor based upon certain criteria, which are dependent on future events. Marketing support is mutually beneficial and generally cooperative advertising and marketing between the Company and its distributors. Marketing support is recorded as an expense and not a reduction of revenue when the Company has received a direct benefit and the fair value of such benefit is determinable.

Stock-Based and Other Long-term Compensation

        The Company measures the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and recognizes that cost over the period during which the employee is required to provide service (usually the vesting period of the award). The Company measures the cost of employee services received in exchange for an award of liability instruments based on the current fair value of the award and re-measures the fair value of the award at each reporting date.

        Certain current and former employees of the Company hold awards granted under the Overture Films, LLC 2006 Long-term Incentive Plan (the "Overture LTIP"). Because Overture is a privately held enterprise, the Company utilized a probability-weighted expected return method to determine the fair value of the awards and corresponding compensation expense under the Overture LTIP. The estimated value per unit was estimated based upon an analysis of probability-weighted net present values of future returns, considering each of the various future outcomes.

Income Taxes

        The Company and the majority of its wholly-owned subsidiaries are limited liability companies that are classified for U.S. federal income tax purposes as entities which are disregarded as separate from LMC. The Company is included in LMC's consolidated federal and state income tax returns. As a result of the sale of 25% of Starz Media to TWC, Starz Media is no longer consolidated for federal income tax purposes and is no longer consolidated in certain states for state income tax purposes with LMC and is now a separate taxpayer for federal purposes and in certain states. Starz Media is treated as a corporation for federal and state income tax purposes.

        The income tax provision included in these consolidated financial statements has been prepared as if the Company was a stand-alone federal and state taxpayer. Accordingly, the Company has applied the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not that such net deferred tax assets will not be realized.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 2—Significant Accounting Policies (Continued)

Collaborative Arrangements

        As part of its production and acquisition activities, the Company has entered into collaborative arrangements. A collaborative arrangement is a contractual arrangement that involves a joint operating activity. These arrangements involve two (or more) parties who are both (a) active participants in the activity and (b) exposed to significant risks and rewards dependent on the commercial success of the activity. A collaborative arrangement may provide that one participant has sole or primary responsibility for certain activities or that two or more participants have shared responsibility for certain activities. The Company records revenue and costs on a gross basis for activities for which it has been determined to be the principal and records revenue and costs on a net basis for activities for which it has been determined to be the agent. Payments made to other participants are recorded as participation expense within production and acquisition costs in the accompanying consolidated statements of operations.

Derivative Instruments and Hedging Activities

        All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings.

Fair Value of Financial Instruments

        The carrying value of cash and cash equivalents, restricted cash, trade accounts receivable, trade accounts payable, accrued liabilities and due to affiliates approximates fair value, due to their short maturity. See Note 6 for information concerning the fair value of the Company's debt instruments.

Foreign Currency Translation

        The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date and the related statements of operations are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is the only component of accumulated other comprehensive income (loss) in member's interest and noncontrolling interests and the consolidated statements of comprehensive income.

        Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in gains and losses which are reflected in the accompanying consolidated statements of operations as unrealized (based on the applicable period-end exchange rate) or realized upon settlement of the transactions.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 2—Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

        In September 2011, the Financial Accounting Standards Board amended the Accounting Standards Codification as summarized in Accounting Standards Update ("ASU") 2011-08—Intangibles—Goodwill and Other (Topic 350). ASU 2011-08 allows entities to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permissible. The Company adopted ASU 2011-08 for the year ended December 31, 2011 and evaluated goodwill on a qualitative basis. The Company does not believe that the qualitative analysis versus immediately performing a step one test had any impact on its consolidated financial statements.

Note 3—Discontinued Operations

        On March 3, 2011, the Company completed the sale of 92.5% of Starz Media Canada Co. ("Canada Co."), located in Toronto, Ontario, to a Canadian investor group and recognized a loss on the sale of $12.1 million, before a tax benefit of $3.9 million. Subsequent to the sale, the Company maintains a 7.5% ownership interest, but does not have significant involvement with the ongoing operations of Canada Co. Canada Co. develops and produces three-dimensional animated content on a for-hire basis.

        The summarized statements of operations of Canada Co. for the years ended December 31, 2011, 2010 and 2009 included in discontinued operations in the consolidated statements of operations are as follows:

	For the Years Ended December 31,
	2011	2010	2009
Revenue	$1,354	$20,623	$17,888
Operating expenses	(1,513)	(12,182)	(13,422)
Advertising and marketing	(2)	(103)	(89)
General and administrative	(114)	(1,102)	—
Depreciation	(447)	(1,773)	(2,144)

Operating income (loss)	(722)	5,463	2,233
Other income (expense)	(61)	(274)	(215)

Income (loss) before income taxes	(783)	5,189	2,018
Income tax benefit (expense)	1,500	(1,874)	(765)

Net income	$717	$3,315	$1,253

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 4—Property and Equipment, Net

        Property and equipment, net consists of the following (in thousands):

	December 31,
	2011	2010
Building and support equipment	$139,368	$133,718
Distribution equipment	95,423	94,802
Furniture, fixtures and other	15,115	15,360

	249,906	243,880
Less accumulated depreciation	(151,375)	(139,163)

	$98,531	$104,717

        The cost of satellite transponders under capital leases included in distribution equipment was $60.5 million as of December 31, 2011, and 2010, respectively. Accumulated depreciation for these transponders was $27.7 million and $23.7 million at December 31, 2011 and 2010, respectively.

Note 5—Investment in Films and Television Programs, Net

        Investment in films and television programs, net consists of the following (in thousands):

	December 31,
	2011	2010
Film costs—theatrical:
Released, less amortization	$11,876	$25,349
Film costs—television and DVD:
Released, less amortization	67,912	32,564
Completed, but not released	7,283	11,341
In production	91,570	50,182
Development and pre-production	5,301	1,265

	$183,942	$120,701

        Approximately 81% of the unamortized film costs (theatrical, television and DVD) for released films of $79.8 million at December 31, 2011 are expected to be amortized within three years. Approximately $44.8 million of the costs of Released and Completed, but not released films of $87.1 million at December 31, 2011 are expected to be amortized during the next twelve months. As a result of changes in ultimate revenue estimates, the Company recognized impairments of investment in films and television programs totaling $12.9 million, $46.6 million and $15.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. Such impairments are included in production and acquisition costs in the consolidated statements of operations.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 6—Debt

        Debt consists of the following (in thousands):

	December 31,
	2011	2010
Senior Secured Credit Facilities(a)	$505,000	$—
Transponder capital leases(b)	40,044	43,951
Overture Facility(c)	—	54,171
Other(d)	—	1,092

Total debt	545,044	99,214
Less current portion of debt	(4,129)	(58,244)

Debt	$540,915	$40,970

(a)
On November 16, 2011, the Company entered into a credit agreement that provides a $1,000 million revolving credit facility, with a $50 million sub-limit for standby letters of credit, and $500.0 million of term loans (the "Senior Secured Credit Facilities"). At closing, the Company borrowed $500 million under the term loan facility and $5 million under the revolving credit facility. The term loans are scheduled to mature $25 million in 2013, $25 million in 2014, $50 million in 2015 and the remainder on November 16, 2016.

Interest on each loan under the Senior Secured Credit Facilities is payable at either an alternate base rate or LIBOR at the Company's election. Borrowings that are alternate base rate loans will bear interest at a per annum rate equal to the alternate base rate plus a margin that varies between 0.75% and 1.75% depending on the Company's consolidated leverage ratio, as defined in the Senior Secured Credit Facilities. The alternate base rate is the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1% or (c) LIBOR for a one-month interest period plus 1%. Borrowings that are LIBOR loans will bear interest at a per annum rate equal to the applicable LIBOR plus a margin that varies between 1.75% and 2.75% depending on the Company's consolidated leverage ratio.

As of December 31, 2011, the following borrowings and related LIBOR interest rates were outstanding under the Senior Secured Credit Facilities (dollars in thousands):

	Interest Rate	Loan Amount
LIBOR period:
December 2011 - January 2012	2.5346%	$500,000
December 2011 - January 2012	2.5346%	5,000

		$505,000

(b)
The Company has entered into capital lease agreements for its transponder capacity. The agreements expire during 2018 to 2021 and have an imputed annual interest rate of 5.5%.

(c)
On January 2, 2008, Overture Films entered into a $225.0 million, five year and three month senior secured revolving credit facility (the "Overture Facility"). The Overture

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 6—Debt (Continued)

  Facility was amended effective September 15, 2010 and in April 2011, the Overture Facility was terminated and the principal and interest was paid in full.
  Overture Films used the facility to fund a portion of production and distribution costs of qualifying feature-length, theatrical motion pictures and certain working capital requirements. Proceeds received by Overture Films related to the exploitation of the feature length films generally were required to be utilized to repay borrowings under the Overture Facility. As of December 31, 2010, $7.5 million of such proceeds are included in restricted cash.
  Interest on each loan under the Overture Facility was payable at either an Alternate Base Rate plus 1.00% per annum or at LIBOR plus 2.00% per annum, at the option of Overture Films. As defined in the Overture Facility, the Alternate Base Rate was the greater of the Prime Rate, Base Certificate of Deposit Rate plus 1%, or the Federal Funds Effective Rate plus 0.5%.
  Overture Films entered into an interest rate swap arrangement effective July 1, 2008 to mitigate the risk associated with future interest payments on the Overture Facility. This swap arrangement provided for Overture Films to make fixed monthly payments at an annual rate of 3.77% and to receive variable monthly payments at a one month USD-LIBOR rate, each on notional amounts that range from $25.0 million up to a maximum amount of $125.0 million. Such swap was not designated as a hedge. In connection with the termination of the Overture Facility, this interest rate swap arrangement was terminated in April 2011 at a cost of $1.2 million. The Company recognized a loss in other expense, net of $1.2 million, $1.7 million and $2.3 million for the years ended December 31, 2011, 2010 and 2009, respectively, related to this interest rate swap based on changes in the fair value of the swap.

(d)
Other debt consisted of a leasehold improvement loan which was repaid in full in 2011.

        Debt maturities for the next five years and thereafter are as follows (in thousands):

2012	$6,228
2013	31,228
2014	31,228
2015	56,228
2016	411,228
Thereafter	18,574

Total minimum payments	554,714
Less: amounts representing interest	(9,670)

Present value of debt payments	545,044
Less: current portion of debt obligations	(4,129)

Long-term portion of debt obligations	$540,915

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 6—Debt (Continued)

        The Company believes the fair value of debt approximates its carrying value as of December 31, 2011 due to its variable rate nature and the Company's stable credit spread.

        Amounts totaling $2.0 million, $2.0 million and $1.8 million in interest costs have been capitalized as investment in films and television programs during the years ended December 31, 2011, 2010 and 2009, respectively.

Note 7—Accrued Liabilities

        Accrued liabilities consist of the following (in thousands):

	December 31,
	2011	2010
Royalties, residuals and participations	$46,692	$51,238
Royalties, residuals and participations payable to TWC	56,201	—
Program rights payable	65,600	49,900
Advertising and marketing	39,381	34,037
Payroll and related costs	22,380	24,165
Other	40,042	24,376

	$270,296	$183,716

        Approximately 70% of accrued royalties, participations and residuals of $46.7 million at December 31, 2011 are expected to be paid during the next twelve months.

Note 8—Related Party Transactions

Due to Affiliates

        The Company participates in LMC's employee benefit plans (medical, dental, life insurance, 401(k), etc.). Charges from LMC related to these benefits and other miscellaneous charges are included in general and administrative expenses in the accompanying consolidated statements of operations and aggregated $12.4 million, $12.8 million and $13.3 million for the years ended December 31, 2011, 2010 and 2009, respectively. Such amounts are invoiced by LMC on a monthly basis and are due upon receipt of the invoice by the Company. Amounts due to affiliate for such charges total $3.6 million and $0.7 million as of December 31, 2011 and 2010, respectively.

        Due to affiliates at December 31, 2011 also includes $50.2 million for amounts owed to LMC for income tax obligations.

Contributions from (Distributions to) Affiliate

        The Company is a single member LLC, which is treated as an entity that is disregarded as being separate from LMC for U.S. federal income tax purposes. As such, the Company is included in the consolidated federal and state income tax returns of LMC. Prior to 2011, the Company's subsidiary Starz Media was subject to a separate tax sharing agreement with LMC. As a result, the tax benefits of losses generated by Starz Media were not included in the calculation of the Company's tax obligation

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 8—Related Party Transactions (Continued)

to LMC. Accordingly, the Company's tax payments to LMC prior to 2011 were in excess of what the Company's consolidated tax obligation would have been if Starz Media was included in the tax calculation and such excess payments are reflected as distributions to affiliate in the accompanying consolidated statements of cash flows and consolidated statements of member's interest and noncontrolling interests.

        As a result of the sale of the 25% interest to TWC in January 2011, Starz Media is now a separate taxpayer for federal purposes and in certain states. During the year ended December 31, 2011, the Company's tax liability to LMC was reduced by $36.6 million due to the overpayment of 2010 tax sharing obligations which were treated as a distribution to affiliate in 2010. Such reduction is reflected as a contribution from affiliate in the accompanying consolidated statement of member's interest and noncontrolling interests.

        During 2006, the Company entered into two notes receivable totaling $489.1 million with Liberty Media LLC, a wholly-owned subsidiary of LMC. Such notes were classified in member's interest. The Company distributed the notes receivable to Liberty Media LLC on September 30, 2010 in connection with a corporate reorganization. The Company did not recognize interest on the notes receivable.

Note Payable due to Affiliate

        On December 28, 2006, Starz Media, LLC, a wholly-owned subsidiary of Starz Media, entered into a note agreement with Liberty Media LLC, a wholly-owned subsidiary of LMC, to fund the operating needs of Starz Media, LLC. Such note bears interest at a rate of LIBOR plus 4.0%. On September 30, 2010, Liberty Media LLC contributed its receivable under the note agreement to the Company in connection with a corporate reorganization. As such, the note is eliminated in consolidation effective September 30, 2010. See Note 6 for interest capitalized as investment in films and television programs. Such note agreement was cancelled on October 1, 2011.

        On March 30, 2009, Starz Entertainment, LLC ("Starz Entertainment"), a direct wholly-owned subsidiary of the Company paid in full all outstanding principal and interest under a subordinated note payable to LMC. The note charged interest at a 3 month LIBOR plus 2.75%, compounded quarterly. Interest expense related to the LMC note payable was none, none and $0.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Mezzanine Debt due to Affiliate

        On January 2, 2008, Overture Films entered into a $50.0 million, six year secured term credit facility (the "Overture Mezzanine Debt") with Liberty Media LLC. The Overture Mezzanine Debt was used to fund certain costs and working capital associated with the production or acquisition of theatrical films. The Overture Mezzanine Debt, as amended, is subordinated to the Overture Facility. On September 30, 2010, Liberty Media LLC contributed its receivable under the Overture Mezzanine Debt to the Company in connection with a corporate restructuring. As such, the Overture Mezzanine Debt is eliminated in consolidation effective September 30, 2010. Interest on each loan under the Overture Mezzanine Debt is payable at LIBOR plus 10.00% per annum. See Note 6 for interest capitalized as investment in films and television programs.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 8—Related Party Transactions (Continued)

Related Party

        As discussed previously, on January 28, 2011, the Company sold a 25% interest in Starz Media to TWC. In December 2010, Anchor Bay entered into a five-year license agreement with TWC for the distribution, by Home Video and Digital Media, of certain of TWC's theatrical releases. The Company recognized participation expense of $72.1 million, which is included in production and acquisition costs in the accompanying statement of operations, for TWC's share of the net proceeds under the license agreement, for the year ended December 31, 2011. The Company's accrued advances payable to TWC totaled $56.2 million, which is included in accrued liabilities in the accompanying consolidated balance sheet, at December 31, 2011.

Note 9—Phantom Stock Appreciation Rights, Long Term Incentive Plan and Stock Options

        PSARs—The Company had fully vested outstanding Phantom Stock Appreciations Rights ("PSAR") held by its founder and former chief executive officer. Effective September 30, 2009, the founder and former chief executive officer elected to exercise all of his remaining PSARs. In December 2010, the Company paid $149.6 million in cash to settle the PSARs which was determined by a valuation process as described in the PSAR agreement. Prior to this valuation process, the value of the PSARs was based on the estimated fair value of Starz Entertainment, as adjusted for certain assets and liabilities as defined, utilizing a discounted cash flow model. The Company recognized none, $33.7 million and $4.7 million of compensation expense during the years ended December 31, 2011, 2010 and 2009, respectively, related to these PSARs.

        Long Term Incentive Plan—The Company granted incentive units to certain officers and key employees ("Plan Participants") under the 2006 long term incentive plan ("2006 LTIP"). Such grants vest over a period of four years. Compensation under the 2006 LTIP is computed based on the vested percentage of units granted and a formula based on a multiple of earnings before interest, taxes, depreciation and amortization, adjusted for certain net assets or liabilities of the Company, as defined. During 2010, the Company amended the LTIP to freeze the value of the 2006 LTIP units at the value calculated as of December 31, 2009. All amounts accrued under the 2006 LTIP are payable in cash, LMC common stock or a combination thereof at specified dates through 2013.

        The Company recognized $0.2 million, $3.1 million and $32.5 million during the years ended December 31, 2011, 2010 and 2009, respectively of compensation expense related to the 2006 LTIP. During the years ended December 31, 2011 and 2010, the Company made payments of $7.7 million and $46.6 million, respectively, to certain Plan Participants under the 2006 LTIP. The Company has accrued $36.6 million as of December 31, 2011 related to the 2006 LTIP.

        Stock Options—Pursuant to a LMC incentive plan, LMC has granted to certain of the Company's employees Liberty Starz stock options and Liberty Starz restricted stock. In November 2011, LMC exchanged each share of outstanding Liberty Starz common stock for 0.88129 shares of Liberty Media Corporation's Liberty Capital common stock ("LMCA"). The outstanding Liberty Starz restricted stock was also exchanged for LMCA restricted stock using the same ratio, and an adjustment was made to the strike price, as applicable, using the same ratio. The exchange of stock options and restricted stock was considered a modification of the previous award, however, the impact to compensation expense was not significant.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 9—Phantom Stock Appreciation Rights, Long Term Incentive Plan and Stock Options (Continued)

        The Company recognized $6.9 million, $4.3 million and none during the years ended December 31, 2011, 2010 and 2009, respectively of compensation expense related to vested stock options and restricted stock. As of December 31, 2011, the total unrecognized compensation cost related to the unvested stock options and restricted stock was approximately $21.3 million. Such amount will be recognized in the Company's consolidated statements of operations over a weighted average period of approximately three years.

        The historical awards granted in 2011, 2010 and 2009 are summarized as follows:

	Options Granted	Weighted Average Grant-Date Fair Value
2011 Awards:
Stock options—LMCA	100,000	$32.60
Stock options—Series A Liberty Starz Common Stock	496,000	$21.36
Restricted stock—Series A Liberty Starz Common Stock	11,655	$77.52
2010 Awards:
Stock options—Series A Liberty Starz Common Stock	208,500	$16.17
Restricted stock—Series A Liberty Starz Common Stock	—	—
2009 Awards:
Stock options—Series A Liberty Starz Common Stock	600,000	$15.96
Restricted stock—Series A Liberty Starz Common Stock	100,000	$47.29

        The 2011 and 2010 stock option awards vest quarterly over a 4 year period and have a term of 7 years. The 2009 stock option awards vest 50% on each of December 31, 2012 and 2013 and have a term of 10 years. The Company calculates the grant-date fair value for the stock options using the Black-Scholes Model. The expected term used in the Black-Scholes calculation was 4.40 years for the 2011 awards, 4.56 years for the 2010 awards and 6.75 years for the 2009 awards. The expected volatility was 31.9% for the Liberty Starz grants and 54.2% for the LMCA grants for the 2011 awards and 33.63% for the 2010 and 2009 awards. The expected volatility used in the calculation for the awards is based on the historical volatility of LMC's Starz and Capital tracking stocks and the implied volatility of LMC's publicly traded options. The Company uses a zero dividend rate as the Company has not historically declared dividends and a range of risk-free rates of 0.7% to 1.9% for the 2011 awards, 2.2% to 2.4% for the 2010 awards and 2.9% for the 2009 awards which are derived from U.S. Treasury Bonds with a term similar to that of the subject options. The grant-date fair value of the 2011 outstanding restricted shares of 11,655 was based on the market value of the Series A Liberty Starz common stock at the grant date of $77.52 per share. The grant-date fair value of the 2009 outstanding restricted shares of 100,000 was based on the market value of the Series A Liberty Starz common stock at the grant date of $47.29 per share. The 2011 grant of restricted shares vest annually over three years. The 2009 grant of restricted shares vest 50% on each of December 31, 2012 and 2013.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 9—Phantom Stock Appreciation Rights, Long Term Incentive Plan and Stock Options (Continued)

        The following table presents the number and weighted average exercise price ("WAEP") of the historical Liberty Starz stock options prior to the conversion in November 2011 to LMCA stock options:

	Options	WAEP
Outstanding at January 1, 2009	—	$—
Granted	600,000	$61.53
Exercised	—	$—
Forfeited	—	$—
Expired/cancelled	—	$—

Outstanding at December 31, 2009	600,000	$61.53
Granted	208,500	$51.04
Exercised	(3,310)	$51.03
Forfeited	(10,439)	$51.03
Expired/cancelled	—	$—

Outstanding at December 31, 2010	794,751	$59.41
Granted	496,000	$72.92
Exercised	(8,683)	$52.63
Forfeited	(31,626)	$64.78
Expired/cancelled	—	$—
Liberty Starz conversion to LMCA	(1,250,442)	$57.56

Outstanding at December 31, 2011	—	$—

        The following table presents the number and WAEP of LMCA stock options after the conversion from Liberty Starz stock options in November 2011:

	Options	WAEP
Outstanding at December 31, 2010	—	$—
Liberty Starz conversion to LMCA	1,101,922	$65.31
Granted	100,000	$73.45
Exercised	(275)	$57.90
Forfeited	—	$—
Expired/cancelled	—	$—

Outstanding at December 31, 2011	1,201,647	$65.99

Exercisable at December 31, 2011	140,935	$71.44

        At December 31, 2011 the weighted-average remaining contractual term of the outstanding options is 6.9 years and the exercisable options is 5.7 years.

        Overture Long Term Incentive Plan—In November 2006, the Company established the Overture LTIP to provide long term compensation to secure loyal and continued services and promote

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 9—Phantom Stock Appreciation Rights, Long Term Incentive Plan and Stock Options (Continued)

profitability and efficiency within Overture Films. As previously noted, the Company ceased operations at Overture Films in July 2010. The Company has determined that the units have no value due to the valuation of Overture Films at the time it ceased operations and in the year ended December 31, 2010 eliminated the previously recorded liability of $1.6 million. The Company recognized credits to compensation expense related to the Overture LTIP of none, $1.6 million and $2.1 million during the years ended December 31, 2011, 2010 and 2009, respectively.

        The awards granted under the Overture LTIP consist of units (percentage interests) that participate in the underlying value of Overture Films (if any) as of June 30, 2012 based on a calculation specified in the Overture LTIP. The awards qualify for liability treatment under GAAP as the awards may be settled, at the discretion of the Committee, in either cash or stock of Overture Films or stock of an affiliate of Overture Films as further defined in the Overture LTIP and the intention of the Company to settle these in cash. The value attributed to the awards was reviewed at each reporting date and the corresponding liability associated with the awards (if any) was adjusted.

        The following table summarizes information about unit transactions of the Overture LTIP (dollars in thousands):

	Units	Fair Value
Outstanding at December 31, 2008	14.54	$9,694
Granted	—	$—
Forfeited	(0.30)	$55
Expired/cancelled	—	$—

Outstanding at December 31, 2009	14.24	$2,582
Granted	—	$—
Forfeited	—	$—
Expired/cancelled	—	$—

Outstanding at December 31, 2010	14.24	$—
Granted	—	$—
Forfeited	—	$—
Expired/cancelled	—	$—

Outstanding at December 31, 2011	14.24	$—

Exercisable at December 31, 2011	—	$—

Note 10—Income Taxes

        The Company is a single member LLC, which is treated as a disregarded entity for U.S. federal income tax purposes. As such, it is included in the consolidated federal and state income tax returns of LMC. The income tax accounts and provision included in these consolidated financial statements have been prepared as if the Company was a stand-alone federal and state taxpayer.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 10—Income Taxes (Continued)

        Income tax expense consists of the following (in thousands):

	Years ended December 31,
	2011	2010	2009
Current:
Federal	$122,505	$38,117	$43,184
State and local	10,018	2,715	6,191
Foreign	2,643	4,978	2,632

	135,166	45,810	52,007

Deferred:
Federal	34,423	48,590	17,620
State and local	2,600	4,364	1,379

	37,023	52,954	18,999

Income tax expense	$172,189	$98,764	$71,006

        Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following (in thousands):

	Years ended December 31,
	2011	2010	2009
Computed expected tax expense	$145,630	$88,985	$66,182
State and local income taxes, net of federal income taxes	8,000	4,168	(1,059)
Foreign taxes, net of foreign tax credit	1,024	(563)	(381)
Disposal of consolidated subsidiary	—	—	(3,747)
Change in valuation allowance affecting tax expense	(223,992)	5,974	98,413
Expiration of capital loss	241,934	—	—
Reversal of tax contingency reserve	—	—	(88,550)
Other, net	(407)	200	148

Income tax expense	$172,189	$98,764	$71,006

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 10—Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 are presented below (in thousands):

	December 31,
	2011	2010
Deferred tax assets:
Tax loss and credit carryforwards	$56,682	$267,581
Goodwill and other intangible assets	—	137,713
Accrued stock compensation	19,301	19,788
Investments	6,747	8,989
Deferred revenue	1,588	2,672
Other future deductible amounts	24,752	10,946

Deferred tax assets	109,070	447,689
Valuation allowance	(78,141)	(267,581)

Deferred tax assets, net	30,929	180,108

Deferred tax liability:
Property and equipment	(23,070)	(19,508)
Intangible assets	(8,053)	—

Deferred tax liabilities	(31,123)	(19,508)

Net deferred tax assets (liabilities)	$(194)	$160,600

        The Company's ability to utilize its foreign income tax credit carryforwards is dependent on the Company generating foreign-source taxable income. Based on management's assessment of projected foreign source taxable income and available tax planning strategies, the Company does not believe that it is more likely than not that it will utilize the foreign income tax credit carryforward deferred tax asset. As such, the Company has recorded a valuation allowance of $15.1 million and $17.8 million related to those credit carryforwards as of December 31, 2011 and 2010, respectively.

        The Company has generated net operating losses in certain foreign and state jurisdictions in which the Company operates. Because the Company's ability to utilize these losses is dependent on it generating future taxable income in these jurisdictions, the Company does not believe that it is more likely than not that it will utilize these losses. As such, the Company has recorded a valuation allowance of $5.9 million and $7.0 million related to those foreign and state net operating losses as of December 31, 2011 and 2010, respectively.

        The Company has a capital loss carryforward deferred tax asset of $35.7 million and $242.8 million as of December 31, 2011 and 2010, respectively, that the Company does not believe that it is more likely than not that it will utilize. During the year ended December 31, 2011, the capital loss carryforward totaling $241.9 million related to the sale of a certain investment expired as the Company was unable to utilize such capital loss. As such, the Company has recorded a valuation allowance of $35.7 million and $242.8 million related to these capital loss carryforwards as of December 31, 2011 and 2010, respectively.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 10—Income Taxes (Continued)

        As a result of the sale of 25% of Starz Media to TWC, Starz Media is no longer consolidated for federal income tax purposes and is no longer consolidated in certain states for state income tax purposes with Starz, LLC and is now a separate taxpayer for federal purposes and in certain states. Starz Media is treated as a corporation for federal and state income tax purposes. Starz Media has a deferred tax asset related to deductible temporary differences. Because Starz Media is now a separate taxpayer for federal purposes and in certain states, the Company does not believe that it is more likely than not that Starz Media will realize this deferred tax asset. As such, the Company recorded a valuation allowance of $21.5 million related to these deductible temporary differences during the year ended December 31, 2011.

        During 2011, the Company decreased its valuation allowance by $189.4 million, the components of which are as follows (in thousands):

	Income Tax Expense	Member's Interest	Other Comprehensive Income	Total
Foreign tax credits	$1,819	$(4,536)	$—	$(2,717)
Net operating losses—foreign and state	(1,122)	—	—	(1,122)
Expiration of capital loss	(241,934)	—	—	(241,934)
Capital loss carryforward	—	(870)	—	(870)
Capital loss carryforward due to sale of 25% of Starz Media	—	35,744	—	35,744
Deductible temporary differences	17,245	—	4,214	21,459

Total	$(223,992)	$30,338	$4,214	$(189,440)

        The sale of the 25% interest in Starz Media resulted in net direct tax effects of $141.1 million which have been reflected as a reduction of member's interest. These direct tax effects include a $141.1 million reduction to the net deferred tax assets of Starz Media, a $35.7 million increase to the capital loss carryforward deferred tax asset and a $35.7 million increase to the valuation allowance. The benefit of the tax basis in the remaining 75% interest in Starz Media has not been reflected in the Company's deferred taxes because the Company does not currently expect to realize this tax basis in the foreseeable future.

Note 11—Commitments and Contingencies

Programming Rights

        In March 2010, the Company entered into a new, exclusive long-term licensing agreement for theatrically released films from the Walt Disney Company ("Disney") studios through 2015. The previous output agreement was set to run through 2012 releases. The new agreement provides the Company with exclusive pay TV rights to exhibit qualifying theatrically released live-action and animated feature films from Walt Disney Pictures, Walt Disney Animation Studios, Disney-Pixar, Touchstone Pictures, Marvel Entertainment and Hollywood Pictures labels. Theatrically released films from DreamWorks Studios and Miramax Films will not be licensed to the Company under the new agreement. In addition, the Company is obligated to pay programming fees for all qualifying films that

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 11—Commitments and Contingencies (Continued)

are released theatrically in the United States by Sony's Columbia Pictures, Screen Gems and Sony Pictures Classics ("Sony") through 2016, subject to certain limitations. The Company has also entered into agreements with a number of other motion picture producers and is obligated to pay fees for the rights to exhibit certain films that are released by these producers. The programming fees to be paid by the Company are based on the quantity and domestic theatrical exhibition receipts of qualifying films.

        The unpaid balance for film rights related to films that were available at December 31, 2011 is reflected in accrued liabilities and in other liabilities in the accompanying consolidated balance sheets. As of December 31, 2011, such liabilities aggregated approximately $67.7 million and are payable as follows: $65.6 million in 2011 and $2.1 million in 2012.

        Under the above output agreements, the Company is obligated to pay fees for the rights to exhibit films that have been released theatrically, but are not available for exhibition by the Company until some future date. In addition, the Company has agreed to pay Sony (i) $142.5 million in three remaining equal annual installments through 2014, and (ii) a total of $120 million in three equal annual installments beginning in 2015 for the new output agreement. The estimated amounts payable under these agreements, which have not been accrued as of December 31, 2011, are as follows: $377.5 million in 2012; $127.4 million in 2013; $72.9 million in 2014; $58.4 million in 2015; $51.3 million in 2016 and $58.5 million thereafter.

        The Company is also obligated to pay fees for films that have not yet been released in theatres. The Company is unable to estimate the amounts to be paid under these output agreements for films that have not yet been released in theatres; however, such amounts are expected to be significant.

        Total amortization of program rights was $611.0 million, $611.6 million and $607.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. These amounts are included in programming costs in the accompanying consolidated statements of operations.

Operating Leases

        The Company leases office facilities, back-up transponder capacity, and certain other equipment under operating lease arrangements. Rental expense under such arrangements amounted to $6.6 million, $7.9 million and $9.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Such amounts are included in operating expenses and general and administrative expenses in the accompanying consolidated statements of operations.

        The future minimum payments under noncancelable operating leases, net of subleases, at December 31, 2011 are as follows (in thousands):

2012	$5,487
2013	6,000
2014	5,474
2015	4,964
2016	3,709
Thereafter	2,480

$28,114

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 11—Commitments and Contingencies (Continued)

Foreign Currency Hedge Contracts

        The Company has entered into foreign currency hedge contracts to manage its foreign currency risk in connection with certain original programming series produced in New Zealand. The Company has committed to pay US$48.6 million for NZD59.7 million during 2012.

Guarantees

        Canada Co. entered into an agreement with the Ontario government whereby Canada Co. is eligible to receive funds under the Canadian Next Generation of Jobs Fund Grant ("NGOJF") through the termination date of March 31, 2014. The maximum amount of the grant available and the guarantee is $23.0 million. Starz Entertainment entered into a guarantee for any amounts owed to the Ontario government under the grant if Canada Co. does not meet its obligations. The Ontario government can demand payment from the Company if Canada Co. does not perform any of its obligations. The maximum potential amount payable under the guarantee is $8.0 million at December 31, 2011 and the Company has accrued $6.4 million related to this guarantee in accrued liabilities in the accompanying consolidated balance sheet as of December 31, 2011.

        As discussed in Note 3, the Company sold its controlling interest in Canada Co. on March 3, 2011. The terms of the guarantee have not changed.

        Starz Entertainment is the guarantor on two noncancelable operating leases in which an affiliate within each of the Starz Distribution and Starz Animation businesses is the tenant. The maximum potential amount payable under these guarantees is $17.0 million at December 31, 2011. Starz Entertainment does not currently expect to have to perform under these obligations. The leases expire in 2014 and 2016.

Legal Proceedings

        On March 9, 2011, the Company notified DISH Network L.L.C. ("DISH") that it breached the affiliation agreement with the Company by providing a free preview for one year of eight of the Starz and Encore channels to a substantial number of DISH customers without Starz's written approval. On May 3, 2011, the Company filed a lawsuit against DISH alleging that DISH breached its affiliation agreement with the Company in connection with such free preview, and on May 20, 2011, Disney Enterprises, Inc. filed a lawsuit against DISH in connection with the same free preview. DISH filed a counterclaim against the Company in the first lawsuit, seeking indemnification from the Company against Disney in the second lawsuit. In addition, on July 29, 2011, FX Networks filed a separate lawsuit against DISH and the Company in connection with the same free preview. The resolution of these matters and its potential impact on the Company is uncertain at this time.

        In the normal course of business, the Company is subject to lawsuits and other claims. While it is not possible to predict the outcome of these matters, it is the opinion of management, based upon consultation with legal counsel, that the ultimate disposition of known proceedings, other than as discussed above, will not have a material adverse impact on our consolidated financial position, results of operations or liquidity.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 12—Other Information

Goodwill

        There were no changes in the carrying amount of goodwill, all of which relates to Starz Channels', during the years ended December 31, 2011 and 2010. As of December 31, 2011, the accumulated impairment loss was $1,722.1 million, of which $1,396.7 million relates to Starz Channels, $322.2 million to Starz Distribution and $3.2 million to Starz Animation.

Advertising and Marketing

        The Company's total advertising costs were $109.2 million, $147.4 million and $199.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. Total marketing costs were $23.0 million, $28.0 million and $29.6 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Foreign Currency Translation

        Accumulated foreign currency translation adjustments, net of income taxes, included in the consolidated statements of member's interest and noncontrolling interests totaled $4.4 million and ($0.5) million as of December 31, 2011 and 2010, respectively.

Major Customers and Suppliers

        Two Starz Channels' customers accounted for 21% and 15% of the Company's total revenue for the year ended December 31, 2011. Two Starz Channels' customers accounted for 20% and 15% of the Company's total revenue for the year ended December 31, 2010. Two Starz Channels' customers accounted for 20% and 16% of the Company's total revenue for the year ended December 31, 2009. There were no other customers that accounted for more than 10% of revenue in any year. These customers accounted for 41% and 38% of trade accounts receivable as of December 31, 2011 and 2010, respectively. Services are provided to these customers pursuant to affiliation agreements with varying terms.

        As discussed in Note 11, the Company has entered into agreements to license theatrically released films for our premium movie networks from studios owned by Disney (through 2015) and Sony (through 2016). Films are available to the Company for exhibition generally 8-12 months after their theatrical release.

        In July 2010, Anchor Bay outsourced substantially all of its home video distribution services, including DVD manufacturing and distribution to Twentieth Century Fox Home Entertainment LLC. The term of the distribution agreement is from July 1, 2010 through June 30, 2015. Previously, Anchor Bay had outsourced substantially all of its home video distribution services, including DVD manufacturing and distribution, to Sony Pictures Home Entertainment, Inc.

Foreign Operations

        Revenue generated outside of the United States represented 4%, 4% and 3% of consolidated revenue for each of the years ended December 31, 2011, 2010 and 2009, respectively. Net long-lived

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 12—Other Information (Continued)

assets outside the United States were none and $4.3 million as of December 31, 2011 and 2010, respectively, and in 2010 related entirely to discontinued operations as discussed in Note 3.

Note 13—Information about Operating Segments

        The Company is primarily engaged in video programming and development, production, acquisition and distribution of entertainment content. The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as Adjusted OIBDA. Adjusted OIBDA is defined as revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, advertising and marketing costs and general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate the operating segments and make decisions about allocating resources among the operating segments. The Company believes Adjusted OIBDA is an important indicator of the operational strength and performance of its operating segments, including each operating segment's ability to service debt and fund investment in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes phantom stock appreciation rights, long term incentive plan and stock compensation and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income from continuing operations before income taxes, net income, net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        The Company's reportable segments are strategic business units that offer different services. They are managed separately because each segment requires different technologies, content delivery methods and marketing strategies. The Company identifies its reportable segments as those operating segments that represent 10% or more of its consolidated annual revenue, annual Adjusted OIBDA or total assets. Starz Channels and Starz Distribution have been identified as reportable segments; however as the Company has only three operating segments, Starz Animation is also reported.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 13—Information about Operating Segments (Continued)

        Performance Measures (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Revenue:
Starz Channels	$1,269,924	$1,224,136	$1,188,901
Starz Distribution	310,927	367,477	306,332
Starz Animation	45,273	50,007	48,095
Inter-segment eliminations	(12,091)	(36,283)	(20,731)

Total Revenue	$1,614,033	$1,605,337	$1,522,597

Adjusted OIBDA:
Starz Channels	$427,689	$416,390	$396,499
Starz Distribution	4,567	(66,182)	(107,533)
Starz Animation	(850)	(2,419)	(744)
Inter-segment eliminations	18,182	(12,136)	(8,610)

Total Adjusted OIBDA	$449,588	$335,653	$279,612

        Other Information (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Capitalized production and development spend:
Starz Channels	$144,494	$64,573	$78,953
Starz Distribution	69,161	52,462	61,839
Starz Animation	—	—	—
Inter-segment eliminations	—	—	—

Total capitalized production and development spend	$213,655	$117,035	$140,792

	December 31,
	2011	2010
Total assets
Starz Channels	$2,357,580	$1,616,653
Starz Distribution	162,659	135,958
Starz Animation	5,320	8,172
Other unallocated assets (primarily cash, deferred taxes and other assets)	136,753	169,747
Inter-segment eliminations	(59,137)	(37,528)

Total assets	$2,603,175	$1,893,002

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 13—Information about Operating Segments (Continued)

        The following table provides a reconciliation of Adjusted OIBDA to income from continuing operations before income taxes (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Consolidated Adjusted OIBDA	$449,588	$335,653	$279,612
Phantom stock appreciation rights, long term incentive plan and stock compensation	(7,078)	(39,468)	(35,142)
Depreciation and amortization	(17,907)	(20,468)	(23,470)
Interest expense, including amounts due to affiliate, net of amounts capitalized	(5,012)	(20,932)	(27,188)
Other expense, net	(3,505)	(542)	(4,719)

Income from continuing operations before income taxes	$416,086	$254,243	$189,093

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information

        As discussed in Note 15—Subsequent Events, Starz, LLC and Starz Finance Corp, a wholly-owned subsidiary of the Company which was incorporated in August of 2012, co-issued the Senior Notes (as defined in Note 15) which are fully and unconditionally guaranteed by Starz Entertainment. Starz Media, Film Roman and other immaterial subsidiaries of the Company ("Starz Media and Other Businesses") are not guarantors of the Senior Notes.

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

        The following tables set forth the consolidating financial information of the Company, which includes the financial information of Starz Entertainment, the guarantor:

Consolidating Balance Sheet Information—As of December 31, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Assets
Current assets:
Cash and cash equivalents	$965,400	$125,261	$9,226	$—	$1,099,887
Restricted cash	—	—	4,896	—	4,896
Trade accounts receivable, net	204,457	—	36,865	(296)	241,026
Program rights	446,995	—	—	(5,141)	441,854
Deferred income taxes	8,616	1,498	—	—	10,114
Notes receivable from affiliates	38,352	—	—	(38,352)	—
Other current assets	18,961	—	12,375	—	31,336

Total current assets	1,682,781	126,759	63,362	(43,789)	1,829,113
Program rights	325,473	—	—	(5,477)	319,996
Property and equipment, net	95,968	—	2,563	—	98,531
Investment in films and television programs, net	106,720	—	77,222	—	183,942
Goodwill	131,760	—	—	—	131,760
Other assets, net	14,878	9,938	24,888	(9,871)	39,833
Investment in consolidated subsidiaries	—	1,619,020	—	(1,619,020)	—

Total assets	$2,357,580	$1,755,717	$168,035	$(1,678,157)	$2,603,175

Liabilities and Member's Interest (Deficit) and Noncontrolling Interests
Current liabilities:
Current portion of debt	$4,129	$—	$—	$—	$4,129
Trade accounts payable	6,509	—	2,181	—	8,690
Accrued liabilities	137,085	938	140,433	(8,160)	270,296
Accrued compensation related to long term incentive plan	33,854	—	—	—	33,854
Notes payable due to affiliate	—	—	38,352	(38,352)	—
Due to (from) affiliates	427,650	(377,255)	—	3,441	53,836
Deferred revenue	16,888	—	9,846	—	26,734

Total current liabilities	626,115	(376,317)	190,812	(43,071)	397,539
Accrued long term incentive plan	2,751	—	—	—	2,751
Debt	540,915	505,000	—	(505,000)	540,915
Deferred income taxes	28,473	(16,067)	—	(2,098)	10,308
Other liabilities	4,510	—	9,443	(5,392)	8,561

Total liabilities	1,202,764	112,616	200,255	(555,561)	960,074
Member's interest (deficit)	1,154,816	1,651,484	(32,195)	(1,122,621)	1,651,484
Noncontrolling interests in subsidiaries	—	(8,383)	(25)	25	(8,383)

Total member's interest (deficit) and noncontrolling interests	1,154,816	1,643,101	(32,220)	(1,122,596)	1,643,101

Total liabilities and member's interest (deficit) and noncontrolling interests	$2,357,580	$1,755,717	$168,035	$(1,678,157)	$2,603,175

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Balance Sheet Information—As of December 31, 2010

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Assets
Current assets:
Cash and cash equivalents	$306,157	$—	$9,495	$—	$315,652
Restricted cash	—	—	8,226	—	8,226
Trade accounts receivable, net	211,706	—	18,572	(5,937)	224,341
Program rights	433,963	—	—	(22,797)	411,166
Deferred income taxes	3,805	3,674	—	—	7,479
Due from (to) affiliate	25,999	(25,999)	—	—	—
Notes receivable from affiliates	7,475	—	—	(7,475)	—
Other current assets	4,849	—	13,984	—	18,833
Assets of discontinued operations	—	—	14,511	—	14,511

Total current assets	993,954	(22,325)	64,788	(36,209)	1,000,208
Program rights	327,625	—	—	(4,714)	322,911
Property and equipment, net	101,171	—	3,546	—	104,717
Investment in films and television programs, net	57,007	—	63,827	(133)	120,701
Deferred income taxes	4,488	145,105	—	3,528	153,121
Goodwill	131,760	—	—	—	131,760
Other assets, net	648	—	29,969	—	30,617
Investment in consolidated subsidiaries	3,528	1,395,683	—	(1,399,211)	—
Assets of discontinued operations	—	—	28,967	—	28,967

Total assets	$1,620,181	$1,518,463	$191,097	$(1,436,739)	$1,893,002

Liabilities and Member's Interest and Noncontrolling Interest
Current liabilities:
Current portion of debt	$3,908	$—	$54,336	$—	$58,244
Trade accounts payable	5,627	—	2,071	—	7,698
Accrued liabilities	106,713	(13)	82,388	(5,372)	183,716
Accrued compensation related to long term incentive plan	6,655	—	—	—	6,655
Notes payable due to affiliate	—	—	7,475	(7,475)	—
Due to (from) affiliates	—	9,295	(116)	(8,492)	687
Deferred revenue	16,127	—	15,015	(5,409)	25,733
Liabilities of discontinued operations	—	—	13,248	—	13,248

Total current liabilities	139,030	9,282	174,417	(26,748)	295,981
Accrued long term incentive plan	37,458	—	—	—	37,458
Debt	40,043	—	927	—	40,970
Other liabilities	5,065	—	3,241	—	8,306
Liabilities of discontinued operations	—	—	1,106	—	1,106

Total liabilities	221,596	9,282	179,691	(26,748)	383,821
Member's interest	1,398,585	1,508,681	10,906	(1,409,491)	1,508,681
Noncontrolling interest in subsidiary	—	500	500	(500)	500

Total member's interest and noncontrolling interest	1,398,585	1,509,181	11,406	(1,409,991)	1,509,181

Total liabilities and member's interest and noncontrolling interest	$1,620,181	$1,518,463	$191,097	$(1,436,739)	$1,893,002

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Operations Information—For the Year Ended December 31, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Revenue:
Programming networks and other services	$1,287,826	$—	$98,416	$(14,101)	$1,372,141
Home video net sales	27,389	—	219,981	(5,478)	241,892

Total revenue	1,315,215	—	318,397	(19,579)	1,614,033
Costs and expenses:
Programming costs (including amortization)	672,525	—	—	(21,276)	651,249
Production and acquisition costs (including amortization)	23,938	—	136,161	(1,310)	158,789
Home video cost of sales	14,296	—	53,622	(5,478)	62,440
Operating expenses	16,193	—	47,287	(9,777)	53,703
Advertising and marketing	91,314	—	40,869	—	132,183
General and administrative	71,399	338	34,344	—	106,081
Long term incentive plan and stock compensation	6,603	—	475	—	7,078
Depreciation and amortization	12,757	—	5,150	—	17,907

Total costs and expenses	909,025	338	317,908	(37,841)	1,189,430

Operating income (loss)	406,190	(338)	489	18,262	424,603
Other income (expense):
Interest expense, including amounts due to affiliate, net of amounts capitalized	(2,849)	(2,282)	(2,163)	2,282	(5,012)
Interest income (expense), related party	4,395	—	(4,395)	—	—
Share of earnings of consolidated subsidiaries	—	241,759	—	(241,759)	—
Other income (expense), net	(10,575)	93	546	6,431	(3,505)

Income (loss) from continuing operations before income taxes	397,161	239,232	(5,523)	(214,784)	416,086
Income tax expense	(147,877)	(8,232)	(6,099)	(9,981)	(172,189)

Income (loss) from continuing operations	249,284	231,000	(11,622)	(224,765)	243,897
Loss from discontinued operations (including loss on sale of $12,114), net of income taxes	—	5,411	(12,897)	—	(7,486)

Net income (loss)	249,284	236,411	(24,519)	(224,765)	236,411
Net loss attributable to noncontrolling interests	—	3,273	525	(525)	3,273

Net income (loss) attributable to member	$249,284	$239,684	$(23,994)	$(225,290)	$239,684

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Comprehensive Income (Loss) Information—For the Year Ended December 31, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Net income (loss)	$249,284	$236,411	$(24,519)	$(224,765)	$236,411
Other comprehensive loss, net of taxes:
Foreign currency translation adjustments from continuing operations	—	(529)	(529)	529	(529)
Foreign currency translation adjustments from discontinued operations	—	(5,946)	(5,946)	5,946	(5,946)

Other comprehensive loss	—	(6,475)	(6,475)	6,475	(6,475)

Comprehensive income (loss)	249,284	229,936	(30,994)	(218,290)	229,936
Comprehensive loss attributable to noncontrolling interests	—	3,447	681	(681)	3,447

Comprehensive income (loss) attributable to member	$249,284	$233,383	$(30,313)	$(218,971)	$233,383

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Operations and Comprehensive Income (Loss) Information—For the Year Ended December 31, 2010

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Revenue:
Programming networks and other services	$1,234,712	$—	$176,667	$(31,030)	$1,380,349
Home video net sales	12,766	—	214,775	(2,553)	224,988

Total revenue	1,247,478	—	391,442	(33,583)	1,605,337
Costs and expenses:
Programming costs (including amortization)	665,271	—	—	(17,454)	647,817
Production and acquisition costs (including amortization)	18,760	—	159,194	—	177,954
Home video cost of sales	7,279	—	65,089	(2,553)	69,815
Operating expenses	16,077	—	59,293	(2,110)	73,260
Advertising and marketing	66,682	—	108,735	—	175,417
General and administrative	66,308	—	59,113	—	125,421
Phantom stock appreciation rights, long term incentive plan and stock compensation	40,900	—	(1,432)	—	39,468
Depreciation and amortization	14,007	—	6,461	—	20,468

Total costs and expenses	895,284	—	456,453	(22,117)	1,329,620

Operating income (loss)	352,194	—	(65,011)	(11,466)	275,717
Other income (expense):
Interest expense, including amounts due to affiliate, net of amounts capitalized	(1,202)	—	(19,730)	—	(20,932)
Share of earnings of consolidated subsidiaries	—	129,269	—	(129,269)	—
Other income (expense), net	1,310	—	(1,852)	—	(542)

Income (loss) from continuing operations before income taxes	352,302	129,269	(86,593)	(140,735)	254,243
Income tax benefit (expense)	(131,416)	31,399	(3,039)	4,292	(98,764)

Income (loss) from continuing operations	220,886	160,668	(89,632)	(136,443)	155,479
Income (loss) from discontinued operations, net of income taxes	—	(1,874)	5,322	(133)	3,315

Net income (loss)	220,886	158,794	(84,310)	(136,576)	158,794
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments from continuing operations	—	1,167	1,167	(1,167)	1,167
Foreign currency translation adjustments from discontinued operations	—	(1,172)	(1,172)	1,172	(1,172)

Comprehensive income (loss)	$220,886	$158,789	$(84,315)	$(136,571)	$158,789

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Operations and Comprehensive Income (Loss) Information—For the Year Ended December 31, 2009

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Revenue:
Programming networks and other services	$1,191,037	$—	$180,420	$(16,479)	$1,354,978
Home video net sales	1,791	—	166,150	(322)	167,619

Total revenue	1,192,828	—	346,570	(16,801)	1,522,597
Costs and expenses:
Programming costs (including amortization)	649,321	—	—	(7,844)	641,477
Production and acquisition costs (including amortization)	11,848	—	95,274	—	107,122
Home video cost of sales	1,724	—	61,894	(322)	63,296
Operating expenses	13,789	—	66,600	(426)	79,963
Advertising and marketing	65,242	—	164,093	—	229,335
General and administrative	67,033	—	54,759	—	121,792
Phantom stock appreciation rights, long term incentive plan and stock compensation	37,195	—	(2,053)	—	35,142
Depreciation and amortization	16,415	—	7,055	—	23,470

Total costs and expenses	862,567	—	447,622	(8,592)	1,301,597

Operating income (loss)	330,261	—	(101,052)	(8,209)	221,000
Other expense:
Interest expense, including amounts due to affiliate, net of amounts capitalized	(2,233)	—	(24,955)	—	(27,188)
Share of earnings of consolidated subsidiaries	—	70,449	—	(70,449)	—
Other expense, net	(594)	—	(4,125)	—	(4,719)

Income (loss) from continuing operations before income taxes	327,434	70,449	(130,132)	(78,658)	189,093
Income tax benefit (expense)	(122,560)	49,656	(1,180)	3,078	(71,006)

Income (loss) from continuing operations	204,874	120,105	(131,312)	(75,580)	118,087
Income (loss) from discontinued operations, net of income taxes	—	(765)	2,018	—	1,253

Net income (loss)	204,874	119,340	(129,294)	(75,580)	119,340
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments from continuing operations	—	4,566	4,566	(4,566)	4,566
Foreign currency translation adjustments from discontinued operations	—	(2,958)	(2,958)	2,958	(2,958)

Comprehensive income (loss)	$204,874	$120,948	$(127,686)	$(77,188)	$120,948

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Cash Flows' Information—For the Year Ended December 31, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Operating activities:
Net income (loss)	$249,284	$236,411	$(24,519)	$(224,765)	$236,411
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	—	—	7,486	—	7,486
Long term incentive plan and stock compensation	6,603	—	475	—	7,078
Payments of long term incentive plan	(7,696)	—	—	—	(7,696)
Amortization of program rights	632,317	—	—	(21,276)	611,041
Amortization of investment in films and television programs	20,145	—	105,957	—	126,102
Depreciation and amortization	12,757	—	5,150	—	17,907
Share of earnings of consolidated subsidiaries	—	(241,759)	—	241,759	—
Deferred income taxes	25,758	13,363	—	(2,098)	37,023
Other non-cash items	1,382	253	(299)	9,678	11,014
Changes in assets and liabilities:
Restricted cash	—	—	(4,896)	—	(4,896)
Trade accounts receivable	7,711	—	(25,055)	(6,034)	(23,378)
Program rights	(564,375)	—	—	10,034	(554,341)
Investment in films and television programs	(144,494)	—	(69,028)	(133)	(213,655)
Other current assets	583	—	3,151	—	3,734
Other assets	(4,812)	—	251	—	(4,561)
Trade accounts payable	882	—	110	—	992
Accrued liabilities	13,558	951	(3,067)	(8,832)	2,610
Due to / from affiliates	80,081	(7,639)	14,877	1,952	89,271
Deferred revenue	138	—	6,863	(285)	6,716
Other liabilities	133	—	(1,018)	—	(885)

Net cash provided by operating activities	329,955	1,580	16,438	—	347,973

Investing activities—purchases of property and equipment	$(7,554)	$—	$(169)	$—	$(7,723)

(Continued)

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Cash Flows' Information (Continued)—For the Year Ended December 31, 2011

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Financing activities:
Borrowings of debt	$—	$505,000	$—	$—	$505,000
Payments of debt	(3,907)	—	(55,263)	—	(59,170)
Debt issuance costs	—	(10,191)	—	—	(10,191)
Cash advance to / from affiliate	374,128	(374,128)	—	—	—
Borrowings under notes payable to affiliate	(103,236)	—	103,236	—	—
Repayments under notes payable to affiliate	72,359	—	(72,359)	—	—
Net advances to / from affiliate	(2,502)	—	2,502	—	—
Contribution from noncontrolling owner of subsidiary	—	3,000	—	—	3,000
Settlement of derivative instruments	—	—	(2,863)	—	(2,863)
Restricted cash	—	—	8,226	—	8,226

Net cash provided by (used in) financing activities	336,842	123,681	(16,521)	—	444,002

Effect of exchange rate changes on cash and cash equivalents	—	—	(17)	—	(17)

Discontinued operations:
Net cash used in operating activities	—	—	(2,283)	—	(2,283)
Net cash provided by financing activities	—	—	3,569	—	3,569
Effect of exchange rate changes on cash and cash equivalents held by discontinued operations	—	—	40	—	40
Cash held by discontinued operations upon sale	—	—	(3,144)	—	(3,144)
Change in available cash held by discontinued operations	—	—	1,818	—	1,818

Net cash provided by discontinued operations	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	659,243	125,261	(269)	—	784,235
Cash and cash equivalents:
Beginning of year	306,157	—	9,495	—	315,652

End of year	$965,400	$125,261	$9,226	$—	$1,099,887

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$683	$1,238	$758	$—	$2,679

Cash paid for income taxes	$41,782	$—	$3,011	$—	$44,793

Change in deferred tax assets due to sale of noncontrolling interest	$—	$141,135	$—	$—	$141,135

Push down of debt from parent	$494,826	$(494,826)	$—	$—	$—

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Cash Flows' Information—For the Year Ended December 31, 2010

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Operating activities:
Net income (loss)	$220,886	$158,794	$(84,310)	$(136,576)	$158,794
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	—	—	(3,315)	—	(3,315)
Phantom stock appreciation rights, long term incentive plan and stock compensation	40,900	—	(1,432)	—	39,468
Payments of phantom stock appreciation rights and long term incentive plan	(196,232)	—	—	—	(196,232)
Amortization of program rights	629,069	—	—	(17,454)	611,615
Amortization of investment in films and television programs	15,688	—	101,240	—	116,928
Depreciation and amortization	14,007	—	6,461	—	20,468
Noncash interest on debt due to affiliate	—	—	16,313	—	16,313
Share of earnings of consolidated subsidiaries	—	(129,269)	—	129,269	—
Deferred income taxes	59,513	(6,559)	—	—	52,954
Other non-cash items	57	—	7,043	(4,292)	2,808
Changes in assets and liabilities:
Trade accounts receivable	(15,503)	—	16,370	3,471	4,338
Program rights	(561,276)	—	—	28,710	(532,566)
Investment in films and television programs	(64,573)	—	(52,595)	133	(117,035)
Other current assets	3,077	—	5,556	—	8,633
Other assets	(375)	—	(3,086)	—	(3,461)
Trade accounts payable	(1,000)	—	1,183	—	183
Accrued liabilities	8,850	—	3,216	—	12,066
Due to / from affiliates	(48,258)	52,255	(5,551)	—	(1,554)
Deferred revenue	873	—	8,063	(3,261)	5,675
Other liabilities	(4,600)	—	(341)	—	(4,941)

Net cash provided by operating activities	101,103	75,221	14,815	—	191,139

Investing activities—purchases of property and equipment	$(6,720)	$—	$(379)	$—	$(7,099)

(Continued)

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Cash Flows' Information (Continued)—For the Year Ended December 31, 2010

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Financing activities:
Borrowings of debt	$—	$—	$129,343	$—	$129,343
Payments of debt	(3,700)	—	(198,335)	—	(202,035)
Net advances to / from affiliate	(35,812)	—	35,812	—	—
Contribution from affiliate	—	—	15,000	—	15,000
Contribution from noncontrolling owner of subsidiary	—	—	500	—	500
Distributions to affiliate	—	(75,221)	—	—	(75,221)
Settlement of derivative instruments	—	—	(6,301)	—	(6,301)
Restricted cash	—	—	10,300	—	10,300

Net cash used in financing activities	(39,512)	(75,221)	(13,681)	—	(128,414)

Effect of exchange rate changes on cash and cash equivalents	—	—	59	—	59

Discontinued operations:
Net cash provided by operating activities	—	—	753	—	753
Net cash used in investing activities	—	—	(1,836)	—	(1,836)
Net cash used in financing activities	—	—	(1,390)	—	(1,390)
Effect of exchange rate changes on cash and cash equivalents held by discontinued operations	—	—	85	—	85
Change in available cash held by discontinued operations	—	—	3,460	—	3,460

Net cash provided by discontinued operations	—	—	1,072	—	1,072

Net increase in cash and cash equivalents	54,871	—	1,886	—	56,757
Cash and cash equivalents:
Beginning of year	251,286	—	7,609	—	258,895

End of year	$306,157	$—	$9,495	$—	$315,652

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$1,202	$—	$2,574	$—	$3,776

Cash paid for income taxes	$118,636	$—	$2,070	$—	$120,706

Contribution of notes receivable from affiliate	$—	$—	$426,254	$—	$426,254

Distribution of notes receivable to affiliate	$—	$—	$489,134	$—	$489,134

(Distribution)/contribution of due from affiliate	$(39,885)	$—	$39,885	$—	$—

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Cash Flows' Information—For the Year Ended December 31, 2009

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Operating activities:
Net income (loss)	$204,874	$119,340	$(129,294)	$(75,580)	$119,340
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	—	—	(1,253)	—	(1,253)
Phantom stock appreciation rights and long term incentive plan	37,195	—	(2,053)	—	35,142
Payments of long term incentive plan	(2,565)	—	—	—	(2,565)
Amortization of program rights	615,345	—	—	(7,844)	607,501
Amortization of investment in films and television programs	10,981	—	64,340	—	75,321
Depreciation and amortization	16,415	—	7,055	—	23,470
Noncash interest on debt due to affiliate	—	—	13,498	—	13,498
Share of earnings of consolidated subsidiaries	—	(70,449)	—	70,449	—
Deferred income taxes	1,739	17,260	—	—	18,999
Other non-cash items	(1,186)	—	10,039	(3,078)	5,775
Changes in assets and liabilities:
Trade accounts receivable	(6,654)	—	37,098	1,608	32,052
Program rights	(568,813)	—	—	16,593	(552,220)
Investment in films and television programs	(78,953)	—	(61,839)	—	(140,792)
Other current assets	(4,138)	—	9,944	—	5,806
Other assets	(254)	—	1,781	—	1,527
Trade accounts payable	5,625	—	(8,402)	—	(2,777)
Accrued liabilities	5,048	—	(5,292)	—	(244)
Due to / from affiliates	5,733	(158)	(5,478)	—	97
Deferred revenue	2,921	—	(26,215)	(2,148)	(25,442)
Other liabilities	104	—	(1,263)	—	(1,159)

Net cash provided by (used in) operating activities	243,417	65,993	(97,334)	—	212,076

Investing activities—purchases of property and equipment	$(9,664)	$—	$(354)	$—	$(10,018)

(Continued)

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 14—Supplemental Guarantor Condensed Consolidating Financial Information (Continued)

Consolidating Statement of Cash Flows' Information (Continued)—For the Year Ended December 31, 2009

(in thousands)

	Starz Entertainment, LLC (Guarantor)	Starz, LLC Parent Only (Co-Issuer)	Starz Media and Other Businesses (Non-Guarantors)	Eliminations	Consolidated Starz, LLC
Financing activities:
Borrowings of debt	$—	$—	$115,800	$—	$115,800
Payments of debt	(3,502)	—	(126,814)	—	(130,316)
Borrowings under note payable due to affiliate	—	—	94,000	—	94,000
Payments of note payable due to affiliate	(66,536)	—	(5,637)	—	(72,173)
Net advances to / from affiliate	(9,776)	—	9,776	—	—
Distributions to affiliate	—	(65,993)	—	—	(65,993)
Settlement of derivative instruments	—	—	(6,920)	—	(6,920)
Restricted cash	—	—	(9,468)	—	(9,468)

Net cash provided by (used in) financing activities	(79,814)	(65,993)	70,737	—	(75,070)

Effect of exchange rate changes on cash and cash equivalents	—	—	243	—	243

Discontinued operations:
Net cash provided by operating activities	—	—	12,847	—	12,847
Net cash used in investing activities	—	—	(1,213)	—	(1,213)
Net cash provided by financing activities	—	—	6,664	—	6,664
Effect of exchange rate changes on cash and cash equivalents held by discontinued operations	—	—	92	—	92
Change in available cash held by discontinued operations	—	—	(4,723)	—	(4,723)

Net cash provided by discontinued operations	—	—	13,667	—	13,667

Net increase (decrease) in cash and cash equivalents	153,939	—	(13,041)	—	140,898
Cash and cash equivalents:
Beginning of year	97,347	—	20,650	—	117,997

End of year	$251,286	$—	$7,609	$—	$258,895

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$2,233	$—	$10,859	$—	$13,092

Cash paid for income taxes	$116,514	$—	$1,180	$—	$117,694

Starz, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

Note 15—Subsequent Events (Unaudited)

        During August 2012, LMC's Board of Directors authorized a plan to distribute to the stockholders of LMC shares of a wholly-owned subsidiary, Liberty Spinco, Inc. ("Liberty Spinco"), that will hold all of the businesses, assets and liabilities of LMC not associated with Starz, LLC (with the exception of the Starz, LLC Englewood, Colorado corporate office building) (the "Spin-Off"). The transaction will be effected as a pro-rata dividend of shares of Liberty Spinco to the stockholders of LMC. Liberty Spinco, which will become a separate public company, will be renamed Liberty Media Corporation. The businesses, assets and liabilities not included in Liberty Spinco will be part of a separate public company to be named Starz. In connection with the reorganization transaction, LMC currently contemplates that the Company will distribute approximately $1,800.0 million to LMC (inclusive of distributions in the aggregate of $600.0 million already paid as follows: $100.0 million on July 9, 2012, $250.0 million on August 17, 2012, $50.0 million on September 4, 2012 and $200.0 million on November 16, 2012), funded by a combination of cash on hand and borrowings under the senior secured revolving credit facility (under which $995.0 million was available to be drawn as of September 30, 2012). The total amount of the distribution will depend on the financial performance and net cash provided by operating activities generated by Starz, LLC prior to the reorganization transaction, as well as the undrawn amount under the senior secured revolving credit facility at that time. Additionally, in connection with the reorganization transaction, the Company will distribute its Englewood, Colorado corporate office building and related building improvements to LMC (and LMC will subsequently transfer such building and related improvements to a subsidiary of Liberty Spinco) and then lease back the use of such facilities from such Liberty Spinco subsidiary. Although the terms of such lease are still being negotiated, it is anticipated that the lease agreement will be completed prior to the Spin-Off. The estimated amount of the future capital lease is $50.0 million, which approximates the net book value of the building and building improvements at September 30, 2012. The Spin-Off is subject to various conditions, but is currently expected to occur in late 2012 or early 2013. Following the Spin-Off, Liberty Spinco and Starz will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other.

        On September 13, 2012, the Company and Starz Finance Corp. co-issued $500.0 million of 5% Senior Notes due September 15, 2019 (the "Senior Notes"). Starz Finance Corp. is a wholly-owned subsidiary of the Company and was formed for the sole purpose of co-issuing the Senior Notes. Starz Finance Corp. does not have and will not have any operations, assets or subsidiaries of its own. The Senior Notes pay interest semi-annually on September 15 and March 15 of each year. The Senior Notes are guaranteed jointly and severally by Starz Entertainment and Starz Finance Corp. The Company used the net proceeds and cash on hand to repay the $500.0 million term loan under the Senior Secured Credit Facilities.

Report of Independent Registered Public Accounting Firm

The Member
Starz, LLC:

        Under date of April 27, 2012, except as to note 13, which is as of October 23, 2012, we reported on the consolidated balance sheets of Starz, LLC and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, cash flows, and member's interest and noncontrolling interests for each of the years in the three-year period ended December 31, 2011, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Denver, Colorado
October 23, 2012

 Schedule II. Valuation and Qualifying Accounts

Starz, LLC and Subsidiaries

December 31, 2011

(in thousands)

Description	Balance at beginning of period	Charged to costs and expenses(1)	Charged to other accounts	Deductions(2)	Balance at end of period
Year ended December 31, 2011:
Reserves:
Allowance for doubtful accounts	$3,723	$426	$—	$(1,976)	$2,173
Allowance for sales returns	26,967	101,628	—	(92,433)	36,162

Total	$30,690	$102,054	$—	$(94,409)	$38,335

Year ended December 31, 2010:
Reserves:
Allowance for doubtful accounts	$5,094	$1,954	$—	$(3,325)	$3,723
Allowance for sales returns	29,134	75,126	—	(77,293)	26,967

Total	$34,228	$77,080	$—	$(80,618)	$30,690

Year ended December 31, 2009:
Reserves:
Allowance for doubtful accounts	$3,955	$1,542	$—	$(403)	$5,094
Allowance for sales returns	24,171	72,008	—	(67,045)	29,134

Total	$28,126	$73,550	$—	$(67,448)	$34,228

(1)
Charges for doubtful accounts are included in general and administrative expense and charges for sales returns are recorded against revenue.

(2)
Uncollectible accounts written off, foreign currency exchange rate and actual video returns.

$500,000,000

Starz, LLC
Starz Finance Corp.

Exchange Offer for

5.00% Senior Notes due 2019

PROSPECTUS

[                  ], 2012

Part II: Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

Starz, LLC

Delaware Law

        Section 108 of the Delaware Limited Liability Company Act provides that a limited liability company has the power to absolutely indemnify and hold harmless any member or manager from and against any claims.

Limited Liability Company Agreement

        Section 13 of the limited liability company agreement of Starz, LLC provides (with capitalized terms used but not defined herein having the meanings assigned to them in the limited liability company agreement) as follows: "The Company will indemnify the Manager and each Officer to the fullest extent permitted under the Act."

Starz Finance Corp.

Delaware Law

        Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Certificate of Incorporation

        Article X of the certificate of incorporation of Starz Finance Corp. limits director liability (with capitalized terms used but not defined herein having the meanings assigned to them in the certificate of incorporation) as follows:

    No director of the Corporation shall have any liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as amended from time to time. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

Bylaws

        Article VII of the bylaws of Starz Finance Corp. limits liability (with capitalized terms used but not defined herein having the meanings assigned to them in the bylaws) as follows:

        Section 1.    General.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended from time to time, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) judgments, penalties, fines and amounts paid in settlement actually and actually reasonably incurred by such person in connection with the proceeding. However, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of the Corporation. If a person is not wholly successful in defense of a proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in a proceeding, the Corporation shall indemnify such person against all expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

        Section 2.    Advances For Expenses.    The Corporation shall pay the reasonable expenses (including attorneys' fees) incurred by a director or officer of the Corporation in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon a receipt of an undertaking by the director or officer to repay all expenses (including attorneys' fees) advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise. Payment of such expenses incurred by other employees and agents of the Corporation may be made by the Board in its discretion upon such terms and conditions, if any, as it deems appropriate.

        Section 3.    Rights Not Exclusive.    The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided for by this Article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 4.    Claims.    Notwithstanding any other provision of this Article, if a claim for indemnification or advancement of expenses under this Article is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 5.    Other Indemnification.    In the event of any payment under this Article, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the recipient of the payment, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights. The Corporation shall not be liable to make any payment of amounts otherwise indemnifiable or subject to advancement hereunder if and to the extent that a person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. The Corporation's obligation to indemnify or advance expenses hereunder to a person who is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        Section 6.    Amendment Or Repeal.    Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Guarantor

Starz Entertainment, LLC

Colorado Law

        Section 7-80-104(k) of the Colorado Limited Liability Act states that each limited liability company may "[i]ndemnify a member or manager or former member or manager of the limited liability company as provided in section 7-80-407."

        Section 7-80-407 states that "[a] limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person's duties to the limited liability company."

Fifth Amended and Restated Operating Agreement

        Section 13 of the fifth amended and restated operating agreement of Starz Entertainment LLC provides (with capitalized terms used but not defined herein having the meanings assigned to them in the fifth amended and restated operating agreement) as follows: "The Company will indemnify the Manager and Officer to the fullest extent permitted under the Act."

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.    The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Description of Exhibit
3.1	Certificate of Formation of Starz, LLC dated August 10, 2006*
3.2	Limited Liability Company Agreement of Starz, LLC dated August 10, 2006*
3.3	Certificate of Incorporation of Starz Finance Corp. dated August 30, 2012*
3.4	Bylaws of Starz Finance Corp. dated August 30, 2012*
3.5
Articles of Restatement of the Articles of Organization Starz Entertainment, LLC (formerly known as Starz Entertainment Group LLC, formerly known as Starz Encore Group LLC, formerly known as Starz Encore Media Group LLC, formerly known as Starzencore Media Group LLC, formerly known as Encore Media Group LLC, formerly known as Encore Investments LLC), dated July 10, 1997, as amended October 22, 1997, as further amended December 13, 1999, as further amended December 17, 1999, as further amended February 4, 2000, as further amended October 18, 2004, as further amended August 22, 2006*
3.6	Fifth Amended and Restated Operating Agreement of Starz Entertainment, LLC dated September 25, 2007*
4.1	Indenture dated as of September 13, 2012 among Starz, LLC and Starz Finance Corp. as issuers, the guarantors named therein and U.S. Bank National Association, as trustee*
4.2
Registration Rights Agreement, dated as of September 13, 2012, by and among Starz, LLC and Starz Finance Corp. as issuers, Starz Entertainment, LLC as the Guarantor, and Suntrust Robinson Humphrey, Inc.*
5.1	Opinion of Sherman & Howard L.L.C. as to the validity of the securities being registered*
8.1	Opinion of Sherman & Howard L.L.C. with respect to federal tax matters**
10.1
Credit Agreement dated as of November 16, 2011 among Starz, LLC, as the borrower, the lenders from time to time party thereto, the Bank of Nova Scotia, as administrative agent, Suntrust Bank, as syndication agent, and the other parties thereto*
10.2
Form of Reorganization Agreement by and between Liberty Media Corporation and Liberty Spinco, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to Liberty Spinco, Inc.'s Registration Statement on Form 10 (File No. 001-35707) as filed on November 30, 2012 (the "Spinco Form 10"))
10.3	Form of Tax Sharing Agreement by and between Starz and Liberty Media Corporation (incorporated by reference to Exhibit 10.5 to the Spinco Form 10)
10.4	Form of Services Agreement by and between Starz and Liberty Media Corporation (incorporated by reference to Exhibit 10.7 to the Spinco Form 10)
10.5	Form of Facilities Agreement by and between Starz and Liberty Property Holdings, Inc. (incorporated by reference to Exhibit 10.9 to the Spinco Form 10)
10.6	Form of Aircraft Time Sharing Agreements with Starz (incorporated by reference to Exhibit 10.11 to the Spinco Form 10)
12.1	Computation of Ratio of Earnings to Fixed Charges**
21.1	Subsidiaries of the Registrant*
23.1	Consent of KPMG LLP**

Exhibit No.	Description of Exhibit
23.3	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney for each Registrant*
25.1	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank National Association, as Trustee*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Clients*
99.3	Form of Letter to Depository Trust Company Participants*

*
Previously filed.

**
Filed herewith.

        (b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or notes of the prospectus which forms a part of this registration statement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

            (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (7)   To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

        (8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 6, 2012.

Starz, LLC
By:	/s/ SCOTT MACDONALD
	Name:	Scott Macdonald
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature		Title	Date

* Chris Albrecht		Chief Executive Officer (Principal Executive Officer)	December 6, 2012
/s/ SCOTT MACDONALD Scott Macdonald		Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2012
* Gregory B. Maffei		President and Chief Executive Officer of Liberty Media Corporation, as the sole member-manager of Starz, LLC	December 6, 2012
*By:	/s/ SCOTT MACDONALD Scott Macdonald	Attorney-in-Fact	December 6, 2012

Signatures

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 6, 2012.

Starz Finance Corp.
By:	/s/ SCOTT MACDONALD
	Name:	Scott Macdonald
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature		Title	Date

* Chris Albrecht		Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2012
/s/ SCOTT MACDONALD Scott Macdonald		Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2012
* Mark D. Carleton		Director	December 6, 2012
* Gregory B. Maffei		Director	December 6, 2012
*By:	/s/ SCOTT MACDONALD Scott Macdonald	Attorney-in-Fact	December 6, 2012

Signatures

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 6, 2012.

Starz Entertainment, LLC
By:	/s/ SCOTT MACDONALD
	Name:	Scott Macdonald
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature		Title	Date

* Chris Albrecht		Chief Executive Officer and Member of Management Committee (Principal Executive Officer)	December 6, 2012
/s/ SCOTT MACDONALD Scott Macdonald		Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2012
* Mark D. Carleton		Member of Management Committee	December 6, 2012
* Gregory B. Maffei		Member of Management Committee	December 6, 2012
*By:	/s/ SCOTT MACDONALD Scott Macdonald	Attorney-in-Fact	December 6, 2012

Exhibit List

(a)
Exhibits.    The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Description of Exhibit
3.1	Certificate of Formation of Starz, LLC dated August 10, 2006*
3.2	Limited Liability Company Agreement of Starz, LLC dated August 10, 2006*
3.3	Certificate of Incorporation of Starz Finance Corp. dated August 30, 2012*
3.4	Bylaws of Starz Finance Corp. dated August 30, 2012*
3.5
Articles of Restatement of the Articles of Organization Starz Entertainment, LLC (formerly known as Starz Entertainment Group LLC, formerly known as Starz Encore Group LLC, formerly known as Starz Encore Media Group LLC, formerly known as Starzencore Media Group LLC, formerly known as Encore Media Group LLC, formerly known as Encore Investments LLC), dated July 10, 1997, as amended October 22, 1997, as further amended December 13, 1999, as further amended December 17, 1999, as further amended February 4, 2000, as further amended October 18, 2004, as further amended August 22, 2006*
3.6	Fifth Amended and Restated Operating Agreement of Starz Entertainment, LLC dated September 25, 2007*
4.1	Indenture dated as of September 13, 2012 among Starz, LLC and Starz Finance Corp. as issuers, the guarantors named therein and U.S. Bank National Association, as trustee*
4.2
Registration Rights Agreement, dated as of September 13, 2012, by and among Starz, LLC and Starz Finance Corp. as issuers, Starz Entertainment, LLC as the Guarantor, and Suntrust Robinson Humphrey, Inc.*
5.1	Opinion of Sherman & Howard L.L.C. as to the validity of the securities being registered*
8.1	Opinion of Sherman & Howard L.L.C. with respect to federal tax matters**
10.1
Credit Agreement dated as of November 16, 2011 among Starz, LLC, as the borrower, the lenders from time to time party thereto, the Bank of Nova Scotia, as administrative agent, Suntrust Bank, as syndication agent, and the other parties thereto*
10.2
Form of Reorganization Agreement by and between Liberty Media Corporation and Liberty Spinco, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to Liberty Spinco, Inc.'s Registration Statement on Form 10 (File No. 001-35707) as filed on November 30, 2012 (the "Spinco Form 10"))
10.3	Form of Tax Sharing Agreement by and between Starz and Liberty Media Corporation (incorporated by reference to Exhibit 10.5 to the Spinco Form 10)
10.4	Form of Services Agreement by and between Starz and Liberty Media Corporation (incorporated by reference to Exhibit 10.7 to the Spinco Form 10)
10.5	Form of Facilities Agreement by and between Starz and Liberty Property Holdings, Inc. (incorporated by reference to Exhibit 10.9 to the Spinco Form 10)
10.6	Form of Aircraft Time Sharing Agreements with Starz (incorporated by reference to Exhibit 10.11 to the Spinco Form 10)
12.1	Computation of Ratio of Earnings to Fixed Charges**
21.1	Subsidiaries of the Registrant*
23.1	Consent of KPMG LLP**

Exhibit No.	Description of Exhibit
23.3	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney for each Registrant*
25.1	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank National Association, as Trustee*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Clients*
99.3	Form of Letter to Depository Trust Company Participants*

*
Previously filed.

**
Filed herewith.

        (b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or notes of the prospectus which forms a part of this registration statement.